As filed with the Securities and Exchange Commission on July 6, 2007

Registration No 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALERIS INTERNATIONAL, INC.

And the Registrant Guarantors Listed in the Table Below

(Exact name of registrant as specified in its charter)

Delaware	3341	75-2008280
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122-7392

(216) 910-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher R. Clegg, Esq.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122-7392

(216) 910-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Christopher Ewan, Esq.

Daniel J. Bursky, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
9%/9 3/4% Senior Notes due 2014	$600,000,000	100%	$600,000,000	$18,420(1)
Guarantees of 9%/9 3/4% Senior Notes due 2014	$600,000,000	—	—	(2)
10% Senior Subordinated Notes due 2016	$400,000,000	100%	$400,000,000	$12,280(1)
Guarantees of 10% Senior Subordinated Notes due 2016	$400,000,000	—	—	(2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.
(2)	No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter (1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
ALCHEM ALUMINUM, INC.	Delaware	3341	75-2685207
ALCHEM ALUMINUM SHELBYVILLE INC.	Delaware	3341	75-2798122
ALERIS ALUMINUM EUROPE, INC. (F/K/A HOOGOVENS ALUMINIUM EUROPE INC. )	Delaware	9995	94-1710921
ALERIS ALUMINUM U. S. SALES, INC. (F/K/A CORUS ALUMINIUM CORP.)	Delaware	3350	22-1929536
ALERIS BLANKING AND RIM PRODUCTS, INC. (F/K/A INDIANA ALUMINUM INC.)	Indiana	3350	75-2857340
ALERIS, INC.	Delaware	9995	20-8046630
ALERIS OHIO MANAGEMENT, INC.	Delaware	9995	20-2520637
ALSCO HOLDINGS, INC.	Delaware	9995	30-0175535
ALSCO METALS CORPORATION	Delaware	3490	65-1177792
ALUMITECH, INC.	Delaware	3341	34-1769351
ALUMITECH OF CLEVELAND, INC.	Delaware	3341	34-1721568
ALUMITECH OF WABASH, INC.	Indiana	3341	35-1804425
ALUMITECH OF WEST VIRGINIA, INC.	Delaware	3341	43-1953237
AWT PROPERTIES, INC.	Ohio	3341	34-1725332
CA LEWISPORT, LLC	Delaware	9995	95-0816561
CI HOLDINGS, LLC	Delaware	9995	34-1569484
COMMONWEALTH ALUMINUM, LLC	Delaware	9995	61-1335039
COMMONWEALTH ALUMINUM CONCAST, INC.	Ohio	3350	34-0697844
COMMONWEALTH ALUMINUM LEWISPORT, LLC	Delaware	3350	61-1377736
COMMONWEALTH ALUMINUM METALS, LLC	Delaware	3350	61-1378491
COMMONWEALTH ALUMINUM SALES CORPORATION	Delaware	3350	95-1398512
COMMONWEALTH ALUMINUM TUBE ENTERPRISES, LLC	Delaware	9995	62-1817895
COMMONWEALTH FINANCING CORPORATION	Delaware	9995	31-1568294
COMMONWEALTH INDUSTRIES, INC.	Delaware	3350	13-3245741
ETS SCHAEFER CORPORATION	Ohio	3341	20-8597311
GULF REDUCTION CORPORATION	Delaware	3341	76-0264927
IMCO INDIANA PARTNERSHIP L.P.	Indiana	3341	35-1963840
IMCO INTERNATIONAL, INC.	Delaware	3341	75-2578362
IMCO INVESTMENT COMPANY	Delaware	3341	75-2345738
IMCO MANAGEMENT PARTNERSHIP L.P.	Texas	3341	75-2402738
IMCO RECYCLING OF CALIFORNIA, INC.	Delaware	3341	33-0590255
IMCO RECYCLING OF IDAHO INC.	Delaware	3341	06-1308990
IMCO RECYCLING OF ILLINOIS INC.	Illinois	3341	36-3107227
IMCO RECYCLING OF INDIANA INC.	Delaware	3341	75-2614357
IMCO RECYCLING OF MICHIGAN L.L.C.	Delaware	3341	75-2635772
IMCO RECYCLING OF OHIO INC.	Delaware	3341	75-2421405
IMCO RECYCLING OF UTAH INC.	Delaware	3341	87-0522330
IMCO RECYCLING SERVICES COMPANY	Delaware	3341	75-2920589
IMSAMET, INC.	Delaware	3341	86-0747929
INTERAMERICAN ZINC, INC.	Delaware	3341	75-2397569
METALCHEM, INC.	Pennsylvania	3341	25-1424086
MIDWEST ZINC CORPORATION	Delaware	3341	76-0375134
ROCK CREEK ALUMINUM, INC.	Ohio	3341	34-1453607
SILVER FOX HOLDING CORP.	Delaware	9995	20-1261188
U.S. ZINC CORPORATION	Delaware	3341	76-0264925
U.S. ZINC EXPORT CORPORATION	Texas	3341	76-0202744
WESTERN ZINC CORPORATION	California	3341	33-0202774

(1)	The address for each of the additional registrant guarantors is c/o Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated July 6, 2007

Aleris International, Inc.

Exchange Offer For

$600,000,000 9%/9 3/4% Senior Notes due 2014

$400,000,000 10% Senior Subordinated Notes due 2016

We are offering to exchange up to $600,000,000 of our new 9%/9 3/4% Senior Notes due 2014, which we refer to as the senior exchange notes, for up to $600,000,000 of our outstanding 9%/9 3/4% Senior Notes due 2014, which we refer to as the outstanding senior notes. We are also offering to exchange up to $400,000,000 of our new 10% Senior Subordinated Notes due 2016, which we refer to as the senior subordinated exchange notes, for up to $400,000,000 of our currently outstanding 10% Senior Subordinated Notes due 2016, which we refer to as the outstanding senior subordinated notes. We refer to the outstanding senior notes and the outstanding senior subordinated notes collectively as the outstanding notes, the senior exchange notes and the senior subordinated exchange notes collectively as the exchange notes, and the outstanding notes and the exchange notes collectively as the notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture as the outstanding notes.

There is no existing public market for the outstanding notes or the exchange notes offered hereby. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

The exchange offer will expire at 12:00 a.m., New York City time on                     , 2007, unless we extend it.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must acknowledge that they will deliver this prospectus in any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should consider carefully the “Risk Factors” beginning on page 17 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context indicates otherwise:

•	the terms “Aleris,” “we,” “our,” “us” and the “Company” refer to Aleris International, Inc. and its consolidated subsidiaries;

•

references to “Corus Aluminum” are to Corus Aluminium Rolled Products BV, Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corp., Corus Hylite BV and Hoogovens Aluminium Europe Inc. and certain of their subsidiaries, Corus LP, Corus Aluminum Inc. and a 61% shareholding in Corus Aluminium Extrusions Tianjin Company Limited, which collectively comprised the downstream aluminum business of Corus, and which are referred to as the “Fabricator Group” in the related historical condensed combined financial statements included elsewhere in this prospectus;

•	references to “Corus” are to Corus Group plc and its subsidiaries, from whom we purchased Corus Aluminum on August 1, 2006;

•	the term “Acquisition” means the merger of Merger Sub with and into Aleris through which we became a wholly owned subsidiary of Holdings;

•	references to “Holdings” are to Aurora Acquisition Holdings, Inc., a company formed by TPG for the purposes of acquiring us;

•	references to “Merger Sub” are to Aurora Acquisition Merger Sub, Inc., a company formed by TPG for the purposes of acquiring us;

•

references to the “Sponsor” are to the investment funds affiliated with TPG Advisors IV, Inc. and TPG Advisors V, Inc. that made the equity investment to fund a portion of the cash consideration paid as part of the merger;

•	references to “TPG” are to the Texas Pacific Group;

•

references to the “9% notes” are to the $125.0 million principal amount of 9% senior unsecured notes due 2014, for which we completed a cash tender offer and consent solicitation on August 1, 2006 and effected a legal defeasance on August 2, 2006 that resulted in the discharge of our obligations under the 9% notes and the indenture governing the 9% notes;

•

references to the “10 3/8% notes” are to the $210.0 million principal amount of 10 3/8% senior secured notes due 2010, for which we completed a cash tender offer and consent solicitation on August 1, 2006, effected a covenant defeasance on August 2, 2006 that terminated our obligations with respect to substantially all of the remaining restrictive covenants on the 10 3/8% notes and effected the satisfaction and discharge of the indenture governing the 10 3/8% notes on October 20, 2006, including the release of all liens on the collateral securing the 10 3/8% notes;

•

the term “old credit facilities” refers to (i) the $750.0 million senior secured asset-based revolving credit facility (the “old revolving credit facility”), (ii) the $650.0 million senior secured term loan facility (the “old term loan facility”) and (iii) the $505.0 million senior unsecured credit facility (the “old senior unsecured facility”), each as entered into on August 1, 2006 in conjunction with the acquisition of Corus Aluminum;

•

the term “Transactions” refers to (i) the Acquisition, (ii) the equity investments made as part of the merger funding, (iii) the offering of the outstanding senior notes and the outstanding senior subordinated notes, (iv) the execution of the $750.0 million amended and restated senior secured asset based revolving credit facility (the “revolving credit facility”), (v) the execution of the amended and restated senior secured term loan facility (the “term loan facility” and together with the revolving credit facility, the “2006 credit facilities”) and (vi) the payment of costs related to these transactions; and

•	the term “2005 Acquisitions” refers to the acquisition of (i) ALSCO Holdings, Inc. (“ALSCO”) on October 3, 2005 (a manufacturer and fabricator of aluminum sheet products for the building and construction industry), (ii) Alumitech, Inc. (“Alumitech”) on December 12, 2005 (an aluminum recycler and salt cake processor), (iii) Tomra Latasa Reciclagem (“Tomra Latasa”) on August 23, 2005 (a Brazilian aluminum recycler) and (iv) certain assets of Ormet Corporation (“Ormet”) on December 20, 2005 (including rolling mill assets, a recycling operation and an aluminum blanking operation).

The financial statements contained in this prospectus include the accounts of Aleris and all of its majority-owned subsidiaries. On December 19, 2006 we were acquired by affiliates of TPG. On December 9, 2004, we acquired Commonwealth Industries, Inc., (“Commonwealth”) when it merged with one of our wholly-owned subsidiaries, and changed our name from IMCO Recycling Inc. to Aleris International, Inc. This acquisition resulted in the inclusion of the financial condition and results of operations of Commonwealth with ours effective December 9, 2004.

In this prospectus, when we refer to 2004 shipment or financial information presented on a “pro forma” basis, we are giving pro forma effect to the acquisition of Commonwealth and the financing transactions related thereto as if they had occurred on January 1, 2004, and are including the results of operations of Commonwealth (excluding that of its Alflex subsidiary, which was sold in July 2004) with ours for all of 2004.

When we refer to 2006 shipment or financial information presented on a “pro forma” basis, we are giving pro forma effect to the Transactions and the acquisition of Corus Aluminum as if they had occurred on January 1, 2006 and are including the results of Corus Aluminum with ours for all of 2006.

Information in this prospectus concerning processing volumes, production capacity, rankings and other industry information, including our general expectations concerning the rolled aluminum products and aluminum and zinc recycling industries, are based on estimates prepared by us using certain assumptions and our knowledge of these industries as well as data from third party sources. This data includes, but is not limited to, data from The Aluminum Association and U.S. Geological Surveys. Such sources generally state that the information contained therein is believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements should be read in conjunction with the cautionary statements and other important factors included in this prospectus under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” which include descriptions of important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith, and we believe we have a reasonable basis to make these statements through our management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that our management’s expectations, beliefs or projections will result or be achieved.

The discussions of our financial condition and results of operations may include various forward-looking statements about future costs and prices of commodities, production volumes, market trends, demand for our products and services and projected results of operations. Statements contained in this prospectus that are not historical in nature are considered to be forward-looking statements. They include statements regarding our expectations, hopes, beliefs, estimates, intentions or strategies regarding the future. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “look forward to” and similar expressions are intended to identify forward-looking statements.

The forward-looking statements set forth in this prospectus regarding, among other things, achievement of anticipated cost savings and synergies, estimates of volumes, revenues, profitability and net income in future quarters, future prices and demand for our products, and estimated cash flows and sufficiency of cash flows to fund capital expenditures, reflect only our expectations regarding these matters. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	our success in (and the costs of) integrating acquired businesses into Aleris;

•	our ability to successfully implement our business strategy;

•	the cyclical nature of the metals industry, our end-use segments and our customers’ industries;

•	our ability to retain the services of certain members of our management;

•	our ability to continue to generate positive operating results;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	increases in the cost of raw material and energy;

•	our ability to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals;

•	the loss of order volumes from any of our largest customers;

•	our ability to retain customers, a substantial number of which do not have long-term contractual arrangements with us;

•	our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations;

•	our ability to fulfill our substantial capital investment requirements;

•	competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve;

•	risks of investing in and conducting operations in international countries, including political, social, economic, currency and regulatory factors;

•	current environmental liabilities and the cost of compliance with and liabilities under health and safety laws;

•	labor relations (i.e., disruptions, strikes or work stoppages) and labor costs;

•	any impairment of goodwill or asset values;

•	our substantial leverage and debt service obligations;

•	the possibility that we may incur additional indebtedness in the future;

•	limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the notes; and

•	our ability to repurchase the notes upon a change of control.

Additional risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found under “Risk Factors” contained in this prospectus.

These factors and other risk factors disclosed in this prospectus and elsewhere are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

The forward-looking statements contained in this prospectus are made only as of the date of this prospectus. Except to the extent required by law, we do not undertake, and specifically decline any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantor subsidiaries have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We file reports and other information with the SEC. The registration statement, such reports and other information can be read and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

You may also request copies of these documents, at no cost to you, by contacting us at the following address: Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, OH 44122-7392, Attn: General Counsel, (216) 910-3500. To obtain timely delivery, holders of original notes must request the information no later than five business days before                     , 2007, the date they must make their investment decision.

We have agreed that, even if we are not required under the Exchange Act to furnish reports to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us on Forms 10-Q, 10-K and 8-K if we were subject to Sections 13 or 15(d) of the Exchange Act. See “Description of Senior Exchange Notes” and “Description of Senior Subordinated Exchange Notes.”

v

SUMMARY

This summary provides a brief overview of certain information appearing elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before participating in the exchange offer. We encourage you to read the entire prospectus carefully, including the “Risk Factors” section, the historical and pro forma financial statements and notes to those financial statements before participating in the exchange offer.

Unless otherwise stated, references to “pro forma” results of operations and cash flow data give pro forma effect to the Transactions and the acquisition of Corus Aluminum on a combined basis as if they occurred on January 1, 2006.

The Company

Overview

We are a global leader in aluminum rolled and extruded products, aluminum recycling and specification alloy production. We are also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. We generate substantially all of our revenues from the manufacture and sale of these products. We operate 50 production facilities in North America, Europe, South America and Asia. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located and well positioned to service our customers, which include a number of the world’s largest companies in the aerospace, building and construction, containers and packaging, metal distribution and transportation industries. On a pro forma basis, we generated revenues of $6.0 billion in the year ended December 31, 2006, of which approximately 58% were derived from North America and the remaining 42% were derived from the rest of the world.

Since the end of 2004, we have increased revenues and profitability through a combination of internal growth and productivity initiatives for our existing operations and strategic acquisitions. We have grown significantly through the successful completion of five strategic acquisitions targeted at broadening product offerings and geographic presence, diversifying our end-use customer base and increasing our scale and scope. We focus on acquisitions that are accretive to earnings and from which we expect to be able to realize significant operational efficiencies within 12 to 24 months through the integration process. While we have already achieved substantial savings from our acquisition activity, we believe additional significant synergies remain to be realized, including synergies from our recent acquisition of Corus Aluminum completed on August 1, 2006.

We operate our business in the following global segments: global rolled and extruded products; global recycling; and global zinc.

Global Rolled and Extruded Products

We are a producer of rolled aluminum products with leading positions in technically sophisticated applications, including aerospace plate and sheet, brazing sheet and demanding automotive sheet end-uses as well as high-volume applications used in building and construction and general distribution. We produce aluminum sheet, plate and fabricated products using direct-chill and continuous-cast processes. We believe that many of our facilities are state-of-the-art and provide us with proprietary manufacturing processes and a competitive advantage in servicing high-margin, growing end-uses, such as aerospace and heat transfer applications. We compete successfully in these highly technical applications based on our industry-leading research and development capabilities, which have developed over 130 process and alloy patent families. We have 20 production facilities that provide rolled and extruded aluminum products to the major aluminum consuming regions worldwide.

Substantially all of our rolled aluminum products are produced in response to specific customer orders. Our more technically advanced products require the use of primary-based alloys for which we have secured long-term supply agreements for approximately 42% of our expected needs through 2010. Our continuous-cast and common alloy sheet production can utilize primary or scrap aluminum, which allows us to optimize input costs and maximize margins. In addition, to further mitigate the impact of metal prices on our profitability, aluminum costs are passed through to customers for approximately 81% of our rolled product sales, and we strive to manage the remaining key commodity risks through our hedging programs.

We are also a leading producer of soft and hard alloy extruded aluminum profiles targeted at end-uses such as the building and construction, electrical, mechanical engineering and transportation sectors. We have four separate product categories which reflect our customers’ needs, including industrial extrusions, building systems, hard alloys and rail and transport projects. We currently operate one of the largest extrusion presses in the world, which provides us with the capability to produce high-end, value-added products such as larger profiles in addition to the production of hard alloy extrusions for transportation applications. We operate five extrusion product facilities in Europe and China.

Pro forma for the year ended December 31, 2006, shipments of aluminum rolled and extruded products totaled 2.3 billion pounds, establishing us as the number four producer globally based on volume, which accounted for approximately $4.0 billion of revenues.

Global Recycling

We are a leading recycler of aluminum and manufacturer of specification alloys serving customers in North America, Europe and South America. Our global recycling operations primarily convert aluminum scrap, dross (a by-product of the melting process) and other alloying agents as needed and deliver the recycled metal and specification alloys in molten or ingot form to our customers. Our recycling operations typically service other aluminum producers and manufacturers, generally under tolling arrangements, where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee. Our specification alloy operations principally service customers in the automotive industry. For the year ended December 31, 2006, approximately 71% of the total pounds shipped by our recycling and specification alloy operations were under tolling arrangements. Tolling arrangements eliminate our metal commodity exposure and reduce our overall working capital requirements. As we only charge our customers a fee for processing the metal, revenues generated from shipments of tolled material are less than for shipments of owned material. Our global recycling network operates 24 strategically located production plants, with 17 in the United States, two in Brazil, three in Germany, and one in each of Mexico and the United Kingdom.

Pro forma for the year ended December 31, 2006, we shipped 2.9 billion pounds of recycled metal and specification alloys, which accounted for approximately $1.5 billion of our revenues.

Global Zinc

We process and recycle zinc metal for use in the manufacture of galvanized steel and produce value-added zinc products, primarily zinc oxide and zinc dust, which are used in the vulcanization of rubber products, the production of corrosion-resistant paint and in other specialty chemical applications. We operate six zinc facilities in the United States and are in the process of constructing a zinc recycling facility outside of Shanghai, China.

Pro forma for the year ended December 31, 2006, we shipped 384.1 million pounds of zinc products, which accounted for approximately $553.2 million of our revenues.

Our Sponsor

Texas Pacific Group (“TPG”), founded in 1992, is a global private investment firm with $30 billion under management with offices in San Francisco, New York, London and throughout Asia. TPG seeks to invest in world-class franchises across a range of industries, including significant industrial-related investments as well as retail businesses, technology, consumer products, airlines and healthcare. Significant investments include investments in leading industrial-related businesses (Texas Genco, Altivity Packaging, Kraton Polymers, British Vita), retailers (Neiman Marcus, J. Crew, Debenhams (UK), Petco), technology companies (Lenovo, SunGard Data Systems, MEMC Electronic Materials, ON Semiconductor, Seagate Technology), branded consumer franchises (Beringer, Burger King, Del Monte, Ducati Motorcycles, Metro-Goldwyn-Mayer), airlines (Continental, America West), and healthcare companies (IASIS, Oxford Health Plans, Quintiles Transnational).

The Acquisition of Aleris by TPG

On August 7, 2006, we entered into an Agreement and Plan of Merger with Merger Sub and its parent company, Holdings, pursuant to which each share of our common stock (other than shares held in treasury or owned by Holdings, Merger Sub or any direct or indirect subsidiary of us or Holdings, and other than shares held by stockholders who properly demanded appraisal rights) was converted into the right to receive $52.50 in cash, without interest and less any required withholding taxes. As a result of the merger, all of the issued and outstanding capital stock of Holdings is owned, directly or indirectly, by the Investors (as defined below). The merger was structured as a reverse subsidiary merger, under which Merger Sub was merged with and into us at the closing on December 19, 2006, and we are the surviving corporation. As the surviving corporation in the merger, we assumed by operation of law all of the rights and obligations of Merger Sub, including under the notes and related indentures. We refer to the merger of Merger Sub with and into Aleris through which we became a wholly owned subsidiary of Holdings as the “Acquisition.”

The amount of equity contributions made as part of the Acquisition funding was $848.8 million, consisting of amounts contributed by (i) investment funds associated with TPG (collectively, the “Sponsor Funds”) and (ii) certain of our executive officers and members of our senior management (the “Management Participants”). We refer to the Sponsor Funds and the Management Participants collectively as the “Investors.”

TPG financed the purchase of Aleris through application of the proceeds from the outstanding notes, initial borrowings under the 2006 credit facilities, the equity investments described above and our cash on hand. The closing of the Acquisition occurred simultaneously with the closing of the offering of the outstanding notes, the closing of the 2006 credit facilities and the equity investments described above.

As a result of the Acquisition, we are a wholly-owned subsidiary of Holdings and the Investors directly or indirectly own all of our equity interests. Holdings is an entity that was formed in connection with the Transactions and has no assets or liabilities other than the shares of Aleris.

We refer to these transactions, including the Acquisition and our payment of the costs related to these transactions, collectively as the “Transactions.” In connection with the Transactions, we incurred significant indebtedness and became highly leveraged. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Highlights of the Year Ended December 31, 2006” and “—Liquidity and Capital Resources—December 2006 Refinancing” and Note B and Note K of our audited consolidated financial statements included elsewhere in this prospectus for a description of the Acquisition, the 2006 credit facilities and the outstanding notes.

The Acquisition of Corus Aluminum by Aleris

On August 1, 2006, we consummated the acquisition of Corus Aluminum, which included Corus’s aluminum rolling and extrusion businesses but not Corus’s primary aluminum smelters. Aggregate net cash consideration for the acquisition was €695.5 million (approximately $885.7 million), subject to adjustment based on the finalization of the working capital delivered and net debt assumed. We currently estimate that the purchase price adjustment will be approximately $65.0 million (approximately €49.0 million) and have included this amount in our determination of the purchase price allocation and as a current accrued liability in our audited consolidated balance sheet included elsewhere in this prospectus. Corus Aluminum generated revenues of $1,850.0 million in 2005.

The acquisition of Corus Aluminum expanded our product offering, increased our participation in high-growth industry segments and strengthened our technology platform. Corus Aluminum’s aircraft plate and sheet and heat exchanger materials introduced new, higher-margin products to our product mix while Corus Aluminum’s automotive body sheet and brazing sheet product offering complemented our existing rolled products capabilities. Additionally, we gained the capability to produce high-quality specialized hard alloy extruded products used in the automotive and aerospace sectors, as well as soft alloy extrusions. While the acquisition of Corus Aluminum strengthened our cross-selling opportunities within our existing automotive, building and construction and packaging end-use applications, it also diversified our business into the heavy transportation, aerospace and engineering industries, which are sectors that have demonstrated strong growth characteristics. The acquisition of Corus Aluminum also increased our participation in important international industry segments. For example, we expanded our presence in existing European sectors, such as the German automotive sector, and gained access to the high-growth economy of China.

Recent Developments

On July 3, 2007, we entered into a definitive purchase agreement to (a) acquire all of the issued and outstanding limited or unlimited company interests, shares or other equity interests of Wabash Alloys, L.L.C., Connell Industries Canada Company and Aluminum Recycling Services, S. de R.L. de C.V., (b) acquire all of the assets, properties, rights, privileges, franchises, operations, goodwill and business of Wabash Alloys, S. de R.L. de C.V. (which we refer to as “Wabash Mexico” and, together with the aforementioned entities, “Wabash Alloys”), and (c) assume substantially all of the liabilities and obligations of Wabash Mexico), for approximately $194 million, subject to certain post-closing adjustments. Wabash Alloys produces aluminum casting alloys and molten metal at its seven facilities in the United States, Canada and Mexico, with 2006 revenues of over $900 million. We refer to this transaction as the “Wabash Alloys Acquisition.” We currently intend to finance the Wabash Alloys Acquisition from a combination of either cash flows from operations, additional drawdowns of our revolving credit facility or additional debt, which may include term loan credit facilities and bonds.

Corporate Structure

A simplified overview of our corporate structure is shown in the diagram below. See “The Transactions,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Capitalization.”

(1)	Our revolving credit facility provides up to $750.0 million of senior secured financing, subject to borrowing base limitations. We and certain of our domestic and Canadian subsidiaries, as well as Aleris Switzerland GmbH (referred to in the diagram above as Swiss HoldCo), are borrowers under the revolving credit facility. See “Description of Other Indebtedness.”

(2)	Our term loan facility provides senior secured financing, and permits $825.0 million in borrowings by us and €303.0 million in borrowings by Aleris Deutschland Holding GmbH (referred to in the diagram above as German HoldCo). See “Description of Other Indebtedness.”

(3)	All borrowings by foreign subsidiaries under our revolving credit facility and our term loan facility are guaranteed on a senior secured basis by us and substantially all of our wholly-owned domestic subsidiaries and certain of our other foreign subsidiaries. All borrowings by us and each domestic subsidiary borrower under our revolving credit facility and our term loan facility are guaranteed on a senior secured basis by substantially all of our wholly-owned domestic subsidiaries. Aleris International, Inc. also guarantees the borrowings of each domestic subsidiary borrower under our revolving credit facility. The 2006 credit facilities are secured, subject to certain exceptions, by substantially all of our assets and the assets of our guarantors located in the United States, Canada and Europe and the equity of certain of our foreign and domestic direct and indirect subsidiaries. See “Description of Other Indebtedness.”

(4)	The outstanding senior notes are guaranteed on a senior unsecured basis by each of our restricted subsidiaries that is a wholly-owned domestic subsidiary and that guarantees our obligations under our 2006 credit facilities.

(5)	The outstanding senior subordinated notes are guaranteed on a senior subordinated unsecured basis by each of our restricted subsidiaries that is a wholly-owned domestic subsidiary and that guarantees our obligations under our 2006 credit facilities.

Corporate Information

Aleris is incorporated in the state of Delaware. Our principal executive offices are located at 25825 Science Park Drive, Suite 400, Beachwood, Ohio. Our telephone number is (216) 910-3400.

The Exchange Offer

On December 19, 2006, we completed a private offering of our outstanding senior notes and our outstanding senior subordinated notes, which we refer to collectively as the “outstanding notes.” We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to file the registration statement of which this prospectus forms a part and to complete an exchange offer for the outstanding senior notes and the outstanding senior subordinated notes. The following is a summary of the exchange offer.

Outstanding Notes	On December 19, 2006, we issued:

•	$600.0 million aggregate principal amount of our 9%/9 3/4% senior notes due 2014; and

•	$400.0 million aggregate principal amount of our 10% senior subordinated notes due 2016.

Exchange Notes

•   $600.0 million aggregate principal amount of 9%/9 3/4% senior notes due 2014, which we refer to as the “senior exchange notes.” We refer to the senior exchange notes and the outstanding senior notes collectively as the “senior notes.”

•

$400.0 million aggregate principal amount of 10% senior subordinated notes due 2016, which we refer to as the “senior subordinated exchange notes.” We refer to the senior subordinated exchange notes and the outstanding senior subordinated notes collectively as the “senior subordinated notes.”

•

We refer to the outstanding senior notes and the outstanding senior subordinated notes collectively as the “outstanding notes.” We refer to the senior exchange notes and the senior subordinated exchange notes collectively as the “exchange notes,” and the outstanding notes and the exchange notes collectively as the “notes.”

•

The terms of each series of exchange notes are substantially identical to those terms of the applicable series of outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes.

Exchange Offer

We are offering exchange notes in exchange for a like principal amount of our outstanding notes. You may tender your outstanding notes for exchange notes by following the procedures described under the heading “The Exchange Offer.”

Tenders; Expiration Date; Withdrawal

The exchange offer will expire at 12:00 a.m., New York City time, on                     , 2007, unless we extend it. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of this exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal period.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions, other than that:

•	the exchange offer does not violate any applicable law or any interpretations of the staff of the SEC;

•

there is no action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer or there is a material adverse development in any existing action or proceeding with respect to us; and

•	we obtain the governmental approvals we deem necessary to obtain for the consummation of the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

Procedures for Tendering Outstanding Notes

To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by book-entry delivery following the procedures described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

U.S. Federal Income Tax Considerations

Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” for a summary of U.S. federal tax consequences associated with the exchange of outstanding notes for the exchange notes and the ownership and disposition of those exchange notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent

LaSalle Bank National Association, the trustee under the indentures governing the notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—The Exchange Agent.”

Consequences of Failure to Exchange Your Outstanding Notes

Outstanding notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not currently intend to register the outstanding notes under the Securities Act. If your outstanding notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.

Resales of the Exchange Notes

Based on interpretations of the staff of the SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

•	you are not a broker-dealer tendering notes acquired directly from us;

•	you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of our company, as that term is defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. A more detailed description of the terms and conditions of the exchange notes is set forth in “Description of Senior Exchange Notes” and “Description of Senior Subordinated Exchange Notes.”

Issuer	Aleris International, Inc.

Securities Offered

Senior Exchange Notes	$600,000,000 aggregate principal amount of 9%/9 3/4% senior notes due 2014.

Senior Subordinated Exchange Notes	$400,000,000 aggregate principal amount of 10% senior subordinated notes due 2016.

Maturity	The senior exchange notes will mature on December 15, 2014.

The senior subordinated exchange notes will mature on December 15, 2016.

Interest Payment Dates	Interest on the senior exchange notes will be payable on June 15 and December 15 of each year, commencing June 15, 2007.

Interest on the senior subordinated exchange notes will be payable on June 15 and December 15 of each year, commencing on June 15, 2007.

Form of Interest Payment

Senior Exchange Notes

We will pay interest on the senior exchange notes for the initial interest period in cash. For any interest period thereafter through December 15, 2010, we may elect to pay interest on the senior exchange notes, at our option:

•	entirely in cash (“cash interest”);

•	entirely by increasing the principal amount of the senior notes (“PIK interest”); or

•	50% cash interest and 50% PIK interest.

Cash interest will accrue at a rate of 9% per annum, and PIK interest will accrue at a rate of 9 3/4% per annum. If we elect to pay PIK interest, we will increase the principal amount of the senior exchange notes in an amount equal to the amount of PIK interest for the applicable interest period (rounded up to the nearest $1,000 in the case of global notes and to the nearest whole dollar in the case of senior notes in certificated form) to holders of senior exchange notes on the relevant record date. The senior exchange notes will bear interest on the increased principal amount thereof from and after the applicable interest payment date on which a payment of PIK interest is made. We must elect the form of interest payment with respect to each interest period prior to the beginning of the applicable interest period. In the absence of such an election or proper notification of such election to the trustee, interest will be payable entirely in cash. After December 15, 2010, we must pay all interest on the senior notes entirely in cash.

Senior Subordinated Exchange	In cash.

Ranking	The senior exchange notes will be our unsecured senior obligations and will:

•

rank senior in right of payment to our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior exchange notes, including the senior subordinated notes;

•

rank equally in right of payment to all of our existing and future debt and other obligations (including under our 2006 credit facilities) that are not, by their terms, expressly subordinated in right of payment to the senior exchange notes; and

•

be effectively subordinated in right of payment to all of our existing and future secured debt (including under our 2006 credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all existing and future debt and other obligations, including trade payables, of each of our subsidiaries that is not a guarantor of the senior exchange notes.

Similarly, the senior exchange note guarantees will be unsecured senior obligations of the guarantors and will:

•

rank senior in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to such guarantor’s senior exchange note guarantee, including such guarantor’s guarantee of the senior subordinated exchange notes;

•

rank equally in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to such guarantor’s senior exchange note guarantee, including such guarantor’s guarantee of our 2006 credit facilities; and

•

be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our 2006 credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all existing and future debt and other obligations, including trade payables, of each of such guarantor’s subsidiaries that do not guarantee the senior exchange notes.

The senior subordinated exchange notes will be our unsecured senior subordinated obligations and will:

•	be subordinated in right of payment to our existing and future senior debt, including the senior exchange notes and our 2006 credit facilities;

•	rank equally in right of payment to all of our existing and future senior subordinated debt;

•

be structurally subordinated to all existing and future debt and other obligations, including trade payables, of each of our subsidiaries that is not a guarantor of the senior subordinated exchange notes; and

•

rank senior in right of payment to all of our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior subordinated exchange notes.

Similarly, the senior subordinated exchange note guarantees are the unsecured senior subordinated obligations of the guarantors and:

•

are subordinated in right of payment to all of the applicable guarantor’s existing and future senior debt, including such guarantor’s guarantee of the senior exchange notes and our 2006 credit facilities;

•	rank equally in right of payment to all of the applicable guarantor’s existing and future senior subordinated debt;

•

are structurally subordinated to all of the applicable guarantor’s existing and future debt and other obligations, including trade payables, of each of such guarantor’s subsidiaries that do not guarantee the senior subordinated exchange notes; and

•

rank senior in right of payment to all existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to such guarantor’s senior subordinated exchange note guarantee.

As of March 31, 2007, we had $1,623.7 million of secured senior debt, including approximately $23.3 million in respect of letters of credit, and excluding up to an additional $388.7 million of unused commitments, net of outstanding letters of credit, that we were able to borrow under our 2006 credit facilities to which the exchange notes would be effectively subordinated, as well as an additional $600.0 million of unsecured senior debt to which the senior subordinated exchange notes would be subordinated.

Guarantees	All of our restricted subsidiaries that are domestic subsidiaries and that guarantee our obligations under the 2006 credit facilities unconditionally guarantee the exchange notes.

Mandatory Redemption

A portion of the senior notes is subject to mandatory redemption in the circumstances described, and at the redemption prices referred to, under “Description of Senior Exchange Notes—Mandatory Redemption; Offer to Purchase, Open Market Purchases.”

Optional Redemption

Prior to December 15, 2010, we may redeem some or all of the senior exchange notes at a price equal to 100% of the principal amount thereof, plus the applicable premium set forth under “Description of Senior Exchange Notes—Optional Redemption.” Beginning on December 15, 2010, we may redeem some or all of the senior exchange notes at the redemption prices listed under “Description of Senior Exchange Notes—Optional Redemption” plus accrued and unpaid interest to the redemption date.

Prior to December 15, 2011, we may redeem some or all of the senior subordinated exchange notes at a price equal to 100% of the principal amount thereof, plus the applicable premium set forth under “Description of Senior Subordinated Exchange Notes—Optional Redemption.” Beginning on December 15, 2011, we may redeem some or all of the senior subordinated exchange notes at the redemption prices listed under “Description of Senior Subordinated Exchange Notes—Optional Redemption” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Certain Equity Offerings

At any time (which may be more than once) until December 15, 2009, we can choose to redeem up to 35% of the original aggregate principal amount of the exchange notes of either series (plus the aggregate principal amount of any additional notes of such series issued after the issue date) with money that we raise in certain equity offerings, so long as:

•	we pay 109% of the face amount of the senior exchange notes or 110% of the face amount of the senior subordinated exchange notes, as applicable, plus accrued and unpaid interest;

•	we redeem the exchange notes within 180 days of completing such equity offering; and

•

at least 50% of the aggregate principal amount of the applicable series of exchange notes originally issued (plus the aggregate principal amount of any additional notes of such series issued after the issue date) remains outstanding afterwards.

Change of Control Offer	If we experience a change in control, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued and unpaid interest.

Asset Sale Offer

If we or our restricted subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a specified period of time, permanently reduce senior debt, permanently reduce senior subordinated debt, including the senior subordinated exchange notes (in the case of senior subordinated exchange notes), permanently reduce debt of a restricted subsidiary that is not a subsidiary guarantor or make an offer to purchase a principal amount of the exchange notes equal to the net cash proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

Certain Covenants

The indentures governing the senior exchange notes and the senior subordinated exchange notes contain covenants limiting our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

•	issue preferred stock of restricted subsidiaries;

•	make certain investments;

•	create liens on our or our subsidiary guarantors’ assets to secure debt;

•	in the case of the senior exchange notes only, enter into sale and leaseback transactions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	sell assets, including capital stock of our subsidiaries.

These covenants are subject to a number of important limitations and exceptions.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of some of the factors you should carefully consider before participating in the exchange offer.

Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial and Other Data

The following summary historical consolidated financial and other data for each of the years in the two-year period ended December 31, 2005, for the period from January 1, 2006 to December 19, 2006, and for the period from December 20, 2006 to December 31, 2006, and as of December 31, 2005 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2004 have been derived from our audited consolidated financial statements not included in this prospectus. The summary historical consolidated financial and other data for the three months ended March 31, 2007 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of these data. The acquisition of Corus Aluminum, the 2005 Acquisitions and our acquisition of Commonwealth in 2004 have all affected the comparability of our financial data between periods. The audited consolidated financial statements for each of the periods in the three-year period ended December 31, 2006 have been audited by Ernst & Young LLP, an independent registered public accounting firm.

The following table also sets forth summary unaudited pro forma condensed combined financial and other data for the year ended December 31, 2006. The summary unaudited pro forma consolidated results of operations give pro forma effect to the Transactions and the acquisition of Corus Aluminum on a combined basis as if they had occurred on January 1, 2006. Corus Aluminum’s historical combined financial statements from which the summary pro forma condensed combined financial and other data are in part derived were prepared in accordance with International Financial Reporting Standards as adopted by the European Union, or IFRS, which differ in certain material respects from U.S. generally accepted accounting principles (“U.S. GAAP”). See “Unaudited Pro Forma Condensed Combined Financial Information” for a more detailed description of the assumptions made in preparing the following pro forma condensed combined financial data. In accordance with SEC rules, the summary unaudited pro forma condensed combined financial information presented below does not give effect to the Wabash Alloys Acquisition for which we entered into a definitive purchase agreement on July 3, 2007, as the Wabash Alloys Acquisition is below the significance threshold contained in applicable SEC rules. See “—Recent Developments.”

The financial data set forth in this table are not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited and unaudited consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus as well as the audited and unaudited combined financial statements and accompanying notes thereto of Corus Aluminum included elsewhere in this prospectus. All numbers are in millions, except ratios.

										Pro Forma
	For the three months ended March 31,			For the period from December 20, 2006 to December 31, 2006	For the period from January 1, 2006 to December 19, 2006		For the year ended December 31,			For the year ended December 31, 2006
	2007	2006					2005		2004
	(Successor)	(Predecessor)		(Successor)			(Predecessor)			(unaudited)
	(unaudited)
Statement of Operations Data:
Revenues	$1,599.1	$847.6		$111.8	$4,637.0		$2,429.0		$1,226.6	$6,027.7
Operating income	3.3	59.5		2.4	234.9		118.7		12.7	263.6
Net (loss) income	$(53.1)	$28.2		$(3.4)	$73.7		$74.3		$(23.8)	9.3

Balance Sheet Data (at end of period):
Cash and cash equivalents	$85.9	$8.2		$126.1			$6.8		$17.8
Total assets	4,821.6	1,611.8		4,808.4			1,554.1		1,081.1
Total debt	2,600.4	628.2		2,588.0			651.8		412.4
Total stockholder’s equity	801.4	420.1		845.4			393.8		282.7

Other Financial Data:
Net cash provided by (used in):
Operating activities	$2.8	$35.4		$(147.1)	$338.0		$102.3		$2.1
Investing activities	(52.0)	(11.0)		(1,736.1)	(902.5)		(373.9)		(38.9)
Financing activities	7.8	(23.2)		1,880.5	699.9		261.3		38.7
Depreciation and amortization	40.1	15.7		5.4	103.7		55.0		30.6	$183.8
Capital expenditures	44.7	11.0		10.7	113.2		62.1		44.8	161.0
Ratio of earnings to fixed charges (a)	—	4.0	x	—	2.3	x	2.6	x	—	1.0	x

(a)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income (loss) before income tax expense (benefit) and minority interest, plus cash dividends received from equity interests less the equity income recorded. Fixed charges consist of interest expense, including amortization of debt issuance costs and capitalized interest and the interest portion of rental expense. For the three months ended March 31, 2007, the period from December 20, 2006 to December 31, 2006 and for the year ended December 31, 2004, earnings were insufficient to cover fixed charges by approximately $54.8 million, $4.1 million and $16.3 million, respectively.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before making an investment decision. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment in the notes.

Risks Related to Our Business

The operations of Aleris, Corus Aluminum and the 2005 Acquisitions may not be integrated successfully.

The integration of the operations of Corus Aluminum involves consolidating products, operations and administrative functions of two companies that previously operated separately. Achieving the anticipated benefits of the combination of Aleris and Corus Aluminum will depend in part upon our ability to integrate the two businesses in an efficient and effective manner. The integration of two businesses that have previously operated separately faces significant challenges, and we may be unable to accomplish the integration successfully. In addition, we will need to continue integrating the 2005 Acquisitions.

In particular, the need to coordinate geographically dispersed organizations and address possible differences in corporate cultures and management philosophies may increase the difficulties of the integration of Corus Aluminum. Additionally, we may incur substantial expense in our efforts to integrate the information technology systems of Aleris, Corus Aluminum and the 2005 Acquisitions, and these efforts may not prove successful. The integration of Aleris, Corus Aluminum and the 2005 Acquisitions may take longer than planned and may be subject to unanticipated difficulties and expenses. The integration of these acquisitions will require the dedication of significant management resources and may temporarily distract management’s attention from the day-to-day businesses of our Company. Employee uncertainty and lack of focus during the integration process may also disrupt our businesses. We may lose key personnel from the acquired organizations and employees in the acquired organizations may be resistant to change and may not adapt well to our corporate structure. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses and the loss of key personnel.

Any inability of management to successfully integrate the operations of Corus Aluminum and the 2005 Acquisitions with Aleris could result in our not achieving the projected efficiencies, cost savings and synergies of these transactions and could adversely affect our businesses and financial condition.

We continue to consider strategic alternatives on an ongoing basis, including having discussions concerning potential acquisitions, which may be material.

If we fail to implement our business strategy, our financial condition and results of operations could be adversely affected.

Our future financial performance and success depend in large part on our ability to successfully implement our business strategy. We cannot assure you that we will be able to successfully implement our business strategy or be able to continue improving our operating results. In particular, we cannot assure you that we will be able to achieve all of the operating synergies targeted through focused integration of acquisitions, focused productivity improvements and capacity optimization, further enhancements of our business and product mix, expansion in selected international regions, opportunistic pursuit of strategic acquisitions and management of key commodity exposures.

Furthermore, we cannot assure you that we will be successful in our growth efforts or that we will be able to effectively manage expanded or acquired operations. Our ability to achieve our expansion and acquisition objectives and to effectively manage our growth depends on a number of factors, including:

•	our ability to introduce new products and end-use applications;

•	our ability to identify appropriate acquisition targets and to negotiate acceptable terms for their acquisition;

•	our ability to integrate new businesses into our operations; and

•	the availability of capital on acceptable terms.

Implementation of our business strategy could be affected by a number of factors beyond our control, such as increased competition, legal and regulatory developments, general economic conditions or the increase of operating costs. Any failure to successfully implement our business strategy could adversely affect our financial condition and results of operations. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

The cyclical nature of the metals industry, our end-use segments and our customers’ industries could limit our operating flexibility, which could negatively impact our financial condition and results of operations.

The metals industry in general is cyclical in nature. It tends to reflect and be amplified by changes in general and local economic conditions. These conditions include the level of economic growth, financing availability, the availability of affordable energy sources, employment levels, interest rates, consumer confidence and housing demand. Historically, in periods of recession or periods of minimal economic growth, metals companies have often tended to underperform other sectors. We are particularly sensitive to trends in the transportation and construction industries, which are both seasonal and highly cyclical in nature, and dependent on general economic conditions. For example, during recessions or periods of low growth, the transportation and construction industries typically experience major cutbacks in production, resulting in decreased demand for aluminum and zinc. This leads to significant fluctuations in demand and pricing for our products and services. Because we generally have high fixed costs, our profitability is significantly affected by decreased processing volume. Accordingly, reduced demand and pricing pressures may significantly reduce our profitability and adversely affect our financial condition and results of operations. Economic downturns in regional and global economies or a prolonged recession in our principal industry segments have had a negative impact on our operations in the past, and could have a negative impact on our future financial condition or results of operations. In addition, in recent years global economic and commodity trends have been increasingly correlated. Although we continue to seek to diversify our business on a geographic and industry end-use basis, we cannot assure you that diversification will significantly mitigate the effect of cyclical downturns.

Changes in the market price of aluminum and zinc impact the selling prices of our products. Market prices of aluminum and zinc are dependent upon supply and demand and a variety of factors over which we have minimal or no control, including:

•	regional and global economic conditions;

•	availability and relative pricing of metal substitutes;

•	labor costs;

•	energy prices;

•	environmental and conservation regulations;

•	seasonal factors and weather; and

•	import and export restrictions.

The loss of certain members of our management may have an adverse effect on our operating results.

Our success will depend, in part, on the efforts of our senior management and other key employees. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our financial condition and results of operations may be negatively affected. Moreover, the market for qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

We had substantial historical net losses prior to 2005 and had a net loss in the first quarter of 2007, and any continuation of net losses in the future may reduce our ability to raise needed capital.

We reported net losses for the years ended December 31, 2002, 2003 and 2004, as well as for the first quarter of 2007. Our ability to continue operations may become increasingly constrained if we incur net losses in the future.

If we sustain net losses in future periods, our ability to raise needed financing, or to do so on favorable terms, may be limited if losses are taken into account by the organizations that issue investment ratings on our indebtedness. Our debt ratings would continue to remain below the “investment grade” category, which results in higher borrowing costs as well as a reduced pool of potential purchasers of our debt as some investors would not purchase debt securities that are not rated in an investment grade rating category. Also, any rating assigned may not remain in effect for any given period of time and could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A lowering or withdrawal of a rating could further increase our borrowing costs. See “Risks Related to the Exchange Notes and Our Indebtedness—Our substantial leverage and debt service obligations could adversely affect our financial condition and restrict our operating flexibility” below.

Our internal controls for financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur.

Each quarter, our chief executive officer and chief financial officer evaluate our internal controls for financial reporting and our disclosure controls and procedures, which includes a review of the objectives, design, implementation and effect of the controls relating to the information generated for use in our periodic reports. In the course of our controls evaluation, we seek to identify data errors, control problems and to confirm that appropriate corrective action, including process improvements, are being undertaken. The overall goals of these various evaluation activities are to monitor our internal controls for financial reporting and our disclosure controls and procedures and to make modifications as necessary. Our intent in this regard is that our internal controls for financial reporting and our disclosure controls and procedures will be maintained as dynamic systems that change (including with improvements and corrections) as conditions warrant. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be satisfied. These inherent limitations include the possibility that judgments in our decision-making could be faulty, and that isolated breakdowns could occur because of simple human error or mistake. We cannot provide absolute assurance that all possible control issues within our company have been detected. The design of our system of controls is based in part upon certain assumptions about the likelihood of events, and there can be no assurance that any design will succeed absolutely in achieving our stated goals. Because of the inherent limitations in any control system, misstatements could occur and not be detected.

We may encounter increases in the cost of raw materials and energy, which could cause our cost of goods sold to increase thereby reducing operating results and limiting our operating flexibility.

We require substantial amounts of raw materials and energy in our business, consisting principally of primary-based aluminum, aluminum and zinc scrap, zinc metals and natural gas. Any substantial increases in raw materials or energy costs could cause our operating costs to increase and negatively affect our financial condition and results of operations.

Aluminum scrap and primary aluminum metal prices are subject to significant cyclical price fluctuations. London Metal Exchange (“LME”) primary aluminum prices declined by approximately 47% between 1988 and 2002 and rose approximately 108% from December 2002 to March 2007. Metallics (primary aluminum metal, aluminum and zinc scrap and aluminum dross) represent the largest component of our costs of sales. We purchase scrap primarily from aluminum and zinc scrap dealers. We meet our remaining requirements with purchased primary-based aluminum and zinc. We have limited control over the price or availability of these supplies in the future.

The availability and price of aluminum scrap depend on a number of factors outside our control, including general economic conditions, international demand for metallics and internal recycling activities by primary aluminum producers. Increased regional and global demand for aluminum scrap can have the effect of increasing the prices that we pay for these raw materials thereby increasing our cost of sales. We often cannot adjust the selling prices for our products to recover the increases in scrap prices. If scrap and dross prices were to increase significantly without a commensurate increase in the market value of the primary metals, our future financial condition and results of operations could be affected by higher costs and lower profitability. In addition, a significant decrease in the pricing spread between aluminum scrap and primary aluminum could make recycling less attractive compared to primary production, and thereby reduce customer demand for our recycling business.

After raw material and labor costs, natural gas costs represent the third largest component of our cost of sales. The price of natural gas, and therefore the costs, can be particularly volatile. As a result, our natural gas costs may fluctuate dramatically, and we may not be able to mitigate the effect of higher natural gas costs on our cost of sales. If natural gas costs remain at current levels or increase further, our financial condition and results of operations may be adversely affected. Although we attempt to mitigate volatility in natural gas costs through the use of hedging and the inclusion of price escalators in certain of our long-term supply contracts, we may not be able to eliminate the effects of such cost volatility. Therefore, in an effort to offset the effect of increasing costs, we may have also limited our potential benefit from declining costs.

We may be unable to manage effectively our exposure to commodity price fluctuations, and our hedging activities may affect profitability in a changing metals price environment and subject our earnings to greater volatility from period-to-period.

Significant increases in the price of primary aluminum, zinc or aluminum scrap would cause our cost of goods sold to significantly increase and, if not offset by product price increases, would negatively impact our future financial condition and results of operations. Similarly, as we maintain large quantities of base inventory, significant decreases in the price of primary aluminum or zinc would reduce the realizable value of our inventory, negatively impacting our future financial condition and results of operations.

We purchase LME forward, futures and options contracts to reduce our exposure to changes in metal prices. Despite the use of LME forward and futures contracts, we remain exposed to the variability in prices of scrap metal. While scrap metal is priced in relation to prevailing LME prices, it is also priced at a premium or discount to LME metal (depending on the quality of the material supplied). This premium or discount is referred to in the industry as the “scrap spread” and fluctuates depending on market conditions. Furthermore, our global rolled and extruded products segment is exposed to variability in the market price of a premium differential (referred to as “Midwest Premium” in the United States and “Duty Paid/Unpaid Rotterdam” in Europe) charged by industry participants to deliver metal from the smelter to the manufacturing facility. This premium differential also fluctuates in relation to market and other conditions. Our global rolled and extruded products segment follows a pattern of increasing or decreasing its selling prices to customers in response to changes in the Midwest Premium and the Duty Paid/Unpaid Rotterdam.

We do not account for our metal LME forward, futures and options contracts as hedges of the underlying risks. As a result, unrealized gains and losses on our metal derivative financial instruments must be reported in our consolidated results of operations. The inclusion of such unrealized gains and losses in earnings may produce significant period-to-period earnings volatility that is not necessarily reflective of our underlying operating performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.”

If we were to lose order volumes from any of our largest customers, our sales volumes and revenues could be reduced and our cash flows lessened.

Our business is exposed to risks related to customer concentration. In 2006, our ten largest customers were responsible for 23% of our consolidated revenues. No one customer accounted for more than 4% of our revenues in 2006. A loss of order volumes from, or a loss of industry share by, any major customer could negatively affect our financial condition and results of operations by lowering sales volumes, increasing costs and lowering profitability. In addition, our strategy of having dedicated facilities and dedicated arrangements with customers where appropriate carries the inherent risk of increased dependence on a single or a few customers with respect to a particular facility of ours. In such cases, the loss of such a customer, or the reduction of that customer’s business at one or more of our facilities, could negatively affect our financial condition and results of operations, and any timely replacement of volumes could prove difficult. In addition, several of our customers have become involved in bankruptcy or insolvency proceedings and have defaulted on their obligations to us in recent years. We currently provide no significant reserves for sales to our U.S. automotive customers as we believe amounts currently included in our consolidated balance sheet to be collectible. However, should the recent poor financial performance and economic conditions experienced by the U.S. automotive industry continue, we may be required to record significant additional reserves which may have a material impact on our financial condition, results of operations and cash flows. At March 31, 2007, we estimate that $91.5 million of our accounts receivable were payable by U.S. automobile manufacturers or their direct suppliers.

We do not have long-term contractual arrangements with a substantial number of our customers, and our sales volumes and revenues could be reduced if our customers switch their suppliers.

Approximately 76% of our revenues for the year ended December 31, 2006, were generated from customers who do not have long-term contractual arrangements with us. These customers purchase products and services from us on a purchase order basis and may choose not to continue to purchase our products and services. The loss of these customers or a significant reduction in their purchase orders could have a material negative impact on our sales volume and business.

We may not be able to generate sufficient cash flows to fund our capital expenditure requirements or to meet our debt service obligations.

In recent periods prior to 2006, we did not generate sufficient cash flows from operations to fund our capital expenditure requirements. Our operations may not be able to generate sufficient cash flows to service our indebtedness, fund our capital expenditures or provide the ability to raise needed financing on terms favorable to us. If we are not able to reduce our high leverage through the generation of cash flows from our business, we would have to do one or more of the following:

•	raise additional capital through debt or equity issuances or both;

•	cancel or scale back current and future business initiatives; or

•	sell businesses or properties.

We may be unable to raise additional capital on favorable terms or at all. In addition, any failure to pursue business initiatives could adversely affect our ability to compete effectively. Further, any of the actions above could provide only temporary assistance with the cash flows of the business.

Our business requires substantial capital investments that we may be unable to fulfill.

Our operations are capital intensive. Our total capital expenditures were approximately $123.9 million, $62.1 million and $44.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.

We may not generate sufficient operating cash flows and our external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures, service or refinance our indebtedness or fund other liquidity needs. If we are unable to make upgrades or purchase new plant and equipment, our financial condition and results of operations could be affected by higher maintenance costs, lower sales volumes due to the impact of reduced product quality, and other competitive influences.

We may not be able to compete successfully in the industry segments we serve and aluminum may become less competitive with alternative materials, which could reduce our share of industry sales, lower our selling prices and reduce our sales volumes.

Aluminum competes with other materials such as steel, plastic and composite materials and glass for various applications. Higher aluminum prices tend to make aluminum products less competitive with these alternative materials.

We compete in the production and sale of rolled aluminum products with a number of other aluminum rolling mills, including large, single-purpose sheet mills, continuous casters and other multi-purpose mills, some of which are larger and have greater financial and technical resources than we do. We compete with other rolled products suppliers, principally multi-purpose mills, on the basis of quality, price, timeliness of delivery, technological innovation and customer service.

We also compete with other aluminum recyclers in segments that are highly fragmented and characterized by smaller, regional operators. The principal factors of competition in our aluminum and zinc recycling business include price, metal recovery rates, proximity to customers, customer service, molten metal delivery capability, environmental and safety regulatory compliance, and types of services offered.

Additional competition could result in a reduced share of industry sales or reduced prices for our products and services, which could decrease revenues or reduce volumes, either of which could have a negative effect on our financial condition and results of operations.

As a result of the acquisition of Corus Aluminum, a growing portion of our sales is expected to be derived from our international operations, which exposes us to certain risks inherent in doing business abroad.

We have aluminum recycling operations in Germany, the United Kingdom, Mexico and Brazil and magnesium recycling operations in Germany. As a result of the acquisition of Corus Aluminum, we also have rolled products and extrusions operations in Germany, Belgium, Canada and China. In addition, we are in the process of constructing a zinc recycling facility in China. We plan to continue to explore opportunities to expand our international operations. Our international operations generally are subject to risks, including:

•	changes in U.S. and international governmental regulations, trade restrictions and laws, including tax laws and regulations;

•	currency exchange rate fluctuations;

•	tariffs and other trade barriers;

•	the potential for nationalization of enterprises;

•	interest rate fluctuations;

•	high rates of inflation;

•	currency restrictions and limitations on repatriation of profits;

•	divergent environmental laws and regulations; and

•	political, economic and social instability.

The occurrence of any of these events could cause our costs to rise, limit growth opportunities or have a negative effect on our operations and our ability to plan for future periods, and subject us to risks not generally prevalent in the United States.

The financial condition and results of operations of some of our operating entities are reported in various currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, generally speaking, appreciation of the U.S. dollar against these currencies will have a negative impact on reported revenues and operating profit while depreciation of the U.S. dollar against these currencies will have a positive effect on reported revenues and operating profit.

Current environmental liabilities, as well as the cost of compliance with and liabilities under health and safety laws, could increase our operating costs, negatively impacting our financial condition and results of operations.

Our operations are subject to environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage, and disposal of hazardous substances and wastes, the remediation of contaminated sites, and employee health and safety. Future environmental regulations could impose stricter compliance requirements on the industries in which we operate. Additional equipment or process changes at some of our facilities may be needed to meet future requirements.

Processing and manufacturing activities at current and formerly owned and operated properties and adjacent areas have resulted in environmental impacts requiring remediation. We are subject to indemnification obligations to third parties for certain of these properties. Financial responsibility for the remediation of contaminated property or for the amelioration of damage to natural resources can be imposed on us where current or prior operations have had an environmental impact. Such liability can include the cost of investigating and cleaning up contaminated soil or ground water, fines and penalties sought by environmental authorities, and damages arising out of personal injury, contaminated property, and other toxic tort claims, as well as lost or impaired natural resources. In addition Corus has agreed to indemnify us for certain known environmental liabilities relating to the facilities of Corus Aluminum. However, if Corus becomes unable to, or otherwise does not, comply with its indemnity obligations in the future, we could become subject to significant liabilities. Certain environmental laws impose strict, and in certain circumstances joint and several, liability for some of these matters, meaning that a person can be held liable without regard to fault for all costs even though others were also involved in causing them. These costs have not been material to net income (loss) for any accounting period since January 1, 2002. However, future remedial requirements at current and formerly owned or operated properties or adjacent areas, or identification of previously unknown conditions, could result in liabilities significantly in excess of this amount.

Currently and from time to time, we are a party to notices of violation brought by environmental agencies concerning the laws governing air emissions. In connection with certain pending proceedings, we are in discussions with government authorities for the purpose of resolving similar issues that have arisen at a number of our facilities in different states. At present, discussions are not sufficiently advanced to determine the scope of relief or the amount of penalties. However, with respect to these pending proceedings, we do not anticipate that the amount of penalties would have a material adverse effect on our financial position or results of operations.

Changes in environmental requirements or changes in their enforcement could materially increase our costs. For example, if salt cake, a by-product from some of our recycling operations, were to become classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase and could result in significant increased expenditures.

We could experience labor disputes that could disrupt our business.

Approximately 45% of our U.S. employees and substantially all of our non-U.S. employees, located primarily in Europe where union membership is common, are represented by unions or equivalent bodies and are covered by collective bargaining or similar agreements which are subject to periodic renegotiation. Although we believe that we will successfully negotiate new collective bargaining agreements when the current agreements expire, these negotiations:

•	may not prove successful;

•	may result in a significant increase in the cost of labor; or

•	may break down and result in the disruption of our operations.

Labor negotiations may not conclude successfully and, in that case, work stoppages or labor disturbances may occur. Any such stoppages or disturbances may have a negative impact on our financial condition and results of operations by limiting plant production, sales volumes and profitability.

We may have to take further charges to earnings if our goodwill or asset values are impaired.

We perform an annual goodwill impairment review to estimate the fair value of our reporting units. This valuation entails a discounted cash flow model using internal projections and budgets to determine a unit’s fair value. In the event that we are not able to achieve expected cash flow levels, or other factors indicate that goodwill is impaired, we may need to write off all or part of our goodwill. The amount of the impairment would be charged as an expense in the period in which the impairment occurred. Any such goodwill or other asset impairment charges in the future would reduce our net income and could be a factor in causing future net losses.

In addition, our landfill assets are subject to charges for asset retirement obligations, which are adjusted over time to recognize the current fair market value of the obligations. We are also subject to charges for impairment or disposal of certain of our long-lived assets and facilities. For instance, over the past three years, we have closed two aluminum recycling facilities, one zinc recycling facility and one rolled products facility and reduced the number of furnaces we operate at other U.S. facilities. Underutilization of our facilities could result in additional write-downs and impairment charges. In addition, the carrying value of certain of our properties could be reduced in the future if the fair value of these assets were to decline in the future, resulting in additional asset impairment charges at that time.

Risks Related to the Exchange Notes and Our Indebtedness

Our substantial leverage and debt service obligations could adversely affect our financial condition and restrict our operating flexibility.

We have substantial debt and, as a result, significant debt service obligations. As of March 31, 2007, our total indebtedness was $2.6 billion. We also had approximately $388.7 million of unused commitments, net of outstanding letters of credit, under our 2006 credit facilities. In March 2007, we entered into an interest rate swap to fix the base interest rate paid on $700.0 million of the amount outstanding under the term loan facility. Under the terms of the swap agreement, we will receive interest based upon LIBOR and pay a base rate of 4.93%. The swap matures in March 2010. Our substantial level of debt and debt service obligations could have important consequences including the following:

•

making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, which could result in an event of default under the indentures governing the notes and the agreements governing our other indebtedness;

•

limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•

increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore we may be unable to take advantage of opportunities that our leverage prevents us from exploiting;

•	exposing our cash flows to changes in floating rates of interest such that a 1% increase in floating rates will negatively impact our cash flows by approximately $1.0 million;

•

imposing additional restrictions on the manner in which we conduct our business under financing documents, including restrictions on our ability to pay dividends, make investments, incur additional debt and sell assets; and

•

reducing the availability of our cash flows to fund our working capital requirements, capital expenditures, acquisitions, investments, other debt obligations and other general corporate requirements, because we will be required to use a substantial portion of our cash flows to service debt obligations.

The occurrence of any one of these events could have an adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our indebtedness.

In the future we may incur additional indebtedness which could exacerbate the impact of the foregoing.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness, including secured indebtedness, in the future. Although the indentures governing the notes and the 2006 credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and any indebtedness incurred in compliance with these restrictions could be substantial. For example, we have the right under our revolving credit facility to request up to $100.0 million of additional commitments, although the lenders will not be under any obligation to provide any such additional commitments. Any increase in commitments will be subject to the absence of a default, and our ability to borrow under our revolving credit facility remains limited by the amount of the borrowing base. In addition, our 2006 credit facilities and the notes allow us to incur a significant amount of indebtedness in connection with acquisitions and a significant amount of purchase money debt. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased.

Covenant restrictions under our indebtedness may limit our ability to operate our business and, in such event, we may not have sufficient assets to pay amounts due under the notes.

The terms of our 2006 credit facilities and the notes restrict us and our subsidiaries from taking various actions such as incurring additional debt under certain circumstances, paying dividends, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, under certain circumstances, our revolving credit facility requires us to comply with a minimum fixed charge coverage ratio and may require us to reduce our debt or take other actions in order to comply with this ratio. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand future downturns in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of limitations imposed on us by the restrictive covenants under our 2006 credit facilities and the notes. A breach of any of these provisions could result in a default under our 2006 credit facilities or the notes, as the case may be, that would allow lenders or noteholders to declare our outstanding debt immediately due and payable. If we are unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders or noteholders could initiate a bankruptcy proceeding or, in the case of the 2006 credit facilities, proceed against any assets that serve as collateral to secure such debt.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ratio of earnings to fixed charges was 2.3x for the period from January 1, 2006 to December 19, 2006 (calculated as described under “Selected Historical Financial and Operating Data”). For the three months ended March 31, 2007, earnings were insufficient to cover fixed charges by $54.8 million. Our ability to pay interest on and principal of the notes and to satisfy our other debt obligations will primarily depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indentures governing the notes may restrict us from adopting some of these alternatives, which in turn could exacerbate the effects of any failure to generate sufficient cash flow to satisfy our debt service obligations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations at all or on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

The notes are not secured by our assets and the lenders under our 2006 credit facilities are entitled to remedies available to secured lenders, which gives them priority over holders of the notes and the notes are effectively subordinated to our and our subsidiary guarantors’ indebtedness under our 2006 credit facilities to the extent of the value of the assets securing such indebtedness.

The senior notes and the senior subordinated notes and, in each case, the related guarantees are effectively subordinated in right of payment to all of our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness, including our 2006 credit facilities. In addition, the senior subordinated notes are contractually subordinated to all of our existing and future senior unsubordinated indebtedness. Loans under our 2006 credit facilities are secured by security interests in substantially all of our and the guarantors’ assets (subject to certain exceptions). See “Description of Other Indebtedness.” Under our 2006 credit facilities as of March 31, 2007, we had $1,567.7 million of secured indebtedness outstanding, with approximately $388.7 million of unused commitments, in each case excluding outstanding letters of credit. If we become insolvent or are liquidated, or if payment under the 2006 credit facilities or of any other secured indebtedness is accelerated, the lenders under our 2006 credit facilities and holders of other secured indebtedness (or an agent on their behalf) will be entitled to exercise the remedies available to secured lenders under applicable law (in addition to any remedies that may be available under documents pertaining to our 2006 credit facilities or other senior debt). For example, the secured lenders could foreclose and sell those assets in which they have been granted a security interest to the exclusion of the holders of the senior notes and the senior subordinated notes, even if an event of default exists under the indentures governing those notes at that time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the senior notes and the senior subordinated notes. In addition, certain of our hedging obligations with respect to zinc, aluminum and natural gas will constitute secured indebtedness under the indentures governing our senior notes and senior subordinated notes. To the extent prices of these commodities increase, the amount of this secured indebtedness could increase significantly. We expect to incur additional secured hedging obligations as part of our ongoing commodity risk management activities.

The notes will be structurally subordinated to the obligations of our foreign subsidiaries, and to the obligations of our domestic subsidiaries that do not guarantee the notes.

None of our existing or future foreign subsidiaries guarantee the notes. The notes are structurally subordinated to the obligations of our foreign subsidiaries, and to the obligations of our domestic subsidiaries that do not guarantee the notes. As of March 31, 2007, our non-guarantor subsidiaries had approximately $1,393.5 million of total liabilities, including trade payables, and approximately $525.3 million of indebtedness outstanding, including $514.7 million of indebtedness under our 2006 credit facilities. Our non-guarantor subsidiaries may, in the future, incur substantial additional liabilities, including indebtedness. Furthermore, we may, under certain circumstances described in the indentures, designate subsidiaries as unrestricted subsidiaries, and any domestic subsidiary that is designated as unrestricted will not guarantee the notes. The indentures provide that Imsamet of Arizona, one of our less than wholly-owned domestic subsidiaries, is not a guarantor of the notes. This subsidiary accounted for less than 1% of our pro forma revenues and assets for fiscal 2006. In the event of our non-guarantor subsidiaries’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the assets of those non-guarantor subsidiaries will not be available to pay obligations on the notes until after all of the liabilities (including trade payables) of those non-guarantor subsidiaries have been paid in full.

As of March 31, 2007, our non-guarantor subsidiaries accounted for approximately 47% of our consolidated assets. For the year ended December 31, 2006, on a pro forma basis, our non-guarantor subsidiaries generated approximately 49% of our revenues and 35% of our operating income.

The rights of holders of the senior subordinated notes to receive payments on the senior subordinated notes and the guarantees thereof will be junior to the rights of the lenders under our 2006 credit facilities, the senior notes and to holders of all of our and the guarantors’ other existing and future senior unsubordinated indebtedness.

The senior subordinated notes and the guarantees thereof will rank junior in right of payment to all of our and the guarantors’ existing senior unsubordinated indebtedness, including borrowings under our 2006 credit facilities and the senior notes, and will rank junior in right of payment to all of our and the guarantors’ future indebtedness, except for any future indebtedness that expressly provides that it ranks equal or junior in right of payment to the senior subordinated notes and the guarantees thereof. See “Description of Senior Subordinated Exchange Notes—Ranking.”

As of March 31, 2007, we had approximately $2,223.7 million of senior indebtedness outstanding on a consolidated basis, consisting of $1,623.7 million of secured senior indebtedness, including approximately $23.3 million in respect of letters of credit, and $600.0 million of other senior indebtedness.

As of March 31, 2007, we had approximately $388.7 million of unused commitments, net of outstanding letters of credit, under our revolving credit facility. As of March 31, 2007, $361.3 million of our borrowing capacity under this facility, including approximately $23.3 million in respect of letters of credit, was outstanding. Furthermore, as of March 31, 2007, our non-guarantor subsidiaries had approximately $1,393.5 million of total liabilities, including trade payables. We are also permitted to incur substantial additional indebtedness, including senior indebtedness, in the future. See “—Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.”

We and the guarantors may not be permitted to pay principal, premium, if any, interest or other amounts on account of the senior subordinated notes or the guarantees thereof in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our 2006 credit facilities and the senior notes, unless such senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to such senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the senior subordinated notes or the guarantees thereof for a designated period of time. See “Description of Senior Subordinated Exchange Notes—Ranking—Payment of Senior Subordinated Notes.”

Because of the subordination provisions in the senior subordinated notes and the guarantees thereof, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, our or the guarantor’s assets will not be available to pay obligations under the senior subordinated notes or the applicable guarantee until we have or the guarantor has made all payments in cash on our or its senior indebtedness. Sufficient assets may not remain after all these payments are made. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the senior subordinated notes will participate with trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness, as the case may be, in the assets (if any) remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture governing the senior subordinated notes requires that amounts otherwise payable to holders of the senior subordinated notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of senior subordinated notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all creditors, and holders of the senior subordinated notes may receive less, ratably, than the holders of senior indebtedness. See “Description of Senior Subordinated Exchange Notes—Ranking.”

The terms of our 2006 credit facilities and the indentures governing the notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreements governing our 2006 credit facilities and the indentures governing the notes contain, and the terms of any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests. The indentures governing the notes and the credit agreements governing our 2006 credit facilities include covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on our capital stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

In addition, our ability to borrow under our revolving credit facility is limited by a borrowing base. See “Description of Other Indebtedness.” Moreover, our revolving credit facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability and other reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

A breach of any of the restrictive covenants in the 2006 credit facilities would result in a default under those facilities. If any such default occurs, the lenders under the 2006 credit facilities may elect to declare all outstanding borrowings under such facilities, together with accrued interest and other fees, to be immediately due and payable, or enforce their security interest, any of which could result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

The operating and financial restrictions and covenants in these debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all notes. Our 2006 credit facilities provide that certain change of control events (including a change of control as defined in the indentures governing the notes) constitute a default. Any future credit agreement or other agreements relating to our indebtedness to which we become a party would likely contain similar provisions. If we experience a change of control that triggers a default under our 2006 credit facilities, we could seek a waiver of such default or seek to refinance such facilities. In the event we do not obtain such a waiver or refinance the facilities, such default could result in amounts outstanding under the facilities being declared due and payable. In the event we experience a change of control that requires us to repurchase your notes, we may not have sufficient financial resources to satisfy all of our obligations under our 2006 credit facilities and the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due could result in a default under the indentures.

In addition, the change of control and other covenants in the indentures governing the notes do not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a transaction, including a highly leveraged transaction.

Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require note holders to return payments received.

The proceeds of the sale of the outstanding notes, together with other available cash resources, were applied to pay the merger consideration payable to our stockholders and to refinance certain of our existing indebtedness in connection with the Acquisition. Certain of our existing domestic subsidiaries guarantee, and certain of our future domestic subsidiaries may guarantee, the notes. Our issuance of the outstanding notes, the issuance of the guarantees by the guarantors, as well as other components of the Transactions, including, without limitation, the granting of liens by us and the guarantors in favor of the lenders under our 2006 credit facilities, may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce the notes and a guarantor’s guarantee, or a court may subordinate the notes and such guarantee to our or the applicable guarantor’s existing and future indebtedness.

While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the notes if it found that when we issued the outstanding notes, when the applicable guarantor entered into its guarantee or, in some states, when payments became due under the notes or such guarantee, we or the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	we were, or the applicable guarantor was, insolvent, or rendered insolvent by reason of such incurrence; or

•	we were, or the applicable guarantor was, engaged in a business or transaction for which our or the applicable guarantor’s remaining assets constituted unreasonably small capital; or

•

we or the applicable guarantor intended to incur, or believed or reasonably should have believed that we or the applicable guarantor would incur, debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•

we were, or the applicable guarantor was, a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void the notes or a guarantee without regard to the above factors if the court found that we issued the notes or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud our or its creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the outstanding notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the outstanding notes or the applicable guarantee. As a general matter, value is given for a note or guarantee if, in exchange for the note or guarantee, property is transferred or an antecedent debt is satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. For example, in a leveraged transaction, such as the Transactions, there is increased risk of a determination that the issuer incurred debt obligations for less than reasonably equivalent value or fair consideration as a court may find that the benefit of the transaction went to our stockholders, while neither we nor the guarantors benefited substantially or directly from the notes or the guarantees.

The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including subordinated and contingent liabilities, was greater than the fair saleable value of its assets; or

•

if the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including subordinated and contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the notes or any of the guarantees, which could mean that you may not receive any payments on the notes and the court may direct you to repay any amounts that you have already received from us or any guarantor to us, such guarantor or a fund for the benefit of our or such guarantor’s creditors. Furthermore, the holders of voided notes would cease to have any direct claim against us or the applicable guarantor. Consequently, our or the applicable guarantor’s assets would be applied first to satisfy our or the applicable guarantor’s other liabilities, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the voidance of the notes or a guarantee could result in an event of default with respect to our and our guarantors’ other debt that could result in acceleration of such debt (if not otherwise accelerated due to our or our guarantors’ insolvency or other proceeding).

Although each guarantee contains a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Furthermore, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Senior Exchange Notes—Subsidiary Guarantees” and “Description of Senior Subordinated Exchange Notes—Subsidiary Guarantees.”

We are indirectly owned and controlled by the Sponsor, and the Sponsor’s interests as an equity holder may conflict with yours as a creditor.

We are a wholly-owned subsidiary of Holdings, the Investors directly or indirectly own all of our equity interests, and the Sponsor has the ability to control our policies and operations. The interests of the Sponsor may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interest as a note holder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Furthermore, the Sponsor may in the future own businesses that directly or indirectly compete with us. The Sponsor also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. For information concerning our arrangements with the Sponsors following the Transactions, see “Certain Relationships and Related Party Transactions.”

Risks Related to the Exchange Offer and Holding the Exchange Notes

There is no public market for the exchange notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market, although our outstanding notes trade on the PORTAL Market. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the outstanding notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register the outstanding notes under the Securities Act. The tender of outstanding notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange” and “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Some holders who exchange their outstanding notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for each of the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth cash and cash equivalents and our capitalization as of March 31, 2007. You should read this table in conjunction with “Summary—Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial and Other Data,” “Selected Historical Financial and Operating Data,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

As of March 31, 2007
(unaudited) (in millions)
Cash and cash equivalents	$85.9

Debt
Revolving credit facility: (1)
U.S.	228.0
European	69.3
Canadian	40.7

Term loan facility:
U.S.	825.0
European	404.7
Senior notes	600.0
Senior subordinated notes	400.0
Other (2)	32.7

Total Debt	$2,600.4
Stockholder’s equity	801.4

Total Capitalization	$3,401.8

(1)	The borrowing base under our revolving credit facility as of March 31, 2007 was $750.0 million, the maximum amount under the terms of the revolving credit facility, and as of such date we had utilized approximately $361.3 million of our borrowing capacity under such facility, including approximately $23.3 million in respect of letters of credit.

(2)	We had $32.7 million of other debt outstanding as of March 31, 2007, primarily consisting of industrial revenue bonds and obligations under capital leases.

THE TRANSACTIONS

On August 7, 2006, we entered into an Agreement and Plan of Merger with Merger Sub and its parent company, Holdings, pursuant to which each share of our common stock (other than shares held in treasury or owned by Holdings, Merger Sub or any direct or indirect subsidiary of us or Holdings, and other than shares held by stockholders who properly demanded appraisal rights) was converted into the right to receive $52.50 in cash, without interest and less any required withholding taxes. As a result of the merger, all of the issued and outstanding capital stock of Holdings is owned, directly or indirectly, by the Investors (as defined below). The merger was structured as a reverse subsidiary merger, under which Merger Sub was merged with and into us at the closing on December 19, 2006, and we are the surviving corporation. As the surviving corporation in the merger, we assumed, by operation of law, all of the rights and obligations of Merger Sub. We refer to the merger of Merger Sub with and into Aleris through which we became a wholly owned subsidiary of Holdings as the “Acquisition.”

The amount of equity contributions made as part of the Acquisition funding was $848.8 million, consisting of amounts contributed by (i) investment funds associated with TPG, which we collectively refer to as the “Sponsor Funds,” and (ii) certain of our executive officers and members of our senior management, who we collectively refer to as the “Management Participants.” We refer to the Sponsor Funds and the Management Participants collectively as the “Investors.”

TPG financed the purchase of Aleris through application of the proceeds from the outstanding notes, initial borrowings under the 2006 credit facilities, the equity investments described above and our cash on hand. The closing of the Acquisition occurred simultaneously with the closing of the offering of the outstanding notes, the closing of the 2006 credit facilities, and the equity investments described above.

As a result of the Acquisition, we are a wholly-owned subsidiary of Holdings and the Investors directly or indirectly own all of our equity interests. Holdings is an entity that was formed in connection with the Transactions and has no assets or liabilities other than the shares of Aleris.

For a more complete description of the Transactions, see the sections entitled “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management,” “Certain Relationships and Related Party Transactions,” “Description of Other Indebtedness,” “Description of Senior Exchange Notes” and “Description of Senior Subordinated Exchange Notes.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 and the accompanying notes thereto, have been prepared to illustrate the effects of the Transactions and the acquisition of Corus Aluminum on our historical results of operations. The Aleris historical amounts include the results of the acquisition of Corus Aluminum from the acquisition date.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 has been derived from the following historical financial statements:

•

our audited consolidated financial statements for the period from January 1, 2006 to December 19, 2006 and for the period from December 20, 2006 to December 31, 2006, included elsewhere in this prospectus;

•	the unaudited combined financial statements of Corus Aluminum for the six months ended June 30, 2006, included elsewhere in this prospectus; and

•	the unaudited combined financial statements of Corus Aluminum for the month of July 2006, which are not included in this prospectus.

Corus Aluminum’s historical combined financial statements from which these pro forma condensed combined financial statements are, in part, derived were prepared in accordance with IFRS as adopted by the European Union, which differ in certain material respects from U.S. GAAP. The pro forma information for the year ended December 31, 2006 were, in part, derived from the combined financial statements, including the reconciliation from IFRS to U.S. GAAP that was included in Note 13 of Corus Aluminum’s unaudited combined financial statements.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is presented assuming the Transactions and the acquisition of Corus Aluminum had each occurred on January 1, 2006. The unaudited pro forma condensed combined statement of operations is presented for informational purposes only and does not purport to represent our financial condition or operating results had the Transactions and the acquisition of Corus Aluminum occurred as of January 1, 2006. In addition, the unaudited pro forma condensed combined statement of operations does not purport to project our future financial position or operating results as of any future date or for any future period.

The unaudited pro forma condensed combined financial statements reflect the application of pro forma adjustments related to the acquisition of Corus Aluminum as well as the Transactions. The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined statement of operations includes preliminary estimates with respect to the valuation of our long-lived tangible and intangible assets. Accordingly, the final allocation of purchase price and the resulting effect on operating results will differ from the pro forma amounts included herein, and the differences may be material. The unaudited pro forma condensed combined statement of operations does not include any adjustments related to restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the merger. In addition, in accordance with SEC rules, the unaudited pro forma condensed combined financial information contained in this prospectus does not give effect to the Wabash Alloys Acquisition for which we entered into a definitive purchase agreement on July 3, 2007, as the Wabash Alloys Acquisition is below the significance threshold contained in applicable SEC rules.

The unaudited pro forma condensed combined financial information, and the accompanying notes thereto, should be read in conjunction with our historical financial statements and related notes thereto included elsewhere in this prospectus, as well as the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2006

(in millions)

			Pro Forma Adjustments
	Aleris Historical(a)	Corus Aluminum Historical(b)	Acquisitions		Financing Transactions		Pro Forma Combined
Revenues	$4,748.8	$1,286.0	$(7.1	)(c)			$6,027.7
Cost of sales	4,333.0	1,133.9	(7.1	)(c)			5,495.2
			29.2	(d)
			7.4	(e)
			(1.2	)(e)

Gross profit	415.8	152.1	(35.4)				532.5
Selling, general and administrative expense	167.4	80.4	7.2 9.0	(d) (f)			264.0
Restructuring and other charges	41.9	—	1.2	(e)			43.1
Gains on derivative financial instruments	(30.8)	—	(7.4	)(e)			(38.2)

Operating income	237.3	71.7	(45.4)				263.6
Interest expense	90.6	2.5			131.5	(i)	224.6
Loss on early extinguishment of debt	54.4	—					54.4
Other expense, net	(21.7)	—					(21.7)

Income (loss) from continuing operations before provision for income taxes and minority interests	114.0	69.2	(45.4)		(131.5)		6.3
Provision for (benefit from) income taxes	43.6	19.8	(17.5	)(g)	(49.0	)(g)	(3.1)

Income (loss) from continuing operations before minority interests	70.4	49.4	(27.9)		(82.5)		9.4
Minority interests, net of provision for income taxes	0.1	(1.2)	1.2	(h)			0.1

Income (loss) from continuing operations	$70.3	$50.6	$(29.1)		$(82.5)		$9.3

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

The unaudited pro forma condensed combined statement of operations reflect the following pro forma adjustments as further described below:

(a)	The pro forma statement of operations for the year ended December 31, 2006 reflects our combined historical operating results for the periods from January 1, 2006 to December 19, 2006 and from December 20, 2006 to December 31, 2006 as presented in our audited consolidated financial statements included elsewhere in this prospectus.

(b)	The pro forma statement of operations for the year ended December 31, 2006 includes the historical combined results of Corus Aluminum for the six months ended June 30, 2006, including the U.S. GAAP adjustments disclosed in the footnotes to Corus Aluminum’s unaudited combined financial statements included elsewhere in this prospectus, as well as the historical results of Corus Aluminum for the month of July 2006, including U.S. GAAP adjustments, which are not included in this prospectus.

(c)	To eliminate revenues and cost of sales between Corus Aluminum and us.

(d)	To record the incremental depreciation and amortization expense on the write-up of the property, plant and equipment and intangible assets of the Company based upon the final appraised values and useful lives of Corus Aluminum and to record incremental depreciation on the estimated write-up of the property, plant and equipment for our other facilities as a result of the Acquisition as follows:

	Depreciation	Amortization
	(in millions)
Other Aleris entities	$16.3	$—
Corus Aluminum	13.6	6.5

Total incremental depreciation and amortization expense	$29.9	$6.5

Appraisals of our long-lived tangible and intangible assets are expected to result in increases to the historical values for all entities except for the recently acquired Corus Aluminum entities for which valuations were completed in December 2006. As a result, we have included a pro forma adjustment to increase historical depreciation expense for all entities other than Corus Aluminum by 30%, our estimate of the potential increase in the value of long-lived tangible assets. While we expect that the appraisals will result in the identification of additional long-lived intangible assets, estimating the fair value associated with these intangible assets or the related amortization expense is not practicable. The actual increases to depreciation and amortization expense are subject to the completion of the appraisals and could differ significantly from the adjustments shown above.

(e)	To reclassify Corus Aluminum’s unrealized losses (gains) on derivative financial instruments and restructuring charges to conform to our presentation.

(f)	Reflects the $9.0 million annual management fee to be paid to our Sponsor in accordance with the management services agreement to be entered into at closing. See “Certain Relationships and Related Party Transactions.”

(g)	The pro forma income tax expense was determined by computing the pro forma effective tax rates, giving effect to the acquisition of Corus Aluminum and the Transactions. The pro forma income tax adjustment included in the Acquisitions column represents the adjustment to historical income tax expense necessary to state pro forma income tax expense at this rate. The pro forma adjustments to income tax expense included in the Financing Transactions column represent the application of the pro forma statutory tax rates to the pro forma adjustments to interest expense. The overall effective rate used in the pro forma combined column differs from the U.S. statutory rate of 35% primarily due to lower tax rates on non-U.S. earnings.

(h)	To remove the minority interest loss associated with Corus Aluminum’s Canadian operations, 100% of which were acquired by us.

(i)	To reflect the estimated impact of the financing transactions as follows:

(in millions)
Elimination of historical interest expense:
Aleris interest expense	$83.3
Aleris deferred financing costs amortization	5.8
Corus Aluminum interest expense	2.5

Total historical interest expense	$91.6

Estimated interest expense on new indebtedness:
Term loan facility	$93.8
Revolving credit facility	23.6
Senior notes	54.0
Senior subordinated notes	40.0
Deferred financing costs amortization	11.7

Total interest expense on new indebtedness	$223.1

Incremental interest expense	$131.5

The incremental interest expense calculations for the term loan facility, the revolving credit facility, the senior notes and the senior subordinated notes are based on interest rates of 7.657%, 7.182%, 9% and 10%, respectively. Each 0.125% variance in assumed interest rates for the term loan facility and the revolving credit facility would amount to a change in pro forma cash interest expense of $1.9 million for the year ended December 31, 2006 based on our debt level for those facilities at the transaction date.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

	For the three months ended March 31,			For the period from December 20, 2006 to December 31, 2006	For the period from January 1, 2006 to December 19, 2006		For the year ended December 31,
	2007	2006					2005		2004	2003	2002
	(unaudited)	(unaudited)		(Successor)	(in millions, except ratios) (Predecessor)
	(Successor)	(Predecessor)
Statement of Operations Data:
Revenues	$1,599.1	$847.6		$111.8	$4,637.0		$2,429.0		$1,226.6	$892.0	$687.2
Operating income	3.3	59.5		2.4	234.9		118.7		12.7	13.8	19.9
(Loss) income before cumulative effect of accounting change	(53.1)	28.2		(3.4)	73.7		74.3		(23.8)	(0.8)	6.8
Cumulative effect of accounting change, net of tax benefit (a)	—	—		—	—		—		—	—	(58.7)
Net (loss) income	$(53.1)	$28.2		$(3.4)	$73.7		$74.3		$(23.8)	$(0.8)	$(51.9)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$85.9	$8.2		$126.1			$6.8		$17.8	$14.8	$6.9
Total assets	4,821.6	1,611.8		4,808.4			1,554.1		1,081.1	550.7	351.4
Total debt	2,600.4	628.2		2,588.0			651.8		412.4	256.2	108.6
Total stockholder’s equity	801.4	420.1		845.4			393.8		282.7	121.7	116.9

Other Financial Data:
Net cash provided by (used in):
Operating activities	$2.8	$35.4		$(147.1)	$338.0		$102.3		$2.1	$(8.3)	$38.4
Investing activities	(52.0)	(11.0)		(1,736.1)	(902.5)		(373.9)		(38.9)	(5.2)	(16.3)
Financing activities	7.8	(23.2)		1,880.5	699.9		261.3		38.7	20.7	(18.4)
Depreciation and amortization	40.1	15.7		5.4	103.7		55.0		30.6	29.7	23.7
Capital expenditures	44.7	11.0		10.7	113.2		62.1		44.8	20.8	19.3
Ratio of earnings to fixed charges (b)	—	4.0	x	—	2.3	x	2.6	x	—	—	2.0	x

(a)	On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” and recorded an impairment charge of $58.7 million net of tax benefits, as a cumulative effect of an accounting change. Subsequent to the adoption of SFAS No. 142, goodwill is no longer amortized.

(b)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income (loss) before income tax expense (benefit) and minority interest, plus cash dividends received from equity interests less the equity income recorded. Fixed charges consist of interest expense, including amortization of debt issuance costs and capitalized interest and the interest portion of rental expense. For the three months ended March 31, 2007, the period from December 20, 2006 to December 31, 2006 and for the years ended December 31, 2004 and 2003, earnings were insufficient to cover fixed charges by approximately $54.8 million, $4.1 million, $16.3 million and $2.3 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of our Financial Condition and Results of Operations (“MD&A”) is intended to help you understand our operations as well as the industry in which we operate. This discussion should be read in conjunction with our audited financial statements and notes and other financial information appearing elsewhere in this prospectus. Our discussions of our financial condition and results of operations also include various forward-looking statements about our industry, the demand for our products and services and our projected results. These statements are based on certain assumptions that we consider reasonable. For information about these assumptions and other risks relating to our businesses and our company, you should refer to “Risk Factors.”

Our Business

We are a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. We are also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. We generate substantially all of our revenues from the manufacture and sale of these products. We operate 50 production facilities in North America, Europe, South America and Asia. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located and well positioned to service our customers, which include a number of the world’s largest companies in the aerospace, building and construction, containers and packaging, metal distribution and transportation industries.

The acquisition of Corus Aluminum increased the size and scope of our international operations substantially, and, as a result, management re-aligned our reporting structure into global business units. Our reportable segments consist of global rolled and extruded products, global recycling and global zinc.

Global rolled and extruded products

Our global rolled and extruded products operations utilize both scrap and primary aluminum to produce rolled aluminum sheet, plate and extruded profiles for use in the aerospace, building and construction, distribution and transportation industry segments. We generally have not competed in the aluminum can sheet, foil, and certain other industry segments where more exacting tolerances are required, although the acquisition of Corus Aluminum has expanded our product offerings into the aerospace industry segment where exacting tolerances are also required. In 2006, approximately 57% of our consolidated revenues and approximately 55% of our consolidated segment income were generated by this segment of our business.

Global recycling

Our global recycling segment consists of our U.S. and international recycling operations. This segment melts either company-owned or customer-owned aluminum scrap for use in the automotive, can sheet and other industries. In 2006, the global recycling segment generated approximately 31% of our consolidated revenues and approximately 25% of our consolidated segment income.

Global zinc

Our global zinc segment processes zinc scrap as well as primary zinc into various value-added zinc products, including zinc oxide used by tire and other rubber-based manufacturers, zinc dust used by specialty chemicals and paint companies as a corrosion deterrent, and zinc metal used by steel companies in the galvanizing process. We also supply our customers with unprocessed primary zinc for use in their operations. In 2006, approximately 12% of our consolidated revenues and approximately 20% of our consolidated segment income were generated by this segment of our business.

The Aluminum Industry

We participate in select segments of the aluminum industry, including rolled and extruded products and recycling. The aluminum industry is highly cyclical and is affected by global economic conditions, industry competition, product development and commercialization. Compared to several substitute metals, aluminum is light weight, has a high strength-to-weight ratio and is resistant to corrosion. Aluminum’s greatest advantage, however, is that it can be recycled again and again without any material decline in performance or quality.

Aluminum prices are determined by worldwide market forces of supply and demand, and, as a result, prices are volatile. The overall aluminum industry consists of primary aluminum producers, aluminum casters, extruders and sheet producers and aluminum recyclers. Primary aluminum is a commodity traded and priced daily on the LME. Most primary aluminum producers are engaged in the mining of bauxite ore and refining of the ore into alumina. Alumina is then smelted to form aluminum ingots and billets. Aluminum recyclers produce aluminum in molten or ingot form. Ingots and billets are further processed by aluminum sheet manufacturers and extruders to form plate, sheet and foil and extrusions profiles, or they are sold to aluminum traders or to the commodity markets.

We do not mine bauxite, refine alumina, or smelt primary aluminum as part of our business.

Critical Measures of Our Financial Performance

In addition to analyzing our consolidated operating performance based upon revenues, net income and earnings before interest, taxes, depreciation and amortization (“EBITDA”) we measure the performance of our operating segments utilizing segment income. Segment income includes gross profits, segment specific realized gains and losses on derivative financial instruments, other expense (income) and selling, general and administrative expense. Corporate other expense (income), corporate general and administrative expenses, unrealized gains and losses on derivative financial instruments, restructuring and other charges, management fees to affiliates of TPG, interest expense, interest income, losses on the early extinguishment of debt, amortization of capitalized debt issuance costs and provisions for income taxes are not allocated to individual segments. Segment income of each segment is the result of several factors, the most critical of which are as follows:

Global rolled and extruded products

The critical measures of the performance of our global rolled and extruded products segment include the following:

•	pounds shipped;

•	rolling margin;

•	metal price lag;

•	scrap spreads;

•	material margin; and

•	cash conversion costs.

The profitability of our global rolled and extruded products segment is primarily determined by the difference between the per pound selling price and per pound metal cost (including any coating). We refer to this as “material margin.” The majority of our rolled and extruded products are priced using a conversion fee-based model, where we charge customers the prevailing market price for the metal content of their order plus a fee to convert the metal, called the “rolling margin.” The remaining products are priced under long-term arrangements using fixed prices for the metal content.

Although our conversion fee-based pricing model is designed to reduce our exposure to changing primary aluminum prices, we remain susceptible to primary aluminum price changes in our fixed price sales contracts and other customer agreements where price is agreed upon prior to the physical purchase of the metal. In addition, our operations require that a significant amount of inventory be kept on hand to meet future production requirements. This base level of inventory is also susceptible to changing primary metal prices to the extent it is not committed to fixed price sales orders. In order to reduce these exposures, we focus on reducing working capital and seek to offset our purchase and sales price risk on a global basis. We also utilize various derivative financial instruments designed to reduce the impact of changing primary aluminum prices on future sales for which aluminum has not yet been purchased and on our base inventory level. Our risk management practices reduce but do not eliminate our exposure to changing primary aluminum prices. While we have limited our exposure to unfavorable primary aluminum price changes, we have also limited our ability to benefit from favorable price changes.

The results of our global rolled and extruded products operations are also impacted by the time difference between when we purchase metal to fill customer orders and when that metal impacts our operating results. In general, our conversion fee-based model allows us to pass along changes in the price of primary aluminum to our customers. We, in turn, will pay higher or lower prices for the physical metal we purchase. However, as we value our inventories under the first-in, first-out method, the inventory typically impacts our cost of sales in periods subsequent to when the sales price impacts our revenues. This lag will, generally, increase our earnings in times of rising primary aluminum prices and decrease our earnings in times of decreasing primary aluminum prices; however, our use of derivative financial instruments as discussed above reduces this impact. We refer to this as “metal price lag.”

Also included in our material margin is the impact of differences between changes in the prices of primary and scrap aluminum. As we price our product using the prevailing price of primary aluminum but purchase large amounts of scrap aluminum to produce our products, primarily in our North American operations, we benefit when primary aluminum price increases exceed scrap price increases. Conversely, when scrap price increases exceed primary aluminum price increases, our material margin will be negatively impacted. The difference between the price of primary aluminum and scrap prices is referred to as the “scrap spread” and is impacted by the effectiveness of our scrap purchasing activities, our furnace recovery of aluminum from scrap and by the supply of scrap available.

The capital intensive nature of our operations as well as the significant amount of energy (primarily natural gas) required to re-heat and roll aluminum slabs into rolled sheet results in a significant amount of fixed and variable overhead costs. We measure the effectiveness of our rolling operations by determining the per pound cash conversion costs.

Global recycling

The profitability of our global recycling segment is largely dependent on the level of demand for our recycling services. Increased production will result in lower per unit costs and increased profitability. In addition, recoveries are a key financial measure which we track for this segment. As in the global rolled and extruded products segment, energy costs are a significant expenditure and have a significant impact on this segment’s profitability. Revenues and margin percentages in this segment are subject to fluctuations based upon the percentage of customer-owned pounds processed. Historically, increased processing under such tolling agreements has resulted in lower revenues while not affecting segment income and generally has also resulted in higher percentages of gross profit and segment income. Tolling agreements subject us to less risk of changing metal prices and reduce our working capital requirements. Although tolling agreements are beneficial to us in these ways, the percentage of our pounds able to be processed under these agreements is limited by the amount of metal our customers own and their willingness to enter into such arrangements. Segment profitability may also be impacted by changes in the price of primary aluminum, although the impact of changes in primary aluminum prices is mitigated due to the higher percentage of tolling and short time period from order entry to order fulfillment that characterize this segment. However, changing scrap spreads can significantly impact segment performance.

Global zinc

Our zinc products are priced primarily as a percentage of or at a premium over the LME price of zinc. However, as with aluminum scrap prices, zinc scrap price movements do not necessarily match those of the primary market. Therefore, as the LME price increases in excess of the purchase price of zinc scrap, segment income will also increase. Thus, both the level of the LME and scrap spreads are key drivers of segment performance.

Results of Operations

Highlights of the Three Months Ended March 31, 2007

In the three months ended March 31, 2007, we generated revenues of $1.6 billion and segment income of $25.9 million compared to revenues of $847.6 million and segment income of $75.6 million in the three months ended March 31, 2006. Our segment operating results for the three months ended March 31, 2007 were impacted by both the acquisition of Aleris by TPG and our acquisition of Corus Aluminum. The acquired operations of Corus Aluminum generated revenues of $647.1 million in the three months ended March 31, 2007 and contributed a segment loss of $14.5 million. The acquisition by TPG required that all of our assets and liabilities be adjusted to fair value through purchase accounting. These adjustments resulted in an increase in the value of the acquired inventory of approximately $58.0 million. As substantially all of the acquired inventory was sold during the three months ended March 31, 2007, we included approximately $55.2 million of this write-up in cost of sales, significantly reducing our segment operating results. In addition, the application of purchase accounting rules prohibited us from reflecting $11.5 million of economic benefits associated with settled derivative financial instruments in segment income.

Our continued focus on achieving cost reductions from the implementation of companywide productivity initiatives and synergies from the Corus Aluminum acquisition led to the realization of cost reductions totaling approximately $25.0 million in the three months ended March 31, 2007, $12.0 million of which were attributable to the Corus Aluminum acquisition.

However, the positive impact of these cost savings was more than offset by lower volumes and material margins in our North American rolled products operations which reduced segment income by an estimated $24.3 million and lower volumes in our zinc operations which reduced segment income by an estimated $3.6 million. Higher volumes and improved pricing in our global recycling segment were more than offset by tighter scrap spreads.

Further impacting our operating results in the three months ended March 31, 2007 was interest expense of $55.8 million compared to $14.0 million in the three months ended March 31, 2006. The increased interest expense reflects the increased indebtedness resulting from the acquisition of Corus Aluminum and the Acquisition.

Results of Operations for the Three Months Ended March 31, 2007 Compared to the Three Months Ended March 31, 2006

The following table presents key financial and operating data on a consolidated basis for the three months ended March 31, 2007 and 2006. The 2007 period reflects the change in the basis of accounting necessitated by the Acquisition and is referred to as the “Successor Period” while the 2006 period is referred to as the “Predecessor Period.”

	(Successor)	(Predecessor)
	For the three months ended March 31, 2007	For the three months ended March 31, 2006	Percent change
	(in millions, except percentages)
Revenues	$1,599.1	$847.6	89%
Cost of sales	1,532.3	757.2	102

Gross profit	66.8	90.4	(26)
Gross profit as a percentage of revenues	4.2%	10.7%
Selling, general and administrative expense	61.7	26.8	130
Restructuring and other charges	7.2	—	100
(Gains) losses on derivative financial instruments	(5.4)	4.1	*

Operating income	3.3	59.5	(94)
Interest expense	55.8	14.0	299
Interest income	(1.4)	(0.2)	600
Other expense, net	1.7	0.5	240

(Loss) income before provisions for income taxes and minority interests	(52.8)	45.2	*
Provision for income taxes	0.1	16.8	*

(Loss) income before minority interests	(52.9)	28.4	*
Minority interests, net of provision for income taxes	0.2	0.2	—

Net (loss) income	$(53.1)	$28.2	* %

Total segment income	$25.9	$75.6
Corporate general and administrative expenses	(18.1)	(15.4)
Restructuring and other charges	(7.2)	—
Interest expense	(55.8)	(14.0)
Unrealized gains (losses) on derivative financial instruments	0.9	(0.8)
Unallocated interest and other income (expense), net	1.5	(0.2)

(Loss) income before provision for income taxes and minority interests	$(52.8)	$45.2

*	Result not meaningful

Revenues and Shipments

The following tables show revenues and shipments by segment and the percentage changes from the prior year period:

	(Successor)	(Predecessor)
	For the three months ended March 31, 2007	For the three months ended March 31, 2006	Percent change
	(in millions, except percentages)
Revenues:
Global rolled and extruded products	$1,063.6	$412.5	158%
Global recycling	424.1	345.6	23
Global zinc	142.6	96.9	47
Intersegment revenues	(31.2)	(7.4)	(322)

Consolidated revenues	$1,599.1	$847.6	89%

Pounds shipped:
Global rolled and extruded products	552.0	$274.9	101%
Global recycling	789.0	730.3	8
Global zinc	87.0	102.8	(15)

Total pounds shipped	1,428.0	1,108.0	29%

Consolidated revenues for the three months ended March 31, 2007 increased $751.5 million compared to the three months ended March 31, 2006. The acquired operations of Corus Aluminum accounted for $647.1 million of this increase. Excluding the impact of Corus Aluminum, global rolled and extruded products revenues increased $4.0 million in the three months ended March 31, 2007 compared to the three months ended March 31, 2006 as the impact of higher average primary aluminum prices was substantially offset by lower shipment levels. Global recycling segment revenues increased $78.5 million in the three months ended March 31, 2007 compared to the prior year period due to higher average aluminum prices and higher shipment levels. Global zinc revenues increased $45.7 million in the first quarter of 2007 as compared to the first quarter of 2006 as higher average primary zinc prices more than offset a 15% reduction in shipments.

Global Rolled and Extruded Products Revenues

Global rolled and extruded products revenues for the three months ended March 31, 2007 increased $651.1 million compared to the three months ended March 31, 2006. The increase in revenues resulted primarily from the acquisition of Corus Aluminum, which generated revenues of $647.1 million in the three months ended March 31, 2007. Further, an 18% increase in the average price of primary aluminum included in our invoiced prices in the first quarter of 2007 as compared to the first quarter of 2006 increased revenues by an estimated $51.7 million. Shipment levels in the three months ended March 31, 2007, excluding the impact of Corus Aluminum, decreased by 12% which decreased revenues by an estimated $43.9 million. The reduction in shipments was due to reduced demand in the North American housing market and across most other industry segments served by our North American operations. Despite the lower demand, rolling margins remained comparable to 2006 levels through the first quarter of 2007.

Global Recycling Revenues

Global recycling revenues increased $78.5 million in the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 primarily as a result of higher aluminum prices which increased revenues by approximately $47.5 million. Shipment levels increased by 8% in the three months ended March 31, 2007 compared to the prior year period, resulting in a $26.8 million increase in revenues. The increase in shipment levels was principally due to strong European industrial activity year over year.

Global Zinc Revenues

Global zinc revenues increased $45.7 million in the three months ended March 31, 2007 compared to the three months ended March 31, 2006 driven by an approximate 79% increase in the average LME price of zinc which increased revenues an estimated $75.7 million. Partially offsetting this increase was a 15% reduction in shipments due to weak demand for zinc from our tire and rubber customers and our decision to exit lower margin business. This volume reduction decreased revenues by an estimated $26.4 million.

Segment Income and Gross Profit

	(Successor)	(Predecessor)
	For the three months ended March 31, 2007	For the three months ended March 31, 2006	Percent change
	(in millions, except percentages)
Segment income (loss):
Global rolled and extruded products	$10.8	$42.4	(75)%
Global recycling	15.7	18.1	(13)
Global zinc	(0.6)	15.1	*

Total segment income (loss)	$25.9	$75.6	(66)%
Items not included in gross profit:
Segment selling, general and administrative expense	43.6	$11.4	282%
Realized (gains) losses on derivative financial instruments	(4.5)	3.3	*
Other expenses, net	1.8	0.1	*

Gross profit	$66.8	$90.4	(26)%

*	Result not meaningful

Global Rolled and Extruded Products Segment Income

Global rolled and extruded products segment income for the three months ended March 31, 2007 decreased $31.6 million compared to the three months ended March 31, 2006. This net decrease was primarily due to the following:

•

$39.0 million of additional cost of sales recognized during the first quarter of 2007 as a result of the application of purchase accounting rules under U.S. GAAP. The rules effectively eliminate the profit associated with acquired work-in-process and finished goods inventories by requiring those inventories to be adjusted to fair value through the purchase price allocation. Further, approximately $13.2 million of economic benefits associated with settled derivative financial instruments were not included within segment income as a result of the Acquisition;

•

The acquired operations of Corus Aluminum which generated segment loss of $14.5 million in the three months ended March 31, 2007, including approximately $44.1 million of the higher costs associated with the impacts of purchase accounting discussed above;

•	Lower volumes, excluding the impact of Corus Aluminum, during the first quarter of 2007 compared to the prior year period which reduced segment income by approximately $7.9 million;

•

Lower material margins, excluding Corus Aluminum, resulting from lower year over year benefits from the impact of metal price lag created by rising primary aluminum prices reduced segment income by an estimated $16.4 million; and

•

Productivity improvements and cost reductions resulting from the implementation of Six Sigma initiatives increased segment income by approximately $8.4 million in addition to the $12.0 million of benefits realized by the acquired operations of Corus Aluminum.

Global Recycling Segment Income

Global recycling segment income in the three months ended March 31, 2007 decreased by $2.4 million compared to the same period in 2006 primarily due to $3.6 million of higher costs associated with purchase accounting. These costs were offset by cost savings related to productivity initiatives which resulted in an estimated $4.6 million increase in segment income in 2007. While the segment experienced higher volumes and slightly higher pricing in the three months ended March 31, 2007 compared to the three months ended March 31, 2006, tighter scrap spreads and higher operating costs more than offset the impact of these increases.

Global Zinc Segment Income

Global zinc segment income decreased by $15.7 million in the three months ended March 31, 2007 compared to the same period in 2006. This decrease is primarily attributable to the impact of purchase accounting adjustments which resulted in $10.8 million in higher costs. Lower volumes also reduced segment income by $3.6 million.

Selling, General and Administrative Expenses

Consolidated selling, general and administrative expenses (“SG&A”) increased $34.9 million in the three months ended March 31, 2007 as compared to the prior year period. Corporate SG&A expense increased $2.7 million primarily due to sponsor management fees of $2.3 million while segment SG&A expense increased $32.2 million as a result of the acquisition of Corus Aluminum. As a percentage of revenues, consolidated SG&A expense increased from 3.2% in the three months ended March 31, 2006 to 3.9% in the three months ended March 31, 2007, which is consistent with the three months ended December 31, 2006.

Restructuring and Other Charges

During the three months ended March 31, 2007, we incurred $7.2 million of costs primarily related to a potential acquisition that was not consummated.

(Gains) Losses on Derivative Financial Instruments

Amounts recorded within “(Gains) losses on derivative financial instruments” include the realized and unrealized gains and losses associated with derivatives that we do not account for as hedges. During the three months ended March 31, 2007 we recorded net realized and unrealized gains of $4.4 million and $1.0 million on our metal and currency derivative financial instruments, respectively. During the three months ended March 31, 2006 we recorded net realized and unrealized losses of $4.1 million on our metal derivative financial instruments.

Interest Expense

Interest expense in the three months ended March 31, 2007 increased $41.8 million from the comparable period of 2006. The increase resulted from higher levels of debt outstanding as a result of the acquisition of Corus Aluminum and the Acquisition.

Provision for Income Taxes

Our effective tax rate was 1.2% and 36.8% for the three months ended March 31, 2007 and 2006, respectively. The effective tax rate for the three months ended March 31, 2007 differed from the federal statutory rate applied to losses before income taxes primarily as a result of the mix of income, losses and tax rates between tax jurisdictions.

We have valuation allowances recorded to reduce certain deferred tax assets to amounts that are more likely than not to be realized. The remaining valuation allowances relate to our potential inability to utilize certain foreign net operating loss carry forwards and U.S. state net operating loss and tax credit carry forwards. We intend to maintain these existing valuation allowances until sufficient positive evidence exists (such as cumulative positive earnings and estimated future taxable income) to support their reversal. Any subsequent reversal of the state income tax valuation allowance will result in a reduction in the otherwise determinable income tax expense, and any reversal of the international valuation allowance will result in a reduction of goodwill and other intangible assets.

Highlights of the Year Ended December 31, 2006

We continued to make improvements in our manufacturing and procurement processes through the execution of our Six Sigma-based initiatives. These initiatives and our continuous focus on identifying and executing synergistic benefits associated with the acquisitions of Corus Aluminum, Commonwealth and the 2005 Acquisitions generated estimated savings of $100.0 million in the year ended December 31, 2006. We also continued to experience rapid growth with the acquisition of Corus Aluminum on August 1, 2006 and the inclusion of the 2005 Acquisitions in our consolidated operating results for the entire year. In addition to the growth resulting from acquisitions, our core businesses also experienced significant increases in profitability in 2006 as the rising prices of primary metals such as aluminum and zinc favorably impacted our selling prices and segment income.

The following discusses the significant highlights, events and factors that impacted our business in 2006. Additional discussion of these items is included throughout MD&A and the audited consolidated financial statements.

•

On July 14, 2006, TPG formed Holdings and Merger Sub for purposes of acquiring us. On August 7, 2006, we entered into an Agreement and Plan of Merger with Holdings, pursuant to which each share of our common stock (other than shares held in treasury or owned by Holdings) would be converted into the right to receive $52.50 in cash. The Acquisition was completed on December 19, 2006 at which time TPG and certain members of our management made a cash contribution of $844.9 million and a non-cash contribution of $3.9 million to Holdings in exchange for 8,520,000 shares of common stock of Holdings. The non-cash contribution consisted of shares of common stock held by management. Holdings contributed this amount to Merger Sub in exchange for Merger Sub issuing 900 shares of its common stock to Holdings. The cash contribution, along with the additional indebtedness jointly entered into by us and Merger Sub, was used to acquire all of our then outstanding common stock, including non-vested restricted stock, pay the holders of all outstanding stock options, refinance substantially all of our indebtedness and pay fees and expenses associated with the Acquisition. The Acquisition is more fully described in Note B of the audited consolidated financial statements while the refinancing is more fully described in “—Liquidity and Capital Resources” and in Note K of the audited consolidated financial statements.

Immediately upon consummation of the Acquisition, the Merger Sub was merged with and into the Company. As the surviving corporation in the merger, we assumed, by operation of law, all of the rights and obligations of Merger Sub. Subsequent to the Acquisition, our common shares were delisted from the New York Stock Exchange.

•	Our focus on synergy benefits and productivity improvements led to the realization of approximately $100.0 million of cost reductions in 2006.

•

We continued to execute our strategy of growth through strategic acquisitions and completed the acquisition of Corus Aluminum on August 1, 2006. We believe that the Corus Aluminum acquisition transformed us as it has expanded our product offering, increased our participation in high-growth industry segments and strengthened our technology platform. Aggregate net cash consideration for the acquisition was €695.5 million (approximately $885.7 million), subject to adjustment based on the finalization of the net debt assumed and the working capital delivered. Based on preliminary information, we recorded an adjustment to increase the purchase price by $65.0 million. Final determination of this adjustment is expected to occur in 2007.

Corus Aluminum contributed revenues of $949.4 million during the five months in which its operating results were included in our consolidated operating results. However, these operations incurred a segment loss of $27.1 million as purchase accounting rules prevented us from reflecting the majority of the normal profit associated with the sale of acquired inventories and from reflecting the full economic benefits associated with the settlement of acquired aluminum and currency derivatives in our consolidated operating results.

•

Excluding the impact of the Corus Aluminum acquisition, our global rolled and extruded products segment reported an increase in segment income of $47.1 million in 2006 as a result of the 2005 Acquisitions, the closure of our Carson, California rolling mill, the benefit of metal price lag created by rising primary aluminum prices, improving scrap spreads, and productivity and acquisition synergies. These factors more than offset lower volumes, exclusive of the impact of the acquired businesses, slightly lower rolling margins and higher energy and incentive compensation expenses.

•	Our global zinc segment benefited from a 242% increase in the average LME price of zinc from 2005 to 2006. The rising price of zinc contributed to a $44.0 million increase in segment income in 2006.

•

Our global recycling segment benefited from a 35% increase in the average LME price of aluminum from 2005 to 2006 as well as from continued productivity initiatives. Global recycling’s segment income increased $43.0 million in 2006.

•	During 2006, we implemented a program of hedging a portion of our base inventory levels within the global rolled and extruded products segment.

We also face many challenges in our business and industry, the following of which are the most significant:

•

We incurred significant indebtedness in connection with the Acquisition and are highly leveraged. While substantially all of our indebtedness matures in 2011 or later, we will incur and pay significantly more interest expense under our new capital structure than we paid in 2006. We estimate that our interest payments, excluding interest on our revolving credit facility, will be approximately $178.1 million in the year ending December 31, 2007. Our ability to continue to meet these obligations will depend on our continued profitability.

•

The Acquisition has also required that all of our assets and liabilities be adjusted to fair value through purchase accounting. These adjustments have impacted and will continue to impact the amount of goodwill recorded in our consolidated balance sheet as purchase accounting adjustments related to appraisals of long-lived tangible and intangible assets, deferred income taxes and certain other assets and liabilities are finalized in 2007.

•

We remain susceptible to changing primary metal and natural gas prices as well as changing currency and interest rates. We continually evaluate our risk management and hedging activities in an attempt to reduce the impact of these changes on our operating results and cash flows. As mentioned previously, we now utilize derivative financial instruments to fix the selling prices of a portion of the global rolled and extruded products base inventory levels. In 2007, we entered into derivative financial instruments to hedge forecasted sales of our zinc products. Although we have reduced our exposure to unfavorable changes in primary aluminum and zinc prices, we have also reduced our ability to benefit from favorable price changes.

•

The majority of our derivative financial instruments are not treated as hedges for accounting purposes. As a result, changes in the fair values of these derivatives are recorded immediately in the statement of operations rather than at the time of the settlement of the derivative instrument. This has led to earnings volatility in the past and we expect further earnings volatility in future periods. We record the changes in the fair value of derivatives not accounted for as hedges, including both unrealized gains and losses associated with open contracts and realized gains and losses associated with settled contracts, within “(Gains) losses on derivative financial instruments” in the consolidated statement of operations. Our definition of segment income includes only the impact of derivative financial instruments that have been settled for cash in the period.

•

LME zinc prices had been at or near record levels throughout 2006 but as of March 31, 2007, these prices had dropped by 24% compared to December 31, 2006. This has negatively impacted our zinc business through the first quarter of 2007. As noted above, we have implemented a risk management strategy to reduce the impact of further decreases in LME zinc prices.

•

The North American housing industry has declined significantly in 2006 and in the beginning of 2007. Single family home construction has decreased more than 10% year over year resulting in slower demand for building and construction end-uses in North America.

Results of Operations for the Year Ended December, 31, 2006 Compared to the Year Ended December 31, 2005 and for the Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004.

Basis of Presentation

We have prepared our discussion of the results of operations for the year ended December 31, 2006 by comparing the results of operations for the year ended December 31, 2005 to the combined amounts obtained by adding the earnings and cash flows for the period from January 1, 2006 to December 19, 2006 (the “Predecessor Period”) and the period from December 20, 2006 to December 31, 2006 (the “Successor Period”). We refer to the sum of these two periods as the “Combined Period.” We have included this presentation as we believe that it provides a meaningful method of comparison. In addition, we present a separate discussion of the operating results for the Successor Period.

Historical and Pro Forma Operating Results

The following provides combined financial and operating data for the year ended December 31, 2006, historical financial and operating data for the years ended December 31, 2005 and pro forma and historical financial and operating data for the year ended December 31, 2004. The acquisition of Commonwealth Industries, Inc. in December 2004 had a dramatic impact on our operating performance and limited the comparability of our historical operating results. As a result, we have provided pro forma financial information for the year ended December 31, 2004. The unaudited pro forma information for 2004 has been prepared assuming that Aleris and Commonwealth had been operating together on a consolidated basis since January 1, 2004, and gives effect to the financing transactions related to the acquisition of Commonwealth as if they had occurred at that time.

						Unaudited Pro Forma Information
				Percent Change		2004	Percent Change 2005 vs. 2004
For the year ended December 31,	2006	2005	2004	Combined 2006 vs. 2005	2005 vs. 2004
	(Combined)	(Predecessor)	(Predecessor)
	(in millions, except percentages)
Revenues	$4,748.8	$2,429.0	$1,226.6	96%	98%	$2,244.7	8%
Cost of sales	4,333.0	2,181.3	1,153.1	99	89	2,096.1	4

Gross profit	415.8	247.7	73.5	68	237	148.6	67
Gross profit as a percentage of revenues	9%	10%	6%			7%
Selling, general and administrative expense	167.4	91.1	54.5	84	67	92.2	(1)
Restructuring and other charges	41.9	29.9	14.9	40	101	37.9	(21)
(Gains) losses on derivative financial instruments	(30.8)	8.0	(8.6)	*	*	(9.4)	*

Operating income	237.3	118.7	12.7	100	835	27.9	325
Interest expense	90.6	41.9	28.8	116	45	44.4	(6)
Equity in net loss of affiliates	—	1.6	0.2	*	*	0.3	433
Interest and other income, net	(21.7)	—	(0.2)	*	*	(1.9)	*
Loss on early extinguishment of debt	54.4	—	—	*	*	—	*

Income (loss) before income taxes and minority interests	114.0	75.2	(16.1)	52	*	(14.9)	*
Provision for income taxes	43.6	0.4	7.5	*	(95)	7.5	(95)

Income (loss) before minority interests	70.4	74.8	(23.6)	(6)	*	(22.4)	*
Minority interests, net of provision for income taxes	0.1	0.5	0.2	(80)	150	0.3	67

Net income (loss)	$70.3	$74.3	$(23.8)	(5)%	*	$(22.7)	*

Total Segment Income	$330.5	$223.4	$55.0
Corporate general and administrative expenses	(72.8)	(58.2)	(32.2)
Restructuring and other charges	(41.9)	(29.9)	(14.9)
Interest expense	(90.6)	(41.9)	(28.8)
Unrealized gains (losses) from derivative financial instruments	28.3	(18.6)	4.2
Unallocated interest and other income, net	14.9	0.4	0.6
Loss on early extinguishment of debt	(54.4)	—	—

Income (loss) before income taxes and minority interests	$114.0	$75.2	$(16.1)

*	Result is not meaningful.

Revenues and Shipments

The following table shows revenues and shipment data by segment and the percentage changes from the prior period:

For the year ended December 31	2006	2005	2004	Combined 2006 over 2005 % change	2005 over 2004 % change
	(Combined)	(Predecessor)	(Predecessor)
	(in millions, except percentages)
Revenues:
Global rolled and extruded products	$2,726.2	$1,246.7	$95.1	119%	*
Global recycling	1,489.0	967.9	926.5	54	4%
Global zinc	553.2	244.1	206.9	127	18
Intersegment revenues	(19.6)	(29.7)	(1.9)	(34)	*

Consolidated revenues	$4,748.8	$2,429.0	$1,226.6	96%	98%

Pounds shipped:
Global rolled and extruded products	1,640.9	922.3	76.8	78%	*
Global recycling	2,889.5	2,804.9	2,710.0	3	4%
Global zinc	384.1	392.4	423.1	(2)	(7)%

*	Result is not meaningful.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Our revenues for the year ended December 31, 2006 increased $2.3 billion compared to the year ended December 31, 2005. The acquired operations of Corus Aluminum, ALSCO, Tomra Latasa, Alumitech and the acquired assets of Ormet accounted for an estimated $1.6 billion of this increase. Excluding the impact of the acquired businesses, global rolled and extruded products segment revenues increased $111.5 million as lower shipment levels and slightly lower rolling margins were more than offset by the impact of the rising price of primary aluminum. Excluding the impact of the acquired businesses, global recycling segment revenues increased by $334.6 million as a result of improved volumes and higher selling prices resulting from the rising price of primary aluminum and higher tolling fees. Global zinc revenues increased $309.1 million as average LME zinc prices were approximately 242% higher during the year ended December 31, 2006 compared to the year ended December 31, 2005.

The following table presents the estimated impact of key factors that resulted in the 96% increase in our consolidated revenues from 2005 to 2006:

	Global rolled and extruded products	Global recycling	Global zinc	Consolidated
Price	18%	30%	129%	34%
Volume/mix	(10)	5	(2)	(3)
Acquisitions *	111	19	—	65

Total percentage increase	119%	54%	127%	96%

*	Represents the operations acquired as a result of the Corus Aluminum acquisition as well as the year-over-year changes in revenues resulting from our 2005 acquisitions.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenue increased 98% in the year ended December 31, 2005 compared to the year ended December 31, 2004 primarily due to the 2005 Acquisitions and the acquisition of Commonwealth in December 2004. In addition, increasing primary aluminum and zinc prices resulted in higher selling prices for our aluminum recycling and zinc products during the year ended December 31, 2005.

On a pro forma basis, our consolidated revenues would have increased by 8% from 2004. The following table presents, on a percentage basis, the estimated impact of key factors that resulted in the 8% increase in our consolidated revenues from pro forma 2004 to 2005:

	Global rolled and extruded products	Global recycling	Global zinc	Consolidated
Price	17%	3%	30%	13%
Volume/mix	(14)	(2)	(13)	(10)
Acquisitions *	6	3	—	4
Currency and other	(1)	—	1	1

Total percentage increase	8%	4%	18%	8%

*	Represents the following operations acquired as a result of the acquisitions of 2005: ALSCO in October 2005, certain assets of Ormet in December 2005, Alumitech in December 2005, and Tomra Latasa in August 2005.

Global Rolled and Extruded Products Revenues

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005. Segment revenues increased by $1.5 billion in the year ended December 31, 2006 compared to the year ended December 31, 2005. The increase in revenues was due to the following:

•	Corus Aluminum, which generated revenues of $949.4 million since its acquisition on August 1, 2006;

•	The fourth quarter 2005 acquisitions of ALSCO and certain of the assets acquired from Ormet, which contributed incremental revenues of $418.7 million in the year ended December 31, 2006;

•

A 32% increase in the average price of primary aluminum included in our invoiced prices for the year ended December 31, 2006 compared to the year ended December 31, 2005, excluding the impact of the acquired businesses, which increased revenues by an estimated $245.6 million;

•

A 5% reduction in shipment levels in the year ended December 31, 2006 compared to the year ended December 31, 2005, excluding the impact of the acquired businesses, which reduced revenues by approximately $118.5 million. This decrease was a result of lower demand in North America; and

•	Rolling margins in the year ended December 31, 2006, excluding the impact of the acquired businesses, which decreased compared to the rolling margins realized in the year ended December 31, 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004. Segment revenues for global rolled and extruded products in 2004 include only the revenue generated from the date of the acquisition of Commonwealth on December 9, 2004 to December 31, 2004. As 2005 includes the Commonwealth operations for the entire year and comparisons of 2005 and 2004 on a reported basis are not meaningful, we use pro forma financial information for the year ended December 31, 2004 as a basis for comparison. Revenues from our global rolled and extruded products segment increased $94.1 million, or approximately 8%, in 2005 as compared to pro forma 2004. The increase resulted from the following:

•

Increased selling prices per pound, which resulted in a 17% increase in revenues. This increase was due to a 30% increase in rolling margins charged to customers as a result of new customer agreements which began in January 2005 as well as a 12% increase in primary aluminum prices which was passed on to our customers through our metal plus conversion fee pricing model;

•

A 12% decrease in volumes, excluding the impact of the 2005 Acquisitions. The decline in volume reduced revenues by 14% and was the result of customer destocking that occurred during much of the third and fourth quarters of 2005. This destocking was the result of high inventory levels built-up by our distribution and building and construction customers over the prior six months; and

•	The acquired operations of ALSCO which contributed $64.9 million of revenues to the segment in 2005.

Global Recycling Revenues

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005. Global recycling revenues increased $521.1 million in the year ended December 31, 2006 compared to the year ended December 31, 2005 partially as a result of the acquisitions of Alumitech, Tomra Latasa and certain assets of Ormet, which generated incremental revenues of $186.5 million in the year ended December 31, 2006. Excluding the impact of the acquired businesses, the segment benefited from the 35% increase in the average LME price of aluminum in the year ended December 31, 2006. The higher LME prices contributed to higher selling prices per pound, increasing revenues by approximately $293.2 million. Pounds shipped decreased as a result of shifting certain recycling facilities to the global rolled and extruded products segment in 2006. Management estimates that global recycling segment revenues would have been lower by approximately $22.8 million in the year ended December 31, 2005 as a result of this change. Segment results have not been restated to reflect this change. Exclusive of this change and the impact of the acquisitions, pounds shipped increased by 5% in the year ended December 31, 2006 compared to the year ended December 31, 2005, resulting in a $51.8 million increase in revenue in 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004. Revenues from our global recycling segment increased 4% from 2004 to 2005 primarily as a result of the acquisition of Tomra Latasa in August 2005 which increased segment revenues by approximately 3%. Higher volumes in Germany as a result of the completion of a magnesium recycling facility also contributed to the increase in segment revenues. In the United States, reduced volumes from the automotive industry as well as a slight shift from product sales to toll sales and the resultant lower gross revenue were offset by the higher underlying aluminum value of product sales caused by the increased price of primary aluminum. The shift to toll agreements, as well as a reduction in total product sales, was a deliberate response to the reduced availability of scrap in certain geographic areas and reduced demand from the U.S. automotive industry. The reduced availability of scrap resulted in higher scrap prices during the first half of 2005. In order to limit our exposure to the rising price of scrap aluminum, we shifted a higher percentage of our business to toll sales.

Global Zinc Revenues

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005. Revenues from our global zinc segment increased $309.1 million in the year ended December 31, 2006 compared to the year ended December 31, 2005, driven by an approximate 131% increase in the average selling prices of our zinc products, which more than offset a 2% decrease in pounds shipped. The increase in selling prices was the result of a 242% increase in the average LME price of zinc.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004. Revenues from our global zinc segment increased 18% in 2005 as compared to 2004, driven by a 30% increase in selling prices, which more than offset a 13% decrease in revenues due to lower shipment levels. The increase in selling price was the result of a 32% increase in the LME price of zinc. The 7% reduction in pounds shipped was due, in part, to reduced automotive demand during the first half of 2005 as well as the closure of our Hillsboro, Illinois facility and management’s decision to forego lower margin business.

Segment Income and Gross Profit

The following table shows the total income for our segments, the percentage change from the prior period and a reconciliation of segment income to our consolidated gross profit:

For the year ended December 31,	2006	2005	2004	Combined 2006 over 2005 % change	2005 over 2004 % change
	(Combined)	(Predecessor)	(Predecessor)
	(in millions, except percentages)
Segment income (loss):
Global rolled and extruded products	$180.7	$160.6	$(3.1)	13%	*
Global recycling	84.8	41.8	46.1	103	(9)%
Global zinc	65.0	21.0	12.0	210	75

Total segment income	$330.5	$223.4	$55.0	48%	306%

Items not included in gross profit:
Segment selling, general and administrative expense	$94.6	$32.9	$22.3	188%	48%
Realized losses (gains) on derivative financial instruments	4.5	(10.6)	(4.4)	*	141
Equity in loss of affiliates	—	1.6	0.2	*	*
Other (income) expense	(13.8)	0.4	0.4	*	*

Gross profit	$415.8	$247.7	$73.5	68%	237%

*	Result is not meaningful.

Global Rolled and Extruded Products Segment Income

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005. Global rolled and extruded products segment income for the year ended December 31, 2006 increased $20.1 million compared to the year ended December 31, 2005. The net increase was due to the following:

•

The acquisition of ALSCO and the impact of certain of the assets acquired from Ormet, which increased segment income by an estimated $44.6 million in the year ended December 31, 2006 compared to the year ended December 31, 2005.

•

Synergies from the Commonwealth acquisition and productivity benefits, which improved segment income by an estimated $30.7 million in the year ended December 31, 2006 compared to the year ended December 31, 2005.

•	A $13.8 million gain on the sale of the buildings and land at the Carson, California facility in the year ended December 31, 2006.

•

The closure of the Carson, California rolling mill in March 2006 and the shifting of that facility’s production to our lower cost rolling mills in Richmond, Virginia and Uhrichsville, Ohio, which increased segment income by an estimated $10.4 million in the year ended December 31, 2006.

•	Material margins, which improved as a result of the impact of the metal price lag of rising aluminum prices and improved scrap spreads, more than offset lower rolling margins.

•

The acquired operations of Corus Aluminum, which incurred segment losses of $27.1 million since August 1, 2006. Reported segment income for these operations was negatively impacted by purchase accounting rules under U.S. GAAP which effectively eliminate the profit associated with acquired work-in-process and finished goods inventories by requiring those inventories to be adjusted to fair value through the purchase price allocation. This requirement resulted in $5.4 million of additional costs of sales recorded in the year ended December 31, 2006. In addition, the purchase accounting rules also prevented the recognition of $34.8 million of the economic benefits of acquired aluminum and currency derivatives that settled during the period.

•	Lower shipment levels, excluding the acquired businesses, which resulted in a decrease in segment income of approximately $39.0 million.

•	Higher freight, energy and personnel costs, which reduced segment income by $29.4 million.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004. Segment income for the year ended December 31, 2004 includes the operating results of Commonwealth from December 9, 2004 to December 31, 2004. As a result, comparisons to 2005 segment performance are not meaningful. On a pro forma basis, segment income from global rolled and extruded products was $63.1 million in 2004. The $97.5 million, or 155%, increase in segment income from pro forma 2004 to 2005 was due primarily to the following:

•

Material margins increased 41% in the year ended December 31, 2005, which increased segment income by an estimated $145.0 million. The material margin increase was driven by improved rolling margins as a result of new customer agreements as well as widening scrap spreads.

•

Productivity improvements and synergistic benefits from the acquisition of Commonwealth, which further improved segment operating results by an estimated $12.0 million in the year ended December 31, 2005. These improvements and benefits related to reduced procurement, insurance and employee costs.

•	Shipment levels decreased 12% in the year ended December 31, 2005 compared to the pro forma year ended December 31, 2004, which resulted in a $48.2 million reduction in segment income.

•	Higher natural gas and freight costs in the year ended December 31, 2005, which reduced segment income by $8.4 million.

•

The requirement to write-up acquired inventories to fair value through purchase accounting for the Commonwealth and ALSCO acquisitions, which reduced segment income by approximately $6.2 million in 2005 and $5.4 million in 2004.

Global Recycling Segment Income

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005. Global recycling segment income for the year ended December 31, 2006 increased by $43.0 million partly due to the acquisitions of Alumitech, Tomra Latasa and certain assets of Ormet, which contributed incremental segment income of $20.8 million in 2006. In addition, productivity initiatives to reduce metal procurement costs increased segment income by $20.3 million in 2006 while increased volumes and widening scrap spreads resulting from higher average LME prices increased segment income by $27.5 million. Higher personnel and other manufacturing costs reduced segment income by $15.6 million in 2006 as compared to 2005. Segment income for the year ended December 31, 2005, which has not been restated, included $2.1 million related to the global recycling facilities which are now accounted for as part of the global rolled and extruded products segment.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004. The $4.3 million decrease in global recycling segment income in the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily the result of the increasing cost of scrap aluminum in Germany which decreased segment income by an estimated $10.4 million, rising natural gas costs in the U.S. which reduced segment income by approximately $5.8 million and a $1.2 million write-down of a recycling joint venture investment. These items more than offset the $1.2 million of segment income contributed by the acquisition of Tomra Latasa since its acquisition, the impact of a customer bankruptcy that reduced segment income by $3.2 million in 2004 and productivity improvements and merger related synergies relating to improved gas usage, operational efficiencies and cost savings related to insurance and workers compensation.

Global Zinc Segment Income

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005. Global zinc segment income increased $44.0 million in the year ended December 31, 2006 compared to the year ended December 31, 2005 due to the rising LME price of zinc in 2006. Our global zinc segment prices its product at a premium to the prevailing LME price and, as LME prices rise, our zinc operations benefit. Zinc segment income for the year ended December 31, 2006 was negatively impacted by purchase accounting adjustments which resulted in higher cost of sales of $1.6 million.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004. Our global zinc segment reported significantly higher profitability in 2005 compared to 2004 as a result of the increase in the LME price of zinc. The higher zinc prices increased segment income by an estimated $14.1 million in 2005 as compared to 2004 and more than offset lower production volumes. Productivity and recovery improvements further improved segment operating results in 2005.

Selling, General and Administrative Expense

Consolidated SG&A increased $76.3 million in the year ended December 31, 2006 compared to the year ended December 31, 2005. Corporate SG&A expenses increased $14.6 million primarily as a result of higher incentive compensation and stock-based compensation expense while segment SG&A expenses increased by $61.7 million primarily due to the acquisition of Corus Aluminum and the 2005 Acquisitions. As a percentage of revenues, SG&A decreased from 3.8% in 2005 to 3.5% in 2006 due partly to the increasing selling prices resulting from the rising LME prices of aluminum and zinc.

As a percentage of revenues, SG&A expense decreased from 4.4% in 2004 to 3.8% in 2005 due, in part, to $3.7 million of compensation expense related to 2004 executive severance and the elimination of duplicative general and administrative positions as part of our restructuring and integration plans. Partially offsetting these items were higher accruals related to compliance with the Sarbanes-Oxley Act and incentive compensation accruals under our management and employee incentive plans. On a pro forma basis, SG&A expenses in 2005 were comparable to 2004 with higher incentive compensation accruals and Sarbanes-Oxley Act costs offset by the elimination of redundant positions.

Restructuring and Other Charges

During the year ended December 31, 2006, we recorded restructuring and other charges of $41.9 million. The charges resulted from the following activities:

•

As discussed in Note D of the audited consolidated financial statements included in this prospectus, we modified the vesting provisions of certain share units in connection with the Acquisition and recorded $0.5 million of additional compensation expense associated with the modifications within “Restructuring and other charges.” In addition, as the outstanding stock options and non-vested restricted shares were, by the terms of those agreements, immediately vested upon the change in control that resulted from the Acquisition, we accelerated the expensing of these awards as well as the original fair value of the share units. The accelerated vesting resulted in $10.3 million of compensation expense being recorded within “Restructuring and other charges.” In addition to these charges, we incurred $20.5 million of expenses associated with the proxy solicitation to our former stockholders and $5.5 million of bridge loan commitment fees associated with the refinancing which have been included within “Restructuring and other charges” of the Successor Period.

•

During the fourth quarter, we recorded asset impairment charges of $5.0 million associated with certain assets within our global recycling segment. We based the determination of the impairment of the machinery and equipment on the discounted cash flows expected to be realized from the affected assets. In addition, we recorded $0.8 million of employee severance and benefit costs associated primarily with the realignment of our operating segments as a result of our acquisition of Corus Aluminum. All affected employees have left their positions as of December 31, 2006.

•

We reversed approximately $3.2 million of the employee severance and environmental accruals established in 2005 and recorded additional asset impairments of $0.9 million and other exit costs of $1.6 million primarily associated with various contractual obligations at the Carson facility.

The restructuring charges of $29.9 million recorded in 2005 relate primarily to the closure of our rolled products facility in Carson, California. The closure relates to our acquisition of ALSCO and resulted from our determination that the rolling operations at ALSCO’s Richmond, Virginia facility are more efficient and cost effective. The impairment charge totaled $24.3 million and consisted of non-cash asset impairment charges of $16.3 million, severance and other employee related benefit costs of $5.5 million and other exit costs of $2.5 million. We based the determination of the impairment of the machinery and equipment on the discounted cash flows expected to be realized from the assets to be scrapped. No impairment charge was recorded for assets that will be moved to our other facilities as the expected undiscounted cash flows of those assets is sufficient to recover their carrying value.

We recorded the following additional restructuring and impairment charges in 2005:

•

A non-cash asset impairment charge of $0.8 million to write down previously idled assets at our closed Wendover, Utah recycling facility to their estimated fair value. The charge was the result of management’s determination that the assets would not be relocated and utilized at our other operations;

•

Severance and other termination benefits totaling $2.8 million related to the acquisition of Commonwealth. As part of the acquisition, we eliminated certain administrative positions at both the former Commonwealth headquarters and at our headquarters. As of September 30, 2006, all of the Aleris employees to be severed had left their positions; and

•	Lease termination costs of $1.2 million and non-cash asset impairment charges of $0.4 million related to the closure of our former headquarters in Irving, Texas.

During 2004, we recorded $14.9 million of charges primarily related to our initial plans to integrate Commonwealth. The charges consisted of employee severance and benefit costs, and accelerated vesting of non-vested shares and share units. In addition, we recorded asset impairment charges totaling $4.2 million related to certain of our recycling facilities.

We evaluate the performance of our reportable segments exclusive of restructuring and other charges. As a result, the amounts discussed above have not been included in segment income but have been recorded at the corporate level. See Note D of our audited consolidated financial statements included elsewhere in this prospectus.

(Gains) Losses on Derivative Financial Instruments

Amounts recorded within “(Gains) losses on derivative financial instruments” include the changes in fair value of those derivative financial instruments that we do not account for as hedges. During the year ended December 31, 2006, we recorded a $9.8 million gain from currency option contracts used to hedge a portion of the purchase price paid to acquire Corus Aluminum. We also recorded net realized and unrealized gains of $20.8 million on our aluminum derivative financial instruments as a result of the rising price of primary aluminum during the year.

During the year ended December 31, 2005, we recorded net losses on our derivative financial instruments as primary aluminum prices were lower at December 31, 2005 compared to December 31, 2004.

Interest Expense

Interest expense increased in 2006 compared to 2005 as a result of increased debt levels in connection with the Acquisition and the acquisition of Corus Aluminum. Our average debt outstanding increased from $421.1 million in 2005 to $1.1 billion in 2006.

Interest expense increased in 2005 compared to 2004 primarily due to higher levels of debt resulting from the acquisition of Commonwealth and the 2005 Acquisitions. Our average debt outstanding increased from $267.8 million in 2004 to $421.1 million in 2005.

Loss on Early Extinguishment of Debt

In connection with the acquisition of Corus Aluminum, we refinanced substantially all of our indebtedness as of August 1, 2006. As a result of this refinancing, we incurred charges of $54.4 million related to the prepayment premiums associated with the 9% notes and the 10 3/8% notes and the write-off of existing deferred financing costs and debt discounts. See “—Liquidity and Capital Resources—December 2006 Refinancing” and Note K of the audited consolidated financial statements included in this prospectus.

Other (Income) Expense

As discussed previously, during 2006 we sold the land and buildings at our Carson, California rolling mill and recorded a gain of $13.8 million on the sale.

Provision for (Benefit from) Income Taxes

Income tax expense was $43.6 million in 2006 compared to $0.4 million in 2005. The 2006 income tax expense consisted of a provision of $3.6 million from non-U.S. tax jurisdictions and $40.0 million from the U.S. In 2006, management released the remaining federal valuation allowance of $0.9 million based upon positive evidence that it was more likely than not that our future taxable income, including reversals of taxable temporary differences, would be substantial enough to realize our net U.S. deferred tax assets.

At December 31, 2006 we had a valuation allowance of $93.7 million to reduce certain deferred tax assets to amounts that are more likely than not to be realized. Of the total 2006 valuation allowance, $67.3 million relates to net operating losses and future tax deductions for depreciation in non-U.S. tax jurisdictions and $26.4 million relates primarily to Kentucky state recycling credits and other state net operating losses. A significant amount of the non-U.S. valuation allowance relates to entities purchased as part of the acquisition of Corus Aluminum. We provided a valuation allowance of $52.0 million on deferred tax assets set up in the opening balance sheet of the non-U.S. Corus Aluminum entities. We believe that sufficient evidence currently exists that it is more likely than not that we will not recognize these deferred tax assets.

The 2005 income tax expense of $0.4 million consisted of a provision of $0.1 million from international jurisdictions and $0.3 million in the U.S. A significant portion of the federal valuation allowance was reversed in 2005 as federal net operating losses were utilized to offset taxable income. Management released the majority of the remaining federal valuation allowance at the end of 2005 based upon positive evidence that it was more likely than not that our future taxable income, including reversals of taxable temporary differences, would be substantial enough to realize our net U.S. deferred tax assets. This positive evidence included a change from an overall U.S. net deferred tax asset position to an overall net deferred tax liability position at the end of 2005.

Results of Operations for the Period from December 20, 2006 to December 31, 2006

We generated revenues of $111.8 million and gross profit of $2.9 million in the period from December 20, 2006 to December 31, 2006. Gross profit was negatively impacted by purchase accounting rules that required acquired inventories to be adjusted to fair value. This resulted in a $2.9 million increase to cost of sales in the period. SG&A costs totaled $6.1 million and represent corporate and segment expenses. Restructuring and other costs reflect a $5.5 million bridge loan commitment fee resulting from our December 2006 refinancing. Gains on derivative financial instruments totaled $11.1 million during the period and resulted from a favorable movement in the LME price of aluminum. Interest expense of $6.9 million reflects our new capital structure.

Liquidity and Capital Resources

We expect to finance our operations and capital expenditures from internally generated cash and amounts available under our 2006 credit facilities. We have traditionally financed our acquisitions and capacity expansions from a combination of cash on hand, funds from long-term borrowings and equity issuances. The Acquisition has significantly increased our level of indebtedness. Our ability to pay principal and interest on our debt, fund working capital and make anticipated capital expenditures depends on our future performance, which is subject to general economic conditions and other factors, some of which are beyond our control. We believe that based on current and anticipated levels of operations and conditions in our industry and markets, a combination of cash on hand, internally generated funds and borrowings available to us will be adequate to fund our current level of operational needs and to make required payments of principal and interest on our debt for the foreseeable future.

December 2006 Refinancing

On December 19, 2006, in conjunction with the Acquisition, we entered into a $750.0 million revolving credit facility (the “revolving credit facility), a $1,225.0 million term loan facility (the “term loan facility,” and together with the revolving credit facility, the “2006 credit facilities”), as amended on March 16, 2007, and issued $600.0 million of senior notes and $400.0 million of senior subordinated notes. The revolving credit facility amended and restated the revolving credit facility entered into on August 1, 2006 in connection with the acquisition of Corus Aluminum to, in part, increase the maximum borrowings by $100.0 million, subject to lender approval. In addition, the term loan facility amended and restated the term loan facility entered into on August 1, 2006 in connection with the acquisition of Corus Aluminum to increase the maximum borrowings to $825.0 million and €303.0 million. We used proceeds from these facilities to refinance substantially all of our existing indebtedness and to fund a portion of the purchase price of the Acquisition. We incurred $85.3 million of fees and expenses associated with the refinancing which have been capitalized as debt issuance costs.

Revolving Credit Facility

Our revolving credit facility provides senior secured financing of up to $750.0 million. We and certain of our U.S. and international subsidiaries are borrowers under this revolving credit facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S. and Canadian inventory, less certain ineligible amounts. Non-U.S. borrowers also have the ability to borrow under this revolving credit facility based on excess availability under the borrowing base applicable to U.S. borrowers, subject to certain sublimits. The revolving credit facility provides for the issuance of up to $50.0 million of letters of credit as well as borrowings on same-day notice, referred to as swingline loans, and will be available in U.S. dollars, Canadian dollars, euros and certain other currencies. As of March 31, 2007, we estimate that our borrowing base would have supported borrowings of $750.0 million, the maximum available under the revolving credit facility. After giving effect to the $338.0 million of outstanding borrowings as well as outstanding letters of credit of $23.3 million, we had $388.7 million available for borrowing as of March 31, 2007.

The revolving credit facility provides that we have the right at any time to request up to $100.0 million of additional commitments. The lenders do not have any obligation to provide any such additional commitments, and any increase in commitments will be subject to the absence of a default. If we request, and the lenders agree to provide, any such additional commitments, the revolving credit facility size could be increased to up to $850.0 million, but our ability to borrow would still be limited by the applicable borrowing bases.

Borrowings under the revolving credit facility bear interest at a rate equal to, at our option:

•

in the case of borrowings in U.S. dollars, either (a) a base rate determined by reference to the higher of (1) Deutsche Bank’s prime lending rate and (2) the overnight federal funds rate plus 0.5%, plus an applicable margin or (b) a Eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank, plus an applicable margin;

•	in the case of borrowings in euros, a euro LIBOR rate determined by Deutsche Bank, plus an applicable margin;

•	in the case of borrowings in Canadian dollars, a Canadian prime rate, plus an applicable margin; or

•	in the case of borrowings in other available currencies, a EURIBOR rate, plus an applicable margin.

The weighted average interest rate under the revolving credit facility as of March 31, 2007 was 6.9%.

In addition to paying interest on outstanding principal under the revolving credit facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.25%, if the average utilization is 50% or more for any applicable period, or 0.375%, if the average utilization is less than 50% for the applicable period. We must also pay customary letter of credit fees and agency fees.

The revolving credit facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuances of debt, other than debt permitted under the revolving credit facility; and (iii) 100% of the net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights. Mandatory prepayments with such proceeds are only required to the extent necessary to achieve a defined threshold liquidity level.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the revolving credit facility exceed the applicable borrowing base in effect at such time, we are required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the revolving credit facility is less than the greater of (x) $65.0 million and (y) 10% of the total commitments under the revolving credit facility or an event of default is continuing, we are required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the revolving credit facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar, euro LIBOR and EURIBOR loans.

There is no scheduled amortization under the revolving credit facility. The principal amount outstanding will be due and payable in full at maturity, on December 19, 2011.

The revolving credit facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us or our domestic subsidiaries), by (i) a first-priority security interest in substantially all of our current assets and related intangible assets located in the United States, substantially all of the current assets and related intangible assets of substantially all of our wholly-owned domestic subsidiaries located in the United States, substantially all of our assets located in Canada as well as the assets of Aleris Switzerland GmbH (other than its inventory and equipment), (ii) a second-priority security interest in substantially all our fixed assets located in the United States and substantially all of the fixed assets of substantially all of our wholly-owned domestic subsidiaries located in the United States, and (iii) the equity interests of certain of our foreign and domestic direct and indirect subsidiaries (including Aleris Deutschland Holding GmbH and Aleris Switzerland GmbH). The borrowers’ obligations under the revolving credit facility are guaranteed by certain of our existing and future direct and indirect subsidiaries. In addition, we guarantee the obligations of the other borrowers under the revolving credit facility.

The revolving credit facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing the revolving credit facility generally does not require us to comply with any financial ratio maintenance covenants, if the amount available under the revolving credit facility is less than the greater of (x) $65.0 million and (y) 10% of the total commitments under the revolving credit facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply. The credit agreement also contains certain customary affirmative covenants and events of default. We were in compliance with all of the covenants associated with the credit agreement as of March 31, 2007.

Term Loan Facility

Our term loan facility is a seven-year credit facility maturing on December 19, 2013. The term loan facility permits $825.0 million in U.S. dollar borrowings and €303.0 million in euro borrowings. We have borrowed the maximum amount under term loan facility, totaling approximately $1.2 billion, as of March 31, 2007.

Borrowings under our term loan facility bear interest, at our option, at:

•

in the case of borrowing in U.S. dollars, either (a) a base rate determined by reference to the higher of (1) Deutsche Bank’s prime lending rate and (2) the overnight federal funds rate plus 0.5%, plus an applicable margin or (b) a Eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank, plus an applicable margin; or

•	in the case of borrowings in euros, a euro LIBOR rate determined by Deutsche Bank, plus an applicable margin.

The applicable margin for borrowings by us in U.S. dollars under our term loan facility is 1.00% with respect to base rate borrowings and 2.00% with respect to Eurodollar borrowings. The applicable margin for loans made to Aleris Deutschland Holding GmbH in euros is 2.13%. At March 31, 2007, the weighted average interest rate for borrowings under the term loan facility was 6.9%.

The term loan facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuances of debt, other than debt permitted under the term loan facility; (iii) 100% of the net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights; and (iv) up to 50% (subject to certain reductions) of annual excess cash flow (as defined in the credit agreement for the term loan facility).

We may voluntarily repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar and euro LIBOR loans.

The term loan facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount during the first 6 3/4 years thereof, with the balance payable on the maturity date.

The term loan facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us), by (i) a first-priority security interest in substantially all our fixed assets located in the United States, substantially all of the fixed assets of substantially all of our wholly-owned domestic subsidiaries located in the United States and substantially all of the assets of Aleris Deutschland Holding GmbH and certain of its subsidiaries, (ii) a second priority security interest in all collateral pledged by us and substantially all of our wholly-owned domestic subsidiaries on a first-priority basis to lenders under the revolving credit facility located in the United States and (iii) the equity interests of certain of our foreign and domestic direct and indirect subsidiaries (including Aleris Deutschland Holding GmbH and Aleris Switzerland GmbH). The borrowers’ obligations under the term loan facility are guaranteed by certain of our existing and future direct and indirect subsidiaries. In addition, we guarantee the obligations of Aleris Deutschland Holding GmbH under the term loan facility.

The credit agreement governing the term loan facility contains a number of negative covenants that are substantially similar to those governing the senior notes and certain other customary covenants and events of default. However, we are not required to comply with any financial ratio covenants, including the minimum fixed charge coverage ratio applicable to our revolving credit facility.

Senior Notes

On December 19, 2006, Merger Sub issued $600.0 million aggregate original principal amount of 9.0% / 9.75% senior notes under a senior indenture (the “senior indenture”) with LaSalle Bank National Association, as trustee. At the closing of the Transactions, as the surviving corporation in the Acquisition, we assumed all the obligations of Merger Sub under the Senior Indenture. The senior notes mature on December 15, 2014.

For any interest payment period through December 15, 2010, we may, at our option, elect to pay interest on the senior notes entirely in cash (“cash interest”), entirely by increasing the principal amount of the outstanding senior notes or by issuing additional senior notes (“PIK interest”) or by paying 50% of the interest on the senior notes in cash interest and the remaining portion of such interest in PIK interest. Cash interest on the senior notes accrues at the rate of 9% per annum. PIK interest on the senior notes accrues at the rate of 9.75% per annum. After December 15, 2010, we will make all interest payments on the senior notes entirely in cash. All senior notes mature on December 15, 2014 and have the same rights and benefits as the senior notes issued on December 19, 2006. Interest on the senior notes is payable semi-annually in arrears on each June 15 and December 15 and commenced on June 15, 2007.

The senior notes are fully and unconditionally guaranteed on a joint and several unsecured, senior basis, by each of our restricted subsidiaries that are domestic subsidiaries and that guarantee our obligations under the 2006 credit facilities. The senior notes and the guarantees thereof are our and the guarantors’ unsecured, senior obligations and rank (i) equal in the right of payment with all of our and the guarantors’ existing and future senior indebtedness and other obligations, including any borrowings under our 2006 credit facilities and the guarantees thereof, that are not by their terms expressly subordinated in right of payment to the senior notes and the guarantors’ guarantee of the senior notes; and (ii) senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness, including the senior subordinated notes and the guarantees thereof. The senior notes also are effectively junior in priority to our and the guarantors’ obligations under all secured indebtedness, including our 2006 credit facilities, and any other secured obligations of ours, in each case, to the extent of the value of the assets securing such obligations. In addition, the senior notes are structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that are not providing guarantees.

We are not required to make any mandatory redemption or sinking fund payments with respect to the senior notes other than as set forth in the senior indenture relating to certain tax matters, but under certain circumstances, we may be required to offer to purchase senior notes as described below. We may from time to time acquire senior notes by means other than a redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Except as described below, the senior notes are not redeemable at our option prior to December 15, 2010. From and after December 15, 2010, we may redeem the senior notes, in whole or in part, at a redemption price equal to 104.5% of principal amount, declining annually to 100% of the principal amount on December 15, 2012, plus accrued and unpaid interest, and additional interest (as defined in the senior indenture), if any, thereon to the applicable redemption date.

Prior to December 15, 2009, we may, at our option, subject to certain conditions, redeem up to 35% of the aggregate principal amount of senior notes at a redemption price equal to 109% of the aggregate principal amount thereof, plus accrued and unpaid interest, and additional interest, if any, thereon to the redemption date, with the net cash proceeds of one or more equity offerings of ours or any direct or indirect parent of ours to the extent such net proceeds are contributed to us. At any time prior to December 15, 2010, we also may redeem all or a part of the senior notes at a redemption price equal to 100% of the principal amount of senior notes redeemed plus an applicable premium, as provided in the senior indenture, as of, and accrued and unpaid interest and additional interest, if any, to the redemption date.

Upon the occurrence of a change of control (as defined in the senior indenture), each holder of the senior notes has the right to require us to repurchase some or all of such holder’s senior notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and additional interest, if any, to the date of purchase.

The indenture governing the senior notes contains covenants that limit our ability and certain of our subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the senior notes;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	consolidate or merge;

•	create liens; and

•	enter into sale and lease back transactions.

The senior indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all outstanding senior notes to be due and payable immediately.

Senior Subordinated Notes

On December 19, 2006, Merger Sub issued $400.0 million aggregate original principal amount of 10.0% senior subordinated notes under a senior subordinated indenture (the “senior subordinated indenture”) with LaSalle Bank National Association, as trustee. At the closing of the Transactions, as the surviving corporation in the Acquisition, we assumed all the obligations of Merger Sub under the senior subordinated indenture. The senior subordinated notes mature on December 15, 2016. Interest on the senior subordinated notes is payable in cash semi-annually in arrears on each June 15 and December 15 and commenced on June 15, 2007.

The senior subordinated notes are fully and unconditionally guaranteed, on a joint and several unsecured, senior subordinated basis, by each of our restricted subsidiaries that are domestic subsidiaries and that guarantee our obligations under the 2006 credit facilities. The senior subordinated notes and the guarantees thereof are our and the guarantors’ unsecured, senior subordinated obligations and rank (i) junior to all of our and the guarantors’ existing and future senior indebtedness, including the senior notes and any borrowings under our 2006 credit facilities, and the guarantees thereof; (ii) equally with any of our and the guarantors’ future senior subordinated indebtedness; and (iii) senior to any of our and the guarantors’ future subordinated indebtedness. In addition, the senior subordinated notes are structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that are not providing guarantees.

We are not required to make any mandatory redemption or sinking fund payments with respect to the senior subordinated notes, but, under certain circumstances, we may be required to offer to purchase senior subordinated notes as described below. We may from time to time acquire senior subordinated notes by means other than a redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Except as described below, the senior subordinated notes are not redeemable at our option prior to December 15, 2011. From and after December 15, 2011, we may redeem the senior subordinated notes, in whole or in part, at a redemption price equal to 105.0% of principal amount, declining annually to 100% of principal amount on December 15, 2014, plus accrued and unpaid interest, and additional interest (as defined in the senior subordinated indenture), if any, thereon to the applicable redemption date.

Prior to December 15, 2009, we may, at our option, subject to certain conditions, redeem up to 35% of the aggregate principal amount of senior subordinated notes at a redemption price equal to 110.0% of the aggregate principal amount thereof, plus accrued and unpaid interest, and additional interest, if any, thereon to the redemption date, with the net cash proceeds of one or more equity offerings of ours or any direct or indirect parent of ours to the extent such net proceeds are contributed to us. At any time prior to December 15, 2011, we also may redeem all or a part of the senior subordinated notes at a redemption price equal to 100% of the principal amount of senior subordinated notes redeemed plus an applicable premium, as provided in the senior subordinated indenture, as of, and accrued and unpaid interest and additional interest, if any, to the redemption date.

Upon the occurrence of a change of control (as defined in the senior subordinated indenture), we will make an offer to purchase all of the senior subordinated notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and additional interest, if any, to the date of purchase.

The indenture governing the senior subordinated notes contains covenants substantially similar to those applicable to our senior notes described above. The senior subordinated indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all outstanding senior notes to be due and payable immediately, subject to certain exceptions.

August 2006 Refinancing

In connection with the acquisition of Corus Aluminum, we entered into the revolving credit facility, the term loan facility, and a temporary senior unsecured facility funded in U.S. dollars and euros. In addition to funding the purchase price paid to acquire Corus Aluminum, we used the proceeds from these facilities to refinance substantially all of our then-existing indebtedness and to pay costs associated with the acquisition and new facilities. Amounts outstanding under our former credit facility were repaid and that agreement was terminated on August 1, 2006. We completed a cash tender offer and consent solicitation for the 9% notes on August 1, 2006 and effected a legal defeasance on August 2, 2006 that resulted in the discharge of our obligations under the 9% notes and the indenture governing the 9% notes. We also completed a cash tender offer and consent solicitation for the 10 3/8% notes on August 1, 2006, effected a covenant defeasance on August 2, 2006 that terminated our obligations with respect to substantially all of the remaining restrictive covenants on the 10 3/8% notes and effected the satisfaction and discharge of the indenture governing the 10 3/8% notes on October 20, 2006, including the release of all liens on the collateral securing the 10 3/8% notes. In addition, we repaid all of the amounts outstanding under the VAW-IMCO credit facilities and $59.0 million of Corus Aluminum’s outstanding debt. As a result of these financing activities, we incurred prepayment penalties totaling $38.0 million and wrote off $16.4 million of unamortized debt issuance costs. The total charge of $54.4 million has been recorded within “Loss on early extinguishment of debt” in the consolidated statement of operations. In addition, we incurred fees and expenses associated with the refinancing totaling $29.8 million. These costs were capitalized as debt issuance costs, amortized to interest expense through the date of the Acquisition and then eliminated in purchase accounting as a result of the refinancing of debt related to the Acquisition.

Cash Flows from Operations

Cash flows generated from our operating activities were $2.8 million in the three months ended March 31, 2007 and $35.4 million in the three months ended March 31, 2006. Cash flows from operations in the three months ended March 31, 2007 were impacted by higher cash interest expense and higher accounts receivable balances primarily due to a $135.3 million increase in revenues during the month of March 2007 as compared to December 2006. The $36.4 million increase in accounts payable and accrued expenses resulted primarily from the rising price of primary aluminum and higher accruals for interest payments to be made in the second quarter of 2007 partially offset by incentive compensation payments. The impact of rising metal prices on inventory was offset by reduced volumes at March 31, 2007 as compared to December 31, 2006.

Cash flows generated from our operating activities were $190.9 million in the year ended December 31, 2006 and $102.3 million in the year ended December 31, 2005. Operating cash flows primarily reflect our strong operating performance in the year ended December 31, 2006. Negatively impacting operating cash flows were higher accounts receivable balances primarily due to a $79.6 million increase in revenues during the month of December 2006, excluding Corus Aluminum, as compared to December 2005. Our consolidated days sales outstanding have decreased from 43 days at December 31, 2005 to 38 days at December 31, 2006. The rising price of primary metals contributed to the $123.8 million increase in accounts payable and accrued expenses at December 31, 2006. Inventories increased by $20.6 million primarily as a result of the rising prices of primary metals, the impact of which was reduced by lower inventory levels at December 31, 2006 as compared to December 31, 2005, excluding the impact of Corus Aluminum.

Cash generated from operating activities increased significantly in 2005 compared to 2004 as a result of our improved operating results. The positive impact of our improved operations was partially offset by significant payments for restructuring liabilities which totaled approximately $9.7 million in 2005 and the rising LME prices of zinc and aluminum, which increased inventories and receivables. In anticipation of the closure of the Carson rolling mill, our global rolled and extruded products segment increased production during the fourth quarter of 2005, resulting in higher inventory levels as of December 31, 2005. As with the increase in inventories and receivables, accounts payable increased primarily due to the higher prices of raw materials purchased in December 2005.

One of our key internal performance indicators is the number of our days sales outstanding as it provides an indication of the overall quality of our receivables portfolio as well as the effectiveness of our collection efforts. The following table shows the days sales outstanding:

	December 31,
	2006	2005	2004
Days sales outstanding	38	43	41

Cash Flows from Investing Activities

Cash flows from investing activities for the three months ended March 31, 2007 primarily reflect capital expenditures of $44.7 million in the three months ended March 31, 2007 and increased from the prior year period as a result of the acquisition of Corus Aluminum. Capital expenditures in 2007 relate primarily to expansions at our rolling mills in Duffel, Belgium, Koblenz, Germany, Lewisport, Kentucky and Uhrichsville, Ohio. Cash flows from investing activities for the three months ended March 31, 2007 also reflect the payment of $7.4 million for share units in connection with the Acquisition.

Cash flows from investing activities primarily reflect the $1.7 billion of cash paid to redeem our outstanding common stock, stock options and non-vested shares pursuant to the Acquisition. In addition, cash flows from investing activities for the year ended December 31, 2006 includes the cash purchase price of $826.4 million, net of cash acquired, paid to acquire Corus Aluminum as well as capital expenditures. During the year ended December 31, 2006, cash used for capital expenditures totaled $123.9 million compared to $62.1 million in the comparable period of 2005. Capital expenditures in 2006 relate primarily to expansions at our rolling mills in Lewisport, Kentucky and Uhrichsville, Ohio as well as expenditures related to the acquired operations of Corus Aluminum.

During the year ended December 31, 2005, net cash used in investing activities was $373.9 million compared to a use of cash of $38.9 million in 2004. The increase in cash used was primarily due to the 2005 Acquisitions. In addition, capital spending increased in 2005 compared to 2004 due to the inclusion of a full year of capital spending for our global rolled and extruded products segment as well as the completion of our third German recycling facility in Deizisau, Germany. Capital spending for the global rolled and extruded products segment was $11.1 million compared to less than $2.0 million for one month of 2004 and spending on our German recycling facility totaled $26.6 million in 2005. The majority of our spending in 2004 was in our global recycling segment as we began construction on the Deizisau recycling facility and constructed a magnesium recycling facility in Töging, Germany. In addition, we neared completion of our Saginaw expansion and began an addition to our Morgantown landfill.

Capital expenditures for 2007 are anticipated to be approximately $175.0 million and will primarily be financed through available cash and amounts available under our revolving credit facility.

Cash Flows from Financing Activities

Cash flows from financing activities for the three months ended March 31, 2007 generally reflect changes in our borrowings and debt obligations. Net cash provided by our financing activities was $7.8 million for the three months ended March 31, 2007, compared to $23.2 million of cash used by financing activities for the three months ended March 31, 2006.

Cash flows from financing activities for the year ended December 31, 2006 generally reflect changes in our borrowings and debt obligations, including our debt refinancing in both December 2006 and August 2006. We borrowed an incremental $1.1 billion of long-term debt and received a cash equity contribution of $844.9 million from Holdings to fund the Acquisition and pay for fees and expenses associated with the Acquisition and refinancing. Net cash provided by our financing activities was $2.6 billion for the year ended December 31, 2006, compared to $261.3 million of cash used by financing activities for the year ended December 31, 2005. Cash of $1.4 million was received during the year ended December 31, 2006 from the exercise of 148,220 employee stock options.

During 2005, we repaid the amounts outstanding as of January 1, 2005 under our former credit facility and, in the fourth quarter, we used funds from that facility to partially pay for the acquisition of ALSCO, fully fund the acquisition of Alumitech and certain of the assets of Ormet as well to fund our increasing working capital.

Due to the significant increase in our share price, as well as the fact that many former employees of Aleris and Commonwealth were required to exercise their options within six months of the termination of their employment, 1,257,635 options were exercised during 2005, resulting in cash proceeds to us of $13.6 million.

In 2004, we issued $125.0 million of 9% notes and amended our revolving credit agreement to increase the borrowing capacity from $325.0 million to $425.0 million in connection with the acquisition of Commonwealth. We used these funds to purchase properties from Commonwealth, which, in turn, used the funds to redeem or purchase its existing $125.0 million 10 3/4% subordinated notes and to purchase receivables previously sold under the terms of Commonwealth’s receivables financing agreement.

We are in compliance with the terms and conditions of all of our debt obligations.

EBITDA

We report our financial results in accordance with U.S. GAAP. However, our management believes that certain non-U.S. GAAP performance measures, which we use in managing the business, may provide investors with additional meaningful comparisons between current results and results in prior periods. EBITDA is an example of a non-U.S. GAAP financial measure that we believe provides investors and other users of our financial information with useful information. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs.

Our EBITDA calculations represent net income, before interest income and expense, provision for income taxes, depreciation and amortization and minority interests, net of provision for income taxes. EBITDA is also used for internal analysis purposes and is a component of the fixed charge coverage financial covenants under our 2006 credit facilities and our notes. EBITDA should not be construed as an alternative to net income as an indicator of our performance, or cash flows from our operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measure is determined in accordance with U.S. GAAP. EBITDA as we use it may not be comparable to similarly titled measures used by other entities. Historical EBITDA as presented below is likely to differ from EBITDA as defined under the indentures for the notes and the credit agreements for our 2006 credit facilities.

Our reconciliation of EBITDA to net income (loss) and cash provided by operating activities is as follows:

	For the three months ended March 31,		For the year ended December 31,
	2007	2006	2006	2005	2004
	(Successor)	(Predecessor)	(Combined)	(Predecessor)	(Predecessor)
	(in millions)
EBITDA	$41.7	$74.7	$308.7	$170.5	$42.6
Interest expense	(55.8)	(14.0)	(90.6)	(41.9)	(28.8)
Interest income	1.4	0.2	5.0	1.6	0.7
Provision for income taxes	(0.1)	(16.8)	(43.6)	(0.4)	(7.5)
Depreciation and amortization	(40.1)	(15.7)	(109.1)	(55.0)	(30.6)
Minority interest, net of provision for income taxes	(0.2)	(0.2)	(0.1)	(0.5)	(0.2)

Net income (loss)	$(53.1)	$28.2	$70.3	$74.3	$(23.8)
Depreciation and amortization	40.1	15.7	109.1	55.0	30.6
Provision for (benefit from) deferred income taxes	(0.7)	5.4	11.8	(5.7)	0.2
Non-cash charges related to step-up in inventory	55.2	—	—	—	—
Excess income tax benefits from exercise of stock options	—	(1.4)	(3.6)	—	—
Restructuring and other charges:
Charges	7.2	—	41.9	29.9	14.9
Payments	(6.1)	(0.3)	(30.0)	(5.9)	(5.1)
Non-cash loss on early extinguishment of debt	—	—	16.4	—	—
Stock-based compensation expense	0.7	1.8	10.7	3.5	2.2
Proceeds from settlements of currency derivative financial instruments	—	—	(9.8)	—	—
Equity in earnings of affiliates	—	—	—	1.6	0.2
Unrealized (gains) losses on derivative financial instruments	(0.9)	0.8	(28.3)	18.6	(4.2)
(Gain) loss on sale of property, plant and equipment	—	—	(14.7)	0.4	0.5
Other non-cash charges	3.0	1.4	6.1	4.1	8.3
Net change in working capital	(42.6)	(16.2)	11.0	(73.5)	(21.7)

Cash provided by operating activities	$2.8	$35.4	$190.9	$102.3	$2.1

Exchange Rates

During 2006, the overall weakening of the U.S. dollar against other currencies resulted in unrealized currency translation gains that increased our equity by $17.2 million. Currency translation adjustments are the result of the process of translating an international entity’s financial statements from the entity’s functional currency to U.S. dollars. Currency translation adjustments accumulate in consolidated equity until the disposition or liquidation of the international entities. We eliminated all of the translation adjustments previously included within consolidated equity as a result of the Acquisition.

During 2006, the currency most responsible for currency translation gains was the euro, which increased in value against the U.S. dollar by approximately 12%.

The euro is the functional currency of our European-based operations other than in the U.K. In the future, our results of operations will be impacted to a greater degree by the exchange rate between the U.S. dollar and the euro. In addition, we have other operations where the functional currency is not our reporting currency, the U.S. dollar, and our results of operations are impacted by currency fluctuations between the U.S. dollar and such other currencies. The pound sterling is the functional currency of our Wales facility. The Brazilian real is the functional currency of our Brazil facility, and the Mexican peso is the functional currency of our Mexican facility.

Contractual Obligations

We are obligated to make future payments under various contracts such as debt agreements, lease agreements and unconditional purchase obligations. The following table summarizes our estimated significant contractual cash obligations and other commercial commitments at December 31, 2006:

	Cash payments due by period
	Total	2007	2008-2009	2010-2011	After 2011
	(in millions)
Long-term debt obligations	$2,588.0	$20.5	$31.0	$353.2	$2,183.3
Interest on long-term debt obligations	1,433.9	182.7	362.7	359.1	529.4
Estimated post-retirement benefit payments	49.6	4.5	9.3	9.9	25.9
Estimated pension funding	74.2	24.4	9.9	10.6	29.3
Operating lease obligations	27.0	9.8	11.4	4.2	1.6
Estimated payments for asset retirement obligations	14.4	3.1	2.1	2.4	6.8
Raw material purchase obligations	6,272.0	2,668.1	2,435.7	691.3	476.9
Natural gas purchase obligations	65.6	65.6	—	—	—

Total	$10,524.7	$2,978.7	$2,862.1	$1,430.7	$3,253.2

Our estimated funding for our funded pension plans and other post-retirement benefit plans is based on actuarial estimates using benefit assumptions for discount rates, expected long-term rates of return on assets, rates of compensation increases, and health care cost trend rates. For our funded pension plans, estimating funding beyond 2007 will depend upon the performance of the plans’ investments, among other things. As a result, estimating pension funding beyond 2007 is not practicable. Payments for unfunded pension plan benefits and other post-retirement benefit payments are estimated through 2016.

Operating lease obligations are payment obligations under leases classified as operating. Most leases are for a period of less than one year, but some extend for up to five years, and are primarily for items used in our manufacturing processes.

Our estimated payments for asset retirement obligations are based on management’s estimates of the timing and extent of payments to be made to fulfill legal or contractual obligations associated with the retirement of certain long-lived assets. Amounts presented represent the future value of expected payments.

Our purchase obligations are agreements to purchase goods or services that are enforceable and legally binding on us that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations include the pricing of anticipated metal purchases using contractual metal prices or, where pricing is dependent upon the prevailing LME metal prices at the time of delivery, market metals prices as of December 31, 2006, as well as natural gas purchases using contractual prices. As a result of the variability in the pricing of many of our metals purchasing obligations, actual amounts paid may vary substantially from the amounts shown above.

Interest includes only the expected cash payments for interest under our senior notes and senior subordinated notes and the term loan facility and assumes an interest rate of 7.8% for the term loan facility.

Our other debt instruments, including our revolving credit facility, will carry variable interest rates and some will contain variable outstanding amounts for which estimating future interest payments is not practicable.

Environmental Contingencies

Our operations, like those of other basic industries, are subject to federal, state, local and international laws, regulations and ordinances. These laws and regulations (1) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as waste handling and disposal practices and (2) impose liability for costs of cleaning up, and certain damages resulting from, spills, disposals or other releases of regulated materials. It can be anticipated that more rigorous environmental laws will be enacted that could require us to make substantial expenditures in addition to those described in this prospectus. See “Business—Environmental.”

From time to time, our operations have resulted, or may result, in certain non-compliance with applicable requirements under such environmental laws. To date, any such non-compliance with such environmental laws have not had a material adverse effect on our financial position or results of operations. See Note P of our audited consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to the valuation of inventory, property and equipment and goodwill, the effectiveness of our derivative instruments under SFAS No. 133, allowances related to doubtful accounts, workers’ compensation liabilities, income taxes, pensions and other post-retirement benefits and environmental liabilities. Our management bases its estimates on historical experience, actuarial valuations and other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates. Our accounting policies are more fully described in Note A of our audited consolidated financial statements included elsewhere in this prospectus. There have been no significant changes to our critical accounting policies or estimates during the year ended December 31, 2006 or the three months ended March 31, 2007.

The following critical accounting estimates are used to prepare our consolidated financial statements.

Inventories

Our inventories are stated at the lower of cost or market. Cost is determined using either an average cost or specific identification method and includes an allocation of manufacturing labor and overhead costs to work-in-process and finished goods. We review our inventory values on a regular basis to ensure that their carrying values can be realized. In assessing the ultimate realization of inventories, we are required to make judgments as to future demand requirements and compare that with the current or committed inventory levels. As the ultimate realizable value of most of inventories is based upon the LME price of aluminum and zinc, future changes in those prices may lead to the determination that the cost of some or all of our inventory will not be realized and we would then be required to record the appropriate adjustment to inventory values.

As a result of the Acquisition, all of our inventories were adjusted from their historical costs to fair value in accordance with SFAS No. 141, “Business Combinations.” This resulted in a preliminary increase of approximately $58.0 million, which was recognized as additional “Cost of sales” primarily in the first quarter of 2007.

Impairment of Long-Lived Assets and Amortizable Intangible Assets

We review the carrying value of property and equipment to be held and used as well as amortizable intangible assets when events or circumstances indicate that their carrying value may not be recoverable. Factors that we consider important that could trigger an impairment include current period operating or cash flow losses combined with a history of operating or cash flow losses, a projection or forecast that demonstrates continuing losses, significant adverse changes in the business climate within a particular business or current expectations that a long-lived asset will be sold or otherwise disposed of significantly before the end of its estimated useful life. To test for impairment, we compare the estimated undiscounted cash flows expected to be generated from the use and disposal of the asset or asset group to its carrying value. If these undiscounted cash flows are less than their respective carrying values, an impairment charge would be recognized to the extent that the carrying values exceed estimated fair values. Although third-party estimates of fair value are utilized when available, the estimation of undiscounted cash flows and fair value requires us to make assumptions regarding future operating results, as well as appropriate discount rates, where necessary. The results of our impairment testing are dependent on these estimates, which may be affected by the occurrence of certain events, including changes in economic and competitive conditions.

Goodwill

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we are required to perform impairment tests of our goodwill annually and more frequently in certain circumstances. The goodwill impairment test is a two-step process, which requires us to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which include allocated goodwill. These projections include assumptions about aluminum and zinc prices, material margins, as well as natural gas and other operating costs. Due to the inherent volatility of commodity prices, actual results may vary from these projections, and could require an adjustment to be recorded. Other key assumptions used to determine the fair value of our reporting units include estimated cash flow periods, terminal values based on our anticipated growth rate and the discount rate used, which is based on our current cost of capital, adjusted for the risks associated with our operations.

If the determined fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill, which requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value.

In prior years, we performed our annual impairment test as of the last day of our fourth quarter. For 2006, we have changed the measurement date to October 1, the first day of our fourth quarter, in order to provide additional time to quantify the fair value of our reporting units and to evaluate the results of the impairment testing. This change did not have an effect on our financial performance or results of operations, nor was there any impact on prior period financial statements under the requirements of SFAS No. 154, “Accounting Changes and Error Corrections.” Retrospective application, as required under SFAS No. 154, was not necessary as no impairment charges had been recorded in any previous financial statements (with the exception of a charge recorded in 2002 upon the initial adoption of SFAS No. 142) nor did the change in measurement date cause any impairments.

Based on our calculations, none of our recorded goodwill was determined to be impaired at October 1, 2006. However, we cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the overall economic environment on our customer base, and a material negative change in our relationships with significant customers. In addition to the overall assumptions used to determine each reporting unit’s cash flows, the estimates of terminal year growth rates and the discount rate can have a dramatic impact on the determination of the discounted cash flows of each reporting unit. Our determination of these rates represents management’s best estimate but they are subject to change over time.

Credit Risk

We recognize our allowance for doubtful accounts based on our historical experience of customer write-offs as well as specific provisions for customer receivable balances. In establishing the specific provisions for uncollectible accounts, we make assumptions with respect to the future collectibility of amounts currently owed to us. These assumptions are based upon such factors as each customer’s ability to meet and sustain its financial commitments, its current and projected financial condition and the occurrence of changes in its general business, economic or market conditions that could affect its ability to make required payments to us in the future. In addition, we provide reserves for customer rebates, claims, allowances, returns and discounts based on, in the case of rebates, contractual relationships with customers, and, in the case of claims, allowances, returns and discounts, our historical loss experience and the lag time between the recognition of the sale and the granting of the credit to the customer. Our level of reserves for our customer accounts receivable fluctuates depending upon all of these factors. Significant changes in required reserves may occur in the future if our evaluation of a customer’s ability to pay and assumptions regarding the relevance of historical data prove incorrect. We currently provide no significant reserves for sales to our U.S. automotive customers as we believe amounts currently included in our consolidated balance sheet to be collectible. However, should the recent poor financial performance and economic conditions experienced by the U.S. automotive industry continue, we may be required to record significant additional reserves which may have a material impact on our financial condition, results of operations and cash flows. At March 31, 2007, we estimate that $91.5 million of our consolidated accounts receivable were payable by U.S. automobile manufacturers or their direct suppliers.

Environmental Liabilities

Our environmental engineers and consultants review and monitor environmental issues at our existing operating sites. This process includes investigation and remedial action selection and implementation, as well as negotiations with other potentially responsible parties and governmental agencies. Based on the results of this process, we provide reserves for environmental liabilities when and if environmental assessment and/or remediation cost are probable and can be reasonably estimated. We often cannot predict with certainty the total costs or the timing of the ultimate disposition of these matters. Due to these uncertainties, the precision of the estimated liabilities may be subject to significant changes.

Deferred Income Taxes

We record deferred income taxes to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are regularly reviewed for recoverability. A valuation allowance is provided to reduce certain deferred tax assets to amounts that, in our estimate, are more likely than not to be realized.

In determining the adequacy of recorded valuation allowances, management assesses our profitability by taking into account the present and anticipated amounts of earnings or losses as well as the anticipated taxable income as a result of the reversal of future taxable temporary differences. We maintain recorded valuation allowances until sufficient positive evidence (for example, cumulative positive earnings and future taxable income) exists to support their reversal. In the event that our future income is more or less than estimated, our future tax expense could increase or decrease to reflect the change in these estimated valuation allowances.

Market Risk Management Using Financial Instruments

The procurement and processing of aluminum and zinc in our industry involves many risks. Some of these risks include changes in metal and fuel prices, changes in currency rates, and changes in interest rates. We attempt to manage these risks by the use of derivative financial instruments and long-term contracts. While these derivative financial instruments reduce, they do not eliminate these risks.

Our deferred gains and losses related to cash flow hedges that are considered effective under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” accumulate in our balance sheet (in

“Accumulated other comprehensive income”) until the maturity of our respective hedging agreements. Gains and losses on the ineffective portion of our hedges are marked to market and recorded in the consolidated statement of operations in the current period. We do not account for derivative financial instruments involving aluminum as hedges. As a result, all of the related gains and losses on these derivative instruments are reflected in current period earnings.

In order to manage our price exposure for natural gas purchases, we have fixed the future price of a portion of our natural gas requirements by entering into financial hedge agreements. Under these agreements, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (the “NYMEX”) and the actual hedge price. These forward contracts are accounted for as cash flow hedges, with all gains and losses recognized in cost of sales when the gas is consumed. In addition, we have cost escalators included in some of our long-term supply contracts with our customers, which limit our exposure to natural gas price risk.

We are also exposed to movements in currency rates to the extent that our purchases and sales are denominated in currencies other than the functional currencies. We manage this exposure by entering into currency forward and futures contracts that are designed to fix the cash we receive or pay for these items. We do not account for these derivative financial instruments as hedges and, as a result, all of the related gains and losses on these hedges are reflected in current period earnings.

The counterparties to the financial hedge agreements and futures contracts discussed above expose us to losses in the event of non-performance; however, our management currently does not anticipate any non-performance by existing counterparties. The counterparties are evaluated for creditworthiness and risk assessment prior to initiating trading activities. Typically, we do not require collateral to support counterparty transactions.

We use what we believe are reasonable assumptions and, where applicable, established valuation techniques, in making our determination of the effectiveness of those derivative instruments that we account for as hedges for financial reporting purposes. However, such determinations are subject to change as movements in the hedged items may not correspond with the movements in the hedge instruments with enough precision to allow us to continue to defer gains and losses on these derivative instruments.

Pension and Post-retirement Benefits

Our pension and post-retirement benefit costs are accrued based on annual analyses performed by our actuaries. These analyses are based on assumptions such as an assumed discount rate and an expected rate of return on plan assets. Both the discount rate and expected rate of return on plan assets require estimates and projections by management and can fluctuate from period to period. Our expected rate of return on plan assets is a long-term assumption based upon our target asset mix. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, we look to use one of two methods depending on the size of the plan and the bond market in the resident country. For larger plans in countries with well-developed bond markets, including the U.S., projected cash flows are developed. These cash flows are matched with a yield curve based on an appropriate universe of high-quality corporate bonds. For other plans, discount rates are selected based on AA-rated bonds. Benchmark rates are adjusted based on the underlying duration of the plan’s liabilities and the resulting yields serve as the basis for determining our best estimate of the effective settlement rate. A decrease or increase in the discount rate or the rate of return on plan assets by 0.5% would not have resulted in a material change in our reported net periodic benefit costs.

Unrecognized actuarial gains and losses relating to changes in our assumptions and actual experiences differing from them will be recognized over the expected remaining service life of the employee group under the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

The actuarial assumptions used to determine pension and other post-retirement benefits may differ from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. We do not believe differences in actual experience or changes in assumptions will materially affect our financial position or results of operations.

Off-Balance Sheet Transactions

We had no off-balance sheet arrangements at March 31, 2007.

Recently Issued Accounting Standards

On January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment” issued by the FASB in December 2004. Prior to January 1, 2006, we applied the intrinsic value provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” as permitted by SFAS No. 123 “Accounting for Stock-Based Compensation.” The provisions of SFAS No. 123(R) are similar to those of SFAS No. 123; however, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on their fair value on the date of grant. The fair value of share-based awards will be determined using option pricing models (e.g., Black-Scholes or binomial models) and assumptions that appropriately reflect the specific circumstances of the awards. Compensation cost will be recognized over the vesting period based on the fair value of awards that actually vest.

We elected to adopt the modified prospective transition method of SFAS No. 123(R). Under this method, stock-based compensation expense beginning as of January 1, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated under the provisions of SFAS No. 123 and previously used to value the awards for the pro forma footnote disclosures required by SFAS Nos. 123 and 148. Compensation expense also includes the grant-date fair value for all stock-based compensation awards granted subsequent to December 31, 2005 estimated in accordance with SFAS No. 123(R). In addition, all remaining unamortized stock-based compensation expense previously included as a separate component of stockholder’s equity was reversed against “Additional paid-in-capital” on January 1, 2006.

As a result of adopting SFAS No. 123(R), income before income taxes and minority interests decreased by $5.3 million and net income decreased by $3.3 million for the period from January 1, 2006 to December 19, 2006. Total stock-based compensation expense for the period from January 1, 2006 to December 19, 2006, including amounts within “Restructuring and other charges” in the consolidated statement of operations, was $21.5 million. In accordance with SFAS No. 123(R), the consolidated statement of cash flows reports the excess tax benefits from the stock-based compensation as cash flows from financing activities. Total stock-based compensation expense for the years ended December 31, 2005 and 2004 was $3.5 million and $5.8 million, respectively. For the period from January 1, 2006 to December 19, 2006, $3.6 million of excess tax benefits were reported as cash flows from financing activities.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires employers to recognize the funded status of defined benefit pension and other postretirement benefit plans as the difference between plan assets at fair value and the projected benefit obligation. Unrecognized gains or losses and prior service costs, as well as the transition asset or obligation remaining from the initial applications of SFAS Nos. 87 and 106 will be recognized in the consolidated balance sheet, net of tax, as a component of Accumulated other comprehensive income and will be subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of those statements. In addition, SFAS No. 158 requires additional disclosures about the future effects on net periodic benefit cost that arise from the delayed recognition of gains or losses, prior service costs or credits, and transition asset or obligation. SFAS No. 158 also requires that defined benefit plan assets and obligations be measured as of the date of the employer’s fiscal year-end balance sheet. The recognition and disclosure provisions of SFAS No 158 are effective for fiscal years ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end balance sheet is effective for fiscal years ending after December 15, 2008.

The Company adopted SFAS No. 158 as of December 31, 2006, however, as a result of the Acquisition, the adoption had no effect on our consolidated financial position, results of operations, or cash flows. Under the provisions of SFAS No. 141, we valued our pension and other postretirement benefit plans at fair value. The definition of fair value as used in SFAS No. 141 is consistent with the measurement principles of SFAS No. 158 and, as a result, no adjustment upon the adoption of SFAS No. 158 was necessary. Further, all unrecognized actuarial gains and losses previously included in Accumulated other comprehensive income were eliminated as a result of the Acquisition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the U.S., and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact that the adoption of SFAS No. 157 will have on our financial position, results of operations and cash flows.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatement in Current Year Financial Statements.” SAB No. 108 provides guidance on quantifying financial statement misstatements, including the effects of prior year errors on current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We adopted SAB No. 108 as of December 31, 2006 with no impact to our consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109.” FIN No. 48 clarifies the recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. In addition, FIN No. 48 requires that the cumulative effect of adoption be recorded as an adjustment to the opening balance of retained earnings. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We adopted this interpretation on January 1, 2007. The adoption did not impact our consolidated financial position, results of operations or cash flows.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials should be recognized as current-period charges and require the allocation of fixed production overhead to inventory to be based on the normal capacity of the underlying production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. We adopted the provisions of this statement effective January 1, 2006, the effect of which do not have an impact on our consolidated financial position, results of operations, or cash flows.

Quantitative And Qualitative Disclosures About Market Risk

In the ordinary course of our business, we are exposed to earnings and cash flow volatility resulting from changes in the prices of aluminum, zinc and natural gas as well as changes in currency and interest rates. We use derivative instruments, such as forwards, futures, options, collars, swaps and interest rate swaps to manage the effect of such changes. These derivative financial instruments reduce the impact of both favorable and unfavorable fluctuations in aluminum and zinc prices as well as fluctuations in currency and interest rates.

Derivative contracts are used primarily to reduce uncertainty and volatility and cover underlying exposures and are held for purposes other than trading. Our commodity and derivative activities are subject to the management, direction and control of our Risk Oversight Committee, which is composed of our chief financial officer and other officers and employees that the chief executive officer designates. The Risk Oversight Committee reports to our Board of Directors, which has supervisory authority over all of its activities.

We are exposed to losses in the event of non-performance by the counterparties to the derivative contracts discussed below. Although non-performance by counterparties is possible, we do not currently anticipate any nonperformance by any of these parties. Counterparties are evaluated for creditworthiness and risk assessment prior to our initiating contract activities. The counterparties’ creditworthiness is then monitored on an ongoing basis, and credit levels are reviewed to ensure that there is not an inappropriate concentration of credit outstanding to any particular counterparty.

Commodity Price Risk

Aluminum and zinc ingots are internationally produced, priced and traded commodities, with their principal trading market being the LME. As part of our efforts to preserve margins, we enter into forward, futures and options contracts. For accounting purposes, we do not consider our aluminum derivative instruments as hedges and, as a result, changes in the fair value of these derivatives are recorded immediately in our consolidated operating results. Our zinc derivative instruments have historically been accounted for as hedges, and as a result, unrealized gains and losses related to the effective portions of these hedges were recorded in “Other comprehensive (loss) income” within our consolidated balance sheet until the underlying transaction impacted earnings. Subsequent to the Acquisition, we no longer account for our zinc derivatives as hedges and all future changes in fair value will be recorded immediately in our consolidated statement of operations.

Aluminum Hedging

The global rolled and extruded products segment enters into a substantial number of derivative financial instruments in an effort to eliminate the impact of movements in the price of aluminum from the time of order entry and acceptance through product shipment as well as the impact of these price movements on a portion of base inventory levels. As we do not account for these derivatives as hedges, the changes in their fair values are included within “Gains (losses) on derivative financial instruments” in our consolidated statement of operations. However, our measurement of segment profitability only includes the gain or loss associated with those derivatives that settled during the period.

Global rolled and extruded products segment income included realized gains of $3.0 million and $0.2 million in the three months ended March 31, 2007 and 2006, respectively, related to settled metal hedging contracts. However, as a result of the application of purchase accounting rules, segment income does not include additional cash gains of $12.5 million on derivatives that settled in the three months ended March 31, 2007. These rules will continue to impact our reported segment results in future periods.

Global rolled and extruded products segment income included realized gains of $0.5 million, $9.3 million and $2.2 million in the years ended December 31, 2006, 2005 and 2004, respectively, related to settled metal hedging contracts. However, as a result of the application of purchase accounting rules, we did not recognize additional cash gains of $24.9 million on the acquired derivatives of Corus Aluminum.

From time-to-time, the global recycling segment enters into LME high-grade and alloy aluminum forward sales and purchase contracts to mitigate the risk associated with changing metal prices. These forward contracts are settled in the month of pricing of shipments.

For the three months ended March 31, 2007 and 2006, our global recycling segment income included realized losses of $1.2 million and $3.5 million, respectively, for settled metal derivative financial instruments.\

For the year ended December 31, 2006, our global recycling segment income included realized losses of $5.0 million for settled metal derivative financial instruments. For the year ended December 31, 2005, our global recycling segment income was not impacted by settled metal derivative financial instruments. For the year ended December 31, 2004, our global recycling segment included realized gains of $2.6 million for settled metal derivative financial instruments.

Zinc Hedging

In the normal course of business, the global zinc segment enters into fixed-price sales and purchase contracts with a number of its customers and suppliers. In order to hedge the risk of changing LME zinc prices, we enter into LME forward sale and future purchase contracts. The effective portions of these hedges were included within “Other comprehensive (loss) income” in the consolidated balance sheet while the ineffective portions were included within “(Gains) losses on derivative financial instruments” in the consolidated statement of operations. These contracts settle in the month of the corresponding production or shipment.

In the three months ended March 31, 2007 and 2006, our zinc segment’s income included realized gains of $3.1 million and $0.3 million, respectively, due to settled zinc metal hedging contracts. In 2006, 2005 and 2004, our zinc segment’s income included realized gains (losses) of $1.0 million, $(0.4) million and $0.7 million, respectively, due to settled zinc metal hedging contracts.

In January 2007, we entered into price collars and swaps designed to protect a portion of our forecasted zinc sales from changes in the LME price of zinc. These derivatives are not accounted for as hedges and, as a result, changes in their fair value are recorded immediately in our consolidated statement of operations. Subsequent to the Acquisition, changes in the fair value of zinc derivative financial instruments are included with “(Gains) losses on derivative financial instruments” in the consolidated statement of operations. These derivative financial instruments, while reducing the risk associated with declining zinc prices, limit our ability to benefit if zinc prices were to increase.
Natural Gas Hedging

Natural gas is the principal fuel used in the production of our rolled aluminum products as well as in the processing of aluminum and zinc. Natural gas prices are volatile, and we attempt to manage this volatility through the use of derivative commodity instruments. Our natural gas financial derivatives are traded in months forward, and settlement dates are scheduled to coincide with gas purchases during those future periods. These contracts reference physical natural gas prices or appropriate NYMEX futures contract prices. These contracts are accounted for as cash flow hedges, with gains and losses recognized in “Cost of sales” in the same period as the underlying gas purchases. Gains on the settlement of these contracts totaled $1.5 million and $1.6 million in the three months ended March 31, 2007 and 2006, respectively. In addition, as with the aluminum derivatives outstanding as of the Acquisition date, purchase accounting rules have resulted in our segment results for the three months ended March 31, 2007 not including economic losses totaling $2.7 million associated with natural gas hedges that settled during the period. These rules will not have a material impact on our segment results in future periods. Gains on the settlement of these contracts totaled $2.3 million, $22.1 million and $3.7 million for years ended December 31, 2006, 2005 and 2004, respectively.

Financial Risk

Currency

The acquisition of Corus Aluminum has increased our exposure to fluctuations in currencies as certain of the purchases and sales entered into by our European rolled and extruded products operations are denominated in currencies other than their functional currencies. We have assumed and entered into foreign currency forward contracts to reduce the impact of currency fluctuations associated with these transactions. As with the acquired aluminum derivatives, the currency forward contracts are not accounted for as hedges and, as a result, the changes in their fair value are recorded immediately in the consolidated statement of operations. However, as with the aluminum derivatives, our measurement of segment performance only includes gains and losses associated with settled currency derivatives.

We recorded realized losses of $0.5 million in the three months ended March 31, 2007 and realized gains of $7.0 million in the year ended December 31, 2006. The application of purchase accounting prohibited us from including $2.2 million and $9.9 million of cash flow gains on settled currency hedges within segment income during the three months ended March 31, 2007 and the year ended December 31, 2006, respectively. These rules will continue to impact our reported segment income in future periods. In the year ended December 31, 2006, realized losses of $2.8 million have been included in segment income. The remaining gain of $9.8 million related to the settlement of option contracts used to hedge a portion of the purchase price paid for Corus Aluminum and has not been included in segment income.

As with our aluminum derivatives, the application of purchase accounting prohibited us from recording $9.9 million of cash flow gains on settled currency hedges during the year ended December 31, 2006. These rules will continue to impact our reported “(Gains) losses on derivative financial instruments” and segment income in future periods.

Interest Rates

We have historically funded, and intend to continue to fund, our operations from our credit facilities. A substantial amount of our indebtedness bears interest at variable rates. There were no interest rate swaps or similar derivative financial instruments outstanding as of December 31, 2006. However, in February 2007 we reduced our exposure to interest rate fluctuations by entering into interest rate swaps to fix the base interest rate on $700.0 million of our variable rate debt. Under the terms of the swap agreement, we will receive interest based upon LIBOR and pay a base rate of 4.93%. Changes in the fair value of the interest rate swaps will be included within “Accumulated other comprehensive income” in the consolidated balance sheet.

Fair Values and Sensitivity Analysis

The following table shows the fair values of outstanding derivative contracts at March 31, 2007 and the effect on the fair value of a hypothetical adverse change in the market prices that existed at March 31, 2007:

Derivative	Fair value	Impact of 10% adverse price change
	(dollars in millions)
Aluminum net contracts	$79.3	$(19.6)
Zinc net contracts	(0.4)	(3.9)
Natural gas	1.5	(0.6)
Currency	10.9	(36.6)
Interest rate swap	(1.1)	(7.2)

The following table shows the fair values of outstanding derivative contracts at December 31, 2006 and the effect on the fair value of a hypothetical adverse change in the market prices that existed at December 31, 2006:

Derivative	Fair value	Impact of 10% adverse price change
	(dollars in millions)
Aluminum net contracts	$89.7	$(8.0)
Zinc net contracts	0.4	(1.8)
Natural gas	(1.0)	(1.7)
Currency	$11.2	(33.7)

The disclosures above do not take into account the underlying commitments or anticipated transactions. If the underlying items were included in the analysis, the gains or losses on our derivative instruments would be offset by gains and losses realized on the purchase of the physical commodities. Actual results will be determined by a number of factors outside of our control and could vary significantly from the amounts disclosed. For additional information on derivative financial instruments, see Note A and Note R of our audited consolidated financial statements and Note K of our unaudited consolidated financial statements included elsewhere in this prospectus.

BUSINESS

Company Overview

We are a global leader in aluminum rolled and extruded products, aluminum recycling and specification alloy production. We are also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. We generate substantially all of our revenues from the manufacture and sale of these products. We operate 50 production facilities in North America, Europe, South America and Asia. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located and well positioned to service our customers, which include a number of the world’s largest companies in the aerospace, building and construction, containers and packaging, metal distribution and transportation industries. On a pro forma basis, we generated revenues of $6.0 billion in the year ended December 31, 2006, of which approximately 58% were derived from North America and the remaining 42% were derived from the rest of the world.

Since the end of 2004, we have increased revenues and profitability through a combination of internal growth and productivity initiatives for our existing operations and strategic acquisitions. We have grown significantly through the successful completion of five strategic acquisitions targeted at broadening product offerings and geographic presence, diversifying our end-use customer base and increasing our scale and scope. We focus on acquisitions that are accretive to earnings and from which we expect to be able to realize significant operational efficiencies within 12 to 24 months through the integration process. While we have already achieved substantial savings from our acquisition activity, we believe additional significant synergies remain to be realized, including synergies from our recent acquisition of Corus Aluminum completed on August 1, 2006.

We operate our business in the following global segments: global rolled and extruded products; global recycling; and global zinc.

Global Rolled and Extruded Products

We are a producer of rolled aluminum products with leading positions in technically sophisticated applications, including aerospace plate and sheet, brazing sheet and demanding automotive sheet end-uses as well as high-volume applications used in building and construction and general distribution. We produce aluminum sheet, plate and fabricated products using direct-chill and continuous-cast processes. We believe that many of our facilities are state-of-the-art and provide us with proprietary manufacturing processes and a competitive advantage in servicing high-margin, growing end-uses, such as aerospace and heat transfer applications. We compete successfully in these highly technical applications based on our industry-leading research and development capabilities, which have developed over 130 process and alloy patent families. We have 20 production facilities that provide rolled and extruded aluminum products to the major aluminum consuming regions worldwide.

Substantially all of our rolled aluminum products are produced in response to specific customer orders. Our more technically advanced products require the use of primary-based alloys for which we have secured long-term supply agreements for approximately 42% of our expected needs through 2010. Our continuous-cast and common alloy sheet production can utilize primary or scrap aluminum, which allows us to optimize input costs and maximize margins. In addition, to further mitigate the impact of metal prices on our profitability, aluminum costs are passed through to customers for approximately 81% of our rolled product sales, and we strive to manage the remaining key commodity risks through our hedging programs.

We are also a leading producer of soft and hard alloy extruded aluminum profiles targeted at end-uses such as the building and construction, electrical, mechanical engineering and transportation sectors. We have four separate product categories which reflect our customers’ needs, including industrial extrusions, building systems, hard alloys and rail and transport projects. We currently operate one of the largest extrusion presses in the world, which provides us with the capability to produce high-end, value-added products such as larger profiles in addition to the production of hard alloy extrusions for transportation applications. We operate five extrusion product facilities in Europe and China.

Pro forma for the year ended December 31, 2006, shipments of aluminum rolled and extruded products totaled 2.3 billion pounds, establishing us as the number four producer globally based on volume, which accounted for approximately $4.0 billion of revenues.

Global Recycling

We are a leading recycler of aluminum and manufacturer of specification alloys serving customers in North America, Europe and South America. Our global recycling operations primarily convert aluminum scrap, dross (a by-product of the melting process) and other alloying agents as needed and deliver the recycled metal and specification alloys in molten or ingot form to our customers. Our recycling operations typically service other aluminum producers and manufacturers, generally under tolling arrangements, where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee. Our specification alloy operations principally service customers in the automotive industry. For the year ended December 31, 2006, approximately 71% of the total pounds shipped by our recycling and specification alloy operations were under tolling arrangements. Tolling arrangements eliminate our metal commodity exposure and reduce our overall working capital requirements. As we only charge our customers a fee for processing the metal, revenues generated from shipments of tolled material are less than for shipments of owned material. Our global recycling network operates 24 strategically located production plants, with 17 in the United States, two in Brazil, three in Germany, and one in each of Mexico and the United Kingdom.

Pro forma for the year ended December 31, 2006, we shipped 2.9 billion pounds of recycled metal and specification alloys, which accounted for approximately $1.5 billion of our revenues.

Global Zinc

We process and recycle zinc metal for use in the manufacture of galvanized steel and produce value-added zinc products, primarily zinc oxide and zinc dust, which are used in the vulcanization of rubber products, the production of corrosion-resistant paint and in other specialty chemical applications. We operate six zinc facilities in the United States and are in the process of constructing a zinc recycling facility outside of Shanghai, China.

Pro forma for the year ended December 31, 2006, we shipped 384.1 million pounds of zinc products, which accounted for approximately $553.2 million of our revenues.

Global Aluminum Industry Overview

We participate in select segments of the aluminum industry, including rolled and extruded products, and recycling. The aluminum industry is highly cyclical and is affected by global economic conditions, industry competition, product development and commercialization. Compared to several substitute metals, aluminum is lightweight, has a high strength-to-weight ratio and is resistant to corrosion. Aluminum’s greatest advantage, however, is that it can be recycled again and again without any material decline in performance or quality.

Aluminum prices are determined by worldwide market forces of supply and demand, and, as a result, prices are volatile. The overall aluminum industry consists of primary aluminum producers, aluminum casters, extruders and sheet producers and aluminum recyclers. Primary aluminum is a commodity traded and priced daily on the LME. Most primary aluminum producers are engaged in the mining of bauxite ore and refining of the ore into alumina. Alumina is then smelted to form aluminum ingots and billets. Aluminum recyclers produce aluminum in molten or ingot form. Ingots and billets are further processed by aluminum sheet manufacturers and extruders to form plate, sheet and foil and extrusions profiles, or they are sold to aluminum traders or to the commodity markets.

We do not mine bauxite, refine alumina, or smelt primary aluminum as part of our business.

The Acquisition of Aleris by TPG

On August 7, 2006, we entered into an Agreement and Plan of Merger with Merger Sub and its parent company, Holdings, pursuant to which each share of our common stock (other than shares held in treasury or owned by Holdings, Merger Sub or any direct or indirect subsidiary of us or Holdings, and other than shares held by stockholders who properly demanded appraisal rights) was converted into the right to receive $52.50 in cash, without interest and less any required withholding taxes. As a result of the merger, all of the issued and outstanding capital stock of Holdings is owned, directly or indirectly, by the Investors. The merger was structured as a reverse subsidiary merger, under which Merger Sub was merged with and into us at the closing on December 19, 2006, and we are the surviving corporation. As the surviving corporation in the merger, we assumed by operation of law all of the rights and obligations of Merger Sub, including under the notes and related indentures. We refer to the merger of Merger Sub with and into Aleris through which we became a wholly owned subsidiary of Holdings as the “Acquisition.”

The amount of equity contributions made as part of the Acquisition funding was $848.8 million, consisting of amounts contributed by (i) Sponsor Funds and (ii) the Management Participants. We refer to the Sponsor Funds and the Management Participants collectively as the “Investors.”

TPG financed the purchase of Aleris through application of the proceeds from the outstanding notes, initial borrowings under the 2006 credit facilities, the equity investments described above and our cash on hand. The closing of the Acquisition occurred simultaneously with the closing of the offering of the outstanding notes, the closing of the 2006 credit facilities, and the equity investments described above.

As a result of the Acquisition, we are a wholly-owned subsidiary of Holdings and the Investors directly or indirectly own all of our equity interests. Holdings is an entity that was formed in connection with the Transactions and has no assets or liabilities other than the shares of Aleris.

We refer to these transactions, including the Acquisition and our payment of the costs related to these transactions, collectively as the “Transactions.” In connection with the Transactions, we incurred significant indebtedness and became highly leveraged. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Highlights of the Year Ended December 31, 2006” and “—Liquidity and Capital Resources—December 2006 Refinancing” and Note B and Note K of our audited consolidated financial statements included elsewhere in this prospectus for a description of the Acquisition, the 2006 credit facilities and the outstanding notes.

The Acquisition of Corus Aluminum by Aleris

On August 1, 2006, we consummated the acquisition of Corus Aluminum, which included Corus’s aluminum rolling and extrusion businesses but not Corus’s primary aluminum smelters. Aggregate net cash consideration for the acquisition was €695.5 million (approximately $885.7 million), subject to adjustment based on the finalization of the working capital delivered and net debt assumed. We currently estimate that the purchase price adjustment will be approximately $65.0 million (approximately €49.0 million) and have included this amount in our determination of the preliminary purchase price allocation and as a current accrued liability in our audited consolidated balance sheet included elsewhere in this prospectus. Corus Aluminum generated revenues of $1,850.0 million in 2005.

Recent Developments

On July 3, 2007, we entered into a definitive purchase agreement to (a) acquire all of the issued and outstanding limited or unlimited company interests, shares or other equity interests of Wabash Alloys, L.L.C., Connell Industries Canada Company and Aluminum Recycling Services, S. de R.L. de C.V., (b) acquire all of the assets, properties, rights, privileges, franchises, operations, goodwill and business of Wabash Alloys, S. de R.L. de C.V. (which we refer to as “Wabash Mexico” and, together with the aforementioned entities, “Wabash Alloys”), and (c) assume substantially all of the liabilities and obligations of Wabash Mexico), for approximately $194 million, subject to certain post-closing adjustments. Wabash Alloys produces aluminum casting alloys and molten metal at its seven facilities in the United States, Canada and Mexico, with 2006 revenues of over $900 million. We refer to this transaction as the “Wabash Alloys Acquisition.” We currently intend to finance the Wabash Alloys Acquisition from a combination of either cash flows from operations, additional drawdowns of our revolving credit facility or additional debt, which may include term loan credit facilities and bonds.

The acquisition of Corus Aluminum expanded our product offering, increased our participation in high-growth industry segments and strengthened our technology platform. Corus Aluminum’s aircraft plate and sheet and heat exchanger materials introduced new, higher-margin products to our product mix while Corus Aluminum’s automotive body sheet and brazing sheet product offering complemented our existing rolled products capabilities. Additionally, we gained the capability to produce high-quality specialized hard alloy extruded products used in the automotive and aerospace sectors, as well as soft alloy extrusions. While the acquisition of Corus Aluminum strengthened our cross-selling opportunities within our existing automotive, building and construction and packaging end-use applications, it also diversified our business into the heavy transportation, aerospace and engineering industries, which are sectors that have demonstrated strong growth characteristics. The acquisition of Corus Aluminum also increased our participation in important international industry segments. For example, we expanded our presence in existing European sectors, such as the German automotive sector, and gained access to the high-growth economy of China.

Business Segments

Our operating structure includes three reportable global segments: global rolled and extruded products; global recycling; and global zinc. See Note Q of our audited consolidated financial statements included elsewhere in this prospectus for financial information about these segments. In connection with the integration of Corus Aluminum, we transitioned from four reportable segments to three reportable segments in the third quarter of 2006. The global rolled and extruded products segment consists of Aleris’s historical rolled products segment and Corus’s rolled products and extruded products businesses. The global recycling segment consists of Aleris’s historical aluminum recycling and international segments. The global zinc segment remained the same.

The percentages of total revenues by segment for the last three fiscal years were as follows. Pro forma 2006 percentages reflect the acquisition of Corus Aluminum as if it had occurred on January 1, 2006:

	For the year ended December 31
Segment	Actual 2006	Pro forma 2006	Actual 2005	Actual 2004
Global rolled and extruded products	57%	66%	51%	8%
Global recycling	31	25	39	76
Global zinc	12	9	10	16

Total	100%	100%	100%	100%

The following is a list of each segment’s principal products and services, end-uses, major customers and competitors:

Segment	Principal products and services	Principal end-use/ product category	Major customers	Competitors

Global rolled and extruded products	Rolled aluminum products ranging from thickness (gauge) of 0.00026 to 23.0 inches in widths of up to 138 inches	Building and construction (roofing, rain ware, siding)	Ply Gem Industries, Norandex/ Reynolds	Quanex Corporation, Jupiter Industries, JW Aluminum

		Metal distribution	Ryerson Inc., Reliance Steel & Aluminum Co., Thyssen-Krupp	Alcoa, Novelis

		Transportation equipment (truck trailers and bodies)	Great Dane, Wabash National Corporation	Alcoa, Quanex Corporation

		Consumer durables	Brunswick Corporation, Kroy Building Products, Inc.	Alcoa, Novelis, Jupiter Industries

		Aircraft plate and sheet	Boeing, Airbus, Embraer and Bombardier	Alcoa, Alcan

		Commercial plate and sheet (tooling, molding, road transport, shipbuilding, LNG transport and silos), brazing coil and sheet (heat exchanger materials)	Thyssen-Krupp, Amari, Behr, DaimlerChrysler, Delphi, Denso, Ford, Valeo and Volkswagen	Alcan, Alcoa, SAPA, Hydro

		Automotive body sheet (inner, outer and structural parts)	Audi, General Motors, DaimlerChrysler, Renault, PSA and Volvo	Novelis, Alcan

		Specialty coil and sheet (cookware, fuel tanks, ventilation, cooling and lamp bases)	Gillette, SAG	Alcan, Alcoa, Hydro Aluminium, Novelis

		Customized applications (foil stock)	Clondalkin, Comital, Euramax, Hunter Douglas and Alcoa	Alcan, Hydro, Novelis

Segment	Principal products and services	Principal end-use/ product category	Major customers	Competitors

		Converter foil, fins and tray materials	Sonaca, IGI	Noranda, Novelis, JW

		Coated coil (building and transport sectors)	Residential	Alcoa, Nichols, Jupiter

	Extruded aluminum products ranging from 0.2 to 120.0 kgm	Industrial extrusions (construction, transport and engineering sectors)	BMW, Siemens, Bosch, Bahrat	Hydro, Alcan, Alcoa, SAPA

		BUG building systems(windowsills, water bars, roofing products, window systems and balconies)		HGW

		Project business extrusions (urban transport systems, high speed trains, mobile bridges for defense purposes and shipbuilding)	Alstom, Bombardier, Breda and Siemens	Alcan, SAPA

		Rods and hard alloy extrusions (automotive parts, aircraft, hydraulic and pneumatic systems and leisure)	Conti Teves, Bosch, TRW	Eural, Alcan, Alcoa, Impol, Fuchs

Global recycling	Recycles aluminum scrap and dross into recycled metal in molten or ingot form	Common alloy sheet (building and construction)	Aleris Rolled Products, Alcoa, Alcan	Scepter, Tennessee Aluminum Processors, Inc.

		Aluminum can sheet (containers and packaging)	Alcoa, Logan Aluminum, Novelis, Hydro	Scepter, Tennessee Aluminum Processors, Inc., Smelter Service Corporation, Trimet

Segment	Principal products and services	Principal end-use/ product category	Major customers	Competitors

	Specification alloys	Automotive	BMW, General Motors, Ford Motor Company, DaimlerChrysler, Contech, a unit of SPX Corporation	Wabash Alloys L.L.C., Remetal Konzelmann/BUS, Bruch

Global zinc	Zinc oxide	Chemical additive in rubber	All major tire and rubber companies	Horsehead Corporation, Zochem, a division of Hudson Bay Mining and Smelting Co. Limited, Purity Zinc Metals, LLC

	Zinc metal	Galvanizing	Most major steel and after-fabrication hot dip galvanizing companies	Horsehead Corporation, individual zinc smelters

	Zinc dust	Chemical additive in paint and coatings	Most major paint companies	Purity Zinc Metals, LLC, Umicore

Global Rolled and Extruded Products

In North America, we produce rolled aluminum products using the continuous casting process at our facility located in Uhrichsville, Ohio, the continuous pelletizing process at our facility in Richmond, Virginia, and the conventional, direct-chill rolling ingot casting process at our multi-purpose aluminum rolling mill at Lewisport, Kentucky, one of the largest in North America, and Cap-de-la-Madeleine, Canada. We closed our Carson, California rolling mill in 2006 due to its higher cost structure and processing limitations. In addition, we operate coating lines at the Lewisport mill and at our facilities in Bedford, Ohio, Roxboro, North Carolina, Ashville, Ohio and Toronto, Canada. Except for depot sales, which are for standard size products, substantially all of our rolled aluminum products are produced in response to specific customer orders.

In Europe, our rolled aluminum products business remelts ingots, internal scrap, purchased scrap and master alloys to produce rolled aluminum sheet and plate for use in the transportation, construction, distribution, engineering and packaging industry segments. These operations include rolling mill operations in Germany and Belgium. The rolling mill in Koblenz, Germany is one of the largest specialized rolling mills in Europe concentrated on aircraft plate and heat exchanger sheet. Additionally, the mill in Duffel, Belgium is the third largest coil and sheet mill in Europe and a top European supplier of automotive body sheet.

We have continued to improve our products and our ability to supply high-quality, innovative materials, most notably to the aerospace sector. We have also developed specialties such as heat-treated, ultra thick aluminum plate and extra wide sheet to meet the requirements of special market sectors such as the aerospace and automotive sectors.

Our extruded products business is a leading producer of soft and hard alloy extruded aluminum profiles targeted at high demand end-uses such as the building and construction, electrical, mechanical engineering and transportation sectors. We operate four separate product categories each of which reflects its customers’ needs, including industrial extrusions, building systems, hard alloys and rail and transport projects. The extruded products business is a leading supplier in its selected product combinations and is focused on sectors with strong customer demand growth such as transport and engineering. The extruded products business includes five extrusion facilities located in Germany, Belgium and China (a joint venture in which we own a 61% participation interest). Industrial extrusions are made in all locations and the production of extrusion systems, including building systems, is concentrated in Vogt, Germany. Large extrusions and the project business are concentrated in Bonn, Germany and the joint venture in Tianjin, China, with rods and hard alloys produced in Duffel, Belgium. The extrusion plant in Bonn operates one of the largest extrusion presses in the world, which is mainly used for long and wide sections for railway, shipbuilding and other applications.

Global Recycling

We offer customers a wide range of metals recycling services and specification alloy products through our aluminum production facilities. Many of our plants in this segment are located near our major customers’ facilities. The close proximity of these plants to our customers’ facilities allows us to provide deliveries of molten aluminum by customized trucks with hot metal crucibles. The molten aluminum is then poured from the crucible into a customer’s furnace, saving the customer the time and expense of remelting ingots. This delivery method lowers our customers’ energy and capital expenses as well as metal melt loss, thereby increasing their productivity. In addition, for the year ended December 31, 2006, 71% of the pounds shipped by our aluminum recycling segment were under “tolling” arrangements, where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee.

Our German operation supplies specification alloys to the European automobile industry and serves other European aluminum industries from three plants that together have an annual aluminum processing capacity in excess of 900 million pounds. We also recycle magnesium scrap and deliver product to several large automotive companies. Our Swansea, Wales, facility supplies aluminum to a variety of customers. Our facilities in Pindamonhangaba, Brazil supply Brazil’s only can sheet rolling mill and recycle used beverage cans and production scrap for a facility owned by Brazil’s largest manufacturer of aluminum cans. These facilities have a combined annual processing capacity of 200 million pounds. Our facility in Monterrey, Mexico recycles aluminum dross and scrap for several large diecasters. Monterrey has an annual processing capacity of approximately 100 million pounds.

Global Zinc

We process and recycle zinc metal for use in the manufacture of galvanized steel and produce value-added zinc products, primarily zinc oxide and zinc dust, which are used in the vulcanization of rubber products, the production of corrosion-resistant paint, and in other specialty chemical applications. Our zinc recycling facilities have an annual processing capacity of approximately 290 million pounds.

Sales and Marketing

Global Rolled and Extruded Products

Our rolled and extruded products manufactured by this segment are sold to end-users, as well as to distributors, principally for use in building and construction, transportation, aircraft, consumer durables, electrical, and machinery and equipment industries. Backlog for our global rolled and extruded products as of December 31, 2006 and 2005 was approximately $733.1 million and $120.0 million, respectively. The main customers for our extrusions products are the building and construction, transport (automotive, rail and shipbuilding), electrical and mechanical engineering segments.

Sales of rolled and extruded products are made through the segment’s own sales force, which is strategically located to provide North American coverage, and through a broad network of sales offices and agents in major

European countries, the Americas, the Far East and Australia. The majority of our customer sales agreements in this segment are for a term of one year or less.

Global Recycling

Principal customers of this segment’s operations use recycled aluminum to produce can sheet, building and construction, automotive and other aluminum products. Sales of our products and services are made by our dedicated U.S. and international sales force. Customarily, agreements with customers in the aluminum recycling industry are short-term. These agreements usually result from a bidding process in which aluminum producers and metal traders offer to sell materials or to have materials tolled. Consequently, we have historically maintained no significant backlog of orders in this segment.

However, we have long-term contractual arrangements for our recycling services with a number of our largest customers in these segments, including agreements where we have constructed a recycling facility adjacent to a customer’s plant. The remaining terms of these arrangements as of December 31, 2006 range up to six years, although many of these arrangements provide for extensions.

Global Zinc

We sell most of our zinc products directly to end-users. Most of our agreements with zinc customers are for a term of one year or less. We historically have maintained no significant backlog of orders for zinc products.

See Note Q of our audited consolidated financial statements included elsewhere in this prospectus for certain financial information by geographic area.

Competition

The worldwide aluminum and zinc industries are highly competitive. Aluminum and zinc also compete with other materials such as steel, plastic and glass for various applications.

Global Rolled and Extruded Products

Our rolled and extruded products business competes in the production and sale of rolled aluminum sheet and extrusion products. In the sectors in which we compete, the industry leaders include Alcoa, Alcan, Novelis, Quanex, Norsk Hydro and Jupiter. In addition, we compete with imported products. We compete with other rolled and extruded products suppliers on the basis of quality, price, timeliness of delivery and customer service. This segment spent $8.7 million for research and development during the year ended December 31, 2006.

Global Recycling

The principal factors of competition in our global recycling segment are price, metal recovery rates, proximity to customers, molten metal delivery capability, environmental and safety regulatory compliance and other types of services. Freight costs also limit the geographic areas in which we can compete effectively. Our largest aluminum competitor in the United States is Wabash Alloys, a secondary aluminum processor, followed by several smaller competitors. The international recycling business is highly fragmented and very competitive. Our major international competitors are Trimet for recycling, and Remetel and Konzelmann/BUS for specification alloys.

Global Zinc

The principal factors of competition in the global zinc segment are price, customer service and product quality. Competition is regionally focused due to high freight costs. Competitors in the zinc recycling industry include Horsehead Corporation, Zochem, Purity Zinc Metals and Umicore as well as a large number of regional and local competitors. For zinc metal, we consider both primary and secondary zinc producers to be competitors.

Raw Materials and Supplies

Global Rolled and Extruded Products

A significant portion of the aluminum metal used by the North American operations is purchased aluminum scrap that is acquired from aluminum scrap dealers or brokers. A significant portion of the aluminum metal used by our European operations is supplied by the primary aluminum business of Corus with the remaining supply coming from a variety of third party primary aluminum suppliers and purchased aluminum scrap acquired from or through aluminum scrap dealers or brokers. We believe that this segment is one of the largest users of aluminum scrap (other than beverage can scrap) in North America, and that the volume of its purchases assists it in obtaining scrap at competitive prices. The remaining requirements of this segment are met with purchased primary metal, including metal produced in the United States and internationally.

Global Recycling and Global Zinc

Aluminum and zinc scrap and dross represent the largest component of cost of sales for these segments. The availability and price of scrap and dross depend on a number of factors outside of our control, including general economic conditions, international demand for these materials and internal recycling activities by primary aluminum producers. Changes in U.S. and worldwide supply and demand for aluminum and zinc scrap have had and will continue to have an effect on the prices we pay for these raw materials.

The primary sources of aluminum scrap and dross for the global recycling segment include automotive component manufacturers, can stock producers, used beverage cans and aluminum smelters. Many of our aluminum suppliers are also our customers. We also buy aluminum scrap from metal scrap dealers and traders on the open market.

A significant portion of our zinc products are produced from zinc dross and other secondary materials provided by the galvanizing industry. In addition, we purchase primary zinc to produce high-grade zinc and for metals distribution purposes. We purchase our zinc raw materials from numerous suppliers. Many zinc galvanizers that supply us with zinc raw materials are also our customers. The availability of zinc dross is dependent upon the demand for galvanized steel, which has historically paralleled fluctuations in customer demand in the automotive, appliance and construction industries.

Energy Supplies

Our operations are fueled by natural gas and electricity, which represent the third largest component of our cost of sales, after metal and labor costs. We purchase the majority of our natural gas on a spot-market basis. However, in an effort to acquire the most favorable natural gas costs, we have secured some of our natural gas at fixed price commitments. We use forward contracts and options, as well as contractual price escalators, to reduce the risks associated with our natural gas requirements.

Research and Development

In connection with our acquisition of Corus Aluminum, we entered into a five-year research and development agreement with Corus pursuant to which Corus assists us in research and development projects on a fee-for-service basis. Research and development expenses were $8.7 million in the period from January 1, 2006 to December 19, 2006 and were not material for any other period presented in this prospectus. Prior to our acquisition of Corus Aluminum, we did not have a research and development program.

Seasonality

Many of our rolled and extruded products, recycling and specification alloy end-uses are seasonal. Demand in the rolled and extruded products business is generally stronger in the spring and summer seasons due to higher demand in the building and construction industry. Our recycling business experiences greater demand in the spring season due to stronger automotive and can sheet demand. Such factors typically result in higher operating income in the first half of the year.

Employees

As of March 31, 2007, we had a total of approximately 8,500 employees, consisting of approximately 2,400 employees engaged in administrative and supervisory activities and approximately 6,100 employees engaged in manufacturing, production and maintenance functions. Collectively, approximately 45% of our U.S. employees and substantially all of our non-U.S. employees are covered by collective bargaining agreements. Labor relations with employees have been satisfactory.

Environmental

Our operations are subject to environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage, and disposal of hazardous substances and wastes, the remediation of contaminated sites, and employee health and safety. Future environmental regulations could impose stricter compliance requirements on the industries in which we operate. Additional equipment or process changes at some of our facilities may be needed to meet future requirements.

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (Superfund) and similar state statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations. Currently and from time to time, we are a party to notices of violation brought by environmental agencies concerning the laws governing air emissions. In connection with certain pending proceedings, we are in discussions with government authorities for the purpose of resolving similar issues that have arisen at a number of our facilities in different states. At present, discussions are not sufficiently advanced to determine the scope of relief or the amount of penalties. However, with respect to these pending proceedings, we do not anticipate that the amount of penalties would have a material adverse effect on our financial position or results of operations.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders by agencies in four states for environmental remediation at five sites, two of which are located at our operating facilities.

Our aggregate accrual for environmental matters was $15.0 million at March 31, 2007. Although the outcome of any such matters, to the extent they exceed any applicable accrual, could have a material adverse effect on our consolidated results of operations or cash flows for the applicable period, we currently believe that any such outcome would not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

The processing of scrap generates solid waste in the form of salt cake and baghouse dust. This material is disposed of at off-site landfills or at permitted landfills at our Sapulpa, Oklahoma and Morgantown, Kentucky facilities. If salt cake were ever classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase, which could result in significant increased expenditures.

Our two landfill sites have finite lives and we incur costs related to retiring them. The amounts recognized for landfill asset retirement obligations, as of March 31, 2007, were $8.6 million for our Morgantown, Kentucky landfill and $0.9 million for our Sapulpa, Oklahoma landfill. The related asset retirement costs for each facility was capitalized as a long-lived asset (asset retirement cost), and is being amortized over the remaining useful lives of the landfills. See Note J of our audited consolidated financial statements included elsewhere in this prospectus.

Our expected total expenditures for capital improvements regarding environmental control facilities for 2007 are currently expected to be approximately $10.0 million.

Legal Proceedings

We are a party from time to time to what we believe are routine litigation and proceedings considered part of the ordinary course of our business. We believe that the outcome of such existing proceedings would not have a material adverse effect on our financial position, results of operations or cash flows.

Properties

Our production and manufacturing facilities are listed below by segment:

Segment	Location	Owned/Leased
Global rolled and extruded products:	Lewisport, Kentucky	Owned
	Uhrichsville, Ohio *	Owned
	Bedford, Ohio	Leased
	Roxboro, North Carolina *	Owned/Leased
	Ashville, Ohio	Owned
	Richmond, Virginia	Owned
	Beloit, Wisconsin	Leased
	Terre Haute, Indiana	Owned
	Clayton, New Jersey	Owned
	Koblenz, Germany	Owned
	Duffel, Belgium *	Owned
	Toronto, Canada	Owned
	Cap-de-la-Madeleine, Canada	Owned
	Vogt, Germany	Owned
	Bonn, Germany	Owned
	Bitterfeld, Germany	Owned
	Tianjin, China	Owned
Global recycling:	Coldwater, Michigan *	Owned
	Morgantown, Kentucky	Owned
	Post Falls, Idaho	Owned
	Shelbyville, Tennessee	Owned
	Sapulpa, Oklahoma	Owned
	Saginaw, Michigan	Owned
	Loudon, Tennessee	Owned
	Chicago Heights, Illinois	Owned
	Goodyear, Arizona	Leased
	Elyria, Ohio	Owned
	Rock Creek, Ohio	Owned
	Cleveland, Ohio	Owned
	Wabash, Indiana	Owned
	Friendly, West Virginia *	Owned
	Macedonia, Ohio	Owned
	Töging, Germany	Owned
	Grevenbroich, Germany	Owned
	Deizisau, Germany	Owned
	Monterrey, Mexico	Owned
	Swansea, Wales	Leased
	Pindamonhangaba, Brazil *	Owned

Global zinc:	Houston, Texas *	Owned
	Clarksville, Tennessee	Owned
	Millington, Tennessee	Owned
	Coldwater, Michigan	Owned
	Spokane, Washington	Leased

*	Two facilities in this location.

Substantially all of our real property, fixtures and equipment at all of our aluminum recycling and zinc facilities are mortgaged to secure indebtedness under the 2006 credit facilities.

The average operating rates for our global rolled and extruded products segment’s facilities for 2006 and 2005 were 93% and 86%, respectively, of stated capacity. The average operating rates for our global recycling segment’s facilities in 2006, 2005 and 2004 were 88%, 84% and 85%, respectively, of stated capacity. The average operating rates for our global zinc segment’s facilities in 2006, 2005 and 2004 were 84%, 77% and 84%, respectively, of stated capacity. We permanently closed our Rockwood, Tennessee recycling plant in December 2004 and our rolled products facility located in Carson, California in March 2006.

General Motors has a right of first refusal if we decide to sell our Saginaw, Michigan facility to a third party under its long-term supply agreement with us. This right is exercisable under certain conditions beginning in 2010. If GM acquires the facility under the supply agreement, we have the opportunity to operate the facility under certain circumstances.

In December 2004, we relocated our principal executive corporate offices to Beachwood, Ohio and have over the years expanded our leased space to approximately 43,000 square feet for those purposes. Our global recycling segment offices are also based at that location. We also lease approximately 8,200 square feet of office space in Irving, Texas. That location provides information technology support for our consolidated operations.

In Louisville, Kentucky, we currently lease approximately 10,000 square feet for our global rolled and extruded products segment offices. In Raleigh, North Carolina, our global rolled and extruded products segment leases approximately 11,000 square feet for financial, accounting and administrative support functions. In Houston, Texas, our global zinc segment owns approximately 30,000 square feet of office space for financial and management functions for our zinc operations. We also have leased a zinc distribution office in Pittsburgh, Pennsylvania.

In late 2006, we located our principal European corporate offices near Zurich, Switzerland and currently lease approximately 12,000 square feet for those purposes. We believe that our facilities are suitable and adequate for our operations.

THE CORUS ALUMINUM ACQUISITION

On August 1, 2006, we consummated the acquisition of the downstream aluminum business of Corus, which included Corus’s aluminum rolling and extrusion businesses but not Corus’s primary aluminum smelters, for aggregate net cash consideration of approximately €695.5 million (approximately $885.7 million), subject to adjustment based on the finalization of net debt assumed and the working capital delivered. Based on preliminary information, we recorded an adjustment to increase the purchase price by $65.0 million. Final determination of this adjustment is expected to occur in 2007. The transaction was consummated pursuant to two agreements, one for the purchase of Corus’s European, U.S. and Chinese legal entities and the other for the purchase of Corus’s Canadian legal entities. With respect to the European, U.S. and Chinese agreement, pursuant to a definitive share purchase agreement between us and Corus dated May 23, 2006, a number of our wholly-owned subsidiaries purchased (a) all of the capital stock of Corus Hylite BV, Corus Aluminium Rolled Products B.V., Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corporation and Hoogovens Aluminium Europe Inc. and their respective subsidiaries, and (b) a 61% shareholding in Corus Aluminium Extrusions Tianjin Company Limited, from Corus. With respect to the Canadian agreement, pursuant to a definitive securities purchase agreement between us, Corus and Société générale de financement du Québec dated May 23, 2006, Aleris Holding Canada Limited, a wholly-owned subsidiary of ours, purchased all of the limited partnership interests of Corus LP and all the shares of Corus Aluminium Inc., Corus LP’s general partner, from Corus and Société générale de financement du Québec.

On August 1, 2006, in conjunction with the acquisition of Corus Aluminum, we entered into our old revolving credit facility, our old term loan facility and our old senior unsecured facility. In addition to funding the purchase price for the acquisition of Corus Aluminum, we used the proceeds from the old credit facilities to refinance substantially all of our then existing indebtedness and to pay certain fees and costs associated with the acquisition of Corus Aluminum and our old credit facilities. We completed a tender offer and consent solicitation to redeem substantially all of our outstanding 9% notes and 10 3/8% notes, and repaid $231.5 million outstanding under our credit agreement, dated as of December 9, 2004, among the borrowers party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent. That credit agreement was terminated on August 1, 2006. We also repaid $59.0 million of indebtedness relating to Corus Aluminum’s Canadian operations and all of the amounts outstanding under our German recycling subsidiary’s credit facilities. In addition, we effected a legal defeasance on August 2, 2006 that resulted in the discharge of our obligations under the 9% notes and the indenture governing the 9% notes and effected a covenant defeasance on August 2, 2006 that terminated our obligations with respect to substantially all of the remaining restrictive covenants on the 10 3/8% notes and effected the satisfaction and discharge of the indenture governing the 10 3/8% notes on October 20, 2006, including the release of all liens on the collateral securing the 10 3/8% notes. We incurred charges during the third quarter of 2006 of $37.3 million related to prepayment premiums associated with the 10 3/8% notes and 9% notes and $16.4 million related to the write-off of existing debt issuance costs and unamortized debt discounts.

The acquisition of Corus Aluminum expanded our product offering, increased our participation in high-growth industry segments and strengthened our technology platform. Corus Aluminum’s aircraft plate and sheet and heat exchanger materials introduced new, higher-margin products to our product mix while Corus Aluminum’s automotive body sheet and brazing sheet product offering complemented our existing rolled products capabilities. Additionally, we gained the capability to produce high-quality specialized hard alloy extruded products used in the automotive and aerospace sectors, as well as soft alloy extrusions. While the acquisition of Corus Aluminum strengthened our cross-selling opportunities within our existing automotive, building and construction and packaging end-use applications, it also diversified our business into the heavy transportation, aerospace and engineering industries, which are sectors that have demonstrated strong growth characteristics. The acquisition of Corus Aluminum also increased our participation in important international industry segments. For example, we have expanded our presence in existing European sectors, such as the German automotive sector, and gained access to the high-growth economy of China.

Corus Aluminum generated revenues of $1,850.0 million in 2005. We expect to realize synergies of approximately $25.0 million through the successful integration of Corus Aluminum into our existing operations and the implementation of our optimization initiatives.

Metal Supply Agreements

In connection with the acquisition of Corus Aluminum, we entered into metal supply agreements with Corus to supply metal for Corus Aluminum. These supply agreements consist of agreements for the supply of rolling ingots to the Koblenz and Duffel manufacturing facilities and agreements for the supply of billets to the Vogt, Bitterfeld, Bonn and Duffel manufacturing facilities. These agreements were pre-existing metal supply agreements between Corus’s primary aluminum business and Corus’s rolled products and extrusions businesses. The initial term of each agreement is four years and each party will be able to terminate an agreement by giving six months written notice to the other party. Upon a written notice of termination, a three-year phase out of the contract would commence. In addition, in the event that the operation of any casthouse ceases, or in the event that any casthouse is sold, assigned or transferred (wholly or in part) independently of the relevant smelter, we would have the right of first refusal to purchase the relevant casthouse. In the event of a sale of the smelters and the casthouses to a third party, such third party would have to agree that if it ceases to operate any casthouse, we would have the right of first refusal to purchase the relevant casthouse.

Research, Development and Technology Agreement

Also in connection with the acquisition of Corus Aluminum, we entered into a research, development and technology agreement with Corus Technology BV pursuant to which Corus Technology BV would assist us in the development of research and development programs on a fee-for-service basis. The minimum annual cost to us is approximately €11.0 million. The agreement contains a non-compete provision prohibiting Corus Technology BV from providing research and development services to third parties in similar activities during the term of the agreement and for a period of time after the termination of the agreement. The initial term of the agreement is five years.

Transitional Services Agreement

We also entered into a transitional services agreement with Corus. The transitional services agreement relates to matters including treasury, information technology, patent maintenance and prosecution and purchasing services which would be provided by Corus to us for a period of time following the consummation of the acquisition of Corus Aluminum and at costs to be agreed upon.

MANAGEMENT

The following table sets forth the name, age and position of our directors and executive officers.

Name	Age	Position
Steven J. Demetriou	48	Chairman of the Board and Chief Executive Officer
Kelvin Davis	43	Director
Michael MacDougall	36	Director
Jonathan Garfinkel	31	Director
Dale V. Kesler	68	Director
Paul E. Lego	76	Director
Michael D. Friday	55	Executive Vice President and Chief Financial Officer
John J. Wasz	46	Executive Vice President and President, Aleris Rolled Products—North America
Sean M. Stack	40	Executive Vice President and President, Europe
Christopher R. Clegg	49	Executive Vice President, General Counsel and Secretary
Robert R. Holian	54	Senior Vice President and Controller
Alfred Haszler	61	Senior Vice President and President, Aleris Rolled and Extruded Products—Europe
Scott McKinley	45	Senior Vice President and Treasurer
K. Alan Dick	43	Senior Vice President, Global Metals Procurement

Kevin Burns was elected as a director on December 19, 2006 by our sole stockholder. On March 30, 2007, Mr. Burns notified the Company that effective March 30, 2007, he would no longer serve as a director of the Company.

The following biographies describe the business experience during at least the past five years of the directors and executive officers listed in the table above.

Steven J. Demetriou—Steven J. Demetriou became Chairman of the Board and Chief Executive Officer of Aleris following the acquisition of Commonwealth. Mr. Demetriou served as President and Chief Executive Officer of Commonwealth from June 2004 and served as a director of Commonwealth from 2002 until the acquisition of Commonwealth. Mr. Demetriou was President and Chief Executive Officer of Noveon, Inc., a global producer of advanced specialty chemicals from 2001 until June 2004. Prior to that, from 1999 to 2001, he was Executive Vice President of IMC Global Inc., a producer of crop nutrients and animal feed ingredients. Mr. Demetriou also served in a number of leadership positions with Cytec Industries Inc., a specialty chemicals and materials company, from 1997 to 1999. From 1981 to 1997, he held various positions with Exxon Corporation. Mr. Demetriou is a Director of ElkCorp and OMG Group, Inc. He is a member of the audit committee, compensation committee and corporate governance committee of each of these companies. Additionally, Mr. Demetriou is a Director of Kraton Polymers LLC and a Director of Kraton’s direct parent company, Polymer Holdings LLC.

Kelvin Davis—Mr. Davis is a Senior Partner of TPG and Head of the firm’s North American Buyouts Group, incorporating investments in all non-technology industry sectors. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., a private international real estate-related investment firm in Los Angeles, which he co-founded in 1991. Prior to the formation of Colony, Mr. Davis was a principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, he worked at Goldman, Sachs & Co. in New York City and with Trammell Crow Company in Dallas and Los Angeles. Mr. Davis is the Chairman of the Board of Kraton Polymers LLC, and a Director of Metro-Goldwyn Mayer Inc. and Altivity Packaging, LLC. He is also a Director of Los Angeles Team Mentoring, Inc. (a charitable mentoring organization), and is on the Board of Overseers of the Huntington Library, Art Collections, and Botanical Gardens.

Michael MacDougall—Mr. MacDougall is a Partner of TPG. Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. Prior to attending business school, Mr. MacDougall was an assistant brand manager in the Paper Division of Procter & Gamble. Mr. MacDougall serves on the Board of Directors of Altivity Packaging LLC, Kraton Polymers LLC and the New York Opportunity Network.

Jonathan Garfinkel—Mr. Garfinkel is a Vice President at TPG. Prior to joining TPG in 2000, Mr. Garfinkel worked as a financial analyst at Newbridge Latin America, where he focused on private equity transactions in Argentina, Brazil, Columbia and Mexico. Prior to joining Newbridge, Mr. Garfinkel was a financial analyst in the Global Power group at Lehman Brothers.

Dale V. Kesler—Mr. Kesler was elected as a Director in February 2007. Mr. Kesler had formerly served as a Director of Aleris since 2002 and up to the Acquisition in December 2006. Mr. Kesler retired in 1995 as a partner of the professional accounting firm Arthur Andersen LLP. He served as that firm’s Dallas office accounting and audit division head from 1973 through 1982 and as the managing partner of the Dallas office from 1983 through 1994. Mr. Kesler also serves as a director of ElkCorp, Triad Hospitals, Inc. and CellStar Corp.; he is a member of the Audit Committee of each of these companies. He is also a member of the Compensation Committee and Corporate Governance Committee of ElkCorp. He is also a member of the Compliance Committee of Triad Hospitals.

Paul E. Lego—Mr. Lego was recently elected as a Director in February 2007. Mr. Lego previously served as Director of Aleris since Aleris’s acquisition of Commonwealth and up to the Acquisition in December 2006. He was previously the Non-Executive Chairman of the Board of Directors of Commonwealth from 1995 until completion of Aleris’s acquisition of Commonwealth. He is currently President of Intelligent Enterprises, a private consulting firm. From 1990 until his retirement in 1993, Mr. Lego was Chairman of the Board of Directors and Chief Executive Officer of Westinghouse Electric Corporation. Mr. Lego is an Emeritus Trustee of the University of Pittsburgh and a member of the American Society of Corporate Executives.

Michael D. Friday—Michael D. Friday has served as Executive Vice President and Chief Financial Officer of Aleris since the Commonwealth acquisition. Prior to that time, Mr. Friday served as Executive Vice President and Chief Financial Officer of Commonwealth. Prior to joining Commonwealth in June 2004, Mr. Friday served as Executive Vice President and Chief Financial Officer of Noveon, Inc. from 2001 to 2004. From 1997 to 2001, Mr. Friday served as Vice President—Finance, Business Development and Information Technology at BFGoodrich Performance Materials. From 1994 to 1997, Mr. Friday was Vice President of Finance for The Little Tikes Company, a unit of Rubbermaid, Inc. Mr. Friday began his career with the General Electric Company in 1974, where he served in a variety of increasingly responsible financial management capacities.

John J. Wasz—John J. Wasz has served as Executive Vice President and as President—Aleris Rolled Products since the Commonwealth acquisition. Prior to that time, from 2000, he served as Executive Vice President and President of Alflex (a former subsidiary of Commonwealth), and prior to that Mr. Wasz held the position of Vice President of Alflex Operations. Additionally, Mr. Wasz served in several other capacities within Commonwealth, including Vice President of Materials; Vice President of Marketing and Sales; Distribution Marketing Manager; and Regional Manager.

Sean M. Stack—Sean M. Stack has served as Executive Vice President and President, Europe since the acquisition of Corus Aluminum. Prior to that time, Mr. Stack was Senior Vice President, Treasurer and Corporate Development of Aleris since Aleris’s acquisition of Commonwealth, and prior to that, he was Vice President and Treasurer of Commonwealth. Prior to joining Commonwealth in June 2004, he had served as Vice President and Treasurer of Noveon, Inc., beginning in March 2001. Prior to joining Noveon, Mr. Stack served as Vice President and Treasurer for Specialty Foods Corporation from May 1996 to December 2000. Mr. Stack joined Specialty Foods as Assistant Treasurer in 1996. Prior to that, he was a Vice President at ABN AMRO Bank in commercial and investment banking.

Christopher R. Clegg—Christopher R. Clegg was promoted to Executive Vice President, General Counsel and Secretary in January 2007. Prior to that Mr. Clegg served as Senior Vice President, General Counsel and Secretary of Aleris since the Commonwealth acquisition. Prior to that time, Mr. Clegg was Vice President, General Counsel and Secretary of Commonwealth. Before joining Commonwealth in June 2004, he had served as Senior Vice President, General Counsel and Secretary of Noveon, Inc. since March 2001. Mr. Clegg had served as Vice President-Legal for the Performance Materials Segment of BF Goodrich Company since 1999. Before assuming that position, Mr. Clegg served as Senior Corporate Counsel for Goodrich Aerospace since May 1991. Prior to joining Goodrich, Mr. Clegg was a corporate lawyer in private practice with the law firms of Squire, Sanders & Dempsey in Cleveland, Ohio and Perkins Coie in Seattle, Washington.

Robert R. Holian—Robert R. Holian has served as Senior Vice President and Controller of Aleris since 1999. He joined the Company in May 1990 as director of financial analysis and planning. He was named Controller in 1992, and became a Vice President in 1994. Prior to joining Aleris, Mr. Holian held various financial positions at Maxus Energy Corp. and Diamond Shamrock Corporation.

Alfred Haszler—Alfred Haszler has served as our Senior Vice President and President of Aleris Rolled Products Europe since the acquisition of Corus Aluminum. Prior to that time, he was the Managing Director of the Corus Aluminum Rolled Products business, and prior to that, he served as Director of the Koblenz plant operations of Corus Aluminum Rolled Products business. He first began working with the Koblenz plant operations in 1970 and has held a variety of management positions with increasing responsibility.

Scott McKinley—Scott McKinley has served as Senior Vice President and Treasurer since September 2006. From June 2004 till then, Mr. McKinley served as Vice President and Chief Financial Officer for Lubrizol Corporation’s Specialty Chemicals Segment. Prior to that, he was the Vice President and Controller of Noveon, Inc. Mr. McKinley also previously held the position of Director, Financial Planning and Analysis for BFGoodrich Performance Materials and spent the first 15 years of his career at the General Electric Company.

K. Alan Dick—Alan Dick has served as Senior Vice President, Global Metals Procurement since January 2007. Previously he had been Vice President, Metals Sourcing since 2004. Prior to 2004, Mr. Dick had been Director, Raw Material Purchasing for Commonwealth Industries, Inc. and had held a number of positions in the Commonwealth supply chain function since 1998. Prior to joining Commonwealth, Alan was Vice President and General Manager—Pacific Region for Ideal Metals. He began his career with Pechiney SA in Canada where he held several positions including Vice President.

Prior to the Acquisition, Section 16(a) of the Exchange Act required our officers, directors and persons who owned more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons were required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them, including Forms 3, 4 and 5. We believe that all filing requirements applicable to our executive officers, directors and 10% stockholders were complied with during 2006.

The Company maintained and enforced a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, and Treasurer (the “Senior Officers Code”). The Senior Officers Code was designed to be read and applied in conjunction with the Company’s Code of Business Conduct and Ethics (the “Code of Business Conduct”) applicable to all employees. In instances where the Code of Business Conduct is silent or its terms are inconsistent with or conflict with any of the terms of the Senior Officers Code, then the provisions of the Senior Officers Code control and govern in all respects. Both the Senior Officers Code and the Code of Business Conduct are available at our website (http://www.aleris.com) by clicking on “Corporate Governance.” Any future changes or amendments to our the Senior Officers Code and the Code of Business Conduct, and any waiver of our the Senior Officers Code or the Code of Business Conduct that applies to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer will be posted to our website at this location. A copy of both the Senior Officers Code and the Code of Business Conduct may also be obtained upon request from the Company’s Secretary.

Board Committees

Our Board of Directors has established Compensation, Audit and Executive Committees. TPG has the right to have at least one of its directors sit on each committee of the Board of Directors, to the extent permitted by applicable laws and regulations.

Messrs. Garfinkel, Kesler (Chair), and MacDougall are the members of the Audit Committee. Mr. Kesler has been identified as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities by:

•	overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

•	monitoring the integrity of financial information that will be provided to the shareholders and others and the Company’s compliance with legal and regulatory requirements;

•

reviewing areas of potential significant financial risk to the Company including evaluation of the system of internal controls and procedures for financial reporting which management and the Board of Directors has established;

•	monitoring the qualifications and independence of the Company’s external auditors;

•	monitoring the performance of the Company’s external auditors and internal auditing function;

•	reporting on all such matters to the Board of Directors; and

•	preparing the report required by the rules of the SEC to be included in the Company’s annual report on Form 10-K.

In addition, the Audit Committee has the authority to retain and, if necessary, terminate our independent registered public accounting firm (subject, if applicable, to ratification by the Company’s stockholder).

Messrs. Davis (Chair), Lego, and MacDougall are the members of the Compensation Committee. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executive and senior management. In this respect, the Committee has overall responsibility for approving and evaluating executive and senior management compensation plans, policies and programs of the Company and awards thereunder. A copy of the Compensation Committee Charter is available on our website at http://www.aleris.com.

Messrs Davis, Demetriou (Chair), and MacDougall are the members of the Executive Committee. The executive committee manages the affairs of the Company as necessary between meetings of our Board of Directors and acts on matters that must be dealt with prior to the next scheduled Board meeting.

Board Composition

Our Board of Directors consists of six directors all of whom were elected by TPG which owns indirectly approximately 97.74% of our outstanding equity. Our by-laws provide that our directors will be elected at the annual meeting of the stockholders and each director will be elected to serve until his successor is elected.

Compensation Discussion and Analysis

Introduction

As a result of the Acquisition, many of the Company’s compensation policies and arrangements that had been in place during the 2006 fiscal year were discontinued as of December 19, 2006 and, with certain exceptions described below, any outstanding equity awards pursuant to those plans or arrangements were cancelled, and the holders of these awards, (including the named executive officers) received a cash payment of

$52.50 per share for each share of common stock underlying their equity holdings, whether or not the awards would have been vested or exercisable at the time of the Acquisition. The information provided below describes the Company’s compensation program before the Acquisition, as it relates to the compensation of its named executive officers up until December 19, 2006, summarizes the payments received by the named executive officers that occurred as part of the Acquisition, and briefly describes the compensation packages for the named executive officers that have been put in place since the Acquisition.

2006 Compensation Program Prior to the Acquisition

Aleris’s 2006 compensation philosophy centered on the belief that executive compensation should be directly linked to improvement in corporate performance and the creation of long-term stockholder value. Prior to the Acquisition, the Company had a Compensation Committee (the “2006 Committee”) charged with making determinations of compensation policy and decisions. Following the Acquisition in February 2007, the Board of Directors of the Company (the “2007 Board”) established a Compensation Committee (the “2007 Committee”).

The 2006 Committee had three main objectives that served as guidelines for compensation decisions:

•	provide a competitive total executive compensation package that enables Aleris to attract and retain key executives;

•	ensure that all pay programs are aligned with Aleris’s annual and long-term business objectives and strategy; and

•	provide variable compensation opportunities that are directly linked with the performance of Aleris.

In 2006, Aleris’s executive compensation program consisted of five components: (1) base salary; (2) an annual incentive award based on overall Company performance, business unit performance, and achievement of individual objectives; (3) long-term performance incentive awards that were intended to support the achievement of superior results over time and to align executive officer and stockholder interests; (4) a base level of pension benefits through both tax-qualified and nonqualified pension arrangements; and (5) a limited number of perquisites and other benefits traditionally awarded to executive officers.

These elements worked together to provide a compensation package that would achieve the main objectives the 2006 Committee had identified and offered an appropriate mix of current and long-term compensation to provide the executive with a competitive salary and also certain incentives in the form of potential future gains. Generally for 2006 compensation, the level of each element including base salary, annual incentive, long-term incentive and pension benefits would be comparable to the median of these types of compensation paid by entities with whom the Company competes as well as fall within a range of appropriate compensation for the named executive officer’s position and internal pay equity considerations.

The 2006 Committee, as in prior years, engaged an independent compensation consultant to assist in determining 2006 compensation. The independent compensation consultant compiled comparable salary and incentive compensation information for a number of representative companies and in the general market. In addition to reviewing the information and data provided by the compensation consultant regarding salary levels for persons in those positions in the entities with whom Aleris competes, the 2006 Committee reviewed the performance of each named executive officer, taking into account Aleris’s operating and financial results for the prior year, the contribution of each named executive officer to those results, and the achievement of goals established for each executive officer at the beginning of the prior year. Following its evaluation process and after consultation with Mr. Demetriou, the 2006 Committee made recommendations for salary adjustments and incentive awards to the Board of Directors serving at that time (the “2006 Board”).

Base Salary and 2006 Cash Bonus Awards

As in the past, the 2006 Committee considered base salary together with the 2006 cash bonus awards as part of a cash compensation package, and with respect to 2006 compensation, it set this cash compensation amount for the named executive officers in order to align the position’s responsibilities with its remuneration and also in comparison to the 50th percentile of this type of compensation paid in the competitive market in which Aleris competes for comparable executive ability and experience.

The 2006 cash bonus amounts were awarded pursuant to the Amended and Restated Aleris International, Inc. 2004 Annual Incentive Plan under a program we refer to as the Management Incentive Plan or “MIP.” These cash bonus awards represent variable compensation linked to organizational performance, which was a significant component of the Company’s total 2006 compensation package for key employees, including the named executive officers, and was designed to reward the employee’s participation in the Company’s achievement of critical financial performance and growth objectives.

With respect to 2006, the MIP awards linked employee pay to improvements in adjusted EBITDA and working capital as a percentage of sales, and the achievement of individual objectives. Adjusted EBITDA is a non-U.S. GAAP financial measure and, for this purpose, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests and excluding restructuring and other charges, losses on the early extinguishment of debt, one-time realized gains on the settlement of derivative financial instruments that hedged a portion of the purchase price to acquire Corus Aluminum and the sale of our facility in Carson, California, mark-to-market SFAS 133 unrealized gains and losses on derivative financial instruments, and the non-cash cost of sales impact of the write-up of inventory and other items through purchase accounting. The 2006 Committee used adjusted EBITDA as a performance metric and believed that this measure was commonly used by our stockholders, noteholders and lenders with respect to the performance of fundamental business objectives, as well as our ability to meet future debt service, capital expenditures and working capital needs.

The incentive targets set for 2006 for the named executive officers, other than Mr. Wasz, were weighted as follows for these goals: (i) Aleris adjusted EBITDA, 60%; (ii) company working capital as percentage of sales, 20%; and (iii) individual objectives, 20%. The incentive targets set for 2006 for Mr. Wasz, as an executive officer with primary responsibility for a business unit, were weighted as follows for these goals: (i) Aleris adjusted EBITDA, 10%; (ii) Rolled Products, North America adjusted EBITDA, 50%, (iii) Rolled Products, North America working capital as percentage of sales, 20%; and (iv) Individual Objectives, 20%. In each case, the Individual Objectives targets allowed each individual to be assessed based on performance relative to 2-3 goals and objectives that were linked to the performance of the overall organization. For Mr. Demetriou, the Board of Directors set his individual MIP goals and objectives after consulting with him. For the remaining named executive officers, following consultation with Mr. Demetriou, the 2006 Committee set individual MIP goals and objectives for each officer. The 2007 Committee evaluated whether these goals were achieved.

Potential payouts for adjusted EBITDA and working capital targets ranged from 0% to 250% of the weighted target, and Individual Objective targets ranged from 0% to 150% of the weighted target. Generally, target performance for a financial objective at 100% corresponded to the achievement of the 2006 Aleris business plan, and the Company expected that this target would be met at this level. The payout for 250% of target was achievable for performance significantly higher than the 2006 Aleris business plan, and the Company believed that these targets were very aggressive but attainable. Similarly, target performance for an Individual Objective at 100% corresponded to achievements related to the 2006 Aleris business plan, that the Company expected could be met. The payout for 150% of an Individual Objective was achievable for achievements related to the 2006 Aleris business plan that were aggressive but attainable. Based on 2006 performance, the 2007 Committee deemed the Aleris adjusted EBITDA, Aleris working capital, and Rolled Products, North America working capital targets to have been met at 250% and the Rolled Products, North America adjusted EBITDA target to have been met at 244%. Subject to attainment of Individual Objectives, MIP awards were paid accordingly.

Name	2006 Base Salary (1)	2006 Target Bonus (% of Base Salary)	2006 Bonus
Steven J. Demetriou	$850,000	100%	$1,912,500
Michael D. Friday	395,000	75	681,375
John J. Wasz	385,000	75	644,346
Sean M. Stack(2)	325,000	70	511,875
Christopher R. Clegg	290,000	60	391,500

(1)	In connection with the Acquisition, each of the named executive officers entered into new employment agreements. With the exception of Mr. Stack, who received a salary increase in August 2006, each named executive officer has had an increase to his base salary under these agreements. See “—Other Matters” below.

(2)	In August 2006, Mr. Stack was promoted to Executive Vice President and President—Europe. His annual base salary was increased from $250,000 to $325,000. His 2006 target bonus was increased from 60% to 70% of his increased annual base salary.

Long-Term Incentives

As part of its compensation program, long-term incentives, including both stock-based and cash-based incentives, had been used by the Company as another compensation strategy through which to align the interests of Aleris’s named executive officers and other key management personnel responsible for the growth of Aleris with the interests of Aleris’s stockholders. While long-term incentives were awarded to the named executive officers in December 2005, no new long-term incentive awards were granted to the named executive officers in 2006.

Retirement and Post-Employment Benefits

The Company offers its executive offices the same retirement benefits as Aleris employees. It also provides a program through which the named executive officers are restored to the base level of retirement contributions after Company and Internal Revenue Service (the “IRS”) limits have been met. We believe these benefits are not competitive with similar executive retirement benefits paid by companies with which Aleris competes.

Each of the named executive officers participated in the Commonwealth Industries, Inc. 401(k) plan (the “Commonwealth 401(k) Plan”) during 2006. Pursuant to the Commonwealth 401(k) Plan, the Company made a matching contribution of 100% of the first 3% of deferred income to the account of the named executive officer.

Each of the named executive officers also participated in the Commonwealth Industries, Inc. Cash Balance Plan (the “Cash Balance Plan”) during 2006, which provided retirement benefits for former employees of Commonwealth Industries Inc. Under the Cash Balance Plan, each participant has an account, for recordkeeping purposes only, to which credits are allocated annually based upon a percentage (determined based on the age and service) of the participant’s base salary plus bonus paid in the prior year. All balances in the account earn a fixed annual rate of interest, which is credited quarterly. The rate of interest is the lesser of the prior year’s average of the three-year U.S. Treasury securities or the rate on the thirty-year U.S. Treasury securities on November 1. In 2006, the interest rate was 3.83%. At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or as an annuity.

Effective January 1, 2007, the Cash Balance Plan was frozen and no further contributions by the Company are being made. The Company has a new retirement plan that replaces the Commonwealth 401(k) Plan and the Cash Balance Plan.

The named executive officers also participate in two nonqualified, unfunded, deferred compensation plans that are open to a select group of management employees. The Benefit Restoration Plan is an unfunded, unsecured retirement plan for a select group of management employees, including the named executive officers. The plan is designed to work in conjunction with the Commonwealth Industries, Inc. 401(k) Plan and the Commonwealth Industries, Inc. Cash Balance Plan (plans that are intended to be qualified under section 401(a) of the Internal Revenue Code) (the “Code”). Once the IRS contribution limits and Company match limits under the respective retirement plan is attained each year, then a participant’s elected percentage of pre-tax and Company matching contributions are deposited into the Benefit Restoration Plan.

The Company matching contributions include a “match” amount portion which is a maximum of 4% of the participant’s elected pre-tax contribution less the amount of employer matching contributions contributed to the participant’s account under the Commonwealth Industries, Inc. 401(k) Plan less, as applicable, any benefit credit under the Commonwealth Cash Balance Plan. Under the terms of the Benefit Restoration Plan, all accounts were distributed to participants following the Acquisition.

The Company also has an unfunded deferred compensation plan for a select group of management employees, including the named executive officers. The Deferred Compensation Plan permits participants to defer receipt of 10% to 50% of base salary and MIP bonus. The Company does not contribute to this plan. A hypothetical account is established for each participant who elects to defer, and the participant selects investment funds from a broad range of options, which generally are the same funds available to 401(k) Plan participants. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The normal form of payment is a lump sum, payable by election of the participant either at a specified date within two years of the deferral or at retirement or termination of employment. Installment distributions may be elected provided the participant complies with the election and timing rules of Section 409A. Under the terms of the Deferred Compensation Plan all accounts were distributed to participants following the Acquisition.

Perquisites

The Company intentionally provides limited perquisites to the named executive officers, including providing payment for financial advisory services and an annual medical examination, as well as a tax-gross up for the additional income tax liability as a result of receiving these benefits. Mr. Demetriou additionally receives a club membership for business use, a tax-gross up payment for this benefit, and supplemental life insurance policies. He reimburses the Company for any personal use of the club. The Company also makes indoor parking spaces available to certain executives at the Beachwood headquarters, including Messrs. Demetriou, Friday, Stack, and Clegg. These perquisites are less than typical both for entities which whom Aleris competes and in the general market for executives of industrial companies, especially in the case of the chief executive officer.

Compensation Payments as Part of Acquisition

The aggregate amount of compensatory payments and benefits that the named executive officers received as a result of the Acquisition and the underlying Company plans with respect to the cancellation of their outstanding equity awards was $47,289,005.

Treatment of Stock Options

Immediately prior to the Acquisition, there were 882,371 shares of our common stock subject to stock options granted under certain of our equity incentive plans to the named executive officers. Each outstanding stock option that was unexercised prior to the Acquisition, whether or not the option was vested or exercisable, was canceled (to the extent permitted under the governing stock plan documents and related award agreements or otherwise effectuated by us), and the holder of each such stock option received a cash payment equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the Acquisition; and

•	the excess of $52.50 over the exercise price per share of common stock subject to such option.

The table below summarizes the vested and unvested options held by our named executive officers prior to the Acquisition, as well as the consideration that each of them received pursuant to the Acquisition in connection with the cancellation of their options.

Name	# Shares Underlying Options	Weighted Average Ex. Price	Actual Consideration Received(1)
Steven J. Demetriou	441,800	$13.80	$17,097,760
Michael D. Friday	123,625	13.13	4,866,685
John J. Wasz	173,196	12.21	6,978,385
Christopher R. Clegg	79,850	13.73	3,095,484
Sean M. Stack	63,900	13.06	2,520,128

(1)	The amounts set forth in this “Actual Consideration Received” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share.

Treatment of Restricted Stock and Stock Units

Immediately prior to the Acquisition, there were 168,135 shares of our common stock represented by restricted stock awards held by its named executive officers under certain of our equity incentive plans. Pursuant to the award agreements and as a result of the change in control resulting from the Acquisition, all such restricted stock awards became immediately vested and free of restrictions effective as of December 19, 2006. The holder of each such award received a cash payment of $52.50 per share of restricted stock in exchange for the cancellation of such restricted shares in accordance with the treatment of other stockholders participating in the Acquisition.

The table below summarizes the restricted stocks and restricted stock unit awards held by our named executive officers as of immediately prior to the Acquisition, and the consideration that each of them received pursuant to the acquisition agreement in connection with the cancellation of such awards.

Name	# Restricted Shares	Actual Consideration Received
Steven J. Demetriou	91,083	$4,781,858
Michael D. Friday	24,292	1,275,330
John J. Wasz	22,152	1,162,980
Christopher R. Clegg	16,733	878,483
Sean M. Stack	13,875	728,438

Treatment of Performance Units

Certain executive officers and other employees of the Company, including each of the named executive officers, were granted performance units in 2005 and 2006 under the Company’s 2004 Equity Incentive Plan. These performance units, payable in shares of Aleris common stock, would vest based on the attainment of certain performance goals. One-half of the performance unit award would vest upon the attainment of return on capital employed targets (the “ROCE-Vested Units”) and the other half would vest only upon attainment of certain merger synergy targets prior to December 31, 2008 related to the merger of IMCO Recycling Inc. and Commonwealth Industries, Inc. (the “Synergy-Vested Units”). Certain executive officers and other employees, including each of the named executive officers, were also granted awards consisting of a cash amount and performance units as part of the 2005 Acquisition Incentive Awards (the “Acquisition Units”), which would be payable upon the attainment of specified goals at the end of 2006 and 2007.

Under the terms of the Acquisition Agreement, the Synergy-Vested Units remained outstanding and the Company would determine if it would make payments based on the attainment of the applicable performance measures in accordance with the original agreements. However, any amount that would have been payable in shares under the original terms of the performance award, would instead be payable in cash in an amount equal to $52.50 multiplied by the number of shares underlying the Synergy-Vested Unit.

Also, under the terms of the Acquisition Agreement, the ROCE-Vested Units and the Acquisition Units were accelerated and vested as if all performance goals had been met. The ROCE-Vested Units and the Acquisition Units were cancelled and paid on January 15, 2007 and each holder of such units received in consideration for such cancellation an amount in cash equal to $52.50 multiplied by the number of shares underlying the ROCE-Vested Units and the Acquisition Units plus the cash portion of the Acquisition Unit award, if any.

The table below summarizes the ROCE-Vested Units and the Acquisition Units held by our named executive officers at the time of the Acquisition, the consideration that each of them received in January 2007 for the cancellation of the performance units in connection with the Acquisition and the cash payment portion of the Acquisition Units that also was paid upon the cancellation of the Acquisition Units.

Name	# Shares Underlying ROCE-Vested Units	# Shares Underlying Acquisition Units	Acquisition Units Cash Portion	Total Actual Consideration for Units, Including Cash Portion
Steven J. Demetriou	25,000	10,535	$301,500	$2,167,088
Michael D. Friday	5,000	3,292	94,219	529,549
John J. Wasz	5,000	3,161	90,450	518,903
Christopher R. Clegg	3,500	1,975	56,532	343,970
Sean M. Stack	3,500	1,975	56,532	343,970

Treatment of Nonqualified Deferred Compensation Plans

All accounts under the Benefit Restoration Plan and the Deferred Compensation Plan were distributed to participants following the Acquisition.

Other Matters

Prior to the Acquisition, each of the named executive officers was a party to a severance agreement with the Company that had been executed in August 2005 (each a “2005 Severance Agreement”) and provided for severance benefits in the event the officer was terminated in connection with a change in control, as well as a tax gross-up related to any excise tax that may be assessed as a result of payments the officer would receive as part of a change in control. The Acquisition constituted a change in control pursuant to these agreements. While none of the named executive officers terminated their employment in connection with the Acquisition, payments for their various equity awards were made, as described above. In the case of Mr. Demetriou, these payments constituted “excess parachute payments” under Section 280G of the Code, resulting in a tax liability of $658,202 under Section 4999 of the Code for Mr. Demetriou. Pursuant to his 2005 Severance Agreement, the Company reimbursed Mr. Demetriou for the excise tax plus a tax gross-up in the amount of $538,702.

Executive Compensation Program after the Acquisition

Following the Acquisition, the compensation philosophy of Aleris aligns the interests of the executives with the interest of our primary stockholder, an affiliate of TPG, under the supervision of the 2007 Committee. Going forward there will be greater emphasis on long-term equity growth as opposed to near term cash compensation, and the 2007 Committee has provided significant equity investment opportunities tied to operational objectives through a one-time front loaded grant of options to purchase shares of our parent. While before the Acquisition, the 2006 Committee awarded long-term incentive awards at approximately the 50th percentile level of long-term incentive awards in the industry, long-term incentive awards going forward will be designed to target the 75th percentile of awards for similar compensation for manufacturing companies generally in our industry. The target levels of each of the other compensation elements, including base salary, annual incentive awards, and post-employment benefits will continue to correspond approximately to the 50th percentile of awards for similar compensation for manufacturing companies generally in our industry.

As previously discussed, the named executive officers entered into employment agreements on December 19, 2006. The employment agreements contain non-competition and non-solicitation provisions that extend for two years (Mr. Demetriou) and 18 months (for Messrs. Friday, Wasz, Stack and Clegg) after any termination of employment. The MIP has been continued with performance goals based on adjusted EBITDA, free cash flow and individual annual objectives. Free cash flow is a non-U.S. GAAP measure that is defined as adjusted EBITDA less capital expenditures and plus or minus the change in working capital. The 2007 Committee believes that adjusted EBITDA and free cash flow are commonly used by our primary stockholder, noteholders and lenders with respect to the performance of fundamental business objectives, as well as measures our ability to meet future debt service, capital expenditures and working capital needs.

The following table sets forth the 2007 base salary and target bonuses for the named executive officers:

Name	2007 Base Salary	2007 Target Bonus (% of Base Salary)	2007 Maximum Bonus (% of Base Salary)
Steven J. Demetriou	$1,000,000	100%	200%
Michael D. Friday	425,000	75	150
John J. Wasz	400,000	75	150
Sean M. Stack	325,000	70	150
Christopher R. Clegg	315,000	60	120

A new stock option plan was adopted in February 2007 pursuant to which certain executives and other key employees, including the named executive officers, received a one-time front loaded grant of options to purchase shares of Holdings. No options were granted prior to adoption of the plan.

On March 27, 2007, the 2007 Committee met and determined that the performance goals were achieved. Payments of $52.50 per share underlying each performance unit were paid accordingly to the Synergy-Vested Units holders including the named executive officers.

The following table sets forth the payments to the named executive officers for the Synergy-Vested Units:

Name	# Shares underlying Synergy-Vested Units	Actual Consideration Received
Steven J. Demetriou	25,000	$1,312,500
Michael D. Friday	5,000	262,500
John J. Wasz	5,000	262,500
Christopher R. Clegg	3,500	183,750
Sean M. Stack	3,500	183,750

Consideration of Sections 162(m) and 409A of the Code

Section 162(m) of the Internal Revenue Code disallows, in the case of a publicly held corporation, the corporation’s tax deduction for compensation paid to its chief executive officer and its named executive officers in excess of $1,000,000 per person. Performance-based compensation and certain other compensation are not subject to this deduction limitation. Before the Acquisition, Aleris reviewed its compensation plans to minimize potential adverse effects of this tax rule. When appropriate, steps were taken to qualify either annual or long-term incentive compensation as performance-based. The 2006 Committee reserved the authority to award non-deductible compensation at its discretion and did not adopt a policy that all compensation had to be deductible. Following the Acquisition, because the Company no longer has publicly-held equity, the restrictions of Section 162(m) no longer apply. However, since achieving increased enterprise value creation remains an Aleris goal, the 2007 Committee has emphasized performance-based compensation as an important part of the named executive officers’ total compensation package. The Company is making a good faith effort to achieve compliance with Section 409A of the Code.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)		Total ($)
Steven J. Demetriou Chairman and Chief Executive Officer	2006	$850,000	$400,000	$146,059	$—	$1,912,500	$9,707	$23,129,712	(7)	$26,447,978

Michael D. Friday Executive Vice President and Chief Financial Officer	2006	395,000	200,000	73,030	—	681,375	13,550	6,165,211	(8)	7,528,166

John J. Wasz Executive Vice President and President, Aleris Rolled Products-North America	2006	385,000	50,000	65,330	—	644, 346	9,725	8,157,085	(9)	9,311,486

Sean M. Stack Executive Vice President and President, Europe	2006	281,250	200,000	43,818	—	511,875	7,147	3,434,932	(10)	4,479,022

Christopher R. Clegg Executive Vice President, General Counsel and Secretary	2006	290,000	200,000	58,424	—	391,500	9,728	3,996,983	(11)	4,946,635

(1)	Represents special cash bonus approved and paid in February 2007 by the 2007 Committee in connection with the refinancing and recapitalization of the Company, including entering into the 2006 credit facilities and the secured hedging agreements, as well as issuing the senior notes and the senior subordinated notes.

(2)	Represents compensation cost recorded under SFAS No. 123(R) in connection with the release of amounts actually paid in 2006. See “—Option Exercises and Stock Vested during 2006” below.

(3)	MIP Bonus for 2006. See “—Base Salary and 2006 Cash Bonus Awards” above.

(4)	Represents entire change in value for Cash Benefit Plan. See “—Pension Benefits” below.

(5)	Includes the cancellation and payment of all outstanding restricted stock awards and stock option awards (less option purchase price) pursuant to Acquisition. Does not include cancellation and payment of Performance Units. See “—Treatment of Stock Options” and “—Treatment of Restricted Stock and Stock Units,” above.

Officer	Consideration for Cancelled Options	Consideration for Restricted Stock
Steven J. Demetriou	$17,097,760	$4,781,858
Michael D. Friday	4,866,685	1,275,330
John J. Wasz	6,978,385	1,162,980
Christopher R. Clegg	3,095,484	878,483
Sean M. Stack	2,520,128	728,438

(6)	The Company provides limited perquisites to its executives. See “—Perquisites” above. The following table sets forth certain perquisites for the named executive officers:

Officer	Annual Physical	Financial Planning	Supplemental Insurance	Parking	Club Membership
Steven J. Demetriou	$2,949	$9,577	$11,791	$900	$7,322
Michael D. Friday	—	9,190	—	900	—
John J. Wasz	861	4,257	—	—	—
Christopher R. Clegg	—	9,085	—	900	—
Sean M. Stack	—	9,049	—	710	—

Amounts set forth in the above table represent actual costs, other than for parking. A specified number of parking spaces are allocated to the Company in the lease for the Company’s Beachwood location. The table sets forth the costs that would have been paid by the named executive officer for the parking spaces. Tax gross-up payments are made to the named executive officers for club membership, annual physicals and financial planning services.

(7)	Includes for Mr. Demetriou, $14,051 tax gross up payments for perquisites identified in Note (4) to the Summary Compensation Table, $538,702 tax gross up payment for reimbursement of excise tax, $658,202 reimbursement of excise tax, and $6,600 Company match to the 401(k).

(8)	Includes for Mr. Friday, $6,506 tax gross up payments for perquisites identified in Note (4) to the Summary Compensation Table and $6,600 Company match to the 401(k).

(9)	Includes for Mr. Wasz, $4,005 tax gross up payments for perquisites identified in Note (4) to the Summary Compensation Table and $6,600 Company match to the 401(k).

(10)	Includes for Mr. Stack, $7,653 tax gross up payments for perquisites identified in Note (4) to the Summary Compensation Table and $6,600 Company match to the 401(k). Mr. Stack is currently on an expatriate assignment at the Company’s European Headquarters outside of Zurich, Switzerland. Pursuant to the Company’s expatriate program, Mr. Stack received $162,354 in benefits, including a one-time relocation allowance payment of $35,000, expatriate perquisites, including payment of $18,590 security deposit for his residence in Switzerland, $18,581 lease payments for his residence in Switzerland, $15,469 school registration and tuition fees for his children, and $34,248 aggregate travel expenses for his wife and children to find a residence and relocate to Switzerland.

(11)	Includes for Mr. Clegg, $6,431 tax gross up payments for perquisites identified in Note (4) to the Summary Compensation Table and $6,600 Company match to the 401(k).

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information concerning outstanding equity awards at the end of the most recently completed fiscal year for each of the named executive officers. As a result of the Acquisition, these awards became payable in cash in an amount equal to $52.50 multiplied by the number of shares underlying the award.

Name	Stock Awards Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steven J. Demetriou	25,000 10,535 25,000	(1) (2) (3)	$1,312,500 553,088 1,312,500

Michael D. Friday	5,000 3,292 5,000	(1) (2) (3)	262,500 172,830 262,500

John J. Wasz	5,000 3,161 5,000	(1) (2) (3)	262,500 165,953 262,500

Sean M. Stack	3,500 1,975 3,500	(1) (2) (3)	183,750 103,688 183,750

Christopher R. Clegg	3,500 1,975 3,500	(1) (2) (3)	183,750 103,688 183,750

(1)	Represents ROCE-Vested Units that were accelerated and vested as if all performance goals had been met on December 19, 2006. The ROCE-Vested Units were cancelled and paid in cash on January 15, 2007.

(2)	Represents common stock portion of Acquisition Units that were accelerated and vested as if all performance goals had been met on December 19, 2006. The Acquisition Units were cancelled and paid in cash on January 15, 2007.

(3)	Represents Synergy-Vested Units that were paid in cash on April 2, 2007. See “—Executive Compensation Program after the Acquisition.”

Option Exercises and Stock Vested during 2006

The following table provides information concerning exercises of stock options and similar instruments, and vesting of stock, including restricted stock and similar instruments, during the most recently completed fiscal year for each of the named executive officers on an aggregated basis. The table reports the aggregate number of shares of restricted stock vested during 2006, which for each individual consisted of shares vested based upon both the lapse of time and the achievement of performance metrics, and the aggregate dollar value realized upon the vesting of stock. We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date. The table does not include any payments made in connection with the Acquisition. The Value Realized on Vesting for Stock Awards has been included in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	$ Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Steven J. Demetriou	—	—	54,334	$2,476,064
Michael D. Friday	—	—	27,167	1,231,580
John J. Wasz	—	—	18,606	900,114
Sean M. Stack	—	—	16,300	738,940
Christopher R. Clegg	—	—	21,734	1,007,640

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

The following table provides information concerning outstanding non-equity incentive plan awards at the end of the most recently completed fiscal year for each of the named executive officers. Our non-equity incentive plan is the MIP. Actual payments under the MIP are discussed above under “—Base Salary and 2006 Cash Bonus Awards” above and included in the Summary Compensation Table

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold	Target	Maximum
Steven J. Demetriou	$0	$850,000	$1,955,000
Michael D. Friday	0	296,250	681,375
John J. Wasz	0	288,750	664,125
Sean M. Stack	0	227,500	523,250
Christopher R. Clegg	0	174,000	400,200

Pension Benefits

The following table provides information with respect to each pension plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not). The Cash Balance Plan is discussed above under “—Retirement and Post-Employment Benefits.”

Values reflect the actuarial present value of the named executive officer’s accumulated benefit under the Plan, computed as of December 31, 2006. In making such calculation, we assumed that the retirement age will be the normal retirement age as defined in the Plan, or if not so defined, the earliest time at which a participant may retire under the Plan without any benefit reduction due to age. See Note L to our audited consolidated financial statements for assumptions used in calculating these benefits.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Steven J. Demetriou	Cash Balance Plan	2.6	$28,633
Michael D. Friday	Cash Balance Plan	2.6	38,784
John J. Wasz	Cash Balance Plan	21.5	171,309
Sean M. Stack	Cash Balance Plan	2.6	19,039
Christopher R. Clegg	Cash Balance Plan	2.5	25,827

Nonqualified Deferred Compensation

The following table provides information with respect to the Benefit Restoration Plan (the “BRP”) and the Deferred Compensation Plan (the “DCP”). The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts. Executive contributions are included in the Summary Compensation Table.

Name	Executive $ Contributions in Last FY(1)	Registrant $ Contributions in Last FY		Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions		Aggregate $ Balance at Last FYE
Steven J. Demetriou
BRP	$97,731	$177,063	(2)	$27,779	$335,572	(3)	—
DCP	408,000	—		45,771	453,771	(3)	—
Michael D. Friday
BRP	31,834	50,594	(2)	8,402	104,944	(3)	—
DCP	239,063	—		6,686	245,749	(3)	—
John J. Wasz
BRP	30,396	68,326	(2)	3,626	116,644	(3)	—
Sean M. Stack
BRP	11,949	17,686	(2)	1,056	40,023	(3)	—
Christopher R. Clegg
BRP	16,918	26,386	(2)	1,652	56,381	(3)	—

(1)	Employee deferrals deposited in 2006. Does not include employee deferral for December 31, 2006, which was deposited in January 2007.

(2)	Includes the 2006 Company Match and the 2005 Company True-Up Contribution deposited in 2006.

(3)	Account distributed in December 2006 as required plan documents as a result of change in control on December 19, 2006.

Potential Payments Upon Termination or Change in Control

As previously discussed, each of the named executive officers is a party to an employment agreement executed on or about December 19, 2006. Under the terms of the employment agreements, the executive officers’ employment may be terminated at any time by either party, subject to certain notice provisions and severance obligations in the event of termination under certain circumstances. The employment agreements also provide that until December 19, 2008, the applicable severance obligations are determined under the terms of the named executive officer’s 2005 Severance Agreements. The 2005 Severance Agreements are currently in effect and will continue to be in effect until terminated by their terms on December 18, 2008. After December 19, 2008, the named executive officers will be entitled severance compensation under their employment agreements. These terms are not fully described here because the provisions are not currently in effect; however they generally provide in the case of termination by the Company without cause or by the named executive officer for good reason, for a lump-sum payment equal to one and one-half times the named executive officer’s (two times, in the case of Mr. Demetriou) base and bonus amount.

The 2005 Severance Agreements provide, in relevant part, for severance payments as described below if the officer’s employment is terminated by Aleris during a two-year period following a change in control event for any reason other than for cause, death, disability or certain retirement events, or if the officer resigns for good reason (as defined in the Severance Agreements). As noted, the Severance Agreements provide for a “double trigger” in the event of a change in control such that payments are not made automatically when a change in control occurs but rather only in the event of a certain types of termination within the two-year window after the change in control event, which ties most of the severance payments to circumstances where an executive is involuntarily removed (either directly or indirectly as a result of changes to his job) from his position in connection with the change in control. Since the Acquisition was a transaction that constituted a change in control under the Severance Agreements, the severance payments tied to a termination in connection with a change in control are those that would be paid if one of the named executive officers would be terminated on or before December 18, 2008.

Under the Severance Agreements, since a change in control occurred on December 19, 2006, in the case a named executive officer is terminated for any reason other than for cause, death, disability or certain retirement events, or if the named executive officer resigns for good reason on or before December 18, 2008, he will be entitled to severance compensation as follows:

•

A lump sum payment in an amount equal to three times (for Mr. Demetriou) or two times (for Messrs. Friday, Wasz, Clegg and Stack) the sum of his base salary (at the highest rate in effect for any period within the past twelve months prior to his termination date) plus the highest of: (1) the target bonus for the 2006 fiscal year (the year in which the change in control occurred), (2) the target bonus for the fiscal year in which the termination occurs, or (3) the highest bonus earned by him in fiscal years 2003, 2004, or 2005 (the three fiscal years prior to the change in control);

•

A lump sum payment of a pro-rata portion of the annual bonus pay (based on the greater of (1) the target bonus for 2006 fiscal year (the fiscal year in which a change in control occurred) and (2) the target bonus for the fiscal year in which the termination occurs) and any compensation previously deferred by the officer under any nonqualified plan;

•	Continued welfare benefits for three years (for Mr. Demetriou) or two years (for Messrs. Friday, Wasz, Clegg and Stack) following his termination date; and

•

Reimbursement for any excise tax liability imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties incurred with respect to such excise tax in an amount such that after payment by the respective officer of all taxes, that officer retains an amount equal to the amount of the excise tax.

The following table quantifies the potential payments as described above, assuming a termination date of December 31, 2006.

	Payments after CIC in event of “Nonqualifying Terminations”			Payments after CIC for reason other than “Nonqualifiying Termination”
Named Executive Officer	By the Company for Cause	By Executive for reason other than Good Reason	Death, Disability, Retirement	Base and Bonus with Multiplier	Target Bonus	Assumed Annual Value of Continued Benefits with Multiplier	Reimbursement of Tax (1)	Total Potential Payment
Steven J. Demetriou	—	—	—	$6,630,000	$850,000	$243,777	$6,681,622	$14,405,399
Michael D. Friday	—	—	—	1,746,250	296,250	41,532	1,516,389	3,600,421
John J. Wasz	—	—	—	1,688,000	288,750	30,900	1,316,660	3,324,310
Christopher R. Clegg	—	—	—	1,141,000	174,000	40,800	934,738	2,290,538
Sean M. Stack	—	—	—	1,105,000	227,500	30,600	935,480	2,298,580

(1)	Reimbursement of Tax takes into account that payments with respect to accelerated equity awards that were made December 19, 2006 and payments as a result of hypothetical termination on December 19, 2006 are both considered contingent on the December 19, 2006 change in control under Regulations to Section 280G of the Code; therefore, the reimbursement of tax amount represents the gross-up payment that would be due based on the total of the value of the equity acceleration that occurred and the severance payments. No equity in new entity has been taken into account.

As a result of the Acquisition, the table does not include the value of any equity award payments that were triggered by the change in control, since these payments were actually made and described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table. However, as described in the footnote to the table above, the value of these equity award cash-out payments was considered for the purpose of calculating the potential tax gross-up payment that would be due to the executive in the event a termination had occurred on December 31, 2006.

Director Compensation(1)

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation (6)	Total
Kevin Burns (2)(3)	$—	$—	$—	$—
Kelvin Davis (2)	—	—	—	—
Michael MacDougall(2)	—	—	—	—
Jonathan Garfinkel(2)	—	—	—	—
Dale V. Kesler (4)	61,645	56,775	882,347	1,000,767
Paul E. Lego (4)	54,281	50,846	166,818	271,945
John E. Balkcom (5)	78,562	43,349	1,371,651	1,493,562
C. Frederick Fetterolf (5)	74,562	50,846	166,816	292,224
John E. Grimes (5)	54,625	56,775	1,042,587	1,153,987
Larry E. Kittelberger (5)	44,125	56,775	166,827	267,727
John E. Merow (5)	74,062	48,349	1,292,208	1,414,619
Hugh G. Robinson (5)	60,062	48,349	539,591	648,002

(1)	Mr. Demetriou, Chairman and Chief Executive Officer, does not receive compensation as a Director of the Company.

(2)	Elected Director on December 19, 2006 by sole stockholder.

(3)	Resigned as a Director on March 30, 2007.

(4)	Acted as Director of the Company prior to the Acquisition, resigned as a Director on December 19, 2006. Subsequently elected to 2007 Board on February 22, 2007. The fees reflected above are for services as a Director prior to the Acquisition.

(5)	Acted as Director of the Company prior to the Acquisition, resigned as a Director on December 19, 2006.

(6)	Includes release and payment of restricted stock, and cancellation and payment of all outstanding stock option awards equal to the product of the number of shares of our common stock subject to the option as of the effective time of the Acquisition and the excess of $52.50 over the exercise price per share of common stock subject to such option.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Aurora Acquisition Holdings, LLC Limited Liability Company Operating Agreement

Following the Acquisition, affiliates of TPG entered into a limited liability company operating agreement (the “LLC Agreement”) in respect of our indirect parent company, Holdings, which contains provisions, among others, with respect to certain corporate governance matters. The LLC Agreement provides that material corporate actions of Holdings and the Company require, in addition to any direct or delegated approval of the board of directors required under applicable law, approval by affiliates of TPG (or a majority of the directors appointed by affiliates of TPG).

Management Services Agreement

Following the Acquisition, the Company entered into a management services agreement (the “Management Services Agreement”) with affiliates of TPG pursuant to which affiliates of TPG received a transaction fee of $42.5 million in cash in connection with the Acquisition. In addition, pursuant to the Management Services Agreement, and in exchange for consulting and management advisory services that will be provided to the Company by TPG and its affiliates, affiliates of TPG will receive an aggregate management fee equal to $9.0 million per annum; provided that in the event TPG or any of its affiliates increases its equity contribution to the Company, the management fee will be increased proportionately to reflect such increased equity commitment. The Management Services Agreement also provides that affiliates of TPG will receive a success fee equal to up to four times the management fee in effect at such time in connection with certain sales or an initial public offering as well as fees in connection with certain financing, acquisition or disposition transactions. An affiliate of TPG will advise the Company in connection with financing, acquisition, disposition and change of control transactions involving the Company or any of its direct or indirect subsidiaries, and the Company will pay to the affiliate of TPG an aggregate fee in connection with any such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of any such transaction. Affiliates of TPG will also receive reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with providing services pursuant to the Management Services Agreement.

Registration Rights Agreement

The Sponsor Funds and the Management Participants entered into a registration rights agreement with us in connection with the Acquisition. Pursuant to this agreement, the Sponsor Funds can cause us to register their interests in Aleris under the Securities Act and to maintain a shelf registration statement effective with respect to such interests. The Sponsor Funds and the Management Participants will also be entitled to participate on a pro rata basis in any registration of our equity interests under the Securities Act that we may undertake.

Certain Charter and Bylaws Provisions

Our amended certificate of incorporation and our amended bylaws, as in effect after the completion of the Acquisition, contain provisions limiting directors’ obligations in respect of corporate opportunities. In addition, our amended certificate of incorporation provides that Section 203 of the Delaware General Corporation Law will not apply to the Company. Section 203 restricts “business combinations” between a corporation and “interested stockholders,” generally defined as stockholders owning 15% or more of the voting stock of a corporation.

Director Independence

The Company is a privately held corporation. Although our board has not made a formal determination on the matter, under current New York Stock Exchange listing standards (which we are not currently subject to) and taking into account any applicable committee standards, we believe that Messrs. Kesler and Lego would each be considered an independent director, including as a member of our Audit Committee. Under current New York Stock Exchange listing standards, Mr. Demetriou would not be considered independent under any general listing standards or those applicable to any particular committee due to his employment relationship with us, and Messrs. Davis, MacDougall and Garfinkel may not be considered independent under any general listing standards or those applicable to any particular committee, due to their relationship with TPG, our largest indirect stockholder. As TPG owns indirectly approximately 97.74% of our outstanding equity, under New York Stock Exchange listing standards, we would qualify as a “controlled company” and, accordingly, be exempt from its requirements to have a majority of independent directors and a corporate governance and compensation committee composed of a majority of independent directors.

Other Relationships

Mr. Demetriou, our Chief Executive Officer, currently serves on the board of directors of Kraton Polymers LLC and on the board of directors of Kraton’s direct parent company, Polymer Holdings LLC. Mr. Demetriou receives customary compensation for serving as a director of Kraton. Kraton is a portfolio company of TPG and investment funds affiliated with TPG.

Related-Party Transactions

Transactions with our directors, executive officers, principal stockholders or affiliates must be at terms that are no less than favorable to us than those available from third parties and must be approved in advance by a majority of disinterested members of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Holdings owns 100% of our common stock. The following table sets forth information with respect to the ownership of Holdings as of June 30, 2007 for:

•	each person who owns beneficially more than a 5% equity interest in Holdings;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Name and Address of Owner (2)	Holdings Number of Shares Beneficially Owned	Percentage Owned (1)
Aurora Acquisition Holdings, LLC	8,327,500	97.74%
Affiliates of TPG (3)	8,327,500	97.74%
Kelvin Davis (4)	8,327,500	97.74%
Michael MacDougall (4)	8,327,500	97.74%
Jonathan Garfinkel (4)	—	*
Paul E. Lego	5,000	*
Dale V. Kesler	2,500	*
Steven J. Demetriou (5)	40,000	*
Michael D. Friday	18,000	*
John J. Wasz	18,000	*
Sean M. Stack	12,000	*
Christopher R. Clegg	12,000	*
Robert R. Holian	—	*
Alfred Haszler	500	*
K. Alan Dick	3,000	*
Scott McKinley	2,500	*
All executive officers and directors as a group (14 persons)(6)	113,500	1.33%

*	Less than 1%

(1)	Percentage of class beneficially owned is based on 8,520,000 shares of common stock outstanding as of June 30, 2007, together with the applicable options to purchase shares of common stock for each stockholder exercisable on June 30, 2007 or within 60 days thereafter. Shares of common stock issuable upon the exercise of options currently exercisable or exercisable 60 days after June 30, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has voting or investment power.

(2)	Unless otherwise indicated, the address of each person listed is c/o Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392.

(3)

Includes the 8,327,500 shares of common stock owned by Aurora Acquisition Holdings, LLC over which TPG Partners IV, Inc. and TPG Partners V, Inc. (the “TPG Entities”) may be deemed, as a result of their ownership of approximately 98.89% of Aurora Acquisition Holdings, LLC’s total outstanding units and certain provisions under the Aurora Acquisition Holdings, LLC operating agreement, to have shared voting or dispositive power. By virtue of their position in relation to the TPG Entities, Messrs. Davis and MacDougall may be deemed to have investment powers and beneficial ownership with respect to the securities described herein. Each of Messrs. Davis and MacDougall disclaims beneficial ownership of such shares of common stock. Mr. Garfinkel has no voting or dispositive power over any of the shares of common stock that may be deemed beneficially owned by TPG. The address of Messrs. Davis, MacDougall and Garfinkel and TPG Partners IV, Inc. and TPG Partners V, Inc. is c/o Texas Pacific Group, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)	Mr. Davis, as a Senior Partner of TPG, and Mr. MacDougall, as a Partner of TPG each may be deemed to beneficially own all of the shares of common stock owned by the TPG Entities. Each of Messrs. Davis and MacDougall disclaims beneficial ownership of these shares of common stock. Mr. Garfinkel has no voting or dispositive power over any of the shares of common stock that may be deemed beneficially owned by TPG.

(5)	Mr. Demetriou owns approximately 1.11% of Aurora Acquisition Holdings, LLC’s total outstanding units but has no voting rights with respect to such units.

(6)	Excludes shares of common stock that may be deemed beneficially owned by Messrs. Davis and MacDougall.

DESCRIPTION OF OTHER INDEBTEDNESS

2006 Credit Facilities

On December 19, 2006, in conjunction with the Acquisition, we entered into the $750.0 million revolving credit facility, the $1,225.0 million term loan facility, as amended on March 16, 2007, and issued $600.0 million of senior notes and $400.0 million of senior subordinated notes. The revolving credit facility amended and restated the revolving credit facility entered into on August 1, 2006 in connection with the acquisition of Corus Aluminum to, in part, increase the maximum borrowings by $100.0 million, subject to lender approval. In addition, the term loan facility amended and restated the term loan facility entered into on August 1, 2006 in connection with the acquisition of Corus Aluminum to increase the maximum borrowings to $825.0 million and €303.0 million. We used proceeds from these facilities to refinance substantially all of our existing indebtedness and to fund a portion of the purchase price of the Acquisition. The following is a summary of the material terms of the revolving credit facility and term loan facility, collectively the 2006 credit facilities. The summary is generalized, incomplete and, as such, subject to and qualified in its entirety by reference to the provisions of the amended and restated senior secured credit agreements.

Revolving Credit Facility

Our revolving credit facility provides senior secured financing of up to $750.0 million. We and certain of our U.S. and international subsidiaries are borrowers under the revolving credit facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S. and Canadian inventory, less certain ineligible amounts. Non U.S. borrowers also have the ability to borrow under the revolving credit facility based on excess availability under the borrowing base applicable to U.S. borrowers, subject to certain sublimits. The revolving credit facility provides for the issuance of up to $50.0 million of letters of credit as well as borrowings on same-day notice, referred to as swingline loans, and are available in U.S. dollars, Canadian dollars, euros and certain other currencies. As of March 31, 2007, we estimate that our borrowing base would have supported borrowings of $750.0 million, the maximum amount available under the revolving credit facility. After giving effect to the $338.0 million of outstanding borrowings as well as outstanding letters of credit of $23.3 million, we had $388.7 million available for borrowing as of March 31, 2007.

The revolving credit facility provides that we have the right at any time to request up to $100.0 million of additional commitments. The lenders do not have any obligation to provide any such additional commitments, and any increase in commitments will be subject to the absence of a default. If we request, and the lenders agree to provide, any such additional commitments, the revolving credit facility size could be increased to up to $850.0 million, but our ability to borrow would still be limited by the applicable borrowing bases.

Borrowings under our revolving credit facility bear interest at a rate equal to, at our option:

•

in the case of borrowings in U.S. dollars, either (a) a base rate determined by reference to the higher of (1) Deutsche Bank’s prime lending rate and (2) the overnight federal funds rate plus 0.5%, plus an applicable margin or (b) a Eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank, plus an applicable margin;

•	in the case of borrowings in euros, a euro LIBOR rate determined by Deutsche Bank, plus an applicable margin;

•	in the case of borrowings in Canadian dollars, a Canadian prime rate, plus an applicable margin; or

•	in the case of borrowings in other available currencies, a EURIBOR rate, plus an applicable margin.

The weighted average interest rate under the revolving credit facility as of March 31, 2007 was 6.9%.

In addition to paying interest on outstanding principal under our revolving credit facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.25%, if the average utilization is 50% or more for any applicable period, or 0.375%, if the average utilization is less than 50% for the applicable period. We must also pay customary letter of credit fees and agency fees.

The revolving credit facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuances of debt, other than debt permitted under the revolving credit facility; and (iii) 100% of the net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights. Mandatory prepayments with such proceeds are only required to the extent necessary to achieve a defined threshold liquidity level.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our revolving credit facility exceed the applicable borrowing base in effect at such time, we are required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under our revolving credit facility is less than the greater of (x) $65.0 million and (y) 10% of the total commitments under the revolving credit facility or an event of default is continuing, we are required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the revolving credit facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar, euro LIBOR and EURIBOR loans.

There is no scheduled amortization under our revolving credit facility. The principal amount outstanding will be due and payable in full at maturity, on December 19, 2011.

The revolving credit facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us or our domestic subsidiaries), by (i) a first-priority security interest in substantially all of our current assets and related intangible assets located in the United States, substantially all of the current assets and related intangible assets of substantially all of our wholly-owned domestic subsidiaries located in the United States, substantially all of our assets located in Canada as well as the assets of Aleris Switzerland GmbH (other than its inventory and equipment), (ii) a second-priority security interest in substantially all our fixed assets located in the United States and substantially all of the fixed assets of substantially all of our wholly-owned domestic subsidiaries located in the United States, and (iii) the equity interests of certain of our foreign and domestic direct and indirect subsidiaries (including Aleris Deutschland Holding GmbH and Aleris Switzerland GmbH). The borrowers’ obligations under the revolving credit facility will be guaranteed by certain of our existing and future direct and indirect subsidiaries. In addition, we will guarantee the obligations of the other borrowers under the revolving credit facility.

Our revolving credit facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing our revolving credit facility generally does not require us to comply with any financial ratio maintenance covenants, if the amount available under the revolving credit facility is less than the greater of (x) $65.0 million and (y) 10% of the total commitments under the revolving credit facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply.

The credit agreement governing our revolving credit facility also contains certain customary affirmative covenants and events of default. We were in compliance with all of the covenants associated with the credit agreement as of March 31, 2007.

Term Loan Facility

Our term loan facility is a seven-year credit facility, maturing on December 19, 2013. The term loan facility permits $825.0 million in U.S. dollar borrowings and €303.0 million in euro borrowings. We have borrowed the maximum amount under term loan facility, totaling approximately $1.2 billion, as of March 31, 2007.

Borrowings under our term loan facility will bear interest, at our option, at:

•

in the case of borrowing in U.S. dollars, either (a) a base rate determined by reference to the higher of (1) Deutsche Bank’s prime lending rate and (2) the overnight federal funds rate plus 0.5%, plus an applicable margin or (b) a Eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank, plus an applicable margin; or

•	in the case of borrowings in euros, a euro LIBOR rate determined by Deutsche Bank, plus an applicable margin.

The applicable margin for borrowings by us in U.S. dollars under our term loan facility is 1.00% with respect to base rate borrowings and 2.00% with respect to Eurodollar borrowings. The applicable margin for loans made to Aleris Deutschland Holding GmbH in Euros is 2.13%. At March 31, 2007, the weighted average interest rate for borrowings under the term loan facility was 6.9%.

The term loan facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuances of debt, other than debt permitted under the term loan facility; (iii) 100% of the net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights; and (iv) up to 50% (subject to certain reductions) of annual excess cash flow (as defined in the credit agreement for the term loan facility).

We may voluntarily repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar and euro LIBOR loans.

The term loan facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount during the first 6 3/4 years thereof, with the balance payable on the maturity date.

The term loan facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us), by (i) a first-priority security interest in substantially all our fixed assets located in the United States, substantially all of the fixed assets of substantially all of our wholly-owned domestic subsidiaries located in the United States and substantially all of the assets of Aleris Deutschland Holding GmbH and certain of its subsidiaries, (ii) a second-priority security interest in all collateral pledged by us and substantially all of our wholly-owned domestic subsidiaries on a first-priority basis to lenders under the revolving credit facility located in the United States and (iii) the equity interests of certain of our foreign and domestic direct and indirect subsidiaries (including Aleris Deutschland

Holding GmbH and Aleris Switzerland GmbH). The borrowers’ obligations under the term loan facility are guaranteed by certain of our existing and future direct and indirect subsidiaries. In addition, we guarantee the obligations of Aleris Deutschland Holding GmbH under the term loan facility.

The credit agreement governing our term loan facility contains a number of negative covenants that are substantially similar to those governing the senior notes and certain other customary covenants and events of default. However, we are not required to comply with any financial ratio covenants, including the minimum fixed charge coverage ratio applicable to our revolving credit facility.

Secured Hedging

The guarantors of our 2006 credit facilities also guarantee our obligations under various interest rate swaps, foreign currency swaps, commodities hedges or similar agreements, which we refer to collectively as the secured hedging agreements, on a basis to be agreed. The collateral securing our 2006 credit facilities also secures the secured hedging agreements.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the outstanding notes on December 19, 2006, we, the guarantors and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, we and the guarantors agreed to file with the SEC a registration statement on the appropriate form under the Securities Act with respect to publicly registered notes having identical terms to the outstanding notes. Upon the effectiveness of the exchange offer registration statement, we and the guarantors will, pursuant to the exchange offer, offer to the holders of outstanding notes who are able to make certain representations the opportunity to exchange their notes for the exchange notes.

If we and the guarantors fail to consummate the exchange offer within 360 days of the date of original issuance of the notes, or by December 14, 2007, or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of the outstanding notes during the periods specified in the registration rights agreement, then we will pay additional interest to each holder of the outstanding notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of notes held by such holder. The amount of the additional interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.0% per annum. There can exist only one registration default at any one time. Following the cure of all registration defaults, the accrual of additional interest will cease.

Each broker-dealer that receives the exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 12:00 a.m., New York City time, on                     , 2007, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes will not contain the registration rights and additional interest provisions contained in the outstanding notes.

Notes tendered in the exchange offer must be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes due to an extension of the exchange offer;

•	if any condition set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any extension, delay, non-acceptance, termination or amendment, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, which may be an agency controlled by us. Notwithstanding the foregoing, in the event of a material change in the exchange offer, including our waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Outstanding Notes for Exchange

When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to LaSalle Bank National Association, which will act as the exchange agent, at the address set forth below under the heading “—The Exchange Agent”;

•	comply with The Depository Trust Company (“DTC”)’s Automated Tender Offer Program (“ATOP”) procedures described below; or

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent as per DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”), or Clearstream Banking S.A. (“Clearstream”) (as appropriate) procedures.

In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC, Euroclear or Clearstream, as appropriate, and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC, Euroclear or Clearstream, as appropriate, has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Notwithstanding the foregoing, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and at the time of the commencement of the Exchange Offer neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer in violation of the provisions of the Securities Act. If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offer, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreement. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Under the registration rights agreement, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream, as appropriate;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account DTC, Euroclear or Clearstream, the nonexchanged notes will be credited to an account maintained with DTC, Euroclear or Clearstream,. We will return the outstanding notes or have them credited to DTC, Euroclear or Clearstream accounts, as appropriate, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC, Euroclear or Clearstream, as the case may be, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, as the case may be, will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC, Euroclear or Clearstream, as the case may be. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “— The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of an exchange offer through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex,

facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered, the certificate number of numbers of such outstanding notes and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “— The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person that has tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, as applicable, the outstanding notes withdrawn will be unlocked with DTC, Euroclear or Clearstream, as applicable, for the outstanding notes. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time on or prior to 12:00 a.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes, and we may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer (x) that acceptance or issuance would violate any applicable law or any interpretations of the staff of the SEC, (y) there is an action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer or there is a material adverse development in any existing action or proceeding with respect to us, or (z) the governmental approvals we deem necessary to obtain for the consummation of the exchange offer are not obtained.

The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of such rights, and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

The Exchange Agent

LaSalle Bank National Association, has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered Certified or Regular Mail or Overnight Courier:

LaSalle Bank National Association

Attn: Frank A. Pierson

135 S. LaSalle Street, Suite 1560

Chicago IL 60603

By Hand Delivery:

LaSalle Bank National Association

135 S. LaSalle Street, Suite 1811, Agency Services

Chicago IL 60603

By Facsimile Transmission:

(312) 904-4018

By Telephone:

(312) 904-5527

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand, or by overnight delivery service.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

The cash expenses to be incurred in connection with the exchange offer will be paid by us.

Transfer Taxes

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer or substitute outstanding notes not tendered or exchanged are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated December 13, 2006, relating to the outstanding notes. After completion of this exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not a broker-dealer tendering notes acquired directly from us;

•	the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of its business;

•	neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer; and

•	the holder is not our affiliate.

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

Each holder must furnish a written representation, at our request, that:

•	it is not an affiliate of us;

•

it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of notes issued in the exchange offer in violation of the provisions of the Securities Act; and

•	it is acquiring the exchange notes in the ordinary course of its business.

Each holder who cannot make such representations:

•	will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

•	will not be permitted or entitled to tender outstanding notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such notes issued in the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

DESCRIPTION OF SENIOR EXCHANGE NOTES

General

The outstanding senior notes were issued by Aurora Acquisition Merger Sub, Inc., and the senior exchange notes will be issued, by Aleris International, Inc. (the “Company”), each under an indenture (the “Senior Indenture”), among the Company, Aurora Acquisition Merger Sub, Inc., LaSalle Bank National Association, as Trustee (including any successor thereto under the Senior Indenture, the “Trustee”) and the Subsidiary Guarantors. Immediately following the closing of the offering of the outstanding senior notes and as part of the Transactions, Aurora Acquisition Merger Sub, Inc. merged with and into the Company, with the Company continuing as the surviving corporation and assuming all the obligations of Aurora Acquisition Merger Sub, Inc. under the Senior Indenture. The Senior Indenture has been qualified under and is subject to and governed by the Trust Indenture Act of 1939 (the “TIA”). For the purposes of this description, the defined term “senior notes” refers to the outstanding senior notes and the senior exchange notes.

The terms of the senior exchange notes are identical in all material respects to the outstanding senior notes except that upon completion of the exchange offer, the senior exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The following is a summary of the material provisions of the Senior Indenture. It does not include all of the provisions of the Senior Indenture. We urge you to read the Senior Indenture because it defines your rights and our obligations and the Subsidiary Guarantors’ obligations. The terms of the senior notes include those stated in the Senior Indenture and those made part of the Senior Indenture by reference to the TIA. Copies of the Senior Indenture have been filed with the SEC and are incorporated by reference into the registration statement of which this prospectus forms a part. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” In this description, references to the “Company,” “we,” “us” and “our” refer only to Aurora Acquisition Merger Sub, Inc. prior to the merger described above, and to the Company, as the surviving corporation in the merger, and not to any of their Subsidiaries.

Brief Description of the Senior Notes and the Subsidiary Guarantees

The senior notes:

•	are general, unsecured, senior obligations of the Company;

•	rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, including Indebtedness under our Senior Credit Facilities;

•

are effectively subordinated to all Secured Indebtedness of the Company, including Indebtedness under our Senior Credit Facilities, to the extent of the value of the collateral securing such Secured Indebtedness;

•

are structurally subordinated to all existing and future Indebtedness and claims of creditors (including trade creditors) and of holders of Preferred Stock of Subsidiaries of the Company that do not guarantee the senior notes;

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company, including the Senior Subordinated Notes; and

•	are guaranteed on a senior unsecured basis by the Subsidiary Guarantors that guarantee our Senior Credit Facilities.

The Subsidiary Guarantee of each Subsidiary Guarantor:

•	is a general, unsecured senior obligation of such Subsidiary Guarantor;

•	ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor, including its guarantee under our Senior Credit Facilities;

•

is effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor, including its guarantee under our Senior Credit Facilities, to the extent of the value of the collateral securing such Secured Indebtedness;

•

is structurally subordinated to all existing and future Indebtedness and claims of creditors (including trade creditors) and of holders of Preferred Stock of Subsidiaries of such Subsidiary Guarantor that do not guarantee the senior notes; and

•	ranks senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor, including its guarantee of our Senior Subordinated Notes.

Principal, Maturity and Interest

The Company issued the senior notes initially with a maximum aggregate original principal amount of $600 million. The Company may issue additional senior notes under the Senior Indenture from time to time subject to the covenant described below under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Additional Senior Notes”). In addition, in connection with the payment of PIK Interest (as defined in the next paragraph), the Company is entitled to, without the consent of the Holders, increase the outstanding principal amount of the senior notes or issue additional senior notes (the “PIK Notes”) under the Senior Indenture on the same terms and conditions as the senior notes (in each case, the “PIK Payment”). The senior notes, any Additional Senior Notes subsequently issued under the Senior Indenture and any PIK Notes will be treated as a single class for all purposes under the Senior Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “senior notes” for all purposes of the Senior Indenture and this “Description of Senior Exchange Notes” include any Additional Senior Notes and PIK Notes that are actually issued and any increase in the principal amount of the outstanding senior notes as a result of a PIK Payment and references to “principal amount” of the senior notes include any Additional Senior Notes and any increase in the principal amount of the outstanding senior notes as a result of a PIK Payment.

For any interest payment period through December 15, 2010, the Company may, at its option, elect:

•	to pay all interest on the senior notes in cash (“Cash Interest”);

•	to pay all interest on the senior notes by adding such interest to the principal amount of the outstanding senior notes or by issuing PIK Notes (“PIK Interest”); or

•	pay 50% of the interest on the senior notes with Cash Interest and the remaining portion of such interest with PIK Interest.

The Company must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such an election, interest on the senior notes will be payable entirely in Cash Interest. Interest for the first interest period commencing on the Issue Date shall be payable entirely in Cash Interest. After December 15, 2010, the Company will make all interest payments on the senior notes entirely in Cash Interest. With respect to each interest period for which the Company has made an election to pay PIK Interest, interest shall be payable (as to the portion of the interest to be paid as PIK Interest) at the Cash Interest rate for such period plus 0.75%.

Cash Interest on the senior notes will accrue at the rate of 9% per annum and be payable in cash. PIK Interest on the senior notes will accrue at the rate of 9 3/4% per annum and be payable (x) with respect to senior notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global senior notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) and (y) with respect to senior notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown in the register of Holders. Following an increase in the principal amount of the outstanding global senior notes as a result of a PIK Payment, the global senior notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All senior notes issued pursuant to a PIK Payment will mature on December 15, 2014 and will be governed by, and subject to the terms, provisions and conditions of, the Senior Indenture and shall have the same rights and benefits as the senior notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Interest on the senior notes is payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2007. The Company will make each interest payment to the Holders of record of the senior notes on the immediately preceding June 1 and December 1. Interest on the senior notes will accrue from the most recent date to which interest has been paid with respect to such notes, or if no interest has been paid with respect to such notes, from the date of original issuance thereof. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The senior notes will mature on December 15, 2014.

Cash payments of principal of, premium, if any, and interest on the senior notes will be payable at the office or agency of the Company maintained for such purpose within the City of Chicago or, at the option of the Company, cash payments of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to senior notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The senior notes will be issued in denominations of $1,000 and any integral multiples of $1,000 in excess thereof, subject to the issuance of certificated PIK Notes as indicated above.

Subsidiary Guarantees

Each direct and indirect Restricted Subsidiary of the Company that is a Domestic Subsidiary and that guarantees the obligations of the Company under the Senior Credit Facilities, as primary obligor and not merely as surety, has jointly and severally irrevocably and unconditionally guaranteed, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Senior Indenture and the senior notes, whether for payment of principal of, or interest on or Additional Interest in respect of the senior notes, expenses, indemnification or otherwise, on the terms set forth in the Senior Indenture by executing the Senior Indenture. At the time of issuance of the outstanding senior notes, Insamet of Arizona was the only Restricted Subsidiary of the Company that was a Domestic Subsidiary and that was not be required to guarantee the obligations of the Company under the Senior Credit Facilities and therefore is not a Subsidiary Guarantor. Each Subsidiary Guarantee is a general unsecured senior obligation of the applicable Subsidiary Guarantor, ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor, is effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor’s guarantee of the Senior Credit Facilities, to the extent of the value of the collateral securing such Secured Indebtedness, and ranks senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor, including its guarantee of the Senior Subordinated Notes. The Subsidiary Guarantee of such Subsidiary Guarantor is structurally subordinated to all existing and future claims of creditors (including trade creditors) and holders of Preferred Stock of Subsidiaries of such Subsidiary Guarantor that do not guarantee the senior notes. See also “—Brief Description of the Senior Notes and the Subsidiary Guarantees.”

Each Subsidiary Guarantee contains a provision intended to limit the Subsidiary Guarantor’s liability thereunder to the maximum amount that it could incur without causing the incurrence of obligations under its

Subsidiary Guarantee to be a fraudulent transfer. This provision may not, however, be effective to protect a Subsidiary Guarantee from being voided under fraudulent transfer law, or may reduce the Subsidiary Guarantor’s obligation to an amount that effectively makes its Subsidiary Guarantee worthless. See “Risk Factors—Risks Related to the Exchange Notes and Our Indebtedness—Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require note holders to return payments received.”

Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to (A) the Company or another Subsidiary Guarantor without limitation or (B) any other Person upon the terms and conditions set forth in the Senior Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

The Subsidiary Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released and discharged upon:

(1)(a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which such Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of such Subsidiary Guarantor (other than a sale, disposition or other transfer to a Restricted Subsidiary) if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Senior Indenture;

(b) the designation by the Company of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Senior Indenture set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary” set forth under “—Certain Definitions”;

(c) the release or discharge of such Subsidiary Guarantor from its guarantee of Indebtedness under the Senior Credit Facilities or the guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the senior notes, in each case, if such Subsidiary Guarantor would not then otherwise be required to guarantee the senior notes pursuant to the covenant described under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” (treating any guarantees of such Subsidiary Guarantor that remain outstanding as incurred at least 30 days prior to such release or discharge), except, in each case, a release or discharge by, or as a result of, payment under such guarantee or payment in full of the Indebtedness under the Senior Credit Facilities; or

(d) the exercise by the Company of its legal defeasance option or its covenant defeasance option, as described under “—Legal Defeasance and Covenant Defeasance” or if the Company’s obligations under the Senior Indenture are discharged in accordance with the terms of the Senior Indenture; and

(2) in the case of clause (1)(a) above, the release or discharge of such Subsidiary Guarantor from its guarantee, if any, of and all pledges and security, if any, granted by such Subsidiary Guarantor in connection with, the Senior Credit Facilities and the Senior Subordinated Notes.

Ranking

Senior Secured Indebtedness versus Senior Notes

Payments of principal of, premium, if any, and interest on the senior notes and the payment of any Subsidiary Guarantee will rank pari passu in right of payment with all Senior Indebtedness of the Company and the Subsidiary Guarantors, including the obligations of the Company and, to the extent applicable, the Subsidiary Guarantors under the Senior Credit Facilities. However, the senior notes will be effectively subordinated in right of payment to all of the Company’s and the Subsidiary Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness.

As of March 31, 2007, the Company’s and the Subsidiary Guarantors’ Senior Indebtedness (excluding unused commitments) was approximately $2,200.4 million (net of letters of credit), of which $1,600.4 million

(net of letters of credit), consisting principally of Indebtedness under the Senior Credit Facilities, was Secured Indebtedness.

In addition, certain of our Hedging Obligations with respect to zinc, aluminum and natural gas will constitute Secured Indebtedness. To the extent prices of these commodities increase, the amount of this Secured Indebtedness could increase significantly. We expect to incur additional secured Hedging Obligations as part of our ongoing commodity risk management activities.

Although the Senior Indenture contains limitations on the amount of additional Senior Indebtedness that the Company and its Restricted Subsidiaries may incur and the amount of additional Secured Indebtedness the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such additional Senior Indebtedness and Secured Indebtedness could be substantial. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

Liabilities of Subsidiaries versus Senior Notes

The Company conducts a significant portion of its operations through its Subsidiaries. Some of the Company’s Subsidiaries are not guaranteeing the senior notes, and Subsidiary Guarantees may be released under certain circumstances, as described under “—Subsidiary Guarantees.” In addition, the Company’s future Subsidiaries may not be required to guarantee the senior notes. Claims of creditors of such non-guarantor Subsidiaries, including secured parties under our Senior Credit Facilities, trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Company’s creditors, including Holders. Accordingly, the senior notes will be structurally subordinated to claims of creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

As of March 31, 2007, the Company’s Subsidiaries that are not Subsidiary Guarantors had consolidated total assets of $2,267.0 million, which represented 47% of the consolidated total assets of the Company and its Subsidiaries and had consolidated total liabilities (excluding intercompany liabilities) of approximately $1,393.5 million, including trade payables.

Although the Senior Indenture limits the incurrence of Indebtedness and Preferred Stock by Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Senior Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Senior Indenture, such as trade payables. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

In addition, after giving pro forma effect to the Transactions, our non-guarantor Subsidiaries generated approximately 49% of our consolidated revenues and approximately 35% of our operating income for the year ended December 31, 2006. Although the Senior Indenture imposes requirements upon certain sales, conveyances and other transfers of assets by the Company and the Restricted Subsidiaries, such requirements do not prohibit such sales, conveyances or transfers but generally only require that the Company or the Restricted Subsidiary receive fair market value for the asset, that a designated portion of the consideration is received in cash or, in certain cases, Cash Equivalents and that the Company or the Restricted Subsidiary apply the net cash proceeds for specified purposes, including the retirement of certain Indebtedness or an investment in additional assets.

Mandatory Redemption; Offer to Purchase, Open Market Purchases

Except as set forth in the following paragraph, the Company is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes. However, under certain circumstances, the

Company may be required to offer to purchase senior notes as described under “—Repurchase at the Option of Holders.” The Company may from time to time acquire senior notes by means other than a redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

If the aggregate amount which would be includible in gross income for federal income tax purposes with respect to a senior note before the close of any “accrual period” (as defined in Treasury Regulation Section Reg. 234 1.1272-1(b)(1)(ii)) ending after five years from the Issue Date (the “Aggregate Inclusion”) exceeds an amount equal to the sum of (x) the aggregate amount of interest that has been paid in cash under such senior note before the close of such accrual period and (y) the product of the issue price of such senior note (as determined under Section 1273(b) of the Code) multiplied by the yield to maturity of such senior note (as determined for purposes of applying Section 163(i) of the Code) (the sum of (x) and (y), the “Adjusted Actual Payment”), the Company shall, before the close of such accrual period, make a mandatory prepayment (any such prepayment a “Special Mandatory Redemption”) on such senior note, to the extent that the Aggregate Inclusion as of such time exceeds the Adjusted Actual Payment. Such mandatory prepayment will be applied against and reduce the principal amount of the applicable senior note outstanding at such time and will be made at the applicable redemption price set forth in the first paragraph under “—Optional Redemption” below. The Company intends that the Special Mandatory Redemption be sufficient to result in each senior note being treated as not having “significant original issue discount” within the meaning of Section 163(i)(2) of the Code.

Optional Redemption

Except as described below, the senior notes are not redeemable at the Company’s option prior to December 15, 2010. From and after December 15, 2010, the Company may redeem the senior notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 15 of each of the years indicated below:

Year	Percentage
2010	104.500%
2011	102.250%
2012 and thereafter	100.000%

Prior to December 15, 2009, the Company may, at its option, redeem up to 35% of the sum of the original aggregate principal amount of senior notes (and the original principal amount of any Additional Senior Notes and PIK Notes) issued under the Senior Indenture at a redemption price equal to 109.0% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Company or any direct or indirect parent of the Company to the extent such net proceeds are contributed to the Company, provided that:

•

at least 50% of the sum of the aggregate principal amount of senior notes originally issued under the Senior Indenture and the aggregate principal amount of any Additional Senior Notes and PIK Notes issued under the Senior Indenture after the Issue Date remain outstanding immediately after the occurrence of each such redemption; and

•	each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

At any time prior to December 15, 2010, the Company may also redeem all or a part of the senior notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of senior notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and

Additional Interest, if any, to the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

Selection and Notice

If the Company is redeeming less than all of the senior notes at any time, the Trustee will select the senior notes to be redeemed (a) if the senior notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such senior notes are listed or (b) if such senior notes are not so listed, on a pro rata basis to the extent practicable; provided that no senior notes of $1,000 or less shall be redeemed in part.

Notices of redemption shall be mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the redemption date to each Holder at such Holder’s registered address, except that notices of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior notes or a satisfaction and discharge of the Senior Indenture. If any senior note is to be redeemed in part only, any notice of redemption that relates to such senior note shall state the portion of the principal amount thereof to be redeemed.

A new senior note in principal amount equal to the unredeemed portion of any senior note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original senior note. Senior notes called for redemption become due and payable on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the redemption payment, interest shall cease to accrue on the senior note or portions thereof called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Company will make an offer to purchase all of the senior notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and Additional Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the register of Holders with a copy to the Trustee, with the following information:

(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and all senior notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) any senior note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Company defaults in the payment of the Change of Control Payment, all senior notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have any senior notes purchased pursuant to a Change of Control Offer will be required to surrender the senior notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the senior notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) Holders will be entitled to withdraw their tendered senior notes and their election to require the Company to purchase such senior notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of senior notes tendered for purchase, and a statement that such Holder is withdrawing its tendered senior notes and its election to have such senior notes purchased; and

(7) Holders whose senior notes are being purchased only in part will be issued new senior notes equal in principal amount to the unpurchased portion of the senior notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple of $1,000 in excess thereof.

While the senior notes are in global form and the Company makes a Change of Control Offer, a Holder may exercise its option to elect for the purchase of the senior notes through the facilities of DTC, subject to its rules and regulations.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the senior notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all senior notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all senior notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the senior notes so accepted together with an Officers’ Certificate stating that such senior notes or portions thereof have been tendered to and purchased by the Company.

The paying agent will promptly mail to each Holder the Change of Control Payment for such senior notes, and the Trustee will promptly authenticate and mail to each Holder a new senior note equal in principal amount to any unpurchased portion of the senior notes surrendered, if any, provided that each such new senior note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Senior Credit Facilities will, and future credit agreements or other agreements to which the Company becomes a party may, provide that certain change of control events with respect to the Company (including a Change of Control under the Senior Indenture) would constitute a default thereunder. If the Company experiences a change of control that triggers a default under the Senior Credit Facilities or cross-defaults under any other Indebtedness, the Company could seek a waiver of such defaults or seek to refinance the Indebtedness outstanding under the Senior Credit Facilities and such other Indebtedness. In the event the Company does not obtain such a waiver or refinance the Indebtedness outstanding under the Senior Credit Facilities and such other Indebtedness, such defaults could result in amounts outstanding under the Senior Credit Facilities and such other Indebtedness being declared due and payable. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the senior notes. In such case, the Company’s failure to purchase tendered senior notes would constitute an Event of Default under the Senior Indenture. The Company’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Senior Indenture applicable to a Change of Control Offer made by the Company and purchases all senior notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Change of Control purchase feature of the senior notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Such restrictions can be waived with the consent of the Holders of a majority in principal amount of the senior notes then outstanding. Except for the limitations contained in such covenant, however, the Senior Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the senior notes as described above.

The provisions under the Senior Indenture relative to the Company’s obligation to make an offer to repurchase the senior notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the senior notes.

Asset Sales

The Senior Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of (notwithstanding the foregoing, the consideration received by the Company or any of its Restricted Subsidiaries from the sale of the Saginaw, Michigan facility on terms materially consistent with the terms, as in effect as of October 6, 2003, set forth in Exhibit 5 to the Long Term Agreement as in effect as of October 6, 2003 between General Motors Corporation and Alchem Aluminum Inc., dated as of February 26, 1999, shall, in each case, be deemed to be fair market value for purposes of this paragraph); and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the senior notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Company or such Restricted Subsidiary has been validly released by all creditors in writing;

(b) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Noncash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that has not previously been converted to cash, not to exceed the greater of (x) $100 million and (y) 3.0% of Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value;

shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after any of the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale:

(1) to permanently reduce

(x) Obligations under the Senior Credit Facilities or any other Senior Indebtedness, in each case, of the Company or any Subsidiary Guarantor and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that if the Company or any Restricted Subsidiary shall so reduce Obligations under any Senior Indebtedness that is not Secured Indebtedness, the Company or such Subsidiary Guarantor will, equally and ratably, reduce Obligations under the senior notes by, at its option, (A) redeeming senior notes if the senior notes are then redeemable as provided under “—Optional Redemption,” (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their senior notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest and Additional Interest, if any, on the principal amount of senior notes to be repurchased or (C) purchasing senior notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with the Senior Indenture and applicable securities law; or

(y) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties, (c) capital expenditures and (d) acquisitions of other assets, that in each of (a), (b), (c) and (d), are used or useful in a Similar Business or replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from any Asset Sale that are not invested or applied in accordance with the preceding paragraph within 450 days from the date of the receipt of such Net Proceeds will be deemed to constitute “Excess Proceeds”; provided that if during such 450-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) of the immediately preceding paragraph after such 450th day, such 450th day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement). When the aggregate amount of Excess Proceeds exceeds $35 million, the Company shall make an offer to all Holders and, if required by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (other than with respect to Hedging Obligations) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of senior notes and such Senior Indebtedness that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $35 million by mailing the notice required pursuant to the terms of the Senior Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $35 million or less.

To the extent that the aggregate amount of senior notes and such Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Senior Indenture. If the aggregate principal amount of senior notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Company shall select or cause to be selected the senior notes and such Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the senior notes or such Senior Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Senior Indenture.

The procedures for an Asset Sale Offer will be substantially the same as for a Change of Control Offer. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of senior notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Indenture by virtue thereof.

The Senior Credit Facilities will limit (subject to limited exceptions), and future credit agreements or other agreements to which the Company becomes a party may limit or prohibit, the Company from purchasing any senior notes as a result of an Asset Sale Offer. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from purchasing the senior notes, the Company could seek the consent of its lenders to permit the purchase of the senior notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the senior notes. In such case, the Company’s failure to purchase tendered senior notes would constitute an Event of Default under the Senior Indenture.

The provisions under the Senior Indenture relative to the Company’s obligation to make an offer to repurchase the senior notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the senior notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Senior Indenture.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (i) and (j) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date pursuant to the first paragraph of this covenant or clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(C), (8) and (12) of the next succeeding paragraph (and excluding, for the avoidance of doubt, all other Restricted Payments made pursuant to the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness, or issuance of Disqualified Stock or Preferred Stock pursuant to clause (v)(ii) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(x) (i) Equity Interests of the Company, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:

(A) Equity Interests to any future, present or former employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any of the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(B) Designated Preferred Stock;

and (ii) to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(y) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests of the Company or debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company sold to a Restricted Subsidiary or the Company, as the case may be, (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (d) Excluded Contributions, plus

(3) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to clause (v)(ii) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

(4) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received after the Issue Date by means of

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary and repayments to the Company or a Restricted Subsidiary of loans or advances that constitute Restricted Investments; or

(B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (9) or (13) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Company in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $100 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (9) or (13) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of (a) Subordinated Indebtedness of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person or (b) Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Person that, in each case, is incurred in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(A) the principal amount of such new Indebtedness or liquidation preference of such new Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness or the liquidation preference of the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such Indebtedness is subordinated to the senior notes at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C) such Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired; and

(D) such Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

(B) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4).

and provided, further, that cancellation of Indebtedness owing to the Company from members of management, directors, managers or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Senior Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;

(B) the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the declaration and payment of dividends on the Company’s common stock following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Restricted Payments that are made with Excluded Contributions;

(10) the declaration and payment of dividends by the Company to, or the making of loans to, its direct parent company in amounts required for the Company’s direct or indirect parent companies to pay:

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(D) general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries; and

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Company;

(11) any Restricted Payments used to fund the Transactions and the fees and expenses related thereto, including those owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in connection with events similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that, prior to such repurchase, redemption or other acquisition, the Company (or a third party to the extent permitted by the Senior Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the senior notes and shall have repurchased all senior notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(13) Investments in Unrestricted Subsidiaries, having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $50 million and (y) 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value);

(14) distributions or payments of Receivables Fees;

(15) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, any Unrestricted Subsidiary; and

(16) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (16), does not exceed the greater of (x) $100 million and (y) 3.0% of Total Assets;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (15) and (16) no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the time of issuance of the senior notes, all of the Company’s Subsidiaries were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (9), (13) or (16), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Senior Indenture.

Notwithstanding anything to the contrary herein, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any (x) Restricted Payment covered in clauses (1) through (3) of the definition of “Restricted Payments” to the holders of Equity Interests of the Company or any of its direct or indirect parent companies (which shall include the Sponsor and the Co-Investors) (other than to the Company’s and its Restricted Subsidiaries’ future, present or former employees, directors or managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies with respect to Equity Interests held by them in such capacities and other than a Restricted Payment made pursuant to clause (10) of the second paragraph of this covenant) or (y) Investment in the Sponsor, the Co-Investors, any Permitted Holders who are members of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) with the Sponsor or any Co-Investors or any Person or group who becomes a Permitted Holder following a Change of Control as provided for in the definition of “Permitted Holders” (other than to the Company and its Restricted Subsidiaries and members of management of the Company (or its direct parent)), in each case during any period beginning on the date on which the Company makes an election to pay PIK Interest with respect to any interest period and ending on the first date after such interest period on which the Company makes a payment of Cash Interest with respect to a subsequent interest period.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $125 million at any one time outstanding.

The foregoing limitations will not apply to any of the following items (collectively, “Permitted Debt”):

(a) Indebtedness incurred pursuant to the ABL Credit Agreement by the Company or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (a) and then outstanding does not exceed $50 million plus the greater of (A) $850 million and (B) the sum of (i) 85.0% of the net book value of accounts receivable of the Company and its Restricted Subsidiaries and (ii) the lesser of (x) 75.0% of the net book value or (y) 85.0% of the net orderly liquidation value of inventory of the Company and its Restricted Subsidiaries;

(b) Indebtedness incurred pursuant to the Term Credit Agreement by the Company or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (b) and then outstanding does not exceed $1,225.0 million less up to $150.0 million in the aggregate of all principal payments with respect to such Indebtedness made pursuant to clause (1)(x) of the second paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

(c) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the senior notes issued on the Issue Date and the Subsidiary Guarantees thereof and the exchange notes and related exchange guarantees to be issued in exchange for the senior notes and the Subsidiary Guarantees pursuant to the Registration Rights Agreement (other than any Additional Senior Notes);

(d) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the Senior Subordinated Notes issued on the Issue Date (and the guarantees thereof and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Subordinated Notes pursuant to the Registration Rights Agreement (other than any Additional Senior Subordinated Notes (as defined in the Senior Subordinated Indenture));

(e) Existing Indebtedness (other than Indebtedness described in clauses (a), (b), (c) and (d));

(f) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of the Restricted Subsidiaries, to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions, of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (f); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (f) (including any such Refinancing Indebtedness) does not exceed the greater of (x) $175 million and (y) 5.5% of Total Assets at any one time outstanding;

(g) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(h) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that

(1) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (h)(1)); and

(2) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(i) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the senior notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(j) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(k) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock;

(l) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting: (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Senior Indenture to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;

(m) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(n)(x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other Obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the Senior Indenture or (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company permitted to be incurred under the terms of the Senior Indenture; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(o) the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (c), (d) and (e) above, this clause (o) and clauses (p) and (v)(ii) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(2) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the senior notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated to the senior notes or such Subsidiary Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3) shall not include:

(x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;

(y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(z) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(p) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Company or any of its Restricted Subsidiaries incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Senior Indenture; provided that either (1) after giving effect to such acquisition or merger, either:

(A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(B) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger; or

(2) such Indebtedness, Disqualified Stock or Preferred Stock (i) is not Secured Indebtedness and is Subordinated Indebtedness with subordination terms no more favorable to the holders thereof than the subordination terms set forth in the Senior Subordinated Indenture as in effect on the Issue Date, (ii) is not incurred while a Default exists and no Default shall result therefrom, (iii) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the final maturity of the senior notes, (iv) is incurred by the Company or a Subsidiary Guarantor and (v) in the case of sub-clause (y) above only, is not incurred in contemplation of such acquisition or merger;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(r) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (s) which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (s) and then outstanding (including any such Refinancing Indebtedness) does not exceed $50 million (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (s) shall cease to be deemed incurred or outstanding for purposes of this clause (s) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (s));

(t) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (t) and then outstanding, does not exceed the greater of (x) $75 million and (y) 4.0% of Foreign Subsidiary Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (t));

(u) Indebtedness issued by the Company or any Restricted Subsidiary to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(v) Indebtedness, Disqualified Stock and Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (v) and then outstanding, does not at any one time outstanding exceed the sum of:

(i) $150 million (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (v)(i) shall cease to be deemed incurred or outstanding for purposes of this clause (v)(i) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (v)(i)); plus

(ii) 200% of the net cash proceeds received by the Company since after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of the covenant described under “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of the covenant described under “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof); and

(w) Attributable Debt incurred by the Company or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (w), provided that the aggregate amount of Attributable Debt incurred under this clause (w) (including any such Refinancing Indebtedness) does not exceed $50 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (w) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clauses (a) and (b) of the second paragraph of this covenant.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or incurred (as determined by the Company), in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

Liens

The Company will not, and will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Company or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the senior notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the senior notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are equally and ratably secured;

provided that any Lien which is granted to secure the senior notes under this covenant shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the senior notes.

Limitation on Sale and Lease-Back Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

and Preferred Stock” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the senior notes pursuant to the covenant described under “—Liens”;

(2) the consideration received by the Company or any Restricted Subsidiary in connection with such Sale and Lease-Back Transaction is at least equal to the fair market value (as determined in good faith by the Company) of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the terms described under “—Repurchase at the Option of Holders—Asset Sales.”

Merger, Consolidation or Sale of All or Substantially All Assets

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Senior Indenture and the senior notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period;

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (A)(2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Senior Indenture and the senior notes; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Senior Indenture.

Subject to certain provisions described in the Senior Indenture, the Successor Company will succeed to, and be substituted for, the Company under the Senior Indenture and the senior notes. Notwithstanding the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, the Company; and

(b) the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another state of the United States of America so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Senior Indenture governing release of a Subsidiary Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(A)(1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Senior Indenture and such Subsidiary Guarantor’s Subsidiary Guarantee, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee,

(3) immediately after such transaction, no Default exists; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Senior Indenture; or

(B) the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

Subject to certain provisions described in the Senior Indenture, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Senior Indenture and such Subsidiary Guarantor’s Subsidiary Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company.

Notwithstanding the foregoing, the Merger will be permitted without compliance with this “Merger, Consolidation or Sale of All or Substantially All Assets” covenant.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and

(b) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) Transactions between or among the Company or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Senior Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Sponsor and any Co-Investors and any termination or other fee payable to the Sponsor or any Co-Investors upon a change of control or initial public equity offering of the Company or any direct or indirect parent company thereof pursuant to the Management Services Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5) payments by the Company or any Restricted Subsidiary to the Sponsor or any Co-Investors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company in good faith;

(6) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, employee benefit plans, stock option plans and other compensatory or severance arrangements with such employees or consultants that are, in each case, approved by the Company in good faith;

(8) any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined by the Company in good faith);

(9) the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Holders in any material respect than the terms of the original agreement in effect on the Issue Date as reasonably determined in good faith by the Company;

(10) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in the final offering memorandum relating to the issuance of the outstanding senior notes;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior

Indenture that are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, manager, officer, employee or consultant of the Company or any direct or indirect parent company thereof;

(13) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(14) investments by the Sponsor and the Co-Investors in securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)(1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

(2) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b) make loans or advances to the Company or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation (including security documents and intercreditor agreements) and Hedging Obligations;

(2) the Indentures, the Notes and the guarantees thereof;

(3) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) customary provisions in joint venture agreements, asset sale agreements, sale and leaseback agreements and other similar agreements;

(11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12) restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such restrictions are necessary or advisable, in the good faith determination of the Company, to effect such Receivables Facility;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Issue Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Issue Date.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities) of the Company or any Subsidiary Guarantor, other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Company or any Subsidiary Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Senior Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Subsidiary Guarantor, that is by its express terms subordinated in right of payment to the senior notes or such Subsidiary Guarantor’s Subsidiary Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantee substantially to the same extent as such Indebtedness is subordinated to the senior notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the

Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that:

(a) such Subsidiary Guarantee has been duly executed and authorized; and

(b) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity, provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Designation of “Designated Senior Indebtedness”

The Company shall designate the senior notes to be “Designated Senior Indebtedness” under the Senior Subordinated Indenture.

Reports and Other Information

Whether or not required by the SEC, so long as any senior notes are outstanding, the Company will furnish to the Holders, within the time periods specified in the SEC’s rules and regulations (as in effect on the Issue Date) for non-accelerated filers:

(1) all quarterly and annual financial information that would be required to be contained in a filing by a non-accelerated filer with the SEC on Forms 10-Q and 10-K (or any successor or comparable forms) if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clause (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will be deemed to have furnished to the Holders the reports referred to in clauses (1) and (2) of the first paragraph of this covenant if the Company has either (i) filed such reports with the SEC (and such reports are publicly available) or (ii) posted such reports on the Company Website and issued a press release in respect thereof. For purposes of this covenant, the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.aleris.com or such other address as the Company may from time to time designate in writing to the Trustee. In addition, the Company has agreed that, for so long as any senior notes remain outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company of the Company becomes a guarantor of the senior notes (there being no obligation of such parent to do so), the reports, information and other documents required to be filed and furnished to the Holders pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the registered exchange offer (as described under “Exchange Offer and Registration Rights” in the final offering memorandum relating to the issuance of the outstanding senior notes) or the effectiveness of the shelf registration statement (as described under “Exchange Offer and Registration Rights” in the final offering memorandum relating to the issuance of the outstanding senior notes) by the filing with the SEC of the exchange offer registration statement (as described under “Exchange Offer and Registration Rights” in the final offering memorandum relating to the issuance of the outstanding senior notes) or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default and Remedies” until 120 days after the date any report hereunder is due.

No Amendment to Subordination Provisions

Without the consent of the Holders of a majority in outstanding aggregate principal amount of the senior notes, the Company will not amend, modify or alter the Senior Subordinated Indenture in any way to:

(1) increase the rate of or change the time for payment of interest on any Senior Subordinated Notes;

(2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Senior Subordinated Notes;

(3) alter the redemption provisions or the price or terms at which the Company is required to offer to purchase any Senior Subordinated Notes; or

(4) amend the provisions of the Senior Subordinated Indenture that relate to subordination.

Events of Default and Remedies

The following events constitute Events of Default under the Senior Indenture:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of payments of principal of, or premium, if any, on the senior notes issued under the Senior Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the senior notes issued under the Senior Indenture;

(3) failure by the Company or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the then outstanding senior notes issued under the Senior Indenture to comply with any of its other agreements in the Senior Indenture or the senior notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the senior notes, if both

(A) such default either:

(i) results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

(ii) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Subsidiary Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Subsidiary Guarantee or gives notice to such effect, other than by reason of the termination of the Senior Indenture or the release of any such Subsidiary Guarantee in accordance with the Senior Indenture;

provided, that, notwithstanding the foregoing, the failure by the Company to make a Special Mandatory Redemption shall not constitute an Event of Default; provided, further, that neither the Trustee nor any Holder shall be prevented from exercising any other remedies in connection with such failure available to them at law, in equity, by contract or otherwise which remedies shall include, without limitation, the right to sue to collect payment of the Special Mandatory Redemption.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Company) occurs and is continuing under the Senior Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding senior notes issued under the Senior Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding senior notes issued under the Senior Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest on the senior notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Company, all outstanding senior notes will become due and payable without further action or notice. The Senior Indenture provides that the Trustee may withhold from Holders notice of any continuing Default, except a Default relating to the payment of principal of and premium, if any, and interest on the senior notes if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the senior notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders.

The Senior Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding senior notes issued thereunder by notice to the Trustee may, on behalf of all Holders, waive any existing Default and its consequences under the Senior Indenture, except a continuing Default in the payment of principal of and premium, if any, or interest on any such senior notes held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof

(excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose,

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z) the default that is the basis for such Event of Default has been cured.

Except to enforce the right to receive payments of principal of and premium, if any, and interest on the senior notes when due, and the right to receive the Special Mandatory Redemption, no Holder may pursue any remedy with respect to the Senior Indenture or the senior notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the then outstanding senior notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding senior notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Senior Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor (other than in the case of stockholders of any Subsidiary Guarantor, the Company or another Subsidiary Guarantor) or any of their parent companies shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the senior notes, the Subsidiary Guarantees and the Senior Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a senior note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Most of the obligations of the Company and the Subsidiary Guarantors under the Senior Indenture will terminate and will be released upon payment in full of all of the senior notes issued under the Senior Indenture. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the senior notes issued under the Senior Indenture and each Subsidiary Guarantor’s obligation discharged with respect to its Subsidiary Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of senior notes issued under the Senior Indenture to receive payments in respect of the principal of, premium, if any, and interest on such senior notes when such payments are due solely out of the trust created pursuant to the Senior Indenture;

(2) the Company’s obligations with respect to senior notes issued under the Senior Indenture concerning issuing temporary notes, registration of such senior notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Senior Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and those of each Subsidiary Guarantor released with respect to certain covenants that are described in the Senior Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the senior notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the senior notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the senior notes issued under the Senior Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the senior notes issued under the Senior Indenture on the stated maturity date or on the redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions;

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B) since the original issuance of the senior notes, there has been a change in the applicable U.S. Federal income tax law;

in either case to the effect that, and based thereon such opinion of counsel in the United States of America shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any of the Senior Credit Facilities, the Senior Subordinated Indenture, the Senior Subordinated Notes or any other material agreement or instrument (other than the Senior Indenture) to which, the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Subsidiary Guarantor or others; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel in the United States of America (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for in the Senior Indenture relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to Legal Defeasance need not be delivered if all senior notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable by reason of the making of a notice of redemption or otherwise, (B) will become due and payable within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Senior Indenture will be discharged and will cease to be of further effect as to all senior notes issued thereunder, when either:

(a) either (1) all such senior notes theretofore authenticated and delivered, except lost, stolen or destroyed senior notes which have been replaced or paid and senior notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) all such senior notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such senior notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Senior Indenture or the senior notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities, the Senior Subordinated Indenture, the Senior Subordinated Notes or any other agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(c) the Company has paid or caused to be paid all sums payable by it under the Senior Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee under the Senior Indenture to apply the deposited money toward the payment of such senior notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange senior notes in accordance with the Senior Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the

Senior Indenture. The Company is not required to transfer or exchange any senior note selected for redemption. Also, the Company is not required to transfer or exchange any senior note for a period of 15 days before a selection of senior notes to be redeemed.

The registered Holder of a senior note will be treated as the owner of the senior note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Senior Indenture, any related Subsidiary Guarantee and the senior notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the senior notes then outstanding and issued under the Senior Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior notes, and any existing Default or Event of Default or compliance with any provision of the Senior Indenture or the senior notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding senior notes issued under the Senior Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior notes, in each case other than senior notes beneficially owned by the Company or its Affiliates.

The Senior Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any senior notes issued under the Senior Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of senior notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such senior note or alter or waive the provisions with respect to the redemption of the senior notes (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any senior note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the senior notes issued under the Senior Indenture, except a rescission of acceleration of the senior notes by the Holders of at least a majority in aggregate principal amount of the then outstanding senior notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Senior Indenture or any Subsidiary Guarantee that cannot be amended or modified without the consent of all Holders;

(5) make any senior note payable in money other than that stated in the senior notes;

(6) make any change in the provisions of the Senior Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the senior notes;

(7) make any change in the ranking of the Senior Indenture and the senior notes that would adversely affect the Holders;

(8) except as expressly permitted by the Senior Indenture, modify the Subsidiary Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders;

(9) make any change in these amendment and waiver provisions; or

(10) impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s senior notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s senior notes.

Notwithstanding the foregoing, without the consent of any Holder, the Company, any Subsidiary Guarantor (with respect to a Subsidiary Guarantee or the Senior Indenture to which it is a party) and the Trustee may amend or supplement the Senior Indenture, any Subsidiary Guarantee or the senior notes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets and to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders in connection therewith;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Senior Indenture of any such Holder;

(5) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Senior Indenture under the TIA;

(7) to evidence and provide for the acceptance and appointment under the Senior Indenture of a successor Trustee pursuant to the requirements thereof;

(8) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(9) to add a Subsidiary Guarantor or other guarantor under the Senior Indenture;

(10) to conform the text of the Senior Indenture, the Subsidiary Guarantees or the senior notes to any provision of the “Description of Senior Notes” in the final offering memorandum relating to the issuance of the outstanding senior notes to the extent that such provision in such “Description of Senior Notes” was intended to be a verbatim recitation of a provision of the Senior Indenture, the Subsidiary Guarantees or the senior notes; or

(11) to make any amendment to the provisions of the Senior Indenture relating to the transfer and legending of senior notes; provided, however, that (a) compliance with the Senior Indenture as so amended would not result in senior notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer senior notes.

The consent of the Holders is not necessary under the Senior Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Senior Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Senior Indenture provides that the Holders of a majority in principal amount of the outstanding senior notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Indenture provides that in case an Event of Default shall occur or the Company shall fail to make a payment in respect of the Special Mandatory Redemption (in each case which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Senior Indenture, the senior notes and any Subsidiary Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Senior Indenture and the Registration Rights Agreement without charge by writing to Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122, Attn: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the Senior Indenture. Reference is made to the Senior Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Senior Indenture, unless otherwise specifically indicated, (1) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (2) the term “including” means “including, without limitation.”

“ABL Credit Agreement” means the amended and restated credit agreement dated as of August 1, 2006 and amended and restated as of December 19, 2006, among the Company, Corus S.E.C./Corus L.P., Aleris Switzerland GmbH, each other Subsidiary of the Company set forth on the signature pages thereto, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and with-out limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including one or more credit facilities, credit agreements, loan agreements, indentures, commercial paper facilities or similar agreements extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders, or other investors and whether involving the same or different group of the Company and Restricted Subsidiaries as principal obligors or guarantors.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to a senior note at any redemption date, the greater of (i) 1.0% of the principal amount of such senior note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such senior note on December 15, 2010, (such redemption price being that described in the first paragraph under “—Optional Redemption”) plus (2) all required remaining scheduled interest payments (calculated based on the cash interest rate payable on the senior notes) due on such senior note through such date (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the applicable Trustee.

“Asset Sale” means

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); and

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions,

in each case, other than:

(a) a disposition of cash, Cash Equivalents or Investment Grade Securities or excess, damaged, obsolete or worn out assets in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Senior Indenture;

(c) the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, license, sub-license or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) the unwinding of any Hedging Obligations.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the cash interest rate borne by the senior notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to the Company, a duly adopted resolution of the Board of Directors of the Company or any committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means, as to any Person,

(1) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 24 months from the date of acquisition;

(2) U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any lender under the Senior Credit Facilities or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000;

(3) repurchase obligations for underlying securities of the types described in clauses (1) and (2) above and entered into with any commercial bank meeting the qualifications specified in clause (2) above;

(4) other investment instruments having maturities within 180 days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000;

(5) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(6) commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition;

(7) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above;

(8) in the case of any Foreign Subsidiary of the Company, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European economic and monetary union pursuant to the Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than one year from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (x) above but issued by the principal governmental authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition;

(10) U.S. Dollars; and

(11) Canadian dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder, or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Co-Investors” means Persons (and their Affiliates) who, on the Issue Date, are limited partners of TPG Partners IV, L.P. or TPG Partners V, L.P.

“Company” has the meaning set forth in the first paragraph under “—General”; provided that when used in the context of determining the fair market value of an asset or liability under the Senior Indenture, “Company” shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of the Company when the fair market value of such asset or liability is equal to or in excess of $100.0 million.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Additional Interest, (ii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(1) any net after-tax extraordinary gains or losses or any non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, but not limited to, any expenses relating to severance, relocation, one-time compensation charges and the Transactions and any expenses directly attributable to the implementation of cost-saving initiatives) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (6) below);

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to the Corus Transaction, the Transactions or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

(8) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded; and

(10) any noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments to the Company or a Restricted Subsidiary of loans and advances that constitute Restricted Investments, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4).

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the aggregate amount of EBITDA of the Company and the Restricted Subsidiaries for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit and (y) all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Senior Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(A) for the purchase or payment of any such primary obligation or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corus Acquisitions” means the acquisition consummated on August 1, 2006 by the Company and its Subsidiaries of (i) all of the limited partnership interests in Corus L.P., a limited partnership organized under the laws of Quebec and all of the shares of Corus Aluminum Inc., a corporation organized under the laws of Quebec and each of their respective Subsidiaries and (ii) all of the beneficial interest in the entire share capital of Corus Hylite BV, Corus Aluminium Rolled Products BV, Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corp. and Hoogovens Aluminium Europe Inc. and each of their respective Subsidiaries.

“Corus Credit Documents” means collectively, (i) the Senior Bridge Loan Agreement dated as of August 1, 2006 among the Company and the lenders party thereto, (ii) the Term Loan Agreement dated as of August 1, 2006 among the Company, certain of its Subsidiaries and the agents and lenders party thereto, (iii) the Credit Agreement dated as of August 1, 2006 among the Company, certain of its Subsidiaries and the agents and lenders party thereto and, in each case, all other instruments, documents, agreements and certificates executed in connection with the foregoing.

“Corus Transaction” means collectively, (i) the entering into of the Corus Credit Documents and the incurrence of borrowings thereunder (including the issuance of letters of credit), (ii) the consummation of the Corus Acquisitions, (iii) the refinancing of Indebtedness consummated in connection with the transactions described in clauses (i) and (ii), (iv) all intercompany loans, equity contributions, repayments of intercompany loans, dividends, distributions and other intercompany Investments related to the foregoing and (v) the payment of all fees and expenses in connection with the foregoing.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Company (or a parent company thereof), less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Company or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “—Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the senior notes and the date the senior notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than (i) a Foreign Subsidiary or (ii) a Domestic Subsidiary of a Foreign Subsidiary, but, in each case, including any Subsidiary that guarantees or otherwise provides direct credit support for any indebtedness of the Company.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased by (without duplication):

(a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(b) consolidated Fixed Charges of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted in computing Consolidated Net Income; plus

(d) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Senior Indenture including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Corus Transaction and the Transactions, in each case, deducted in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (x) acquisitions after the Issue Date or (y) the closing of any production or manufacturing facilities after the Issue Date; plus

(f) any write offs, write downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(g) the amount of any minority interest expense deducted in computing Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsor and the Co-Investors to the extent permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(i) (A) the amount of cost savings projected by the Company in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i)(A) shall not exceed $40 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”) and (B) the amount of (i) cost savings or (ii) increases in EBITDA, in each case projected by the Company in good faith to be realized as the result of the replacement of or modification to contractual arrangements with unaffiliated third parties (calculated on a pro forma basis as though such cost savings or increases in EBITDA had been realized on the first day of such period) and, in the case of cost savings, net of the amount of actual benefits realized during such period from such action; provided that such contractual arrangements were entered into with a Person that was acquired by the Company or its Restricted Subsidiaries within 12 months of any such replacement or modification; plus

(j) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Equity Interests of the Company (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”;

(2) decreased by (without duplication) noncash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in computing EBITDA in accordance with this definition); and

(3) increased or decreased, as applicable, by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards #133;

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness; and

(c) the amount of gain or loss resulting in such period from a sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(b) any such public or private sale that constitutes an Excluded Contribution; and

(c) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from:

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such

Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof.

“Foreign Subsidiary Total Assets” means the total amount of all assets of Foreign Subsidiaries of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company.

“GAAP” means generally accepted accounting principles in the United States of America that are in effect on the Issue Date.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a senior note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(4) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and

(d) Attributable Debt in respect of Sale and Lease-Back Transactions;

provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business and (B) Obligations under, or in respect of, Receivables Facilities.

“Indentures” means the Senior Indenture and the Senior Subordinated Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged and that is independent of the Company and its Affiliates.

“Initial Purchasers” means Deutsche Bank Securities Inc., Goldman, Sachs & Co., KeyBanc Capital Markets, a division of McDonald Investments, Inc. and PNC Capital Markets LLC.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Issue Date” means December 19, 2006.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in Chicago, Illinois or in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Services Agreement” means the Management Services Agreement as in effect on the Issue Date, as described under the caption “Certain Relationships and Related Party Transactions.”

“Merger” means the merger of Aurora Acquisition Merger Sub, Inc., a Delaware corporation, with and into the Company pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger among Aurora Acquisition Holdings, Inc., Aurora Acquisition Merger Sub, Inc. and the Company, dated as of August 7, 2006.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or a Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the senior notes and the Senior Subordinated Notes.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the senior notes shall not include fees or indemnification in favor of the Trustee and any other third parties other than the Holders.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Senior Indenture.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person that is not the Company or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means Sponsor and members of management of the Company (or its direct parent) who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) on the Issue Date (the “Management Investors”) and any Co-Investors or Subsequent Co-Investors; provided, that the Sponsor, the Management Investors and the Co-Investors, collectively, have beneficial ownership of at least 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Senior Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in the Company or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) (i) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Similar Business if as a result of such Investment

(1) such Person becomes a Restricted Subsidiary of the Company or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and

(ii) any Investment held by such Person;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date;

(f) loans and advances to, and guarantees of Indebtedness of, employees of the Company (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of $8 million outstanding at any one time, in the aggregate;

(g) any Investment acquired by the Company or any Restricted Subsidiary

(1) (x) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable or (y) in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course; or

(2) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Hedging Obligations permitted under clause (l) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(i) loans and advances to officers, directors and employees of the Company (or any of its direct or indirect parent companies) or a Restricted Subsidiary for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Company in good faith;

(j) Investments the payment for which consists of Equity Interests of the Company, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(k) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and performance guarantees in the ordinary course of business;

(1) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6) and (11) of such paragraph);

(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(n) Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $100 million and (y) 3.0% of Total Assets at the time of each Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(o) Investments relating to a Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such Investments are necessary or advisable (in the good faith determination of the Company) to effect such Receivables Facility;

(p) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $125 million and (y) 4.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(q) Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (q) that are at that time outstanding, not to exceed the greater of (x) $100 million and (y) 3.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1) Liens to secure Indebtedness incurred under clauses (a) or (b) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (and, in each case, any related Obligations);

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(13) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding (i) operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(14) Liens in favor of the Company or any Subsidiary Guarantor;

(15) Liens on inventory or equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s client at which such inventory or equipment is located;

(16) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (7), (8) and (9) and the following clauses

(18) and (28); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (7), (8), (9) and the following clauses (18) and (28) at the time the original Lien became a Permitted Lien under the Senior Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18) Liens securing Indebtedness permitted to be incurred pursuant to clauses (f), (s), (t), (v)(i) and (w) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to clause (s) are solely on acquired property or the assets of the acquired entity, as the case may be and (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (t) extend only to the assets of Foreign Subsidiaries;

(19) deposits in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “—Events of Default and Remedies,” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(26) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50 million;

(27) Liens securing Hedging Obligations; and

(28) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness

and Issuance of Disqualified Stock and Preferred Stock”; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.00:1.0.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard and Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the ABL Credit Agreement and the Term Credit Agreement.

“Senior Indebtedness” means with respect to any Person:

(1) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to the senior notes or the Subsidiary Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary or to any joint venture in which the Company or any Restricted Subsidiary has an interest;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person that is subordinate or junior in right of payment with respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness that at the time of incurrence is incurred in violation of the Senior Indenture.

“Senior Subordinated Indenture” means the Senior Subordinated Indenture dated as of the Issue Date, among the Company, as issuer, certain of its Subsidiaries, as guarantors and LaSalle Bank National Association, as trustee, pursuant to which the Senior Subordinated Notes are issued.

“Senior Subordinated Notes” means the $400 million aggregate principal amount of 10% Senior Subordinated Notes due 2016 issued by the Company under the Senior Subordinated Indenture on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor” means Texas Pacific Group and its Affiliates, but not including any portfolio companies thereof.

“Subordinated Indebtedness” means

(a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the senior notes, and

(b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor that is by its terms subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor.

“Subsequent Co-Investors” means any Person (other than the Sponsor and the Co-Investors) and its Affiliates who, in connection with the acquisition of Equity Interests of the Company (or any of its direct or indirect parent companies) after the Issue Date, is part of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) in which any of the Sponsor, the Co-Investors or Management Investors is a member.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means the guarantee by any Subsidiary Guarantor of the Company’s Obligations under the Senior Indenture and the senior notes.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes the Senior Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the senior notes pursuant to the terms of the Senior Indenture.

“Term Credit Agreement” means the credit agreement dated as of December 19, 2006, among the Company, Aleris Deutschland Holding GmbH, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including one or more credit facilities, credit agreements, loan agreements, indentures, commercial paper facilities or similar agreements extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders, or other investors and whether involving the same or different group of the Company and Restricted Subsidiaries as principal obligors or guarantors.

“Total Assets” means the total amount of all assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company.

“Transactions” means the Merger, including the payment of the merger consideration in connection therewith, the investment by the Sponsor, the Co-Investors and members of management, the issuance of the Notes and the execution of, and borrowings on the Issue Date under, the Senior Credit Facilities as in effect on the Issue Date, the pledge and security arrangements in connection with the foregoing, the refinancing of certain Indebtedness in connection with the foregoing and the related transactions described in the final offering memorandum relating to the issuance of the outstanding senior notes, in particular as described under the section thereof entitled “The Transactions.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2010; provided, however that if the period from the redemption date to December 15, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means LaSalle Bank National Association, until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares of Capital Stock or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,

(b) such designation complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and

(c) each of

(1) the Subsidiary to be so designated and

(2) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF SENIOR SUBORDINATED EXCHANGE NOTES

General

The outstanding senior subordinated notes were issued by Aurora Acquisition Merger Sub, Inc., and the senior subordinated exchange notes will be issued by Aleris International Inc. (the “Company”), each under an indenture (the “Senior Subordinated Indenture”), among the Company, Aurora Acquisition Merger Sub, Inc., LaSalle Bank National Association, as Trustee (including any successor thereto under the Senior Subordinated Indenture, the “Trustee”) and the Subsidiary Guarantors. Immediately following the closing of the offering of the outstanding senior subordinated notes and as part of the Transactions, Aurora Acquisition Merger Sub, Inc. merged with and into the Company, with the Company continuing as the surviving corporation and assuming all the obligations of Aurora Acquisition Merger Sub, Inc. under the Senior Subordinated Indenture. The Senior Subordinated Indenture has been qualified under and is subject to and governed by the Trust Indenture Act of 1939 (the “TIA”). For the purposes of this description, the defined term “senior subordinated notes” refers to the outstanding senior subordinated notes and the senior subordinated exchange notes.

The terms of the senior subordinated exchange notes are identical in all material respects to the outstanding senior subordinated notes except that upon completion of the exchange offer, the senior subordinated exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The following is a summary of the material provisions of the Senior Subordinated Indenture. It does not include all of the provisions of the Senior Subordinated Indenture. We urge you to read the Senior Subordinated Indenture because it defines your rights and our obligations and the Subsidiary Guarantors’ obligations. The terms of the senior subordinated notes include those stated in the Senior Subordinated Indenture and those made part of the Senior Subordinated Indenture by reference to the TIA. Copies of the Senior Subordinated Indenture have been filed with the SEC and are incorporated by reference into the registration statement of which this prospectus forms a part. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” In this description, references to the “Company,” “we,” “us” and “our” refer only to Aurora Acquisition Merger Sub, Inc. prior to the merger described above, and to the Company, as the surviving corporation in the merger, and not to any of their Subsidiaries.

Brief Description of the Senior Subordinated Notes and the Subsidiary Guarantees

The senior subordinated notes:

•	are general, unsecured, senior subordinated obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including Indebtedness under the Senior Credit Facilities and the Senior Notes;

•

are structurally subordinated to all existing and future Indebtedness and claims of creditors (including trade creditors) and of holders of Preferred Stock of Subsidiaries of the Company that do not guarantee the senior subordinated notes;

•	rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company, if any;

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company, if any; and

•	are guaranteed on an unsecured senior subordinated basis by the Subsidiary Guarantors that guarantee our Senior Credit Facilities.

The Subsidiary Guarantee of each Subsidiary Guarantor:

•	is a general, unsecured senior subordinated obligation of such Subsidiary Guarantor;

•	is subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor, including its guarantees under the Senior Credit Facilities and the Senior Notes;

•

is structurally subordinated to all existing and future Indebtedness and claims of creditors (including trade creditors) and of holders of Preferred Stock of Subsidiaries of such Subsidiary Guarantor that do not guarantee the senior subordinated notes;

•	ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Subsidiary Guarantor, if any; and

•	will rank senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor, if any.

Principal, Maturity and Interest

The Company issued the senior subordinated notes initially with a maximum aggregate principal amount of $400 million. The Company may issue additional senior subordinated notes under the Senior Subordinated Indenture from time to time subject to the covenant described below under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Additional Senior Subordinated Notes”). The senior subordinated notes and any Additional Senior Subordinated Notes subsequently issued under the Senior Subordinated Indenture will be treated as a single class for all purposes under the Senior Subordinated Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “senior subordinated notes” for all purposes of the Senior Subordinated Indenture and this “Description of Senior Subordinated Exchange Notes” include any Additional Senior Subordinated Notes that are actually issued.

Interest on the senior subordinated notes will accrue at the rate of 10% per annum and be payable in cash semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2007. The Company will make each interest payment to the Holders of record of the senior subordinated notes on the immediately preceding June 1 and December 1. Interest on the senior subordinated notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from the date of original issuance thereof. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The senior subordinated notes will mature on December 15, 2016.

Principal of and premium, if any, and interest on the senior subordinated notes will be payable at the office or agency of the Company maintained for such purpose within the City of Chicago or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to senior subordinated notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The senior subordinated notes will be issued in denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

Subsidiary Guarantees

Each direct and indirect Restricted Subsidiary of the Company that is a Domestic Subsidiary and that guarantees the obligations of the Company under the Senior Credit Facilities, as primary obligor and not merely as surety, jointly and severally irrevocably and unconditionally guaranteed, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Senior Subordinated Indenture and the senior subordinated notes, whether for payment of principal of, or interest on or Additional Interest in respect of the senior subordinated notes, expenses, indemnification or otherwise, on the terms set forth in the Senior Subordinated Indenture by executing the Senior Subordinated Indenture. At the time of issuance of the outstanding senior subordinated notes, Insamet of Arizona was the only Restricted Subsidiary of the Company that was a Domestic Subsidiary and that was not be required to guarantee the obligations of the Company under the Senior Credit Facilities and therefore is not a Subsidiary Guarantor. Each Subsidiary Guarantee is a general unsecured senior subordinated obligation of the applicable Subsidiary Guarantor, is subordinated in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor’s guarantee of the Senior Credit Facilities and the Senior Notes, and ranks senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor, if any. The Subsidiary Guarantee of such Subsidiary Guarantor is structurally subordinated to all existing and future claims of creditors (including trade creditors) and holders of Preferred Stock of Subsidiaries of such Subsidiary Guarantor that do not guarantee the senior subordinated notes. See also “—Brief Description of the Senior Subordinated Notes and the Subsidiary Guarantees.”

Each Subsidiary Guarantee contains a provision intended to limit the Subsidiary Guarantor’s liability thereunder to the maximum amount that it could incur without causing the incurrence of obligations under its Subsidiary Guarantee to be a fraudulent transfer. This provision may not, however, be effective to protect a Subsidiary Guarantee from being voided under fraudulent transfer law, or may reduce the Subsidiary Guarantor’s obligation to an amount that effectively makes its Subsidiary Guarantee worthless. See “Risk Factors—Risks Related to the Exchange Notes and Our Indebtedness—Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require note holders to return payments received.”

Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to (A) the Company or another Subsidiary Guarantor without limitation or (B) any other Person upon the terms and conditions set forth in the Senior Subordinated Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

The Subsidiary Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released and discharged upon:

(1)(a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which such Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of such Subsidiary Guarantor (other than a sale, disposition or other transfer to a Restricted Subsidiary) if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Senior Subordinated Indenture;

(b) the designation by the Company of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Senior Subordinated Indenture set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary” set forth under “—Certain Definitions”;

(c) the release or discharge of such Subsidiary Guarantor from its guarantee of Indebtedness under the Senior Credit Facilities or the guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the senior subordinated notes, in each case, if such Subsidiary Guarantor would not then otherwise be required to guarantee the senior subordinated notes pursuant to the covenant described under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” (treating any guarantees of such Subsidiary Guarantor that remain outstanding as incurred at least 30 days prior to such release or discharge), except, in each case, a release or discharge by, or as a result of, payment under such guarantee or payment in full of the Indebtedness under the Senior Credit Facilities; or

(d) the exercise by the Company of its legal defeasance option or its covenant defeasance option, as described under “—Legal Defeasance and Covenant Defeasance” or if the Company’s obligations under the Senior Subordinated Indenture are discharged in accordance with the terms of the Senior Subordinated Indenture; and

(2) in the case of clause (1)(a) above, the release or discharge of such Subsidiary Guarantor from its guarantee, if any, of and all pledges and security, if any, granted by such Subsidiary Guarantor in connection with, the Senior Credit Facilities and the Senior Notes.

Ranking

Senior Indebtedness versus Senior Subordinated Notes

Payments of principal of, and premium, if any, and interest on the senior subordinated notes and the payment of any Subsidiary Guarantee will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company and the Subsidiary Guarantors, including the obligations of the Company and, to the extent applicable, the Subsidiary Guarantors under the Senior Credit Facilities and the Senior Notes.

As of March 31, 2007, the Company’s and the Subsidiary Guarantors’ Senior Indebtedness (excluding unused commitments), including Indebtedness under the Senior Credit Facilities and the Senior Notes was approximately $2,200.4 million (net of letters of credit), of which $1,600.4 million (net of letters of credit), consisting principally of Indebtedness under the Senior Credit Facilities, was Secured Indebtedness.

In addition, certain of our Hedging Obligations with respect to zinc, aluminum and natural gas will constitute Secured Indebtedness. To the extent prices of these commodities increase, the amount of this Secured Indebtedness could increase significantly. We expect to incur additional secured Hedging Obligations as part of our ongoing commodity risk management activities.

Although the Senior Subordinated Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

Liabilities of Subsidiaries versus Senior Subordinated Notes

The Company conducts a significant portion of its operations through its Subsidiaries. Some of the Company’s Subsidiaries are not guaranteeing the senior subordinated notes, and Subsidiary Guarantees may be released under certain circumstances, as described under “—Subsidiary Guarantees.” In addition, the Company’s future Subsidiaries may not be required to guarantee the senior subordinated notes. Claims of creditors of such non-guarantor Subsidiaries, including secured parties under our Senior Credit Facilities, trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Company’s creditors, including Holders, even if the claims do not constitute Senior Indebtedness. Accordingly, the senior subordinated notes will be structurally subordinated to claims of creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

As of March 31, 2007, the Company’s Subsidiaries that are not Subsidiary Guarantors had consolidated total assets of $2,267.0 million, which represented 47% of the consolidated total assets of the Company and its Subsidiaries and consolidated total liabilities (excluding intercompany liabilities) of approximately $1,393.5 million, including trade payables.

Although the Senior Subordinated Indenture limits the incurrence of Indebtedness and Preferred Stock by Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Senior Subordinated Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Senior Subordinated Indenture, such as trade payables. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

In addition, after giving pro forma effect to the Transactions, our non-guarantor Subsidiaries generated approximately 49% of our consolidated revenues and approximately 35% of our operating income for the year ended December 31, 2006. Although the Senior Subordinated Indenture imposes requirements upon certain sales, conveyances and other transfers of assets by the Company and the Restricted Subsidiaries, such requirements do not prohibit such sales, conveyances or transfers but generally only require that the Company or the Restricted Subsidiary receive fair market value for the asset, that a designated portion of the consideration is received in cash or, in certain cases, Cash Equivalents and that the Company or the Restricted Subsidiary apply the net cash proceeds for specified purposes, including the retirement of certain Indebtedness or an investment in additional assets.

Other Senior Subordinated Indebtedness versus Senior Subordinated Notes

Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness ranks senior to the senior subordinated notes and the Guarantees in accordance with the provisions of the Senior Subordinated Indenture. The senior subordinated notes and the Subsidiary Guarantees will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the Guarantors.

The Company and the Subsidiary Guarantors have agreed in the Senior Subordinated Indenture that they will not incur any Indebtedness that is subordinate or junior in right of payment to their Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Senior Subordinated Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Senior Subordinated Notes

The Company is not permitted to make payments of principal of or premium, if any, or interest on the senior subordinated notes or make any deposit pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any senior subordinated notes (collectively, “pay the senior subordinated notes”) (except in the form of Permitted Junior Securities other than Disqualified Stock) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

(2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Notwithstanding the foregoing, the Company is permitted to pay the senior subordinated notes if it and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the senior subordinated notes (except in the form of Permitted Junior Securities other than Disqualified Stock) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above (but subject to the subordination provisions in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default has occurred and is continuing, the Company is permitted to resume paying the senior subordinated notes after the end of such Payment Blockage Period. The senior subordinated notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of Non-Payment Defaults with respect to Designated Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Company (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Non-Payment Default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness unless such default has been waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders are entitled to receive any payment or distribution of any kind or character with respect to any obligations on, or relating to, the Senior Subordinated Notes; and

(2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Senior Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive Permitted Junior Securities.

If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Senior Subordinated Indenture upon the failure of the Company to pay interest or principal with respect to the senior subordinated notes when due by their terms. If payment of the senior subordinated notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein. So long as there shall remain outstanding Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice with respect to the Senior Credit Facilities may only be given by the respective Representative thereunder unless otherwise agreed to in writing by the respective requisite lenders named therein. If any Designated Senior Indebtedness is outstanding, neither the Company nor any Guarantor may pay the senior subordinated notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the senior subordinated notes only if the Senior Subordinated Indenture otherwise permits payment at that time.

A Subsidiary Guarantor’s obligations under its Subsidiary Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the senior subordinated notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

A Holder by its acceptance of senior subordinated notes agrees to be bound by these subordination provisions and authorizes and expressly directs the Trustee under the Senior Subordinated Indenture, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Senior Subordinated Indenture and appoints the Trustee under the Senior Subordinated Indenture its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Senior Subordinated Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Holders, and creditors of the Company or a Subsidiary Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness of the Company or such Subsidiary Guarantor and may recover more, ratably, than the Holders. See “Risk Factors—Risks Related to the Exchange Notes and Our Indebtedness—The rights of holders of the senior subordinated notes to receive payments on the senior subordinated notes and the guarantees thereof will be junior to the rights of the lenders under our 2006 credit facilities, the senior notes and to holders of all of our and the guarantors’ other existing and future senior unsubordinated indebtedness.”

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations deposited in trust or with the Trustee, as applicable, for the payment of principal of and interest on the senior subordinated notes pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge,” if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Trustee, as applicable, pursuant to such sections.

Mandatory Redemption; Offer to Purchase, Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the senior subordinated notes. However, under certain circumstances, the Company may be required to offer to purchase senior subordinated notes as described under “—Repurchase at the Option of Holders.” The Company may from time to time acquire senior subordinated notes by means other than a redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Optional Redemption

Except as described below, the senior subordinated notes are not redeemable at the Company’s option prior to December 15, 2011. From and after December 15, 2011, the Company may redeem the senior subordinated notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, and Additional

Interest, if any, thereon to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on of each of the years indicated below:

Year	Percentage
2011	105.000%
2012	103.333%
2013	101.667%
2014 and thereafter	100.000%

Prior to December 15, 2009, the Company may, at its option, redeem up to 35% of the sum of the original aggregate principal amount of senior subordinated notes (and the original principal amount of any Additional Senior Subordinated Notes) issued under the Senior Subordinated Indenture at a redemption price equal to 110.0% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Company or any direct or indirect parent of the Company to the extent such net proceeds are contributed to the Company, provided that:

•

at least 50% of the sum of the aggregate principal amount of senior subordinated notes originally issued under the Senior Subordinated Indenture and the aggregate principal amount of any Additional Senior Subordinated Notes issued under the Senior Subordinated Indenture after the Issue Date remain outstanding immediately after the occurrence of each such redemption; and

•	each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

At any time prior to December 15, 2011, the Company may also redeem all or a part of the senior subordinated notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of senior subordinated notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

Selection and Notice

If the Company is redeeming less than all of the senior subordinated notes at any time, the Trustee will select the senior subordinated notes to be redeemed (a) if the senior subordinated notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such senior subordinated notes are listed or (b) if such senior subordinated notes are not so listed, on a pro rata basis to the extent practicable; provided that no senior subordinated notes of $1,000 or less shall be redeemed in part.

Notices of redemption shall be mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the redemption date to each Holder at such Holder’s registered address, except that notices of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior subordinated notes or a satisfaction and discharge of the Senior Subordinated Indenture. If any senior subordinated note is to be redeemed in part only, any notice of redemption that relates to such senior subordinated note shall state the portion of the principal amount thereof to be redeemed.

A new senior subordinated note in principal amount equal to the unredeemed portion of any senior subordinated note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original senior subordinated note. Senior subordinated notes called for redemption become due and payable on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the redemption payment, interest shall cease to accrue on the senior subordinated note or portions thereof called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Company will make an offer to purchase all of the senior subordinated notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and Additional Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the register of Holders with a copy to the Trustee, with the following information:

(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and all senior subordinated notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) any senior subordinated note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Company defaults in the payment of the Change of Control Payment, all senior subordinated notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have any senior subordinated notes purchased pursuant to a Change of Control Offer will be required to surrender the senior subordinated notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the senior subordinated notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) Holders will be entitled to withdraw their tendered senior subordinated notes and their election to require the Company to purchase such senior subordinated notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of senior subordinated notes tendered for purchase, and a statement that such Holder is withdrawing its tendered senior subordinated notes and its election to have such senior subordinated notes purchased; and

(7) Holders whose senior subordinated notes are being purchased only in part will be issued new senior subordinated notes equal in principal amount to the unpurchased portion of the senior subordinated notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple of $1,000 in excess thereof.

While the senior subordinated notes are in global form and the Company makes a Change of Control Offer, a Holder may exercise its option to elect for the purchase of the senior subordinated notes through the facilities of DTC, subject to its rules and regulations.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the senior subordinated notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Subordinated Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all senior subordinated notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all senior subordinated notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the senior subordinated notes so accepted together with an Officers’ Certificate stating that such senior subordinated notes or portions thereof have been tendered to and purchased by the Company.

The paying agent will promptly mail to each Holder the Change of Control Payment for such senior subordinated notes, and the Trustee will promptly authenticate and mail to each Holder a new senior subordinated note equal in principal amount to any unpurchased portion of the senior subordinated notes surrendered, if any, provided that each such new senior subordinated note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Senior Credit Facilities and Senior Notes will, in each case, and future credit agreements or other agreements to which the Company becomes a party may, provide that certain change of control events with respect to the Company (including a Change of Control under the Senior Subordinated Indenture) would constitute a default thereunder. If the Company experiences a change of control that triggers a default under the Senior Credit Facilities or cross-defaults under any other Indebtedness, the Company could seek a waiver of such defaults or seek to refinance the Indebtedness outstanding under the Senior Credit Facilities and such other Indebtedness. In the event the Company does not obtain such a waiver or refinance the Indebtedness outstanding under the Senior Credit Facilities and such other Indebtedness, such defaults could result in amounts outstanding under the Senior Credit Facilities and such other Indebtedness being declared due and payable. The Senior Subordinated Indenture will provide that in the event a Change of Control occurs at a time when the Company is prohibited by the terms of any Senior Indebtedness from purchasing senior subordinated notes, then notwithstanding anything to the contrary in the Senior Subordinated Indenture the Company shall have (x) 90 days following the Change of Control to mail the notice of Change of Control to Holders, and (y) shall (1) repay in full all Obligations, and terminate all commitments, under the Senior Credit Facilities and all other Senior Indebtedness, the terms of which require repayment and/or termination of commitments upon a Change of Control or offer to repay in full all Obligations, and terminate all commitments, under the Senior Credit Facilities and all other such Senior Indebtedness and to repay the Obligations owed to (and terminate all commitments of) each lender which has accepted such offer or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the senior subordinated notes. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the senior subordinated notes. In such case, the Company’s failure to purchase tendered senior subordinated notes would constitute an Event of Default under the Senior Subordinated Indenture.

The Company shall first comply with the covenant in the immediately preceding paragraph before it shall be required to repurchase senior subordinated notes pursuant to the provisions described above. The Company’s failure to comply with the covenant described in the immediately preceding paragraph (and any failure to send a notice of Change of Control as a result of the prohibition in the preceding paragraph) may (with notice and lapse of time) constitute an Event of Default described in clause (3), but shall not constitute an Event of Default described in clause (1), under “—Events of Default and Remedies” below.

The Company’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Senior Subordinated Indenture applicable to a Change of Control Offer made by the Company and purchases all senior subordinated notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Change of Control purchase feature of the senior subordinated notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Subordinated Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Such restrictions can be waived with the consent of the Holders of a majority in principal amount of the senior subordinated notes then outstanding. Except for the limitations contained in such covenant, however, the Senior Subordinated Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the senior subordinated notes as described above.

The provisions under the Senior Subordinated Indenture relative to the Company’s obligation to make an offer to repurchase the senior subordinated notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the senior subordinated notes.

Asset Sales

The Senior Subordinated Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of (notwithstanding the foregoing, the consideration received by the Company or any of its Restricted Subsidiaries from the sale of the Saginaw, Michigan facility on terms materially consistent with the terms, as in effect as of October 6, 2003, set forth in Exhibit 5 to the Long Term Agreement as in effect as of October 6, 2003 between General Motors Corporation and Alchem Aluminum Inc., dated as of February 26, 1999, shall, in each case, be deemed to be fair market value for purposes of this paragraph); and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the senior subordinated notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Company or such Restricted Subsidiary has been validly released by all creditors in writing;

(b) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Noncash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that has not previously been converted to cash, not to exceed the greater of (x) $100 million and (y) 3.0% of Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value;

shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after any of the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale:

(1) to permanently reduce

(x) Obligations under the Senior Credit Facilities or any other Senior Indebtedness, the senior subordinated notes or any other Senior Subordinated Indebtedness, in each case, of the Company or any Subsidiary Guarantor and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that if the Company or any Restricted Subsidiary shall so reduce Obligations under any Senior Subordinated Indebtedness, the Company or such Subsidiary Guarantor will, equally and ratably, reduce Obligations under the senior subordinated notes by, at its option, (A) redeeming senior subordinated notes if the senior subordinated notes are then redeemable as provided under “—Optional Redemption,” (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their senior subordinated notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest and Additional Interest, if any, on the principal amount of senior subordinated notes to be repurchased or (C) purchasing senior subordinated notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with the Senior Subordinated Indenture and applicable securities law; or

(y) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties, (c) capital expenditures and (d) acquisitions of other assets, that in each of (a), (b), (c) and (d), are used or useful in a Similar Business or replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from any Asset Sale that are not invested or applied in accordance with the preceding paragraph within 450 days from the date of the receipt of such Net Proceeds will be deemed to constitute “Excess Proceeds”; provided that if during such 450-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) of the immediately preceding paragraph after such 450th day, such 450th day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement). When the aggregate amount of Excess Proceeds exceeds $35 million, the Company shall make an offer to all Holders and, if required by the terms of any Senior Subordinated Indebtedness, to the holders of such Senior Subordinated Indebtedness (other than with respect to Hedging Obligations) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of senior subordinated notes and such Senior Subordinated Indebtedness that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Subordinated Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $35 million by mailing the notice required pursuant to the terms of the Senior Subordinated Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $35 million or less.

To the extent that the aggregate amount of senior subordinated notes and such Senior Subordinated Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Senior Subordinated Indenture. If the aggregate principal amount of senior subordinated notes or the Senior Subordinated Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Company shall select or cause to be selected the senior subordinated notes and such Senior Subordinated Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the senior subordinated notes or such Senior Subordinated Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Senior Subordinated Indenture.

The procedures for an Asset Sale Offer will be substantially the same as for a Change of Control Offer. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of senior subordinated notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Subordinated Indenture by virtue thereof.

The Senior Credit Facilities and Senior Notes will limit (in each case, subject to limited exceptions), and future credit agreements or other agreements to which the Company becomes a party may limit or prohibit, the Company from purchasing any senior subordinated notes as a result of an Asset Sale Offer. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from purchasing the senior subordinated notes, the Company could seek the consent of its lenders and holders of Senior Notes to permit the purchase of the senior subordinated notes or could attempt to refinance the borrowings and Senior Notes that contain such prohibition. If the Company does not obtain such consent or repay such borrowings or Senior Notes, the Company will remain prohibited from purchasing the senior subordinated notes. In such case, the Company’s failure to purchase tendered senior subordinated notes would constitute an Event of Default under the Senior Subordinated Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Senior Subordinated Indenture would restrict payments to the Holders under certain circumstances.

The provisions under the Senior Subordinated Indenture relative to the Company’s obligation to make an offer to repurchase the senior subordinated notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the senior subordinated notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Senior Subordinated Indenture.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (i) and (j) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date pursuant to the first paragraph of this covenant or clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(C), (8) and (12) of the next succeeding paragraph

(and excluding, for the avoidance of doubt, all other Restricted Payments made pursuant to the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness, or issuance of Disqualified Stock or Preferred Stock pursuant to clause (v)(ii) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(x)(i) Equity Interests of the Company, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:

(A) Equity Interests to any future, present or former employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any of the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(B) Designated Preferred Stock;

and (ii) to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(y) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests of the Company or debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company sold to a Restricted Subsidiary or the Company, as the case may be, (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (d) Excluded Contributions, plus

(3) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to clause (v)(ii) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

(4) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received after the Issue Date by means of

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary and repayments of loans or advances that constitute Restricted Investments to the Company or a Restricted Subsidiary; or

(B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (9) or (13) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Company in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $100 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (9) or (13) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Subordinated Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of (a) Subordinated Indebtedness of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person or (b) Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Person that, in each case, is incurred in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(A) the principal amount of such new Indebtedness or liquidation preference of such new Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness or the liquidation preference of the new Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such Indebtedness is subordinated to the senior subordinated notes at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C) such Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired; and

(D) such Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

(B) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4).

and provided, further, that cancellation of Indebtedness owing to the Company from members of management, directors, managers or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Senior Subordinated Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(6)(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;

(B) the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the declaration and payment of dividends on the Company’s common stock following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Restricted Payments that are made with Excluded Contributions;

(10) the declaration and payment of dividends by the Company to, or the making of loans to, its direct parent company in amounts required for the Company’s direct or indirect parent companies to pay:

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(D) general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries; and

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Company;

(11) any Restricted Payments used to fund the Transactions and the fees and expenses related thereto, including those owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in connection with events similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that, prior to such repurchase, redemption or other acquisition, the Company (or a third party to the extent permitted by the Senior Subordinated Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the senior subordinated notes and shall have repurchased all senior subordinated notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(13) Investments in Unrestricted Subsidiaries, having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $50 million and (y) 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value);

(14) distributions or payments of Receivables Fees;

(15) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, any Unrestricted Subsidiary; and

(16) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (16), does not exceed the greater of (x) $100 million and (y) 3.0% of Total Assets;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (15) and (16) no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the time of issuance of the senior subordinated notes, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (9), (13) or (16), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Senior Subordinated Indenture.

Notwithstanding anything to the contrary herein, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any (x) Restricted Payment covered in clauses (1) through (3) of the definition of “Restricted Payments” to the holders of Equity Interests of the Company or any of its direct or indirect parent companies (which shall include the Sponsor and the Co-Investors) or any Person or group who becomes a Permitted Holder following a Change of Control as provided for in the definition of “Permitted Holders” (other than in the Company’s and its Restricted Subsidiaries’ future, present or former employees, directors or managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies with respect to Equity Interests held by them in such capacities and other than a Restricted Payment made pursuant to clause (10) of the second paragraph of this covenant) or (y) Investment in the Sponsor, the Co-Investors, any Permitted Holders who are members of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) with the Sponsor or any Co-Investors or any Person or group who becomes a Permitted Holder following a Change of Control as provided for in the definition of “Permitted Holders” (other than in the Company and its Restricted Subsidiaries and members of management of the Company (or its direct parent)), in each case during any period when the Company is prohibited from making such Restricted Payments or Investments pursuant to the Senior Indenture or any other instrument governing Indebtedness, Disqualified Stock or Preferred Stock issued to extend, replace, refund, refinance, renew or defease the Senior Notes.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Company will not issue any shares of Disqualified Stock and will not permit any

Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $125 million at any one time outstanding.

The foregoing limitations will not apply to any of the following items (collectively, “Permitted Debt”):

(a) Indebtedness incurred pursuant to the ABL Credit Agreement by the Company or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (a) and then outstanding does not exceed $50 million plus the greater of (A) $850 million and (B) the sum of (i) 85.0% of the net book value of accounts receivable of the Company and its Restricted Subsidiaries and (ii) the lesser of (x) 75.0% of the net book value or (y) 85.0% of the net orderly liquidation value of inventory of the Company and its Restricted Subsidiaries;

(b) Indebtedness incurred pursuant to the Term Credit Agreement by the Company or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (b) and then outstanding does not exceed $1,225.0 million less up to $150.0 million in the aggregate of all principal payments with respect to such Indebtedness made pursuant to clause (1)(x) of the second paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

(c) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the senior subordinated notes issued on the Issue Date and the Subsidiary Guarantees thereof and the exchange notes and related exchange guarantees to be issued in exchange for the senior subordinated notes and the Subsidiary Guarantees pursuant to the Registration Rights Agreement (other than any Additional Senior Subordinated Notes);

(d) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the Senior Notes issued on the Issue Date and the guarantees thereof and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Notes pursuant to the Registration Rights Agreement (other than any Additional Senior Notes (as defined in the Senior Indenture));

(e) Existing Indebtedness (other than Indebtedness described in clauses (a), (b), (c) and (d));

(f) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of the Restricted Subsidiaries, to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions, of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (f); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (f) (including any such Refinancing Indebtedness), does not exceed the greater of (x) $175 million and (y) 5.5% of Total Assets at any one time outstanding;

(g) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(h) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that

(1) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (h)(1)); and

(2) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(i) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the senior subordinated notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(j) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(k) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock;

(l) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting: (A) interest rate risk with respect to any Indebtedness, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;

(m) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(n)(x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other Obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the Senior Subordinated Indenture or (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company permitted to be incurred under the terms of the Senior

Subordinated Indenture; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(o) the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (c), (d) and (e) above, this clause (o) and clauses (p) and (v)(ii) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(2) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to or pari passu with the senior subordinated notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated to or pari passu with the senior subordinated notes or such Subsidiary Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3) shall not include:

(x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;

(y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(z) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (1) of this clause (o) will not apply to any refunding or refinancing of any Senior Indebtedness outstanding under the Senior Notes or the guarantees of the Senior Notes;

(p) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Company or any of its Restricted Subsidiaries incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Senior Subordinated Indenture; provided that either (1) after giving effect to such acquisition or merger, either:

(A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(B) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger;

(2) such Indebtedness, Disqualified Stock or Preferred Stock (i) is not Secured Indebtedness and is Subordinated Indebtedness with subordination terms no more favorable to the holders thereof than the subordination terms set forth in the Senior Subordinated Indenture as in effect on the Issue Date, (ii) is not incurred while a Default exists and no Default shall result therefrom, (iii) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the final maturity of the senior notes; (iv) is incurred by the Company or a Subsidiary Guarantor and (v) in the case of sub-clause (y) above only, is not incurred in contemplation of such acquisition or merger;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(r) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition and any Refinancing Indebtedness incurred to refund, replace or refinance any other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (s) which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (s) and then outstanding (including any such Refinancing Indebtedness) does not exceed $50 million (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (s) shall cease to be deemed incurred or outstanding for purposes of this clause (s) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (s));

(t) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (t) and then outstanding, does not exceed the greater of (x) $75 million and (y) 4.0% of Foreign Subsidiary Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (t));

(u) Indebtedness issued by the Company or any Restricted Subsidiary to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(v) Indebtedness, Disqualified Stock and Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (v) and then outstanding, does not at any one time outstanding exceed the sum of:

(i) $150 million (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (v)(i) shall cease to be deemed incurred or outstanding for purposes of this clause (v)(i) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (v)(i)); plus

(ii) 200% of the net cash proceeds received by the Company since after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of the covenant described under “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of the covenant described under “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof); and

(w) Attributable Debt incurred by the Company or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (w), provided that the aggregate amount of Attributable Debt incurred under this clause (w) (including any such Refinancing Indebtedness) does not exceed $50 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (w) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clauses (a) and (b) of the second paragraph of this covenant.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or incurred (as determined by the Company), in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

Limitation on Layering

The Senior Subordinated Indenture will provide that the Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Senior Indebtedness of the Company or any Subsidiary Guarantor, as the case may be, unless such Indebtedness is either:

(1) pari passu in right of payment with the senior subordinated notes or the Subsidiary Guarantees, as the case may be; or

(2) expressly subordinated in right of payment to the senior subordinated notes or the Subsidiary Guarantees, as the case may be.

The Senior Subordinated Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Company will not, and will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Company or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the senior subordinated notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the senior subordinated notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are equally and ratably secured;

provided that any Lien which is granted to secure the senior subordinated notes under this covenant shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the senior subordinated notes.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Senior Subordinated Indenture and the senior subordinated notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period;

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (A)(2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Senior Subordinated Indenture and the senior subordinated notes; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Senior Subordinated Indenture.

Subject to certain limitations described in the Senior Subordinated Indenture, the Successor Company will succeed to, and be substituted for, the Company under the Senior Subordinated Indenture and the senior subordinated notes. Notwithstanding the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, the Company; and

(b) the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another state of the United States of America so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Senior Subordinated Indenture governing release of a Subsidiary Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(A)(1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Senior Subordinated Indenture and such Subsidiary Guarantor’s Subsidiary Guarantee, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee,

(3) immediately after such transaction, no Default exists; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Senior Subordinated Indenture; or
(B) the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

Subject to certain provisions described in the Senior Subordinated Indenture, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Senior Subordinated Indenture and such

Subsidiary Guarantor’s Subsidiary Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company.

Notwithstanding the foregoing, the Merger will be permitted without compliance with this “Merger, Consolidation or Sale of All or Substantially All Assets” covenant.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and

(b) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) Transactions between or among the Company or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Senior Subordinated Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Sponsor and any Co-Investors and any termination or other fee payable to the Sponsor or any Co-Investors upon a change of control or initial public equity offering of the Company or any direct or indirect parent company thereof pursuant to the Management Services Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5) payments by the Company or any Restricted Subsidiary to the Sponsor or any Co-Investors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company in good faith;

(6) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, employee benefit plans, stock option plans and other compensatory or severance arrangements with such employees or consultants that are, in each case, approved by the Company in good faith;

(8) any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined by the Company in good faith);

(9) the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Holders in any material respect than the terms of the original agreement in effect on the Issue Date as reasonably determined in good faith by the Company;

(10) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in the final offering memorandum relating to the issuance of the outstanding senior subordinated notes;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Subordinated Indenture that are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, manager, officer, employee or consultant of the Company or any direct or indirect parent company thereof;

(13) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(14) investments by the Sponsor and the Co-Investors in securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)(1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

(2) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b) make loans or advances to the Company or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation (including security documents and intercreditor agreements) and Hedging Obligations;

(2) the Indentures, the Notes and the guarantees thereof;

(3) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) customary provisions in joint venture agreements, asset sale agreements, sale and leaseback agreements and other similar agreements;

(11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12) restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such restrictions are necessary or advisable, in the good faith determination of the Company, to effect such Receivables Facility;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Issue Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Issue Date.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Company or any Subsidiary Guarantor), other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Company or any Subsidiary Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Senior Subordinated Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Subsidiary Guarantor:

(a) if the senior subordinated notes or such Subsidiary Guarantor’s Subsidiary Guarantee are subordinated in right of payment to such Indebtedness, the Subsidiary Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the senior subordinated notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the senior subordinated notes or such Subsidiary Guarantor’s Subsidiary Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantee substantially to the same extent as such Indebtedness is subordinated to the senior subordinated notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that:

(a) such Subsidiary Guarantee has been duly executed and authorized; and

(b) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity, provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Whether or not required by the SEC, so long as any senior subordinated notes are outstanding, the Company will furnish to the Holders, within the time periods specified in the SEC’s rules and regulations (as in effect on the Issue Date) for non-accelerated filers:

(1) all quarterly and annual financial information that would be required to be contained in a filing by a non-accelerated filer with the SEC on Forms 10-Q and 10-K (or any successor or comparable forms) if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clause (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will be deemed to have furnished to the Holders the reports referred to in clauses (1) and (2) of the first paragraph of this covenant if the Company has either (i) filed such reports with the SEC (and such reports are publicly available) or (ii) posted such reports on the Company Website and issued a press release in respect thereof. For purposes of this covenant, the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.aleris.com or such other address as the Company may from time to time designate in writing to the Trustee. In addition, the Company has agreed that, for so long as any senior subordinated notes remain outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company of the Company becomes a guarantor of the senior subordinated notes (there being no obligation of such parent to do so), the reports, information and other documents required to be filed and furnished to the Holders pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the registered exchange offer (as described under “Exchange Offer and Registration Rights” in the final offering memorandum relating to the issuance of the outstanding senior subordinated notes) or the effectiveness of the shelf registration statement (as described under “Exchange Offer and Registration Rights” in the final offering memorandum relating to the issuance of the outstanding senior subordinated notes) by the filing with the SEC of the exchange offer registration statement (as described under “Exchange Offer and Registration Rights” in the final offering memorandum relating to the issuance of the outstanding senior subordinated notes) or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default and Remedies” until 120 days after the date any report hereunder is due.

Events of Default and Remedies

The following events constitute Events of Default under the Senior Subordinated Indenture:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of payments of principal of, or premium, if any, on the senior subordinated notes issued under the Senior Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions of the Senior Subordinated Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the senior subordinated notes issued under the Senior Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions of the Senior Subordinated Indenture;

(3) failure by the Company or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the then outstanding senior subordinated notes issued under the Senior Subordinated Indenture to comply with any of its other agreements in the Senior Subordinated Indenture or the senior subordinated notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the senior subordinated notes, if both

(A) such default either:

(i) results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

(ii) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Subsidiary Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Subsidiary Guarantee or gives notice to such effect, other than by reason of the termination of the Senior Subordinated Indenture or the release of any such Subsidiary Guarantee in accordance with the Senior Subordinated Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Company) occurs and is continuing under the Senior Subordinated Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding senior subordinated notes issued under the Senior Subordinated Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding senior subordinated notes issued under the Senior Subordinated Indenture to be due and payable immediately; provided that, so long as any Indebtedness permitted to be incurred under the Senior Subordinated Indenture as part of the Senior Credit Facilities or any series of the Senior Notes will be outstanding, no such acceleration will be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities and the Senior Notes, and

(2) five Business Days after the giving of written notice of such acceleration to the Company, the administrative agent under each of the Senior Credit Facilities and the trustee under the Senior Indenture.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest on the senior subordinated notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Company, all outstanding senior subordinated notes will become due and payable without further action or notice. The Senior Subordinated Indenture provides that the Trustee may withhold from Holders notice of any continuing Default, except a Default relating to the payment of principal of and premium, if any, and interest on the senior subordinated notes if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the senior subordinated notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders.

The Senior Subordinated Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes issued thereunder by notice to the Trustee may, on behalf of all Holders, waive any existing Default and its consequences under the Senior Subordinated Indenture, except a continuing Default in the payment of principal of and premium, if any, or interest on any such senior subordinated notes held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose,

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z) the default that is the basis for such Event of Default has been cured.

Except to enforce the right to receive payments of principal of and premium, if any, and interest on the senior subordinated notes when due, no Holder may pursue any remedy with respect to the Senior Subordinated Indenture or the senior subordinated notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the then outstanding senior subordinated notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding senior subordinated notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Senior Subordinated Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Subordinated Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor (other than in the case of stockholders of any Subsidiary Guarantor, the Company or another Subsidiary Guarantor) or any of their parent companies shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the senior subordinated notes, the Subsidiary Guarantees and the Senior Subordinated Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a senior subordinated note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior subordinated notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Most of the obligations of the Company and the Subsidiary Guarantors under the Senior Subordinated Indenture will terminate and will be released upon payment in full of all of the senior subordinated notes issued under the Senior Subordinated Indenture. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the senior subordinated notes issued under the Senior Subordinated Indenture and each Subsidiary Guarantor’s obligation discharged with respect to its Subsidiary Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of senior subordinated notes issued under the Senior Subordinated Indenture to receive payments in respect of the principal of, premium, if any, and interest on such senior subordinated notes when such payments are due solely out of the trust created pursuant to the Senior Subordinated Indenture;

(2) the Company’s obligations with respect to senior subordinated notes issued under the Senior Subordinated Indenture concerning issuing temporary notes, registration of such senior subordinated notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Senior Subordinated Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and those of each Subsidiary Guarantor released with respect to certain covenants that are described in the Senior Subordinated Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the senior subordinated notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the senior subordinated notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the senior subordinated notes issued under the Senior Subordinated Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the senior subordinated notes issued under the Senior Subordinated Indenture on the stated maturity date or on the redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions;

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B) since the original issuance of the senior subordinated notes, there has been a change in the applicable U.S. Federal income tax law;

in either case to the effect that, and based thereon such opinion of counsel in the United States of America shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any of the Senior Credit Facilities, the Senior Indenture, the Senior Notes or any other material agreement or instrument (other than the Senior Subordinated Indenture) to which, the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Subsidiary Guarantor or others; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel in the United States of America (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for in the Senior Subordinated Indenture relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to Legal Defeasance need not be delivered if all senior subordinated notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable by reason of the making of a notice of redemption or otherwise, (B) will become due and payable within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Senior Subordinated Indenture will be discharged and will cease to be of further effect as to all senior subordinated notes issued thereunder, when either:

(a) either (1) all such senior subordinated notes theretofore authenticated and delivered, except lost, stolen or destroyed senior subordinated notes which have been replaced or paid and senior subordinated notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) all such senior subordinated notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such senior subordinated notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Senior Subordinated Indenture or the senior subordinated notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities, the Senior Indenture, the Senior Notes or any other agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(c) the Company has paid or caused to be paid all sums payable by it under the Senior Subordinated Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee under the Senior Subordinated Indenture to apply the deposited money toward the payment of such senior subordinated notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange senior subordinated notes in accordance with the Senior Subordinated Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Senior Subordinated Indenture. The Company is not required to transfer or exchange any senior subordinated note selected for redemption. Also, the Company is not required to transfer or exchange any senior subordinated note for a period of 15 days before a selection of senior subordinated notes to be redeemed.

The registered Holder of a senior subordinated note will be treated as the owner of the senior subordinated note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Senior Subordinated Indenture, any related Subsidiary Guarantee and the senior subordinated notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the senior subordinated notes then outstanding and issued under the Senior Subordinated Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior subordinated notes, and any existing Default or Event of Default or compliance with any provision of the Senior Subordinated Indenture or the senior subordinated notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding senior subordinated notes issued under the Senior Subordinated Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior subordinated notes, in each case other than senior subordinated notes beneficially owned by the Company or its Affiliates.

The Senior Subordinated Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any senior subordinated notes issued under the Senior Subordinated Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of senior subordinated notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such senior subordinated note or alter or waive the provisions with respect to the redemption of the senior subordinated notes (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any senior subordinated note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the senior subordinated notes issued under the Senior Subordinated Indenture, except a rescission of acceleration of the senior subordinated notes by the Holders of at least a majority in aggregate principal amount of the then outstanding senior subordinated notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Senior Subordinated Indenture or any Subsidiary Guarantee that cannot be amended or modified without the consent of all Holders;

(5) make any senior subordinated note payable in money other than that stated in the senior subordinated notes;

(6) make any change in the provisions of the Senior Subordinated Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the senior subordinated notes;

(7) make any change in the ranking, priority or subordination provisions of the Senior Subordinated Indenture and the senior subordinated notes that would adversely affect the Holders;

(8) except as expressly permitted by the Senior Subordinated Indenture, modify the Subsidiary Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders;

(9) make any change in these amendment and waiver provisions; or

(10) impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s senior subordinated notes.

Notwithstanding the foregoing, without the consent of any Holder, the Company, any Subsidiary Guarantor (with respect to a Subsidiary Guarantee or the Senior Subordinated Indenture to which it is a party) and the Trustee may amend or supplement the Senior Subordinated Indenture, any Subsidiary Guarantee or the senior subordinated notes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets and to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders in connection therewith;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Senior Subordinated Indenture of any such Holder;

(5) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Senior Subordinated Indenture under the TIA;

(7) to evidence and provide for the acceptance and appointment under the Senior Subordinated Indenture of a successor Trustee pursuant to the requirements thereof;

(8) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(9) to add a Subsidiary Guarantor or other guarantor under the Senior Subordinated Indenture;

(10) to conform the text of the Senior Subordinated Indenture, the Subsidiary Guarantees or the senior subordinated notes to any provision of the “Description of Senior Subordinated Notes” in the final offering memorandum relating to the issuance of the outstanding senior subordinated notes to the extent that such provision in such “Description of Senior Subordinated Notes” was intended to be a verbatim recitation of a provision of the Senior Subordinated Indenture, the Subsidiary Guarantees or the senior subordinated notes; or

(11) to make any amendment to the provisions of the Senior Subordinated Indenture relating to the transfer and legending of senior subordinated notes; provided, however, that (a) compliance with the Senior Subordinated Indenture as so amended would not result in senior subordinated notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer senior subordinated notes.

The consent of the Holders is not necessary under the Senior Subordinated Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Senior Subordinated Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Senior Subordinated Indenture provides that the Holders of a majority in principal amount of the outstanding senior subordinated notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Subordinated Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Subordinated Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Senior Subordinated Indenture, the senior subordinated notes and any Subsidiary Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Senior Subordinated Indenture and the Registration Rights Agreement without charge by writing to Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122, Attn: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the Senior Subordinated Indenture. Reference is made to the Senior Subordinated Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Senior Subordinated Indenture, unless otherwise specifically indicated, (1) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (2) the term “including” means “including, without limitation.”

“ABL Credit Agreement” means the amended and restated credit agreement dated as of August 1, 2006 and amended and restated as of December 19, 2006, among the Company, Corus S.E.C./Corus L.P., Aleris Switzerland GmbH, each other Subsidiary of the Company set forth on the signature pages thereto, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and with-out limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including one or more credit facilities, credit agreements, loan agreements, indentures, commercial paper facilities or similar agreements extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders, or other investors and whether involving the same or different group of the Company and Restricted Subsidiaries as principal obligors or guarantors.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to a senior subordinated note at any redemption date, the greater of (i) 1.0% of the principal amount of such senior subordinated note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such senior subordinated note on December 15, 2011, (such redemption price being that described in the first paragraph under “—Optional Redemption”) plus (2) all required remaining scheduled interest payments due on such senior subordinated note through such date (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such senior subordinated note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the applicable Trustee.

“Asset Sale” means

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); and

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions,

in each case, other than:

(a) a disposition of cash, Cash Equivalents or Investment Grade Securities or excess, damaged, obsolete or worn out equipment, vehicles or other similar assets in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Senior Subordinated Indenture;

(c) the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment license, sub-license or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) the unwinding of any Hedging Obligations.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the cash interest rate borne by the senior subordinated notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to the Company, a duly adopted resolution of the Board of Directors of the Company or any committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means, as to any Person,

(1) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 24 months from the date of acquisition;

(2) U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any lender under the Senior Credit Facilities or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000;

(3) repurchase obligations for underlying securities of the types described in clauses (1) and (2) above and entered into with any commercial bank meeting the qualifications specified in clause (2) above;

(4) other investment instruments having maturities within 180 days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000;

(5) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(6) commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition;

(7) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above;

(8) in the case of any Foreign Subsidiary of the Company, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European economic and monetary union pursuant to the Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than one year from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (x) above but issued by the principal Governmental Authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition;

(10) U.S. Dollars; and

(11) Canadian dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder, or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Co-Investors” means Persons (and their Affiliates) who, on the Issue Date, are limited partners of TPG Partners IV, L.P. or TPG Partners V, L.P.

“Company” has the meaning set forth in the first paragraph under “—General”; provided that when used in the context of determining the fair market value of an asset or liability under the Senior Subordinated Indenture, “Company” shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of the Company when the fair market value of such asset or liability is equal to or in excess of $100.0 million.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Additional Interest, (ii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(1) any net after-tax extraordinary gains or losses or any non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, but not limited to, any expenses relating to severance, relocation, one-time compensation charges and the Transactions and any expenses directly attributable to the implementation of cost-saving initiatives) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (6) below);

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to the Corus Transaction, the Transactions or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

(8) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded; and

(10) any noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments to the Company or a Restricted Subsidiary of loans and advances that constitute Restricted Investments, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit and (y) all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Senior Subordinated Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(A) for the purchase or payment of any such primary obligation or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corus Acquisitions” means the acquisition consummated on August 1, 2006 by the Company and its Subsidiaries of (i) all of the limited partnership interests in Corus L.P., a limited partnership organized under the laws of Quebec and all of the shares of Corus Aluminum Inc., a corporation organized under the laws of Quebec and each of their respective Subsidiaries and (ii) all of the beneficial interest in the entire share capital of Corus Hylite BV, Corus Aluminium Rolled Products BV, Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corp. and Hoogovens Aluminium Europe Inc. and each of their respective Subsidiaries.

“Corus Credit Documents” means collectively, (i) the Senior Bridge Loan Agreement dated as of August 1, 2006 among the Company and the lenders party thereto, (ii) the Term Loan Agreement dated as of August 1, 2006 among the Company, certain of its Subsidiaries and the agents and lenders party thereto, (iii) the Credit Agreement dated as of August 1, 2006 among the Company, certain of its Subsidiaries and the agents and lenders party thereto and, in each case, all other instruments, documents, agreements and certificates executed in connection with the foregoing.

“Corus Transaction” means collectively, (i) the entering into of the Corus Credit Documents and the incurrence of borrowings thereunder (including the issuance of letters of credit), (ii) the consummation of the Corus Acquisitions, (iii) the refinancing of Indebtedness consummated in connection with the transactions described in clauses (i) and (ii), (iv) all intercompany loans, equity contributions, repayments of intercompany loans, dividends, distributions and other intercompany Investments related to the foregoing and (v) the payment of all fees and expenses in connection with the foregoing.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Company (or a parent company thereof), less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Company or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “—Certain Covenants—Limitation on Restricted Payments” covenant.

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Senior Credit Facilities;

(2) any Indebtedness outstanding under the Senior Indenture; and

(3) any other Senior Indebtedness permitted under the Senior Subordinated Indenture that, at the date of determination, has an aggregate principal amount outstanding of at least $35 million and is specifically designated by the issuer thereof in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the senior subordinated notes and the date the senior subordinated notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than (i) a Foreign Subsidiary or (ii) a Domestic Subsidiary of a Foreign Subsidiary, but, in each case, including any Subsidiary that guarantees or otherwise provides direct credit support for any indebtedness of the Company.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased by (without duplication):

(a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(b) consolidated Fixed Charges of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted in computing Consolidated Net Income; plus

(d) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Senior Subordinated Indenture including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Corus Transaction and the Transactions, in each case, deducted in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (x) acquisitions after the Issue Date or (y) the closing of any production or manufacturing facilities after the Issue Date; plus

(f) any write offs, write downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(g) the amount of any minority interest expense deducted in computing Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsor and the Co-Investors to the extent permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(i)(A) the amount of cost savings projected by the Company in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i)(A) shall not exceed $40 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”) and (B) the amount of (i) cost savings or (ii) increases in EBITDA, in each case projected by the Company in good faith to be realized as the result of the replacement of or modification to contractual arrangements with unaffiliated third parties (calculated on a pro forma basis as though such cost savings or increases in EBITDA had been realized on the first day of such period) and, in the case of cost savings, net of the amount of actual benefits realized during such period from such action; provided that such contractual arrangements were entered into with a Person that was acquired by the Company or its Restricted Subsidiaries within 12 months of any such replacement or modification; plus

(j) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Equity Interests of the Company (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”;

(2) decreased by (without duplication) noncash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in computing EBITDA in accordance with this definition); and

(3) increased or decreased, as applicable, by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards #133;

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness; and

(c) the amount of gain or loss resulting in such period from a sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(b) any such public or private sale that constitutes an Excluded Contribution; and

(c) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from:

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof.

“Foreign Subsidiary Total Assets” means the total amount of all assets of Foreign Subsidiaries of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company.

“GAAP” means generally accepted accounting principles in the United States of America that are in effect on the Issue Date.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a senior subordinated note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(4) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and

(d) Attributable Debt in respect of Sale and Lease-Back Transactions;

provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business and (B) Obligations under, or in respect of, Receivables Facilities.

“Indentures” means the Senior Indenture and the Senior Subordinated Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged and that is independent of the Company and its Affiliates.

“Initial Purchasers” means Deutsche Bank Securities Inc., Goldman, Sachs & Co., KeyBanc Capital Markets, a division of McDonald Investments, Inc. and PNC Capital Markets LLC.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Issue Date” means December 19, 2006.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in Chicago, Illinois or the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Services Agreement” means the Management Services Agreement as in effect on the Issue Date, as described under the caption “Certain Relationships and Related Party Transactions.”

“Merger” means the merger of Aurora Acquisition Merger Sub, Inc., a Delaware corporation, with and into the Company pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger among Aurora Acquisition Holdings, Inc., Aurora Acquisition Merger Sub, Inc. and the Company, dated as of August 7, 2006.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or a Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the senior subordinated notes and the Senior Notes.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the senior subordinated notes shall not include fees or indemnification in favor of the Trustee and any other third parties other than the Holders.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Senior Subordinated Indenture.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person that is not the Company or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means Sponsor and members of management of the Company (or its direct parent) who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) on the Issue Date (the “Management Investors”) and any Co-Investors or Subsequent Co-Investors; provided, that the Sponsor, the Management Investors and the Co-Investors, collectively, have beneficial ownership of at least 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Senior Subordinated Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in the Company or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c)(i) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Similar Business if as a result of such Investment

(1) such Person becomes a Restricted Subsidiary of the Company or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and

(ii) any Investment held by such Person;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date;

(f) loans and advances to, and guarantees of Indebtedness of, employees of the Company (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of $8 million outstanding at any one time, in the aggregate;

(g) any Investment acquired by the Company or any Restricted Subsidiary

(1)(x) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable or (y) in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course; or

(2) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Hedging Obligations permitted under clause (l) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(i) loans and advances to officers, directors and employees of the Company (or any of its direct or indirect parent companies) or a Restricted Subsidiary for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Company in good faith;

(j) Investments the payment for which consists of Equity Interests of the Company, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(k) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and performance guarantees in the ordinary course of business;

(1) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6) and (11) of such paragraph);

(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(n) Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $100 million and (y) 3.0% of Total Assets at the time of each Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(o) Investments relating to a Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such Investments are necessary or advisable (in the good faith determination of the Company) to effect such Receivables Facility;

(p) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $125 million and (y) 4.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(q) Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (q) that are at that time outstanding, not to exceed the greater of (x) $100 million and (y) 3.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Junior Securities” means:

(1) Equity Interests in the Company or any direct or indirect parent of the Company; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the senior subordinated notes and the related Subsidiary Guarantees are subordinated to Senior Indebtedness under the Senior Subordinated Indenture and which do not mature or become subject to a mandatory redemption obligation prior to the maturity of the Senior Subordinated Notes.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Hedging Obligations;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(13) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding (i) operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(14) Liens in favor of the Company or any Subsidiary Guarantor;

(15) Liens on inventory or equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s client at which such inventory or equipment is located;

(16) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (7), (8) and (9) and the following clause (18); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original

Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (7), (8), (9) and the following clause (18) at the time the original Lien became a Permitted Lien under the Senior Subordinated Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18) Liens securing Indebtedness permitted to be incurred pursuant to clauses (f), (s), (t), (v)(i) and (w) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to clause (s) are solely on acquired property or the assets of the acquired entity, as the case may be and (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (t) extend only to the assets of Foreign Subsidiaries;

(19) deposits in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “—Events of Default and Remedies,” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement; and

(26) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50 million.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means, with respect to a person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard and Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the ABL Credit Agreement and the Term Credit Agreement.

“Senior Indebtedness” means with respect to any Person:

(1) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to or pari passu in right of payment with the senior subordinated notes or the Subsidiary Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary or to any joint venture in which the Company or any Restricted Subsidiary has an interest;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person that is subordinate or junior in right of payment with respect to any other Indebtedness or other Obligation of such Person;

(5) that portion of any Indebtedness that at the time of incurrence is incurred in violation of the Senior Subordinated Indenture, provided, however, that such Indebtedness shall be deemed not to have been incurred in violation of the Senior Subordinated Indenture for purposes of this clause (5) if such Indebtedness consists of Designated Senior Indebtedness, and the holder(s) of such Indebtedness or their Representative shall have received a certificate from an officer of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the provisions of the Senior Subordinated Indenture; or

(6) the Senior Subordinated Notes or the guarantees of the Senior Subordinated Notes.

“Senior Indenture” means the Senior Indenture dated as of the Issue Date, among the Company, as issuer, certain of its Subsidiaries, as guarantors and LaSalle Bank National Association, as trustee, pursuant to which the Senior Notes are issued.

“Senior Notes” means the $600,000,000 aggregate principal amount of 9%/9  3/4% Senior Notes due 2014 issued by the Company under the Senior Indenture on the Issue Date and any PIK senior notes or any increase in the outstanding principal amount of Senior Notes, in each case issued in lieu of the payment of cash interest on outstanding Senior Notes.

“Senior Subordinated Indebtedness” means, with respect to a Person, the senior subordinated notes (in the case of the Company), a Subsidiary Guarantee (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the senior subordinated notes or such Subsidiary Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person that is not Senior Indebtedness of such Person.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor” means Texas Pacific Group and its Affiliates, but not including any portfolio companies thereof.

“Subordinated Indebtedness” means

(a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the senior subordinated notes, and

(b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor that is by its terms subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor.

“Subsequent Co-Investors” means any Person (other than the Sponsor and the Co-Investors) and its Affiliates who, in connection with the acquisition of Equity Interests of the Company (or any of its direct or indirect parent companies) after the Issue Date, is part of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) in which any of the Sponsor, the Co-Investors or Management Investors is a member.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means the guarantee by any Subsidiary Guarantor of the Company’s Obligations under the Senior Subordinated Indenture and the senior subordinated notes.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes the Senior Subordinated Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the senior subordinated notes pursuant to the terms of the Senior Subordinated Indenture.

“Term Credit Agreement” means the credit agreement dated as of December 19, 2006, among the Company, Aleris Deutschland Holding GmbH, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including one or more credit facilities, credit agreements, loan agreements, indentures, commercial paper facilities or similar agreements extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders, or other investors and whether involving the same or different group of the Company and Restricted Subsidiaries as principal obligors or guarantors.

“Total Assets” means the total amount of all assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company.

“Transactions” means the Merger, including the payment of the merger consideration in connection therewith, the investment by the Sponsor, the Co-Investors and members of management, the issuance of the Notes and the execution of, and borrowings on the Issue Date under, the Senior Credit Facilities as in effect on the Issue Date, the pledge and security arrangements in connection with the foregoing, the refinancing of certain Indebtedness in connection with the foregoing and the related transactions described in the final offering memorandum relating to the issuance of the outstanding senior subordinated notes, in particular as described under the section thereof entitled “The Transactions.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2011; provided, however that if the period from the redemption date to December 15, 2011, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means LaSalle Bank National Association until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares of Capital Stock or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,

(b) such designation complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and

(c) each of

(1) the Subsidiary to be so designated and

(2) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations and, in the case of a Non-U.S. Holder (as defined below), certain U.S. federal estate tax considerations, of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, in each case as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This summary deals only with notes that will be held as capital assets (generally, investment property). It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, persons subject to the alternative minimum tax, certain U.S. expatriates, controlled foreign corporations, foreign personal holding companies, passive foreign investment companies, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes), or persons that have a “functional currency” other than the U.S. dollar.

Persons considering the purchase of exchange notes or the exchange of outstanding notes for exchange notes should consult their own tax advisors in determining the tax consequences to them of the purchase, ownership and disposition of notes, including the application to their particular situation of the U.S. federal income and estate tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Pursuant to U.S. Treasury Department Circular 230, holders of notes or prospective purchasers are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus or any document referred to herein is not intended or written to be used, and cannot be used by note holders for the purpose of avoiding penalties that may be imposed under the Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) note holders should seek advice based on their particular circumstances from an independent tax advisor.

As used under this heading “Certain U.S. Federal Income Tax Considerations,” the term “U.S. Holder” means a beneficial owner of a note that is (i) an individual citizen or resident of the U.S.; (ii) a U.S. domestic corporation; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions, or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.” As used under this heading “Certain U.S. Federal Income Tax Considerations” the term “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor a partnership (or other entity or arrangement classified as a partnership) that is organized in or under the laws of the U.S. or any political subdivision thereof.

The following summary applies equally to all notes, except where expressly stated otherwise.

Tax Consequences to U.S. Holders

Payments of Interest—In General

Payments or accruals of “qualified stated interest” (as defined below) on an exchange note will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the U.S. Holder’s method of tax accounting). The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the exchange note at a single fixed rate of interest, or, subject to certain conditions, based on one or more interest indices. Because we will pay interest in cash unconditionally semiannually with respect to the exchange notes, except the senior exchange notes (discussed below under “—Payments of Interest and OID—Senior Exchange Notes”), such interest payments will qualify as qualified stated interest.

Payments of Interest and OID—Senior Exchange Notes

We have the option, until December 15, 2010, to pay interest on the senior exchange notes in Cash Interest and/or PIK Interest. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the senior exchange notes will be qualified stated interest even if we never exercise the option to pay interest in form of PIK Interest. Consequently, the senior exchange notes will be treated as issued at a discount and the U.S. Holder will be required to include OID in gross income as it accrues, possibly in advance of the receipt of cash attributable to that income.

In general, a U.S. Holder of a senior exchange note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of OID on such senior exchange note for all days during the taxable year that the U.S. Holder owns such senior exchange note. The daily portions of OID are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of the senior exchange note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a senior exchange note allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the senior exchange note at the beginning of the accrual period by the yield to maturity of such senior exchange note (appropriately adjusted to reflect the length of the accrual period). The yield to maturity of the senior exchange note is the discount rate that causes the present value of all principal and interest payments on such senior exchange note as of its original issue date to equal the issue price of such senior exchange note. For purposes of determining the yield to maturity, a U.S. Holder may assume that we will not exercise the option to pay PIK Interest, except in respect of any period in which we actually elect to pay PIK Interest. The “adjusted issue price” of a senior exchange note at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of all cash payments made with respect to such senior exchange note in all prior accrual periods.

If we in fact pay the interest in cash on the senior exchange notes, a U.S. Holder will not be required to adjust its OID inclusions. Each payment made in cash under a senior exchange note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal (which is not includible in income). A U.S. Holder of a senior exchange note generally will not be required to include separately in income cash payments received on such senior exchange note to the extent such payments constitute payments of previously accrued OID.

If for any interest payment period we exercise our option to pay interest in the form of PIK Interest, a U.S. Holder of a senior exchange note will be required to adjust its OID calculation for future periods by treating the senior exchange note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such future interest payment period, and to re-calculate the yield to maturity of the reissued senior exchange note by treating the amount of PIK Interest (and of any prior PIK Interest) as a payment that will be made on the maturity date of such reissued senior exchange note.

Exchange Offer

Neither the registration of the outstanding notes pursuant to our obligations under the registration rights agreement nor the U.S. Holder’s receipt of exchange notes in exchange for outstanding notes will constitute a taxable event for U.S. federal income tax purposes. The exchanging U.S. Holder will retain the tax basis in the exchange notes that the holder had in the outstanding notes. An exchanging U.S. Holder’s holding period for the exchange notes will include the U.S. Holder’s holding period for the outstanding notes. In addition, because the outstanding senior notes are treated for U.S. federal income tax purposes as issued with OID, a U.S. Holder will be required to include OID in income with respect to the senior exchange notes in the same manner and amount as with respect to the outstanding senior notes, as described above under “—Payments of Interest and OID—Senior Exchange Notes.”

Market Discount and Bond Premium

If a U.S. Holder purchases an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount or, in the case of a note that is issued with OID, its adjusted issue price, the excess of the principal amount or adjusted issue price (as applicable) over such holder’s purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount or adjusted issue price (as applicable) multiplied by the number of complete years to maturity from the date that the U.S. Holder purchased the exchange note or outstanding note, as the case may be.

Under the market discount rules of the Code, a U.S. Holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, a U.S. Holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of such holder’s interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless a U.S. Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If a U.S. Holder purchases an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the sum of all amounts payable after the purchase date of such note (other than payments of qualified stated interest, which exist in the case of the senior subordinated exchange notes, but not in the case of the senior exchange notes), such holder will be considered to have purchased the exchange note (or outstanding note) with “bond premium” equal to the excess of such holder’s purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). It may be possible for a U.S. Holder to elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of a U.S. Holder’s prior interest inclusions on the exchange note, and finally as a carryforward allowable against such holder’s future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. U.S. Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on their exchange notes.

Constant Yield Election

As an alternative to the above-described rules for including interest payments and any market discount in income and amortizing any bond premium, a U.S. Holder may elect to include in gross income all interest that accrues on an exchange note, including stated interest, any market discount (including any de minimis market discount) and adjustments for any bond premium, on the constant yield method. If such an election were made, a U.S. Holder would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by such holder. Particularly for a U.S. Holder who is on the cash method of accounting, a constant yield election may have the effect of causing such holder to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. U.S. Holders should consult their own tax advisors before making this election.

Purchase, Sale, Exchange and Retirement

A U.S. Holder’s tax basis in an exchange note generally will equal the cost of such exchange note to such holder (or, in the case of an exchange note acquired in exchange for an outstanding note in the exchange offer, the tax basis of the outstanding note, as discussed above under “—Exchange Offer”), (i) increased by any amounts includible in income by the holder as OID and market discount and (ii) reduced by any amortized bond premium and any cash payments other than payments of qualified stated interest made on such note. Subject to the following paragraph, upon the sale, exchange or retirement of an exchange note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including accrued qualified stated interest not previously included in income) and the U.S. Holder’s tax basis in such exchange note. Except as discussed above with respect to market discount, such gain or loss recognized by a U.S. Holder generally will be long-term capital gain or loss if the U.S. Holder has held the exchange note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations. Payments attributable to accrued qualified stated interest not previously included in income by a U.S. Holder will be taxable as ordinary income.

Payments received upon the Special Mandatory Redemption will be treated as payments of a portion of the then accrued OID with respect to the senior exchange note in its entirety (including the portion of such senior exchange note not redeemed).

Information Reporting and Backup Withholding

Under current U.S. federal income tax law, information reporting requirements apply with respect to payments made to U.S. Holders of principal, interest and OID on (and to the proceeds of sales of) exchange notes unless an exemption exists. In addition, U.S. Holders who are not exempt will be subject to backup withholding tax (currently at a rate of 28%) in respect of such payments if, among other things, they do not provide their taxpayer identification numbers to us or our paying agent. All individuals are subject to these requirements. In general, corporations, tax-exempt organizations and individual retirement accounts are exempt from these requirements.

Backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s U.S. federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service (“IRS”).

Tax Consequences to Non-U.S. Holders

Under U.S. federal income tax law, and subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax generally will be required with respect to the payment by us or our paying agent on an exchange note owned by a Non-U.S. Holder of interest (including OID) that qualifies as portfolio interest. Interest on an exchange note owned by a Non-U.S. Holder will qualify as portfolio interest, provided that (i) such interest is not effectively connected with the conduct of such U.S. Holder’s U.S. trade or business, (ii) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (iii) such Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and (iv) such Non-U.S. Holder provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements generally made, under current procedures, on IRS Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that is it a Non-U.S. Holder).

A Non-U.S. Holder with interest income that does not qualify as portfolio interest will be subject to a 30% U.S. federal withholding tax unless, under current procedures, it delivers a properly completed IRS Form W-8ECI (stating that interest paid on its exchange notes is not subject to withholding tax because it is effectively connected to its conduct of a trade or business in the U.S.) or IRS Form W-8BEN (claiming an exemption from or reduction in withholding tax under an applicable income tax treaty).

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of an exchange note, unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. or (ii) in the case of gain realized by an individual holder, the holder is present in the U.S. for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

Payments received upon the Special Mandatory Redemption will be treated as payments of a portion of the then accrued OID with respect to the senior exchange note in its entirety (including the portion of such senior exchange note not redeemed).

Notwithstanding the foregoing, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest income (including OID) or gain that is effectively connected with its U.S. trade or business and, if required by an applicable income tax treaty, that is attributable to its U.S. “permanent establishment,” unless such treaty provides otherwise. In addition, under certain circumstances, effectively connected earnings and profits of a corporate Non-U.S. Holder may be subject to a “branch profits” tax imposed at a 30% rate or at such lower rate as may be specified by an applicable income tax treaty.

An exchange note beneficially owned by an individual who at the time of death is not a U.S. citizen or a resident of the U.S. (as specifically defined for U.S. federal estate tax purposes) will generally not be subject to U.S. federal estate tax as a result of such individual’s death, provided that such individual at the time of such individual’s death does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and Treasury regulations thereunder, and provided that the interest payments with respect to such exchange note would not have been, if received at the time of such individual’s death, effectively connected with the conduct of a U.S. trade or business by such individual.

Exchange Offer

As discussed above with respect to U.S. Holders, neither the registration of the outstanding notes pursuant to our obligations under the registration rights agreement nor the receipt of exchange notes in exchange for outstanding notes will be a taxable event for U.S. federal income tax purposes for a beneficial owner of outstanding notes that is a Non-U.S. Holder.

Information Reporting and Backup Withholding

U.S. information reporting requirements and backup withholding tax will not apply to payments on an exchange note if the beneficial owner (i) certifies its Non-U.S. Holder status under penalties of perjury, generally made, under current procedures, on IRS Form W-8BEN, or satisfies documentary evidence requirements for establishing that it is a Non-U.S. Holder, or (ii) otherwise establishes an exemption.

The rules regarding withholding, backup withholding and information reporting for Non-U.S. Holders are complex, may vary depending on a holder’s particular situation, and are subject to change. Non-U.S. Holders should accordingly consult their own tax advisors as to the specific methods to use and forms to complete to satisfy these rules.

BOOK ENTRY, DELIVERY, AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons (the “global notes”). The global notes will be deposited with the relevant trustee as a custodian for The Depository Trust Company (“DTC”), as depositary, and registered in the name of such depositary.

Those who participate in these exchange offers may elect to take physical delivery of their certificates (each a “certificated security”) instead of holding their interests through the global notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the “non-global purchasers”). Upon the transfer of any certificated security initially issued to a non-global purchaser, such certificated security will, unless the transferee requests otherwise or the global notes have previously been exchanged in whole for certificate securities, be exchanged for an interest in the global notes.

The Global Notes

The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indentures. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indentures with respect to the notes.

Payments of the principal of, premium (if any), interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indentures.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indentures, DTC will exchange the global notes for certificated securities, which it will distribute to its participants and which will be legended as set forth under the heading “Notice to Investors” in the final offering memorandum relating to the outstanding notes dated December 13, 2006.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) if requested by a holder of such interests, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days or (iii) there has occurred and is continuing an event of default under the indentures.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to, and promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to, any broker-dealer that requests such documents in the letter of transmittal for use in connection with any such resale.

Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

LEGAL MATTERS

The validity of the exchange notes offered hereby and the guarantees thereof will be passed on for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain matters with respect to Indiana law will be passed upon for us by Andrews, Harrell, Mann, Carmin & Parker PC. Certain matters with respect to Illinois law will be passed upon for us by Freeborn & Peters LLP. Certain matters with respect to Ohio and Texas law will be passed upon for us by Baker Hostetler LLP. Certain matters with respect to Pennsylvania law will be passed upon for us by Knox McLaughlin Gornall & Sennett, P.C. Certain matters with respect to California law will be passed upon for us by Bingham McCutchen LLP.

EXPERTS

The consolidated financial statements of Aleris International, Inc. as of December 31, 2006 (Successor Company) and 2005 (Predecessor Company) and for the period from December 20, 2006 through December 31, 2006 (Successor Company), the period from January 1, 2006 through December 19, 2006 (Predecessor Company) and each of the two years in the period ended December 31, 2005 (Predecessor Company), included in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Fabricator Group of Corus Group plc as of December 31, 2005 and 2004 and for each of the two years then ended included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ALERIS INTERNATIONAL, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of Aleris International, Inc.

We have audited the accompanying consolidated balance sheets of Aleris International, Inc. as of December 31, 2006 (Successor Company) and 2005 (Predecessor Company), and the related consolidated statements of operations, stockholder’s equity, and cash flows for the period from December 20, 2006 through December 31, 2006 (Successor Company), the period from January 1, 2006 through December 19, 2006 (Predecessor Company) and each of the two years in the period ended December 31, 2005 (Predecessor Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aleris International, Inc. at December 31, 2006 (Successor Company) and 2005 (Predecessor Company), and the consolidated results of their operations and their cash flows for the period from December 20, 2006 through December 31, 2006 (Successor Company), the period from January 1, 2006 through December 19, 2006 (Predecessor Company) and each of the two years in the period ended December 31, 2005 (Predecessor Company), in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment. Also, as discussed in Notes A and L to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pensions and Other Postretirement Plans effective December 31, 2006.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 28, 2007

ALERIS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

(in millions, except share and per share data)

	(Successor)	(Predecessor)
	December 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$126.1	$6.8
Accounts receivable (net of allowances of $9.9 and $5.8 at December 31, 2006 and 2005, respectively)	692.5	325.1
Inventories	1,023.6	404.8
Deferred income taxes	34.6	35.2
Prepaid expenses	20.6	8.7
Derivative financial instruments	77.5	28.0
Other current assets	18.3	2.2

Total Current Assets	1,993.2	810.8
Property, plant and equipment, net	1,223.1	537.8
Goodwill	1,362.4	152.8
Intangible assets, net	84.1	22.9
Derivative financial instruments	48.5	5.3
Deferred income taxes	8.1	—
Other assets	89.0	24.5

	$4,808.4	$1,554.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$554.3	$200.8
Accrued liabilities	338.7	135.4
Deferred income taxes	37.7	—
Current maturities of long-term debt	20.5	20.8

Total Current Liabilities	951.2	357.0
Long-term debt	2,567.5	631.0
Deferred income taxes	141.2	51.8
Accrued pension benefits	179.2	41.7
Accrued postretirement benefits	57.5	48.6
Other long-term liabilities	66.4	30.2

Stockholder’s Equity

Predecessor:
Preferred stock; par value $.10; 8,000,000 shares authorized; none issued	—	—
Common stock; par value $.10; 80,000,000 shares authorized, 31,237,685 issued at December 31, 2005	—	3.1
Treasury stock, at cost; 13,007 shares at December 31, 2005	—	(0.3)

Successor:
Preferred stock; par value $.01; 100 shares authorized; none issued at December 31, 2006	—	—
Common stock; par value $.01; 900 shares authorized and issued at December 31, 2006	—	—
Additional paid-in capital	848.8	295.7
Deferred stock compensation	—	(5.9)
Retained (deficit) earnings	(3.4)	95.9
Accumulated other comprehensive income	—	5.3

Total Stockholder’s Equity	845.4	393.8

	$4,808.4	$1,554.1

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions)

	(Successor)	(Predecessor)
	For the period from December 20, 2006 to December 31, 2006	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31
			2005	2004
Revenues	$111.8	$4,637.0	$2,429.0	$1,226.6
Cost of sales	108.9	4,224.1	2,181.3	1,153.1

Gross profit	2.9	412.9	247.7	73.5
Selling, general and administrative expense	6.1	161.3	91.1	54.5
Restructuring and other charges	5.5	36.4	29.9	14.9
(Gains) losses on derivative financial instruments	(11.1)	(19.7)	8.0	(8.6)

Operating income	2.4	234.9	118.7	12.7
Interest expense	6.9	83.7	41.9	28.8
Interest income	—	(5.0)	(1.6)	(0.7)
Loss on early extinguishment of debt	—	54.4	—	—
Other (income) expense, net	(0.4)	(16.3)	1.6	0.5
Equity in net loss of affiliates	—	—	1.6	0.2

(Loss) income before provision for income taxes and minority interests	(4.1)	118.1	75.2	(16.1)
(Benefit from) provision for income taxes	(0.7)	44.3	0.4	7.5

(Loss) income before minority interests	(3.4)	73.8	74.8	(23.6)
Minority interests, net of provision for income taxes	—	0.1	0.5	0.2

Net (loss) income	$(3.4)	$73.7	$74.3	$(23.8)

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

	(Successor)	(Predecessor)
	For the period from December 20, 2006 to December 31, 2006	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31
			2005	2004
Operating activities
Net (loss) income	$(3.4)	$73.7	$74.3	$(23.8)
Depreciation and amortization	5.4	103.7	55.0	30.6
Provision for (benefit from) deferred income taxes	8.2	3.6	(5.7)	0.2
Excess income tax benefits from exercise of stock options	—	(3.6)	—	—
Restructuring and other charges:
Charges	5.5	36.4	29.9	14.9
Payments	(23.1)	(6.9)	(5.9)	(5.1)
Non-cash loss on early extinguishment of debt	—	16.4	—	—
Stock-based compensation expense	—	10.7	3.5	2.2
Proceeds from settlement of currency derivative financial instruments	—	(9.8)	—	—
Equity in loss of affiliates	—	—	1.6	0.2
Unrealized (gains) losses on derivative financial instruments	(11.1)	(17.2)	18.6	(4.2)
(Gain) loss on sale of property, plant and equipment	—	(14.7)	0.4	0.5
Other non-cash charges	—	6.1	4.1	8.3
Change in operating assets and liabilities	(128.6)	139.6	(73.5)	(21.7)

Net cash (used) provided by operating activities	(147.1)	338.0	102.3	2.1
Investing activities
Acquisition of Aleris International, Inc.	(1,725.4)	—	—	—
Purchase of businesses, net of cash acquired	—	(828.6)	(317.7)	6.0
Payments for property, plant and equipment	(10.7)	(113.2)	(62.1)	(44.8)
Proceeds from sale of property, plant and equipment	—	30.6	5.4	0.1
Proceeds from settlement of currency derivative financial instruments	—	9.8	—	—
Other	—	(1.1)	0.5	(0.2)

Net cash used by investing activities	(1,736.1)	(902.5)	(373.9)	(38.9)
Financing activities
Cash equity contribution	844.9	—	—	—
Net proceeds from (payments on) long-term revolving credit facilities	63.6	(97.2)	212.4	17.8
Proceeds from issuance of long-term debt	1,567.8	1,151.0	29.1	137.4
Payments on long-term debt	(510.5)	(328.8)	(1.2)	(125.0)
Debt issuance costs	(85.3)	(29.8)	(1.8)	(10.4)
Decrease in restricted cash	—	3.6	9.8	13.0
Proceeds from exercise of stock options	—	1.4	13.6	6.1
Excess income tax benefits from exercise of stock options	—	3.6	—	—
Minority interests	—	(1.3)	(0.7)	(0.4)
Other	—	(2.6)	0.1	0.2

Net cash provided by financing activities	1,880.5	699.9	261.3	38.7
Effect of exchange rate differences on cash and cash equivalents	—	(13.4)	(0.7)	1.1

Net (decrease) increase in cash and cash equivalents	(2.7)	122.0	(11.0)	3.0
Cash and cash equivalents at beginning of period	128.8	6.8	17.8	14.8

Cash and cash equivalents at end of period	$126.1	$128.8	$6.8	$17.8

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

(in millions)

	Common stock	Additional paid-in capital	Deferred compensation	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total stockholder’s equity
Predecessor
Balance at January 1, 2004	$1.7	$103.3	$(4.2)	$45.4	$(4.8)	$(19.7)	$121.7
Comprehensive loss:
Net loss	—	—	—	(23.8)	—	—	(23.8)
Other comprehensive income (loss):
Deferred hedging loss, net of tax of $0.8	—	—	—	—	(4.1)	—	(4.1)
Minimum pension liability adjustment, net of tax of $1.0	—	—	—	—	(1.5)	—	(1.5)
Currency translation adjustments	—	—	—	—	6.2	—	6.2

Comprehensive loss							(23.2)
Issuance of common stock for services	—	0.1	—	—	—	—	0.1
Exercise of stock options	—	(1.3)	—	—	—	7.4	6.1
Issuance of common stock for vested stock units	—	0.4	—	—	—	1.8	2.2
Forfeiture of non-vested stock	—	0.8	0.8	—	—	(1.6)	—
Deferred compensation expense	—	—	3.5	—	—	—	3.5
Stock issued in connection with ESPP	—	(0.1)	—	—	—	0.3	0.2
Acquisition of Commonwealth Industries, Inc.	1.4	174.6	(3.9)	—	—	—	172.1

Balance at December 31, 2004	$3.1	$277.8	$(3.8)	$21.6	$(4.2)	$(11.8)	$282.7

Comprehensive loss:
Net income	—	—	—	74.3	—	—	74.3
Other comprehensive income (loss):
Deferred hedging gain, net of tax of $9.2	—	—	—	—	17.7	—	17.7
Minimum pension liability adjustment, net of tax of $0.8	—	—	—	—	(1.6)	—	(1.6)
Currency translation adjustments	—	—	—	—	(6.6)	—	(6.6)

Comprehensive income							83.8
Issuance of common stock for services	—	0.2	—	—	—	—	0.2
Exercise of stock options, including tax benefits of $9.6	—	14.2	—	—	—	9.0	23.2
Deferred compensation expense	—	—	3.5	—	—		3.5
Stock issued in connection with ESPP	—	0.1	—	—	—	0.1	0.2
Unearned compensation related to issuance of non-vested common stock	—	3.4	(5.6)	—	—	2.2	—
Purchase of common stock for treasury	—	—	—	—	—	(0.3)	(0.3)
Other	—	—	—	—	—	0.5	0.5

Balance at December 31, 2005	$3.1	$295.7	$(5.9)	$95.9	$5.3	$(0.3)	$393.8

Comprehensive loss:
Net income	—	—	—	73.7	—	—	73.7
Other comprehensive income (loss):
Deferred hedging loss, net of tax of $10.0	—	—	—	—	(16.5)	—	(16.5)
Currency translation adjustments	—	—	—	—	17.2	—	17.2

Comprehensive income							74.4
Impact of adoption of SFAS No. 123(R)	—	(5.9)	5.9	—	—	—	—
Issuance of common stock for services	—	0.6	—	—	—	—	0.6
Exercise of stock options, including tax benefits of $3.6	—	4.6	—	—	—	0.4	5.0
Stock-based compensation expense	—	21.5	—	—	—	—	21.5
Purchase of common stock for treasury	—	—	—	—	—	(2.7)	(2.7)
Other	—	—	—	—	—	(0.5)	(0.5)

Balance at December 19, 2006	$3.1	$316.5	$—	$169.6	$6.0	$(3.1)	$492.1

Successor
Equity contribution from Holdings	$—	$848.8	$—	$—	$—	$—	$848.8
Net loss	—	—	—	(3.4)	—	—	(3.4)

Balance at December 31, 2006	$—	$848.8	$—	$(3.4)	$—	$—	$845.4

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share data)

A. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

On July 14, 2006, Texas Pacific Group (“TPG”) formed Aurora Acquisition Holdings, Inc. (“Holdings”) and Aurora Acquisition Merger Sub, Inc. (“Merger Sub”), for purposes of acquiring Aleris International, Inc. (“we,” “our” or the “Company”). On August 7, 2006, we entered into an Agreement and Plan of Merger with Holdings, pursuant to which each share of our common stock (other than shares held in treasury or owned by Holdings) would be converted into the right to receive $52.50 in cash, subject to stockholder approval. The acquisition of the Company (the “Acquisition”) was completed on December 19, 2006 at which time TPG and certain members of our management made a cash contribution of $844.9 and a non-cash contribution of $3.9 to Holdings in exchange for 8,520,000 shares of Holdings stock. The non-cash contribution consisted of shares of common stock held by management. Holdings contributed this amount to Merger Sub in exchange for the Merger Sub issuing 900 shares of its common stock to Holdings. The cash contribution, along with the additional indebtedness jointly entered into by us and Merger Sub, was used to acquire and retire all of our then outstanding common stock, redeem all stock options and non-vested stock, refinance substantially all of our indebtedness and to pay fees and expenses associated with the Acquisition. The Acquisition is more fully described in Note B while the refinancing is more fully described in Note K. Immediately upon consummation of the Acquisition, the Merger Sub was merged with and into the Company. As the surviving corporation in the merger, we assumed, by operation of law, all of the rights and obligations of Merger Sub.

The Acquisition has been recorded as of December 19, 2006. The accompanying consolidated financial statements for the period from December 20, 2006 to December 31, 2006 (the “Successor” period) include the preliminary application of purchase accounting and the establishment of a new basis of accounting necessitated by the Acquisition. Certain of the notes to the consolidated financial statements also present information for the year ended December 31, 2006 on a combined basis as the separate disclosure of the Successor period is not material and would not be meaningful.

Nature of Operations

The principal business of the Company involves the production of rolled and extruded aluminum products as well as the recycling of aluminum and production of specification alloys. We are also involved in the recycling of zinc and the manufacture of zinc oxide and zinc dust. Our aluminum sheet products are sold to distributors and customers serving the transportation, construction, and consumer durables end-use industry segments. Our aluminum and zinc recycling operations consist primarily of purchasing scrap metal on the open market, recycling the metal and selling it in molten or ingot form. In addition, these operations recycle customer-owned aluminum scrap for a fee (tolling). Our recycling customers are some of the world’s largest aluminum, steel and automotive companies.

Use of Accounting Estimates

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our most significant estimates relate to the valuation of property, plant and equipment, definite-lived intangible assets and goodwill, the assumptions and methodology used to assess hedge effectiveness regarding aluminum, zinc and natural gas futures contracts, forward contracts and options, and the assumptions used to compute pension and postretirement benefit obligations, workers’ compensation liabilities, medical and environmental liabilities, deferred tax valuation allowances, and allowances for uncollectible accounts receivable.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Aleris and our majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation. Investments in affiliated companies, owned 50% or less, are accounted for using the equity method.

Reclassifications

In 2006, we changed the presentation of the realized gains and losses associated with the settlement of derivative financial instruments which we do not treat as hedges under the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Financial Instruments.” These amounts are included within “(Gains) losses on derivative financial instruments” in the consolidated statement of operations. Prior periods, which had included these realized gains and losses within “Cost of sales,” have been adjusted to conform to this presentation.

Certain other reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

Business Combinations

All business combinations are accounted for using the purchase method as proscribed by SFAS No. 141, “Business Combinations.” The purchase price paid, including direct expenses, is allocated to the assets acquired and liabilities assumed based on their estimated fair market values. Any excess purchase price over the fair value of the net assets acquired is recorded as goodwill while any deficiency of the purchase price, or negative goodwill, is first applied to reduce the fair values of acquired long-lived tangible and intangible assets and then as a credit in the consolidated statement of operations.

Revenue Recognition and Shipping and Handling Costs

Revenues are recognized when title transfers and risk of loss passes to the customer in accordance with the provisions of the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” In the case of rolled aluminum product and certain zinc sales, title and risk of loss do not pass until the product reaches the customer. For material that is tolled, revenue is recognized upon the performance of the tolling services for customers. Shipping and handling costs are included within Cost of sales in the consolidated statement of operations.

Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

Restricted Cash

Cash we have that is not free and clear of encumbrances is classified as restricted cash. The proceeds from our 2004 variable rate Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds are restricted as to use and must be expended for capital improvements at our Morgantown recycling facility. At December 31, 2006 and 2005, $2.1 and $2.0, respectively, of these proceeds had not been expended and remain classified as restricted cash. We also have $0.4 and $4.1 of restricted cash at December 31, 2006 and 2005, respectively, associated with our workers’ compensation programs. Our restricted cash balances are included within “Other assets” in the consolidated balance sheet.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts Receivable Allowances and Credit Risk

We extend credit to our customers based on an evaluation of their financial condition; generally, collateral is not required. Substantially all of the accounts receivable associated with our European operations are insured against loss by third party credit insurers. We maintain an allowance against our accounts receivable for the estimated probable losses on uncollectible accounts and sales returns and allowances. The valuation reserve is based upon our historical loss experience, current economic conditions within the industries we serve as well as our determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt. The movement of the accounts receivable allowances is as follows (there was no movement during the period of December 20, 2006 to December 31, 2006):

	(Predecessor)
For the year ended December 31	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31
		2005	2004
Balance at beginning of the period	$5.8	$3.2	$1.2
Expenses for uncollectible accounts	0.6	0.2	1.0
Expenses for sales returns and allowances	5.1	9.8	0.8
Receivables written off against the valuation reserve, net of recoveries	(7.9)	(10.2)	(0.9)
Acquisitions	6.3	2.8	1.1

Balance at end of period	$9.9	$5.8	$3.2

Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers in various industry segments comprising our customer base. No single customer accounted for more than 10% of consolidated revenues in 2006, 2005 or 2004. Our global aluminum recycling and global zinc segments sell product to and provide tolling services for customers in the U.S. automotive industry. In 2006, sales to these customers comprised approximately 8% of our consolidated revenues and, at December 31, 2006, we estimate that approximately $65.0 of our trade accounts receivable was due from U.S. automotive producers or their direct suppliers. Although management currently believes that substantially all of the receivables due from these customers remain collectible, there can be no assurances that future results of operations and cash flows will not be negatively impacted if the current economic conditions facing the U.S. automotive industry do not improve.

Inventories

Our inventories are stated at the lower of cost or net realizable value. Cost is determined primarily on the average cost or specific identification method and includes material, labor and overhead related to the manufacturing process. The cost of inventories acquired in business combinations are recorded at fair value in accordance with SFAS No. 141. As a result of the Acquisition, all of our inventories were adjusted from their historical costs to fair value. This resulted in a preliminary increase of approximately $61.3 which is expected to be recognized as additional cost of sales primarily in the first quarter of 2007.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, net of asset impairments. The cost of property, plant and equipment of acquired businesses is typically determined by third party valuations and represents the fair value

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the acquired assets at the time of acquisition. As a result of the Acquisition, all of our property, plant and equipment will be adjusted to fair value as valuations are finalized in 2007. Any changes from the historical values reflected as of December 31, 2006 will be recorded as an adjustment to goodwill.

The fair value of asset retirement obligations is capitalized to the related long-lived asset at the time the obligation is incurred and is depreciated over the remaining useful life of the related asset. Major renewals and improvements that extend an asset’s useful life are capitalized to property, plant and equipment. Major repair and maintenance projects, including the relining of our furnaces and reconditioning of our rolling mills, are expensed over periods not exceeding 24 months while normal maintenance and repairs are expensed as incurred. Depreciation is primarily computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements	5-39 years
Production equipment and machinery	2-20 years
Office furniture, equipment and other	3-10 years

The construction costs of landfills used to store by-products of the recycling process are depreciated as space in the landfills is used based on the unit of production method. Additionally, used space in the landfill is determined periodically either by aerial photography or engineering estimates.

Interest is capitalized in connection with the major construction projects. Capitalized interest costs are as follows:

	(Predecessor)
	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31,
		2005	2004
Capitalized interest	$2.5	$1.3	$0.4

Intangible Assets

Intangible assets are primarily related to trade names and customer relationships associated with our acquired businesses. Acquired intangible assets are recorded at their estimated fair value in the allocation of the purchase price paid and are amortized over their estimated useful lives, ranging from 5 to 30 years. As a result of the Acquisition, third party valuations of the acquired intangible assets will be performed in 2007. Any changes from the values of intangible assets currently included in our balance sheet will be recorded as an adjustment to goodwill. See Note H for additional information.

Impairment of Long-Lived Assets

We review our long-lived assets, including amortizable intangible assets, for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of the assets exceeds the future undiscounted cash flows expected from the asset. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset and are included in “Restructuring and other charges” in the consolidated statement of operations. Fair value estimates of land and buildings are primarily made based on third party valuation assessments or quoted market prices while fair value estimates of machinery and equipment are based on the expected discounted cash flows of the impacted assets. See Note D for additional information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Financing Costs

The costs related to the issuance of debt are capitalized and amortized over the lives of the related debt as interest expense using the effective interest method.

Research and Development

Research and development expenses primarily relate to expenses incurred under the terms of a five-year research and development agreement with Corus Group plc (“Corus”) pursuant to which Corus assists us in research and development projects on a fee-for-service basis. Research and development expenses were $8.7 in the period from January 1, 2006 to December 19, 2006 and were not material for any other period presented.

Goodwill

Goodwill is tested for impairment as of October 1 of each year and may be tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. We evaluate goodwill based upon our reporting units. Reporting units are defined as operating segments or, in certain situations, one level below the operating segment. The goodwill impairment test is a two-step process. The first step consists of estimating the fair value of each reporting unit based on a discounted cash flow model and comparing those estimated fair values with the carrying values, which includes allocated goodwill. If the determined fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill, which requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recognized. Discounted cash flow models are used to determine the current fair value of the reporting units. The development of these models requires management to make significant assumptions and estimates to forecast future operating cash flows. Future actual operating results could differ from the estimates currently used and may result in the impairment of goodwill in future periods. See Note H for additional information.

In prior years, we performed our annual impairment test as of December 31. In 2006, we changed the measurement date for our annual goodwill impairment test to October 1 in order to provide additional time to quantify the fair value of our reporting units and to evaluate the results of the impairment testing. This change did not have an effect on our financial performance or results of operations, nor was there any impact on prior period financial statements under the requirements of SFAS No. 154, “Accounting Changes and Error Corrections.” Retrospective application, as required under SFAS No. 154, was not necessary as no impairment charges had been recorded in any previous financial statements (with the exception of a charge recorded in 2002 upon the initial adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”) nor did the change in measurement date cause any impairments.

Stock-Based Compensation

On January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” issued by the FASB in December 2004. Prior to January 1, 2006, we applied the intrinsic value provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” as permitted by SFAS No. 123 “Accounting for Stock-Based Compensation.” The provisions of SFAS No. 123(R) are similar to those of SFAS No. 123; however, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on their fair value on the date of grant. The fair value of share-based awards will be determined using option pricing models (e.g., Black-Scholes or binomial models) and assumptions that appropriately reflect the specific circumstances of the awards. Compensation cost will be recognized over the vesting period based on the fair value of awards that actually vest.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We elected to adopt the modified prospective transition method of SFAS No. 123(R). Under this method, stock-based compensation expense beginning as of January 1, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated under the provisions of SFAS No. 123 and previously used to value the awards for the pro forma footnote disclosures required by SFAS Nos. 123 and 148. Compensation expense also includes the grant-date fair value for all stock-based compensation awards granted subsequent to December 31, 2005 estimated in accordance with SFAS No. 123(R). In addition, all remaining unamortized stock-based compensation expense previously included as a separate component of stockholder’s equity was reversed against “Additional paid-in-capital” on January 1, 2006.

As a result of adopting SFAS No. 123(R), income before income taxes and minority interests decreased by $5.3 and net income decreased by $3.3 for the period from January 1, 2006 to December 19, 2006. Total stock-based compensation expense for the period from January 1, 2006 and December 19, 2006, including amounts included within “Restructuring and other charges” in the consolidated statement of operations, was $21.5. In accordance with SFAS No. 123(R), the consolidated statement of cash flows reports the excess tax benefits from the stock-based compensation as cash flows from financing activities. Total stock-based compensation expense for the years ended December 31, 2005 and 2004 was $3.5 and $5.8, respectively. For the period from January 1, 2006 to December 19, 2006, $3.6 of excess tax benefits were reported as cash flows from financing activities.

Pursuant to the Acquisition, substantially all stock-based compensation awards were redeemed on December 19, 2006. Certain awards remained outstanding as of December 31, 2006, and the related compensation expense was fully accrued. These awards will be paid in 2007.

The following table sets forth the pro forma disclosure of net income for the years ended December 31, 2005 and 2004 as if compensation expense had been recognized for the fair value of stock-based compensation awards granted prior January 1, 2006.

	(Predecessor)
For the year ended December 31	2005	2004
Net income (loss), as reported	$74.3	$(23.8)
Add: stock-based compensation expense included in reported net income (loss), net of tax	3.5	5.8
Less: compensation cost determined under the fair value method, net of tax	(6.9)	(6.9)

Pro forma net income (loss)	$70.9	$(24.9)

Derivatives and Hedging

We are engaged in activities that expose us to various market risks, including changes in the prices of natural gas, primary aluminum, aluminum alloys, scrap aluminum, and zinc, as well as changes in currency and interest rates. These financial exposures are managed as an integral part of our risk management program, which seeks to reduce the potentially adverse effects that the volatility of the markets may have on operating results. We do not hold or issue financial instruments for trading purposes. We maintain a natural gas pricing strategy to minimize significant fluctuations in earnings caused by the volatility of gas prices. We also maintain a metal pricing strategy to minimize significant, unanticipated fluctuations in earnings caused by the volatility of aluminum and zinc prices and a currency hedging strategy to reduce the impact of fluctuations in currency rates related to purchases and sales of aluminum to be made in currencies other than our functional currencies. From time to time we will enter into interest rate swap or similar agreements to manage exposure to fluctuations in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

interest rates on our long-term debt. During 2006, we had designated a portion of our euro-denominated debt as a hedge of our net investment in certain European subsidiaries acquired from Corus. This debt was repaid as part of the refinancing associated with the Acquisition.

The fair values of our derivative financial instruments are recognized as assets or liabilities at the balance sheet date. For those derivative financial instruments that are accounted for as hedges, we measure the effectiveness of the hedging relationship by formally assessing, at least quarterly, the historical and probable future high correlation of changes in the expected cash flows of the hedges and the hedged items. The effective portions of the changes in the fair value of derivative instruments accounted for as cash flow hedges and net investment hedges are recorded on the consolidated balance sheet in “Accumulated other comprehensive income” and are reclassified to the statement of operations at the time the underlying transaction impacts income while the ineffective portions of the changes in fair value are recorded on the statement of operations within “(Gains) losses on derivative financial instruments.” The changes in fair value of derivative financial instruments accounted for as fair value hedges are recorded in “(Gains) losses on derivative financial instruments” along with the changes in the effective portions of underlying hedged item. The changes in fair value of derivative financial instruments that are not accounted for as hedges and the associated gains and losses realized upon settlement are recorded in “(Gains) losses on derivative financial instruments.” All realized gains and losses are included within “Cash flows provided by (used in) operating activities” in the consolidated statement of cash flows with the exception of the $9.8 realized gain from currency derivative financial instruments used to hedge a portion of the euro-denominated purchase price paid for Corus Aluminum. These gains are included in “Cash flows used in investing activities.” See Note R for additional information.

We are exposed to losses in the event of non-performance by counterparties to derivative contracts. Although non-performance by counterparties is possible, we do not currently anticipate any non-performance by any of these parties. Counterparties are evaluated for creditworthiness and risk assessment prior to our initiating contract activities. The counterparties’ creditworthiness is then monitored on an ongoing basis, and credit levels are reviewed to ensure that there is not an inappropriate concentration of credit outstanding to any particular counterparty.

Currency Translation

Our international subsidiaries use the local currency as their functional currency. Adjustments resulting from the translation of the assets and liabilities of our international operations into U.S. dollars at the balance sheet date exchange rates are reflected as a separate component of stockholders’ equity, except for current intercompany accounts and transactional gains and losses associated with receivables and payables denominated in currencies other than the functional currency, which are reflected in the consolidated statement of operations. Currency translation adjustments accumulate in consolidated equity until the disposition or liquidation of the international entities. The translation of current intercompany accounts and receivables and payables denominated in currencies other than the functional currencies did not have an material impact on our consolidated operating results for any period presented.

Self Insurance

We are substantially self-insured for losses related to workers’ compensation and health care claims. Provisions for losses are determined using estimates of the aggregate liability for claims incurred based on our loss experience and actuarial assumptions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

We account for income taxes using the liability method, whereby deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In valuing deferred tax assets, we use judgment in determining if it is more likely than not that some portion or all of a deferred tax asset will not be realized and the amount of the required valuation allowance.

Environmental and Asset Retirement Obligations

Environmental obligations that are not legal or contractual asset retirement obligations and that relate to existing conditions caused by past operations with no benefit to future operations are expensed while expenditures that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent future environmental contamination are capitalized in property, plant and equipment. Obligations are recorded when their incurrence is probable and the associated costs can be reasonably estimated in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 96-1, “Environmental Remediation Liabilities.” While our accruals are based on management’s current best estimate of the future costs of remedial action, these liabilities can change substantially due to factors such as the nature and extent of contamination, changes in the required remedial actions and technological advancements. Our existing environmental liabilities are not discounted to their present values as the amount and timing of the expenditures are not fixed or reliably determinable.

In contrast to environmental remediation liabilities, which result from the improper operation of a long-lived asset (for example, ground water contamination or pollution arising from a past act), asset retirement obligations represent legal obligations associated with the retirement of tangible long-lived assets. Our asset retirement obligations relate primarily to the requirement to cap our two landfills as well as costs to remove underground storage tanks. The costs associated with such legal obligations are accounted for under the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. The fair value of such obligations is based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Estimates of future cash flows are obtained primarily from independent engineering consulting firms. The present value of the obligations is accreted over time while the capitalized cost is depreciated over the useful life of the related asset.

Retirement, Early Retirement and Postemployment Benefits

As of December 31, 2006, our defined benefit pension and other post-retirement benefit plans are accounted for in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which was issued by the FASB in September 2006. The impact of the adoption of SFAS No. 158 is discussed under the New Accounting Pronouncements section of Note A.

Pension and post-retirement benefit obligations are actuarially calculated using management’s best estimates of assumptions which include the expected return on plan assets, the rate at which plan liabilities may be effectively settled (discount rate), health care cost trend rates and rates of compensation increases.

Benefits provided to certain of our European employees under early retirement plans are accounted for under Emerging Issues Task Force (EITF) No. 05-5, “Accounting for Early Retirement or Postemployment Programs with Specific Features (Such As Terms Specified in Altersteilzeit Early Retirement Arrangements).” Under EITF No. 05-5, liabilities to be paid after retirement are recorded over the remaining active service period upon enrollment in the plan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Benefits provided to employees after employment but prior to retirement are accounted for under SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” Such postemployment benefits include severance and medical continuation benefits that are offered pursuant to an ongoing benefit arrangement and do not represent a one-time benefit termination arrangement. Under SFAS No. 112, liabilities for postemployment benefits are recorded at the time the obligations are probable of being incurred and can be reasonably estimated. This is typically at the time a triggering event occurs, such as the decision by management to close a facility. Benefits related to the relocation of employees and certain other termination benefits are accounted for under SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” and are expensed as incurred.

General Guarantees and Indemnifications

It is common in long-term processing agreements for us to agree to indemnify customers for tort liabilities that arise out of, or relate to, the processing of their material. Additionally, we typically indemnify such parties for certain environmental liabilities that arise out of or relate to the processing of their material.

In our equipment financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the equipment and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to equipment we lease and material we process.

In financing transactions that include loans from banks in which the interest rate is based on LIBOR, we typically agree to reimburse the lenders for certain increased costs that they incur in carrying these loans as a result of any change in law and for any reduced returns with respect to these loans due to any change in capital requirements. We had $1,558.6 of floating rate debt outstanding at December 31, 2006.

Although we cannot estimate the potential amount of future payments under the foregoing indemnities and agreements, we are not aware of any events or actions that will require payment.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, which requires employers to recognize the funded status of defined benefit pension and other postretirement benefit plans as the difference between plan assets at fair value and the projected benefit obligation. Unrecognized gains or losses and prior service costs, as well as the transition asset or obligation remaining from the initial applications of SFAS Nos. 87 and 106 will be recognized in the consolidated balance sheet, net of tax, as a component of Accumulated other comprehensive income and will be subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of those Statements. In addition, SFAS No. 158 requires additional disclosures about the future effects on net periodic benefit cost that arise from the delayed recognition of gains or losses, prior service costs or credits, and transition asset or obligation. SFAS No. 158 also requires that defined benefit plan assets and obligations be measured as of the date of the employer’s fiscal year-end balance sheet. The recognition and disclosure provisions of SFAS No 158 are effective for fiscal years ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end balance sheet is effective for fiscal years ending after December 15, 2008.

The Company adopted SFAS No. 158 as of December 31, 2006, however, as a result of the Acquisition, the adoption had no effect on our consolidated financial position, results of operations, or cash flows. Under the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provisions of SFAS No. 141, we valued the obligations under our pension and other postretirement benefit plans at fair value as of December 19, 2006. The definition of fair value as used in SFAS No. 141 is consistent with the measurement principles of SFAS No. 158 and, as a result, no adjustment upon the adoption of SFAS No. 158 was necessary. Further, all unrecognized actuarial gains and losses previously included in “Accumulated other comprehensive income” were eliminated as a result of the Acquisition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the U.S., and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact that the adoption of SFAS No. 157 will have on our financial position, results of operations and cash flows.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatement in Current Year Financial Statements.” SAB No. 108 provides guidance on quantifying financial statement misstatements, including the effects of prior year errors on current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We adopted SAB No. 108 as of December 31, 2006 with no impact to our consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109.” FIN No. 48 clarifies the recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. In addition, FIN No. 48 requires that the cumulative effect of adoption be recorded as an adjustment to the opening balance of retained earnings. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We will adopt this interpretation as required and are currently in the process of documenting and quantifying the financial impact of FIN No. 48 but have not yet completed the analysis of the potential impact that FIN No. 48 will have on our consolidated financial position, results of operations, or cash flows.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials should be recognized as current-period charges and require the allocation of fixed production overhead to inventory to be based on the normal capacity of the underlying production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. We adopted the provisions of this statement effective January 1, 2006, the effect of which do not have an impact on our consolidated financial position, results of operations, or cash flows.

B. ACQUISITION OF THE COMPANY

As discussed in Note A, on December 19, 2006, Holdings acquired all outstanding common stock, non-vested shares and stock options for a cash purchase price of approximately $1,725.4, including acquisition related expenses of $25.7. In addition, 185,017 share units outstanding as of the Acquisition date will be paid in 2007 at a per share price of $52.50.

The purchase price paid, including acquisition related expenses, was funded through the $842.0 cash equity contribution made by TPG as well as the proceeds from the refinancing of substantially all of our outstanding indebtedness. See Note K for additional information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon the completion of an independent appraisal of the fair value of related long-lived tangible and intangible assets, the determination of the fair value of certain other acquired assets and liabilities, the completion of our integration plans, the finalization of the purchase price paid to acquire the downstream aluminum business of Corus Group plc (see Note C for additional information) and the final determination of the related deferred tax assets and liabilities. The resulting goodwill will not be deductible for tax purposes. The pro forma effects of the Acquisition are included in the pro forma financial information presented in Note C.

The following presents the preliminary allocation of the purchase price:

Net current assets	$932.3
Property, plant and equipment	1,217.3
Goodwill	1,362.4
Other assets	125.3
Long-term debt	(1,467.1)
Accrued pension and post-retirement benefits	(236.7)
Other long-term liabilities	(208.1)

Cash paid	$1,725.4

C. ACQUISITIONS

2006 Acquisition

On August 1, 2006, we acquired Corus’s downstream aluminum business (“Corus Aluminum”) for a cash purchase price of €695.5 (approximately $885.7), subject to adjustment based on the finalization of working capital delivered and net debt assumed. We currently estimate that the purchase price adjustment will be approximately $65.0 (approximately €49.2) and have included this amount in our determination of the preliminary purchase price allocation presented below and as a current accrued liability in our consolidated balance sheet. We also paid acquisition related costs of $14.5. The acquisition included Corus’s aluminum rolling and extrusions business but did not include Corus’s primary aluminum smelters. Corus Aluminum generated revenues of approximately $1,850.0 in 2005. The acquisition of Corus Aluminum, which is included within our global rolled and extruded products segment, significantly expands our operational and geographic scale and scope, diversifies our customer mix and product breadth and provides us with industry-leading and proprietary manufacturing capabilities.

The consolidated financial statements include the results of Corus Aluminum from the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon the finalization of the purchase price, the determination of the fair value of certain other acquired assets and liabilities, the completion of our integration plans and the final determination of the related deferred tax assets and liabilities. The resulting goodwill is not deductible for tax purposes. Pro forma financial information giving effect to the Corus Aluminum acquisition has been provided below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the preliminary allocation of the purchase price. Based on this preliminary allocation, the purchase price, including the $65.0 estimated purchase price adjustment, was $4.1 less than the fair value of the net assets acquired. As a result, long-lived tangible and intangible assets were reduced by the amount of the deficiency, or negative goodwill. However, these assets were subsequently adjusted to their full fair value through the purchase price allocation described in Note B as the purchase price paid to acquire the Company exceeded the fair value of the net assets acquired.

Current assets	$1,074.6
Property, plant and equipment	660.5
Intangible assets:
Customer contracts	33.4
Customer relationships	14.2
Technology	9.2
Other assets	52.9
Current liabilities	(530.0)
Long-term debt	(67.4)
Accrued pension and post-retirement benefits	(146.8)
Other long-term liabilities	(135.4)

Cash paid, including estimated purchase price adjustment	$965.2
Less: cash acquired	(73.8)

Cash paid, including estimated purchase price adjustment, net of cash acquired	$891.4

The acquired customer relationships and contracts were being amortized over a weighted-average life of 6.4 years, representing the period of time economic benefits from these relationships and contracts are presumed to be realized. The acquired technology-related intangible assets were being amortized over a weighted-average life of 8.9 years.

2005 Acquisitions

On October 3, 2005, we acquired all of the issued and outstanding stock of ALSCO Holdings, Inc. (“ALSCO”), the parent company of ALSCO Metals Corporation. ALSCO Metals Corporation is headquartered in Raleigh, North Carolina and is one of North America’s largest suppliers of aluminum building products with an aluminum rolling facility in Richmond, Virginia and coating and fabrication facilities located in Roxboro, North Carolina, Ashville, Ohio and Beloit, Wisconsin. The acquisition of the ALSCO facilities, which have been included in the global rolled and extruded products segment, broadens the spectrum of products offered by that segment. As part of the integration of the ALSCO facilities, we closed the Carson, California rolled products facility. See Note D for additional information.

The aggregate purchase price was approximately $144.0, which consisted of $100.0 of additional borrowings under our senior credit facility and $44.0 of cash on hand.

The consolidated financial statements include the results of ALSCO from the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. The resulting goodwill is not deductible for tax purposes. Pro forma financial information for the acquisition of ALSCO has been provided below.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the final allocation of the purchase price:

Current assets	$87.8
Property and equipment	47.3
Intangible assets	23.3
Goodwill	56.0
Current liabilities	(32.2)
Long-term debt	(1.3)
Accrued pension and post-retirement benefits	(12.7)
Other long-term liabilities	(24.2)

Cash paid	$144.0
Less: Cash acquired	1.3

Cash paid, net of cash acquired	$142.7

On August 23, 2005, we acquired Tomra Latasa Reciclagem (“Tomra Latasa”), an aluminum recycler located in Sao Paulo, Brazil. The acquisition has provided us with greater access to aluminum scrap, complementary manufacturing operations and stronger customer relationships. The purchase price paid, net of acquired cash, totaled $17.4. The purchase price allocation resulted in goodwill of $8.2. This goodwill was attributed to our global recycling reportable segment and is not deductible for tax purposes.

On December 12, 2005, we acquired Alumitech, Inc. (“Alumitech”), an aluminum recycler and processor of salt cake, a by-product of the recycling process which contains additional aluminum concentrates. The acquisition of Alumitech provides us access to additional recycling capacity for the processing of the saltcake generated by our recycling and rolled products operations as well as additional aluminum recycling capacity. The purchase price paid, net of acquired cash, totaled $29.4. The purchase price allocation resulted in goodwill of $4.3. This goodwill was attributed to our global recycling reportable segment and is not deductible for tax purposes.

On December 20, 2005, we acquired certain assets of Ormet Corporation. The acquired assets included the inventory, accounts receivable and certain long-lived assets of Ormet’s closed aluminum rolling operations in Hannibal, Ohio, an aluminum blanking operation in Terre Haute, Indiana and an aluminum recycling facility in Friendly, West Virginia. The purchase price totaled $126.8. The purchase price allocation resulted in goodwill of $47.5 which has been recorded in the global rolled and extruded products operating segment and is deductible for tax purposes.

Unaudited Pro Forma Information

The following unaudited pro forma financial information for the years ended December 31, 2006 and 2005 presents our combined results of operations as if the Acquisition and related refinancing as well as the acquisitions of Corus Aluminum, ALSCO, Tomra Latasa, and Alumitech, Inc. had occurred on January 1, 2005. The unaudited pro forma information is not necessarily indicative of the consolidated results of operations that would have occurred had the acquisitions been made at the beginning of the period presented or the future results of combined operations.

	Year ended December 31,
	2006	2005
Revenues	$6,027.7	$4,561.7
Gross profit	532.5	431.3
Net income (loss)	9.3	(30.3)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

D. RESTRUCTURING AND OTHER CHARGES

2006 Restructuring Activities and Other Charges

We modified the vesting provisions of certain share units in connection with the Acquisition and recorded $0.5 of additional compensation expense associated with the modifications within “Restructuring and other charges.” In addition, as the outstanding stock options and non-vested shares were, by the terms of those agreements, immediately vested upon the change in control, we accelerated the expensing of these awards as well as the original fair value of the share units. The accelerated vesting resulted in $10.3 of compensation expense being recorded within “Restructuring and other charges.” In addition to these charges, we incurred $20.5 of expenses associated with the proxy solicitation to our former stockholders and $5.5 of bridge loan commitment fees associated with the refinancing which have been included within “Restructuring and other charges.” The bridge loan commitment fees were expensed and paid during the Successor period.

During the fourth quarter, we recorded asset impairment charges of $5.0 associated with certain assets within our global recycling segment. We based the determination of the impairment of the machinery and equipment on the discounted cash flows expected to be realized from the effected assets. In addition, we recorded $0.8 of employee severance and benefit costs associated primarily with the realignment of our operating segments as a result of our acquisition of Corus Aluminum. All affected employees have left their positions as of December 31, 2006.

The following table presents the activity and reserve balances for the 2006 restructuring programs for the year ended December 31, 2006:

For the year ended December 31, 2006 (Combined)	Employee severance and benefit costs	Asset impairments	Fees and expenses associated with the Acquisition	Modification and acceleration of stock-based compensation expense	Total
Initial Provision	$0.8	$5.0	$26.0	$10.8	$42.6
Cash payments	—	—	(24.0)	—	(24.0)
Non-cash charges	—	(5.0)	—	(10.8)	(15.8)

Balance at December 31, 2006	$0.8	$—	$2.0	$—	$2.8

2005 Restructuring Activities and other changes

During the fourth quarter of 2005, we announced the closure of our rolled products facility located in Carson, California as the first phase of our plan to integrate ALSCO. We recorded charges of $24.3 related to the closure in the year ended December 31, 2005 consisting of the following: $16.3 for impairments of machinery and equipment; $5.5 for employee severance, health care continuation and outplacement costs associated with approximately 157 hourly and salaried employees; and $2.5 for exit costs related to environmental remediation. All employees have left their positions as of December 31, 2006. We based the determination of the impairment of the machinery and equipment on the discounted cash flows expected to be realized from the assets to be scrapped. No impairment charge was recorded for assets that were moved to other Aleris facilities as the expected undiscounted cash flows of those assets are sufficient to recover their carrying value.

During the period from January 1, 2006 to December 19, 2006, we reversed approximately $3.2 of the employee severance and environmental accruals established in 2005 and recorded additional asset impairments of $0.9 and other exit costs of $1.6 primarily associated with various contractual obligations at the Carson facility. We sold the Carson facility in the fourth quarter of 2006 and recorded a $13.8 gain within “Other (income) expense” in the consolidated statement of operations.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the first quarter of 2005, management determined that certain idled assets at our Wendover, Utah recycling facility would not be relocated and utilized at one of our other recycling facilities. As a result, we determined that the book value of these assets was not supportable by the estimated future cash flows and recorded a $0.8 non-cash impairment charge to reduce the assets to their estimated fair values.

As a result of the acquisition of Tomra Latasa, we incurred restructuring charges of $0.4 related to employee severance costs. All affected employees had left their positions as of December 31, 2005.

The following tables present the activity and reserve balances for the 2005 restructuring programs for the years ended December 31, 2006 and 2005:

For the year ended December 31, 2005 (Predecessor)	Employee severance and benefit costs	Asset impairments	Exit costs	Total
Initial Provision	$5.9	$17.1	$2.5	$25.5
Cash payments	(0.3)	—	—	(0.3)
Non-cash charges	—	(17.1)	—	(17.1)

Balance at December 31, 2005	$5.6	$—	$2.5	$8.1

For the year ended December 31, 2006 (Combined)	Employee severance and benefit costs	Asset impairments	Exit costs	Total
Balance at December 31, 2005	$5.6	$—	$2.5	$8.1
Cash payments	(4.2)	—	(0.7)	(4.9)
(Credits) charges recorded in the statement of operations	(1.4)	0.9	(0.2)	(0.7)
Non-cash charges	—	(0.9)	—	(0.9)

Balance at December 31, 2006	$—	$—	$1.6	$1.6

2004 Restructuring Activities

As a result of the acquisition of Commonwealth Industries, Inc. (“Commonwealth”), we relocated our corporate headquarters from Irving, Texas to Beachwood, Ohio in 2004 to restructure and consolidate certain duplicative administrative functions. The charges related to these restructuring initiatives, including the termination of certain executives of Aleris concurrent with the acquisition, totaled $10.8 in 2004 for severance and medical continuation benefits as well as the acceleration of the vesting of outstanding non-vested shares and share units. The charges covered the reduction of 47 corporate personnel, including our former interim chief executive officer and former chief financial officer. All effected employees have left their positions as of December 31, 2006. In 2005, we incurred additional charges related to the resignation of the former president of our aluminum recycling business, the relocation of certain Aleris personnel incidental to the acquisition and severance costs which were not accruable at December 31, 2004. During the third quarter of 2005, we terminated the operating lease agreement at our former Irving, Texas headquarters and incurred lease termination and asset impairment charges totaling $1.6.

Due to the continuing operating losses experienced by our Shelbyville, Tennessee facility, we performed an impairment evaluation of the related assets in the fourth quarter of 2004. As a result, we recorded a $3.7 impairment charge to write down the assets to their estimated fair values at December 31, 2004. We based fair value on appraisals of the land and buildings and a discounted cash flow analysis of the machinery and equipment. Also during the fourth quarter of 2004, we decided to permanently close our Rockwood, Tennessee facility, which had been idled since August 2003. We recorded a $0.4 impairment charge to write down the affected assets to their estimated fair values.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present the activity and reserve balances for the 2004 restructuring programs, including those established in the allocation of the purchase price of Commonwealth, for the years ended December 31, 2004, 2005 and 2006:

Year ended December 31, 2004 (Predecessor)	Employee severance and benefit costs	Accelerated stock-based compensation expense	Asset impairments	Lease termination costs	Total
Charges recorded in the statement of operations	$7.2	$3.5	$4.2	$—	$14.9
Charges recorded in the allocation of the Commonwealth purchase price	7.8	—	—	—	7.8
Cash payments	(9.2)	—	—	—	(9.2)
Non-cash charges	—	(3.5)	(4.2)	—	(7.7)

Balance at December 31, 2004	$5.8	$—	$—	$—	$5.8

Year ended December 31, 2005 (Predecessor)	Employee severance and benefit costs	Accelerated vesting of non- vested shares and units	Asset impairments	Lease termination costs	Total
Balance at December 31, 2004	$5.8	$—	$—	$—	$5.8
Charges recorded in the statement of operations	2.8	—	0.4	1.2	4.4
Charges recorded in the allocation of the Commonwealth purchase price	1.0	—	—	—	1.0
Cash payments	(8.2)	—	—	(1.2)	(9.4)
Non-cash charges	—	—	(0.4)	—	(0.4)

Balance at December 31, 2005	$1.4	$—	$—	$—	$1.4

Year ended December 31, 2006 (Combined)	Employee severance and benefit costs	Accelerated vesting of non- vested shares and units	Asset impairments	Lease termination costs	Total
Balance at December 31, 2005	$1.4	$—	$—	$—	$1.4
Cash payments	(1.1)	—	—	—	(1.1)

Balance at December 31, 2006	$0.3	$—	$—	$—	$0.3

E. SPONSOR MANAGEMENT FEE

In connection with the Acquisition, we entered into a management services agreement with affiliates of TPG pursuant to which we paid TPG $22.6 in cash in connection with the refinancing, which has been capitalized as deferred financing costs, and $22.6 associated with the Acquisition, which has been included within the direct costs of the Acquisition. In addition, pursuant to the agreement, and in exchange for consulting and management advisory services that will be provided to us by TPG and its affiliates, affiliates of TPG will receive an aggregate management fee equal to $9.0 per annum; provided that in the event TPG or any of its affiliates increases its equity contribution to Aleris, the management fee will be increased proportionately to reflect such increased equity commitment. The management services agreement also will provide that affiliates of TPG will receive a success fee equal to up to four times the management fee in effect at such time in connection with certain sales or an initial public offering as well as fees in connection with certain financing, acquisition or disposition

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

transactions. An affiliate of TPG will advise us in connection with financing, acquisition, disposition and change of control transactions involving us or any of our direct or indirect subsidiaries, and we will pay to the affiliate of TPG an aggregate fee in connection with any such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of any such transaction. Affiliates of TPG will also receive reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with providing services pursuant to the management services agreement.

F. INVENTORIES

As discussed in Note A, as a result of the Acquisition, we revalued our inventories to their estimated fair values and increased our inventory balances by $61.3. The components of our consolidated “Inventories” are:

	(Successor)	(Predecessor)
December 31	2006	2005
Finished goods	$344.4	$126.7
Raw materials	369.3	145.6
Work in process	270.7	113.8
Supplies	39.2	18.7

	$1,023.6	$404.8

G. PROPERTY, PLANT AND EQUIPMENT

As discussed in Note A, as a result of the Acquisition all of our property, plant and equipment will be revalued to fair value in 2007. This revaluation is subject to the completion of independent appraisals. While a significant amount of our property, plant and equipment has recently been revalued to appraised values through the purchase price allocations discussed in Note C, the values included within our consolidated balance sheet as of December 31, 2006 and our future depreciation expense may change materially as a result of the Acquisition. The components of our consolidated “Property, plant and equipment” are:

	(Successor)	(Predecessor)
December 31	2006	2005
Land	$121.1	$74.3
Buildings and improvements	254.4	171.1
Production equipment and machinery	819.4	541.8
Office furniture, equipment and other	33.1	31.2

	$1,228.0	$818.4
Accumulated depreciation	(4.9)	(280.6)

	$1,223.1	$537.8

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our depreciation, including amortization of capital leases, and repair and maintenance expense was as follows:

	(Successor)	(Predecessor)
	For the period from December 20, 2006 to December 31, 2006	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31,
			2005	2004
Depreciation expense	$4.9	$97.7	$54.6	$30.6
Repair and maintenance expense	3.3	86.3	56.1	34.8

H. GOODWILL AND OTHER INTANGIBLE ASSETS

The following table details the changes in the carrying amount of goodwill for the year ended December 31, 2006. Due to the proximity of the Acquisition to December 31, 2006, the allocation of goodwill to our reporting units has not yet been determined. As a result, no goodwill is presented within our reportable segments as of December 31, 2006. We expect the allocation of goodwill to our reportable segments to be completed during 2007.

	Global rolled and extruded products	Global recycling	Global zinc	Unallocated goodwill	Total
Balance at January 1, 2005 (Predecessor)	$—	$42.0	$21.9	$—	$63.9
Acquisitions	67.3	21.8	—	—	89.1
Translation and other adjustments	—	(0.2)	—	—	(0.2)

Balance at December 31, 2005 (Predecessor)	$67.3	$63.6	$21.9	—	$152.8
Translation and other adjustments	36.3	(6.1)	—	—	30.2
Acquisition by Holdings	(103.6)	(57.5)	(21.9)	1,362.4	1,179.4

Balance at December 31, 2006 (Successor)	$—	$—	$—	$1,362.4	$1,362.4

The intangible assets included within our consolidated balance sheet as of December 31, 2006 reflect the intangible assets acquired through the acquisitions described in Note C but do not reflect any intangible assets resulting from the Acquisition. Appraisals of the acquired intangible assets associated with the Acquisition are expected to be completed in 2007 and may significantly increase our intangible assets and future amortization expense.

The following table details our other intangible assets as of December 31, 2006 and 2005:

	(Successor)				(Predecessor)
December 31	2006				2005
	Gross carrying amount	Accumulated amortization	Net Amount	Average life	Gross carrying amount	Accumulated amortization	Net Amount
Trade name and trademarks	$7.8	$—	$7.8	30 years	$7.9	$(0.1)	$7.8
Technology	12.8	(0.1)	12.7	12 years	0.4	—	0.4
Customer contracts	32.9	(0.2)	32.7	5 years	1.6	(0.1)	1.5
Customer relationships	31.1	(0.2)	30.9	12 years	13.4	(0.2)	13.2

	$84.6	$(0.5)	$84.1		$23.3	$(0.4)	$22.9

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents amortization expense, which has been classified within “Selling, general and administrative expense” in the consolidated statement of operations:

	(Successor)	(Predecessor)
	For the period from December 20, 2006 to December 31, 2006	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31,
			2005	2004
Amortization expense	$0.5	$6.0	$0.4	$—

Amortization expense related to the intangible assets recorded as of December 31, 2006 for the next five years will total approximately $13.3 per year. However, as discussed above, actual amortization expense in those periods may increase substantially as a result of the Acquisition.

I. ACCRUED LIABILITIES

Accrued liabilities at December 31, 2006 and 2005 consisted of the following:

	(Successor)	(Predecessor)
December 31	2006	2005
Employee related costs	$105.6	$38.8
Estimated additional purchase price associated with Corus Aluminum acquisition	65.0	—
Current portion of accrued pension benefits	4.9	14.9
Current portion of accrued post-retirement benefits	4.0	4.0
Derivative financial instruments	23.7	11.3
Accrued taxes	26.8	8.7
Accrued interest	8.0	7.2
Other liabilities	100.7	50.5

	$338.7	$135.4

J. ASSET RETIREMENT OBLIGATIONS

Our asset retirement obligations consist of legal obligations associated with the closure of our active landfills and also include costs to remove underground storage tanks and other legal or contractual obligations associated with the ultimate closure of our manufacturing facilities. During 2006 and 2005, we revised the estimated costs to close our landfills and increased the liability for these obligations by $1.2 and $4.6, respectively. In addition, liabilities totaling $1.7 associated with the Carson, California rolling mill were included within the gain on the sale of that facility in December 2006. In 2005, we recorded liabilities of $1.7 for asset retirement obligations related to businesses acquired.

The changes in the carrying amount of asset retirement obligations for the years ended December 31, 2006, 2005 and 2004 are as follows:

	(Combined)	(Predecessor)
For the year ended December 31	2006	2005	2004
Balance at beginning of year	$12.8	$5.7	$5.3
Revisions and liabilities incurred or sold	(0.5)	7.4	—
Accretion expense	0.9	0.6	0.5
Payments	(1.2)	(0.9)	(0.1)

Balance at end of year	$12.0	$12.8	$5.7

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

K. LONG-TERM DEBT

Our long-term debt as of December 31, 2006 and 2005 is summarized as follows:

	(Successor)	(Predecessor)
December 31	2006	2005
Revolving Credit Facility	$328.6	$—
Term Loan Facility	1,225.0	—
9% Senior Notes, due December 15, 2014	600.0	—
10% Senior Subordinated Notes, due December 15, 2016	400.0	—
Amended and restated senior secured credit facility	—	263.3
Tendered 9% Senior Notes	—	125.0
Tendered 10 3/8% Senior Secured Notes	—	207.9
VAW-IMCO credit facilities	—	34.8
7.65% Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds—1996 Series, due May 1, 2016	5.7	5.7
7.45% Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds—1997 Series, due May 1, 2022	4.6	4.6
6% Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds—1998 Series, due May 1, 2023	4.1	4.1
Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds—2004 Series, due October 1, 2027 bearing interest at 3.75% at December 31, 2006	5.0	5.0
Other	15.0	1.4

Subtotal	$2,588.0	$651.8
Less current maturities	20.5	20.8

Total	$2,567.5	$631.0

December 2006 Refinancing

On December 19, 2006, in conjunction with the Acquisition, we amended and restated the $750.0 revolving credit facility entered into on August 1, 2006 in connection with the acquisition of Corus Aluminum (the “Revolving Credit Facility”) to, in part, increase the maximum borrowings by $100.0, subject to lender approval. In addition, we amended and restated the term loan facility entered into on August 1, 2006 in connection with the acquisition of Corus Aluminum to increase the maximum borrowings to $825.0 million and €303.0 (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “2006 Credit Facilities”). We also issued $600.0 of senior notes (the “Senior Notes”) and $400.0 of senior subordinated notes (the “Senior Subordinated Notes”). We used proceeds from these facilities to refinance substantially all of our existing indebtedness and to fund a portion of the purchase price of the Acquisition. We incurred $85.3 of fees and expenses associated with the refinancing which have been capitalized as debt issuance costs.

Revolving Credit Facility. Our Revolving Credit Facility provides senior secured financing of up to $750.0. We and certain of our U.S. and international subsidiaries are borrowers under this Revolving Credit Facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S. and Canadian inventory, less certain ineligible amounts. Non-U.S. borrowers will also have the ability to borrow under this Revolving Credit Facility based on excess availability under the borrowing base applicable to U.S. borrowers, subject to certain sublimits. The Revolving Credit Facility provides for the issuance of up to $50.0 of letters of credit as well as borrowings on same-day notice, referred to as swingline loans, and will be

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

available in U.S. dollars, Canadian dollars, euros and certain other currencies. As of December 31, 2006, we estimate that our borrowing base would have supported borrowings of $722.6. After giving effect to the $328.6 of outstanding borrowings as well as outstanding letters of credit of $23.1, we had $370.9 available for borrowing as of December 31, 2006.

The Revolving Credit Facility provides that we have the right at any time to request up to $100.0 of additional commitments. The lenders do not have any obligation to provide any such additional commitments, and any increase in commitments will be subject to the absence of a default. If we request, and the lenders agree to provide, any such additional commitments, the Revolving Credit Facility size could be increased to up to $850.0, but our ability to borrow would still be limited by the applicable borrowing bases.

Borrowings under the Revolving Credit Facility bear interest at a rate equal to, at our option:

•

in the case of borrowings in U.S. dollars, either (a) a base rate determined by reference to the higher of (1) Deutsche Bank’s prime lending rate and (2) the overnight federal funds rate plus 0.5%, plus an applicable margin or (b) a Eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank, plus an applicable margin;

•	in the case of borrowings in euros, a euro LIBOR rate determined by Deutsche Bank, plus an applicable margin;

•	in the case of borrowings in Canadian dollars, a Canadian prime rate, plus an applicable margin; or

•	in the case of borrowings in other available currencies, a EURIBOR rate, plus an applicable margin.

The weighted average interest rate under the Revolving Credit Facility as of December 31, 2006 was 7.2%.

In addition to paying interest on outstanding principal under the Revolving Credit Facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.25%, if the average utilization is 50% or more for any applicable period, or 0.375%, if the average utilization is less than 50% for the applicable period. We must also pay customary letter of credit fees and agency fees.

The Revolving Credit Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuances of debt, other than debt permitted under the Revolving Credit Facility; and (iii) 100% of the net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights. Mandatory prepayments with such proceeds are only required to the extent necessary to achieve a defined threshold liquidity level.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Revolving Credit Facility exceed the applicable borrowing base in effect at such time, we are required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the Revolving Credit Facility is less than the greater of (x) $65.0 and (y) 10% of the total commitments under the Revolving Credit Facility or an event of default is continuing, we are required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the Revolving Credit Facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar, euro LIBOR and EURIBOR loans.

There is no scheduled amortization under the Revolving Credit Facility. The principal amount outstanding will be due and payable in full at maturity, on December 19, 2011.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Revolving Credit Facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us or our domestic subsidiaries), by (i) a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly-owned domestic subsidiaries located in the U.S., substantially all of our assets located in Canada as well as the assets of Aleris Switzerland GmbH (other than its inventory and equipment), (ii) a second-priority security interest in substantially all our fixed assets located in the U.S. and substantially all of the fixed assets of substantially all of our wholly-owned domestic subsidiaries located in the U. S., and (iii) the equity interests of certain of our foreign and domestic direct and indirect subsidiaries (including Aleris Deutschland Holding GmbH and Aleris Switzerland GmbH). The borrowers’ obligations under the Revolving Credit Facility will be guaranteed by certain of our existing and future direct and indirect subsidiaries. In addition, we will guarantee the obligations of the other borrowers under the Revolving Credit Facility.

The Revolving Credit Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing the Revolving Credit Facility generally does not require us to comply with any financial ratio maintenance covenants, if the amount available under the Revolving Credit Facility is less than the greater of (x) $65.0 and (y) 10% of the total commitments under the Revolving Credit Facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply. The credit agreement also contains certain customary affirmative covenants and events of default. We were in compliance with all of the covenants associated with the credit agreement as of December 31, 2006.

Term Loan Facility. Our Term Loan Facility is a seven-year credit facility maturing on December 19, 2013. The Term Loan Facility permits $825.0 in U.S. dollar borrowings and €303.0 in euro borrowings. We have borrowed the maximum amount under this Term Loan Facility, totaling approximately $1,225.0, as of December 31, 2006.

Borrowings under our Term Loan Facility bear interest, at our option, at:

•

in the case of borrowing in U.S. dollars, either (a) a base rate determined by reference to the higher of (1) Deutsche Bank’s prime lending rate and (2) the overnight federal funds rate plus 0.5%, plus an applicable margin or (b) a Eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank, plus an applicable margin; or

•	in the case of borrowings in euros, a euro LIBOR rate determined by Deutsche Bank, plus an applicable margin.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The applicable margin for borrowings by us in U.S. dollars under our Term Loan Facility is 1.38% with respect to base rate borrowings and 2.38% with respect to Eurodollar borrowings. The applicable margin for loans made to Aleris Deutschland Holding GmbH in euros is 2.50%. At December 31, 2006, the weighted average interest rate for borrowings under the Term Loan Facility was 7.2%.

The Term Loan Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuances of debt, other than debt permitted under the Term Loan Facility; (iii) 100% of the net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights; and (iv) up to 50% (subject to certain reductions) of annual excess cash flow (as defined in the credit agreement for the Term Loan Facility).

We may voluntarily repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar and euro LIBOR loans.

The Term Loan Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount during the first 6 3/4 years thereof, with the balance payable on the maturity date.

The Term Loan Facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us), by (i) a first-priority security interest in substantially all our fixed assets located in the U.S., substantially all of the fixed assets of substantially all of our wholly-owned domestic subsidiaries located in the U.S. and substantially all of the assets of Aleris Deutschland Holding GmbH and certain of its subsidiaries, (ii) a second priority security interest in all collateral pledged by us and substantially all of our wholly-owned domestic subsidiaries on a first-priority basis to lenders under the Revolving Credit Facility located in the U.S. and (iii) the equity interests of certain of our foreign and domestic direct and indirect subsidiaries (including Aleris Deutschland Holding GmbH and Aleris Switzerland GmbH). The borrowers’ obligations under the Term Loan Facility will be guaranteed by certain of our existing and future direct and indirect subsidiaries. In addition, we guarantee the obligations of Aleris Deutschland Holding GmbH under the Term Loan Facility.

The credit agreement governing the Term Loan Facility contains a number of negative covenants that are substantially similar to those governing the Senior Notes and certain other customary covenants and events of default. However, we are not required to comply with any financial ratio covenants, including the minimum fixed charge coverage ratio applicable to our Revolving Credit Facility.

Senior Notes. On December 19, 2006, Merger Sub, Inc. issued $600.0 aggregate original principal amount of 9.0% / 9.75% Senior Notes under a senior indenture (the “Senior Indenture”) with LaSalle Bank National Association, as trustee. As the surviving corporation in the Acquisition, we assumed all the obligations of Merger Sub under the Senior Indenture. The Senior Notes mature on December 15, 2014.

For any interest payment period through December 15, 2010, we may, at our option, elect to pay interest on the Senior Notes entirely in cash (“Cash Interest”), entirely by increasing the principal amount of the outstanding Senior Notes or by issuing additional Senior Notes (“PIK Interest”) or by paying 50% of the interest on the Senior Notes in Cash Interest and the remaining portion of such interest in PIK Interest . Cash Interest on the Senior Notes accrues at the rate of 9% per annum. PIK Interest on the Senior Notes accrues at the rate of 9.75% per annum. After December 15, 2010, we will make all interest payments on the Senior Notes entirely in cash. All Senior Notes mature on December 15, 2014 and have the same rights and benefits as the Senior Notes issued on December 19, 2006. Interest on the Senior Notes is payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2007.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Senior Notes are fully and unconditionally guaranteed on a joint and several unsecured, senior basis, by each of our restricted subsidiaries that are domestic subsidiaries and that guarantee our obligations under the 2006 Credit Facilities. The Senior Notes and the guarantees thereof are our and the guarantors’ unsecured, senior obligations and rank (i) equal in the right of payment with all of our and the guarantors’ existing and future senior indebtedness and other obligations, including any borrowings under our 2006 Credit Facilities and the guarantees thereof, that are not by their terms expressly subordinated in right of payment to the Senior Notes and the guarantors’ guarantee of the Senior Notes; and (ii) senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness, including the Senior Subordinated Notes and the guarantees thereof . The Senior Notes also are effectively junior in priority to our and the guarantors’ obligations under all secured indebtedness, including our 2006 Credit Facilities, and any other secured obligations of ours, in each case, to the extent of the value of the assets securing such obligations. In addition, the Senior Notes are structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that are not providing guarantees.

We are not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes other than as set forth in the Senior Indenture relating to certain tax matters, but under certain circumstances, we may be required to offer to purchase Senior Notes as described below. We may from time to time acquire Senior Notes by means other than a redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Except as described below, the Senior Notes are not redeemable at our option prior to December 15, 2010. From and after December 15, 2010, we may redeem the Senior Notes, in whole or in part, at a redemption price equal to 104.5% of principal amount, declining annually to 100% of the principal amount on December 15, 2012, plus accrued and unpaid interest, and Additional Interest (as defined in the Senior Indenture), if any, thereon to the applicable redemption date.

Prior to December 15, 2009, we may, at our option, subject to certain conditions, redeem up to 35% of the aggregate principal amount of Senior Notes at a redemption price equal to 109% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, with the net cash proceeds of one or more equity offerings of ours or any direct or indirect parent of ours to the extent such net proceeds are contributed to us. At any time prior to December 15, 2010, we also may redeem all or a part of the Senior Notes at a redemption price equal to 100% of the principal amount of Senior Notes redeemed plus an applicable premium, as provided in the Senior Indenture, as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

Upon the occurrence of a change of control (as defined in the Senior Indenture), each holder of the Senior Notes has the right to require us to repurchase some or all of such holder’s Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and Additional Interest, if any, to the date of purchase.

The indenture governing the Senior Notes contains covenants that limit our ability and certain of our subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the Senior Notes;

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	consolidate or merge;

•	create liens; and

•	enter into sale and lease back transactions.

The Senior Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all outstanding Senior Notes to be due and payable immediately.

Senior Subordinated Notes. On December 19, 2006, Merger Sub issued $400.0 aggregate original principal amount of 10.0% Senior Subordinated Notes under a senior subordinated indenture (the “Senior Subordinated Indenture”) with LaSalle Bank National Association, as trustee. As the surviving corporation in the Acquisition, we assumed all the obligations of Merger Sub under the Senior Subordinated Indenture. The Senior Subordinated Notes mature on December 15, 2016. Interest on the Senior Subordinated Notes is payable in cash semi-annually in arrears on each June 15 and December 15, commencing June 15, 2007.

The Senior Subordinated Notes are fully and unconditionally guaranteed, on a joint and several unsecured, senior subordinated basis, by each of our restricted subsidiaries that are domestic subsidiaries and that guarantee our obligations under the 2006 Credit Facilities. The Senior Subordinated Notes and the guarantees thereof are our and the guarantors’ unsecured, senior subordinated obligations and rank (i) junior to all of our and the guarantors’ existing and future senior indebtedness, including the Senior Notes and any borrowings under our 2006 Credit Facilities, and the guarantees thereof ; (ii) equally with any of our and the guarantors’ future senior subordinated indebtedness; and (iii) senior to any of our and the guarantors’ future subordinated indebtedness. In addition, the Senior Subordinated Notes are structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that are not providing guarantees.

We are not required to make any mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes, but, under certain circumstances, we may be required to offer to purchase Senior Subordinated Notes as described below. We may from time to time acquire Senior Subordinated Notes by means other than a redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Except as described below, the Senior Subordinated Notes are not redeemable at our option prior to December 15, 2011. From and after December 15, 2011, we may redeem the Senior Subordinated Notes, in whole or in part, at a redemption price equal to 105.0% of principal amount, declining annually to 100% of principal amount on December 15, 2014, plus accrued and unpaid interest, and Additional Interest (as defined in the Senior Subordinated Indenture), if any, thereon to the applicable redemption date.

Prior to December 15, 2009, we may, at our option, subject to certain conditions, redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes at a redemption price equal to 110.0% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, with the net cash proceeds of one or more equity offerings of ours or any direct or indirect parent of ours to the extent such net proceeds are contributed to us. At any time prior to December 15, 2011, we also may redeem all or a part of the Senior Subordinated Notes at a redemption price equal to 100% of the principal amount of Senior Subordinated Notes redeemed plus an applicable premium, as provided in the Senior Subordinated Indenture, as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Upon the occurrence of a change of control (as defined in the Senior Subordinated Indenture), we will make an offer to purchase all of the Senior Subordinated Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and Additional Interest, if any, to the date of purchase.

The indenture governing the Senior Subordinated Notes contains covenants substantially similar to those applicable to our Senior Notes described above. The Senior Subordinated Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all outstanding Senior Notes to be due and payable immediately, subject to certain exceptions.

August 2006 Refinancing

In connection with the acquisition of Corus Aluminum, we entered into the Revolving Credit Facility, the Term Loan Facility, and a temporary senior unsecured facility. In addition to funding the purchase price paid to acquire Corus Aluminum, we used the proceeds from these facilities to refinance substantially all of our then-existing indebtedness and to pay costs associated with the acquisition and new facilities. Amounts outstanding under our former facility were repaid and that agreement was terminated on August 1, 2006. We completed a cash tender offer and consent solicitation for the 9% senior notes due 2014 (the “9% Notes”) on August 1, 2006 and effected a legal defeasance on August 2, 2006 that resulted in the discharge of our obligations under the 9% Notes and the indenture governing the 9% Notes. We also completed a cash tender offer and consent solicitation for the 10 3/8% senior secured notes due 2010 (the “10 3/8% Notes”) on August 1, 2006, effected a covenant defeasance on August 2, 2006 that terminated our obligations with respect to substantially all of the remaining restrictive covenants on the 10 3/8% Notes and effected the satisfaction and discharge of the indenture governing the 10 3/8% Notes on October 20, 2006, including the release of all liens on the collateral securing the 10 3/8% Notes. In addition, we repaid all of the amounts outstanding under the VAW-IMCO credit facilities and $59.0 of Corus Aluminum’s outstanding debt. As a result of these financing activities, we incurred prepayment penalties totaling $38.0 and wrote off $16.4 of unamortized debt issuance costs. The total charge of $54.4 has been recorded as “Loss on early extinguishment of debt” in the consolidated statement of operations. In addition, we incurred fees and expenses associated with the refinancing totaling $29.8. These costs were capitalized as debt issuance costs, amortized to interest expense through the date of the Acquisition and then eliminated in purchase accounting as a result of the refinancing of debt related to the Acquisition.

Maturities of Long-Term Debt

Scheduled maturities of our long-term debt subsequent to December 31, 2006 are as follows:

2007	$20.5
2008	18.7
2009	12.3
2010	12.3
2011	340.9
After 2011	2,183.3

Total	$2,588.0

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

L. EMPLOYEE BENEFIT PLANS

Defined Contribution Pension Plans

During 2006, we sponsored a profit-sharing retirement plan covering most of our employees in the global aluminum recycling and global zinc segments as well as certain corporate employees who met defined service requirements. Contributions were determined annually by the Board of Directors. Our profit sharing contributions for the period from January 1, 2006 to December 19, 2006 and for the years ended December 31, 2005 and 2004 were as follows:

	(Predecessor)
	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31,
		2005	2004
Company profit sharing contributions	$1.8	$2.2	$1.9

Subject to certain dollar limits, our employees were permitted to contribute a percentage of their salaries to this plan, and we would match a portion of the employees’ contributions. In addition, as part of the acquisitions of Commonwealth, ALSCO and Alumitech, we sponsor defined contribution plans covering certain employees of the global rolled and extruded products and global aluminum recycling segments as well as certain corporate employees. Our match of employees’ contributions under our defined contribution plans for the period from January 1, 2006 to December 19, 2006 and for the years ended December 31, 2005 and 2004 were as follows:

	(Predecessor)
For the year ended December 31	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31,
		2005	2004
Company match of employee contributions	$1.5	$1.4	$1.6

During the fourth quarter of 2006 and as part of our efforts to consolidate and standardize our benefit plan offerings to those employees not covered under collective bargaining agreements, the Compensation Committee of the Board of Directors approved a new defined contribution plan that covers substantially all U.S. employees not covered under such agreements. The new plan became effective on January 1, 2007 with the majority of the previous defined contribution plans merging into this new plan. The new plan provides both profit sharing and employee matching contributions as well as an age and salary based contribution. In conjunction with the introduction of this plan, we curtailed the Commonwealth Industries, Inc. Cash Balance Plan, a defined benefit pension plan which provides benefits to certain non-bargained for employees of Commonwealth hired prior to our acquisition of Commonwealth. Benefits will no longer accumulate under the Cash Balance Plan as a result of the curtailment. A gain totaling $1.6 was recorded in the period from January 1, 2006 to December 19, 2006 as a result of the curtailment of this plan. We do not expect that these changes in employee benefit plan offerings will materially change our total expense or cash payments as compared to historical levels.

Defined Benefit Pension Plans

Our U.S. and Canadian non-contributory defined benefit pension plans cover certain salaried and non-salaried employees at our corporate headquarters and global rolled and extruded products segment. The plan benefits are based on age, years of service and employees’ eligible compensation during employment for all employees not covered under a collective bargaining agreement and on stated amounts based on job grade and

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

years of service prior to retirement for non-salaried employees covered under a collective bargaining agreement. As discussed above, one of these plans was curtailed during 2006 and effectively replaced by an enhanced defined contribution plan.

Our German subsidiaries sponsor various defined benefit pension plans for their employees. These plans are based on final pay and service, but some senior officers are entitled to receive enhanced pension benefits. Benefit payments are financed, in part, by contributions to a relief fund which establishes a life insurance contract to secure future pension payments; however, the plans are substantially unfunded plans under German law. The unfunded accrued pension costs are covered under a pension insurance association under German law if we are unable to fulfill our obligations.

As a result of the Acquisition, all of our obligations under defined benefit pension plans were revalued to fair value in accordance with SFAS No. 141 and the unrecognized actuarial gains and losses previously included within “Accumulated other comprehensive income” in the consolidated balance sheet were eliminated. The requirement to value all of our obligations under defined benefit plans at fair value also resulted in the adoption of SFAS No. 158 having no effect on our obligations as of December 31, 2006.

The components of the net periodic benefit expense for the period from January 1, 2006 to December 19, 2006 and for the years ended December 31, 2005 and 2004 were as follows:

	(Predecessor)			(Predecessor)
	U.S. pension benefits			European and Canadian pension benefits
	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31,		For the period from January 1, 2006 to December 19, 2006	For the year ended December 31,
		2005	2004		2005	2004
Service cost	$3.4	$3.0	$0.2	$2.4	$0.6	$0.5
Interest cost	7.1	6.8	0.6	5.7	0.9	0.9
Amortization of net (gain) loss	—	—	—	0.4	0.2	0.1
Expected return on plan assets	(7.8)	(7.2)	(0.6)	(2.7)	—	—
Curtailment gain recognized	(1.6)	—	—	—	—	—

Net periodic benefit cost	$1.1	$2.6	$0.2	$5.8	$1.7	$1.5

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in projected benefit obligations and plan assets during the years ended December 31, 2006 and 2005, using a year end measurement date, are as follows.

	U.S. pension benefits		European and Canadian pension benefits
	2006	2005	2006	2005
Change in projected benefit obligations
Projected benefit obligations at beginning of year	$131.3	$125.7	$21.3	$20.2
Acquisitions of ALSCO and Corus Aluminum	—	3.7	221.8	—
Plan curtailments	(3.2)	—	—	—
Service cost	3.4	3.0	2.4	0.6
Interest cost	7.1	6.8	5.7	0.9
Actuarial loss	1.7	1.9	11.5	2.7
Benefits paid	(8.2)	(9.8)	(5.5)	(0.4)
Employee contributions	—	—	0.4	—
Translation and other	—	—	2.3	(2.7)

Projected benefit obligations at end of year	$132.1	$131.3	$259.9	$21.3

Change in plan assets
Fair value of plan assets at beginning of year	$90.5	$89.6	$0.5	$0.2
Acquisitions of ALSCO and Corus Aluminum	—	2.1	97.4	—
Employer contributions	13.2	3.1	5.5	0.7
Actual return on plan assets	8.8	5.5	8.4	—
Employee contributions	—	—	0.4	—
Benefits paid	(8.2)	(9.8)	(5.5)	(0.4)
Translation and other	—	—	(3.1)	—

Fair value of plan assets at end of year	$104.3	$90.5	$103.6	$0.5

Funded status
Fair value of plan assets less than projected benefit obligations	$(27.8)	$(40.8)	$(156.3)	$(20.8)
Unrecognized net actuarial loss	—	2.7	—	7.2

Net amount recognized	$(27.8)	$(38.1)	$(156.3)	$(13.6)

Amounts recognized in the consolidated balance sheet consist of:
Accrued benefit liability	$(27.8)	$(39.0)	$(156.3)	$(17.6)
Accumulated other comprehensive loss	—	0.6	—	2.6
Deferred income tax asset	—	0.3	—	1.4

Net amount recognized	$(27.8)	$(38.1)	$(156.3)	$(13.6)

The following table provides the amounts recognized in the consolidated balance sheet as of December 31, 2006 after the adoption of the recognition provisions of SFAS No. 158:

December 31, 2006	U.S. pension plans	European and Canadian pension plans
Current liabilities	$—	$(4.9)
Non-current liabilities	(27.8)	(151.4)

Net amount recognized	$(27.8)	$(156.3)

The accumulated benefit obligation of the U.S. and European and Canadian pension plans was $132.0 and $247.7, respectively, at December 31, 2006 and $128.6 and $17.6, respectively, at December 31, 2005.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Plan Assumptions. We are required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, we use one of two methods depending on the size of the plan and the bond market in the resident country. For larger plans in countries with well-developed bond markets, including the U.S., projected cash flows are developed. These cash flows are matched with a yield curve based on an appropriate universe of high-quality corporate bonds. For other plans, discount rates are selected based on AA-rated bonds. Benchmark rates are adjusted based on the underlying duration of the plan’s liabilities and the resulting yields serve as the basis for determining our best estimate of the effective settlement rate.

Assumptions for long-term rate of return on plan assets are based upon historical returns, future expectations for returns for each asset class and the effect of periodic target asset allocation rebalancing. The results are adjusted for the payment of reasonable expenses of the plan from plan assets. The historical long-term return on the plans’ assets exceeded the selected rates and we believe these assumptions are appropriate based upon the mix of the investments and the long-term nature of the plans’ investments.

The weighted average assumptions used to determine benefit obligations are as follows:

	U.S. pension benefits		European and Canadian pension benefits
December 31	2006	2005	2006	2005
Discount rate	5.75%	5.50%	4.73%	4.50%
Rate of compensation increase, if applicable	4.49	3.75	3.14	3.00

The weighted average assumptions used to determine the net periodic benefit cost for the period from January 1, 2006 to December 19, 2006 and for the years ended December 31, 2005 and 2004 are as follows:

	U.S. pension benefits			European and Canadian pension benefits
	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31,		For the period from January 1, 2006 to December 31, 2006	For the year ended December 31,
		2005	2004		2005	2004
Discount rate	5.50%	5.49%	5.50%	4.75%	5.00%	5.00%
Expected return on plan assets	8.23	8.23	8.50	6.48	3.50	3.50
Rate of compensation increase	3.77	3.75	3.75	3.00	3.00	3.00
Plan Assets. The U.S. and Canadian pension plans’ assets consist primarily of equity securities guaranteed investment contracts and fixed income pooled accounts. The weighted average plan asset allocations at December 31, 2006 and 2005 and the target allocations are as follows:

	Percentage of plan assets
	2006	2005	Target Allocation
Asset Category:
Equity securities	58%	57%	59%
Debt securities	31	43	31
Real Estate	6	—	5
Other	5	—	5

Total	100%	100%	100%

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Plan Contributions. Our funding policy for funded pensions is to make annual contributions based on advice from our actuaries and the evaluation of our cash position, but not less than minimum statutory requirements. Contributions for unfunded plans are equal to benefit payments. We expect to make $24.4 of contributions to our pension plans during the year ending December 31, 2007.

Expected Future Benefit Payments. The following benefit payments for our pension plans, which reflect expected future service, as appropriate, are expected to be paid for the periods indicated:

2007	$18.6
2008	20.2
2009	20.4
2010	22.4
2011	22.4
2012-2016	127.6

Other Postretirement Benefit Plans

We maintain health care and life insurance benefit plans covering certain corporate and global rolled and extruded products employees hired prior to the acquisition of Commonwealth as well as certain employees of our Canadian operations. We accrue the cost of postretirement benefits within the covered employees’ active service periods. As with the defined benefit pension plans and as a result of the Acquisition, all of our obligations under other postretirement benefit plans were revalued to fair value in accordance with SFAS No. 141 and the unrecognized actuarial gains and losses previously included within “Accumulated other comprehensive income” in the consolidated balance sheet were eliminated.

The financial status of the plans at December 31, 2006 and 2005, using a year end measurement date, is as follows:

December 31	2006	2005
Change in benefit obligations
Benefit obligations at beginning of year	$53.5	$42.1
Acquisitions of ALSCO and Corus Aluminum	8.6	11.2
Service cost	0.8	0.5
Interest cost	3.1	2.4
Benefits paid	(4.0)	(3.5)
Actuarial (gain) loss	(0.2)	0.8
Translation and other	(0.3)	—

Benefit obligations at end of year	$61.5	$53.5

Change in plan assets
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	4.0	3.5
Benefits paid	(4.0)	(3.5)

Fair value of plan assets, end of year	$—	$—

Funded status	$(61.5)	$(53.5)
Unrecognized net actuarial loss	—	0.9

Net amount recognized	$(61.5)	$(52.6)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides the amounts recognized in the consolidated balance sheet as of December 31, 2006 after the adoption of the recognition provisions of SFAS No. 158:

December 31, 2006
Current liabilities	$(4.0)
Non-current liabilities	(57.5)

Net amount recognized	$(61.5)

The components of net postretirement benefit expense for the period from January 1, 2006 to December 19, 2006 and for the years ended December 31, 2005 and 2004 are as follows:

	(Predecessor)
	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31
		2005	2004
Service Cost	$0.8	$0.5	$0.1
Interest cost	3.1	2.4	0.1

Net postretirement benefit expense	$3.9	$2.9	$0.2

Plan Assumptions. We are required to make an assumption regarding the discount rate applied to determine service cost and interest cost. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, we use one of two methods depending on the size of the plan and the bond market in the resident country. For larger plans in countries with well-developed bond markets, including the U.S., projected cash flows are developed. These cash flows are matched with a yield curve based on an appropriate universe of high-quality corporate bonds. For other plans, discount rates are selected based on AA-rated bonds. Benchmark rates are adjusted based on the underlying duration of the plan’s liabilities and the resulting yields serve as the basis for determining our best estimate of the effective settlement rate.

The weighted average assumptions used to determine net postretirement benefit expense and benefit obligations are as follows:

	2006	2005
Discount rate used to determine expense	5.50%	5.50%
Discount rate used to determine December 31 benefit obligations	5.66	5.50
Health care cost trend rate assumed for next year:
Retirees under age 65	9.00-10.20%	8.00-8.50%
Retirees 65 and older	9.00-10.40	9.50-10.00%
Ultimate trend rate	5.57	5.00
Year rate reaches ultimate trend rate:
Retirees under age 65	2011-2016	2008-2011
Retirees 65 and older	2011-2015	2010-2014

For measurement purposes, there is an employer cap on the amount paid for retiree medical benefits for our U.S. plans. At December 31, 2006, the employer cap had not yet been reached for salary employees but had been reached for hourly employees.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assumed health care cost trend rates have an effect on the amounts reported for postretirement benefit plans. A one-percentage change in assumed health care cost trend rates would have the following effects:

	1% increase	1% decrease
Effect on total service and interest components	$0.2	$(0.1)
Effect on postretirement benefit obligations	2.0	(1.7)

Plan Contributions. Our policy for the plan is to make contributions equal to the benefits paid during the year. Expected contributions for the succeeding twelve months have been included in other current liabilities in the consolidated balance sheet.

Expected Future Benefit Payments. The following benefit payments are expected to be paid for the periods indicated:

	Gross benefit payment	Net of Medicare Part D subsidy
2007	$4.7	$4.5
2008	4.8	4.6
2009	4.9	4.7
2010	5.0	4.8
2011	5.3	5.1
2012-2016	27.1	25.9

Early Retirement Plans

Our Belgian and German subsidiaries sponsor various unfunded early retirement benefit plans. The obligations under these plans at December 31, 2006 total $20.5, of which $5.4, the estimated payments under these plans for the year ending December 31, 2007, has been classified as a current liability.

Employee Stock Purchase Plan

Prior to the Acquisition, we had a qualified, non-compensatory employee stock purchase plan, which allowed employees to acquire shares of common stock through payroll deductions over a six-month period. The purchase price was equal to 85% of the fair market value of the common stock on either the first or last day of the offering period, whichever was lower. Purchases under the plan were limited to 15% of an employee’s eligible compensation. A total of 800,000 shares were available for purchase under the plan. We issued 16,826 and 20,431 shares under the plan in 2005 and 2004, respectively. The plan was suspended effective January 1, 2006 and was terminated upon the Acquisition.

M. STOCKHOLDER’S EQUITY

Successor

In connection with the Acquisition, all of our previously outstanding common stock was purchased by Merger Sub and retired. Immediately upon consummation of the Acquisition and our merger with Merger Sub, we amended and restated our Articles of Incorporation to authorize the issuance of 900 shares of common stock and 100 shares of preferred stock. The Board of Directors will approve the voting rights, dividend rates and other pertinent rights of the preferred stock upon the issuance, if any, of those shares.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Predecessor

The following table shows changes in the number of outstanding shares and treasury shares prior to the Acquisition:

	Common stock share activity
	Outstanding Shares	Treasury Shares
Balance at January 1, 2004	17,155,211	(1,843,403)
Issuance of common stock for services	5,938	—
Exercise of stock options	—	693,349
Issuance of common stock for vested stock units	—	169,000
Forfeiture of non-vested stock	—	(150,000)
Stock issued in connection with ESPP	—	20,431
Acquisition of Commonwealth Industries, Inc.	13,608,274	—

Balance at December 31, 2004	30,769,423	(1,110,623)
Issuance of common stock for services	5,924	12,315
Exercise of stock options	410,880	846,755
Stock issued in connection with ESPP	5,000	11,826
Issuance of non-vested stock	78,650	204,736
Purchase of common stock for treasury	—	(13,007)
Other	(32,192)	34,991

Balance at December 31, 2005	31,237,685	(13,007)
Exercise of stock options	139,336	8,884
Issuance of common stock for services	1,740	652
Issuance of non-vested stock	34,039	—
Purchase of common stock for treasury	—	(72,073)
Other	(719)	—

Balance at December 19, 2006	31,412,081	(75,544)

N. STOCK-BASED COMPENSATION

Predecessor Stock-Based Compensation Plans

In December 2004, our stockholders approved the 2004 Equity Incentive Plan, as amended (“2004 Plan”). The 2004 Plan provided for the grant of stock options, non-vested shares and share units as well as other stock awards to eligible employees, officers, consultants and non-employee directors. These awards were to vest upon the attainment of stated service periods or performance targets established by the Compensation Committee of the Board of Directors. On May 18, 2006, our stockholders approved an amendment to the 2004 Plan that increased the number of shares of common stock reserved for issuance from 1,100,000 to 2,200,000. All options granted under this plan, once vested, were exercisable for a period of up to 10 years from the date of grant, although options may have expired earlier because of termination of employee service. The 2004 Plan was terminated as of the Acquisition date and all stock options and non-vested shares issued under the 2004 Plan and all predecessor plans were redeemed on December 19, 2006. Certain share unit awards were modified to provide for vesting upon the consummation of the Acquisition while other share unit awards were not modified and remained not vested as of December 19 and December 31, 2006. The awards which vested upon the Acquistion were redeemed for cash of $52.50 per share in January 2007 and the remaining awards are expected to be redeemed for cash of $52.20 per share in the second quarter of 2007.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Predecessor Stock Option Summary

A summary of stock option activity for service-based options during the period from January 1, 2006 to December 19, 2006 is as follows:

Service-based options	Shares	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding December 31, 2005	1,715,764	$13.07		$32.9
Exercised	(148,220)	9.73
Canceled	(39,795)	13.67

Outstanding at December 19, 2006	1,527,749	$13.38	7.33	$59.8

In conjunction with the Acquisition, all outstanding stock options were canceled and all option holders received $52.50 per share less the applicable exercise price.

The weighted-average grant date fair value per option of all stock option awards granted in 2005 and 2004 was $12.56 and $6.48, respectively. The intrinsic value of stock options exercised during the period from January 1, 2006 to December 19, 2006 and the years ended December 31, 2005 and 2004 was $5.2, $17.5 and $3.5, respectively.

The fair value of the stock options granted in 2005 and 2004 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	2005	2004
Expected option life in years	6.0	4.8
Risk-free interest rate	4.2%	3.4%
Volatility factor	0.585	0.459
Dividend yield	0.0%	0.0%

Predecessor Non-Vested Shares and Share Units Summary

A summary of the non-vested shares and share units for service-based awards during period from January 1, 2006 to December 31, 2006 is as follows:

Service-based awards	Shares/units	Weighted- average grant date fair value per share/unit
Awarded and not vested at December 31, 2005	387,088	$18.38
Granted	34,039	43.09
Vested	(35,352)	15.80
Canceled	(11,300)	25.92

Awarded and not vested at December 19, 2006	374,475	$20.64

Per the terms of the award agreements, all non-vested shares became vested upon the change in control that resulted from the Acquisition and all holders received cash of $52.50 per share.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the non-vested shares and share units for performance-based awards during the period from January 1, 2006 to December 19, 2006 is as follows:

Performance-based awards	Shares/units	Weighted- average grant date fair value per share/unit
Awarded and not vested at December 31, 2005	251,472	$26.59
Granted	42,250	43.92
Vested	(106,050)	15.80
Canceled	(2,655)	38.56

Awarded and not vested at December 19, 2006	185,017	$36.56

107,092 of the non-vested share units for performance-based awards were modified by the Company prior to the Acquisition to allow for the vesting of these share units upon the Acquisition. Holders of these share units received $52.50 per share unit in January 2007. The remaining share units were fully expensed in 2006 as all performance targets were attained. Vesting of these share units was subject to approval of the Compensation Committee which approved the vesting of the share units in March 2007. Holders of these share units will receive $52.50 per share unit in April 2007.

The weighted-average grant date fair value per share of all non-vested shares and share unit awards granted during the period January 1, 2006 to December 19, 2006, and the years ended December 31, 2005 and 2004 was $43.54, $30.89 and $14.51, respectively.

O. INCOME TAXES

The income (loss) before income taxes and minority interests was as follows:

	(Successor)	(Predecessor)
	For the period from December 20, 2006 to December 31, 2006	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31,
			2005	2004
U.S.	$(7.2)	$96.8	$75.4	$(38.3)
International	3.1	21.3	(0.2)	22.2

Total	$(4.1)	$118.1	$75.2	$(16.1)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision for (benefit from) income taxes, including income taxes on minority interests, was as follows:

	(Successor)	(Predecessor)
	For the period from December 20, 2006 to December 31, 2006	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31, 2005	For the year ended December 31, 2004
Current:
Federal	$(8.8)	$38.5	$1.9	$(0.6)
State	0.3	5.2	2.4	0.2
International	(0.4)	(3.0)	1.8	7.7

	$(8.9)	$40.7	$6.1	$7.3
Deferred:
Federal	$6.8	$0.9	$(3.7)	$(3.8)
State	0.5	(3.4)	(0.3)	3.3
International	0.9	6.1	(1.7)	0.7

	$8.2	$3.6	$(5.7)	$0.2

(Benefit from) provision for income taxes	$(0.7)	$44.3	$0.4	$7.5

The income tax expense, computed by applying the federal statutory tax rate to earnings before income taxes, differed from the provision for (benefit from) income taxes as follows:

	Successor	(Predecessor)
	For the period from December 20, 2006 to December 31, 2006	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31
			2005	2004
Income tax expense (benefit) at the federal statutory rate	$(1.4)	$41.3	$26.3	$(5.6)
Foreign income tax rate differences	(0.6)	(4.4)	0.1	0.7
State income taxes, net	0.6	1.1	1.4	(2.8)
Tax on foreign repatriation, net of foreign tax credits	—	5.5	0.7	(1.1)
Other, net	0.7	1.7	(0.2)	(0.1)
Change in valuation allowance	—	(0.9)	(27.9)	16.4

(Benefit from) provision for income taxes	$(0.7)	$44.3	$0.4	$7.5

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of our deferred tax liabilities and assets are as follows:

	(Successor)	(Predecessor)
December 31	2006	2005
Deferred Tax Liabilities:
Accelerated depreciation and amortization	$215.1	$84.1
State income taxes	2.0	4.5
Deferred hedging gain	43.5	9.5

Total deferred tax liabilities	$260.6	$98.1
Deferred Tax Assets:
Net operating loss carryforwards	$93.3	$24.1
Tax credit carryforwards	27.4	32.4
Expenses not currently deductible	27.2	19.1
Accrued pension	36.0	13.9
Accrued post retirement	20.1	15.6
Other	14.1	7.1

	$218.1	$112.2
Valuation allowance	(93.7)	(30.7)

Total deferred tax assets	$124.4	$81.5

Net deferred tax liabilities	$136.2	$16.6

At December 31, 2006 and 2005 we had valuation allowances of $93.7 and $30.7, respectively, to reduce certain deferred tax assets to amounts that are more likely than not to be realized. Of the total 2006 valuation allowance, $67.3 relates to net operating losses and future tax deductions for depreciation in non-U.S. tax jurisdictions and $26.4 relates primarily to Kentucky state recycling credits and other state net operating losses. A significant amount of the non-U.S. valuation allowance relates to entities purchased as part of the acquisition of Corus Aluminum. We provided a valuation allowance of $52.0 on deferred tax assets set up in the opening balance sheets of the non-U.S. Corus Aluminum entities. We believe that sufficient evidence currently exists that it is more likely than not that we will not recognize deferred tax assets. The federal valuation allowance of $0.9 that existed at the beginning of 2006 has been reversed based upon management’s determination that it is more likely than not that future taxable income will be sufficient to realize the related federal deferred tax asset. The 2005 valuation allowance of $30.7 was primarily provided to offset state tax credits and foreign (Brazil) and state net operating losses.

At December 31, 2006, we had approximately $255.0 of unused net operating loss carryforwards associated with non-U.S. tax jurisdictions, $193.0 of which relates to entities purchased in the acquisition of Corus Aluminum. Of the $255.0 non-U.S. net operating loss carryforwards, $239.5 can be carried forward indefinitely, $8.0 will expire if unused by 2013 and $7.5 will expire over a 5 year period, starting in 2007. At December 31, 2006, the U.S. federal net operating loss carryforwards were $8.9, of which $3.2 is limited as to its use in any given year under U.S. income tax regulations regarding change in ownership. The state net operating loss carryforwards at December 31, 2006 were $6.3, part of which has been offset with a valuation allowance for entities that have a history of cumulative losses.

At December 31, 2006, we had $3.7 of unused U.S. federal tax credit carry forwards of which $2.6 are subject to a limitation as to use in any given year under U.S. income tax regulations regarding change in ownership. We also had $36.4 of unused state tax credit carry forwards, for substantially all of which a full valuation allowance has been provided.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Substantially all of the $48.7 of undistributed earnings of our non-U.S. investments is considered permanently reinvested and, accordingly, no additional U.S. income taxes or non-U.S. withholding taxes have been provided. It is not practicable to calculate the deferred taxes associated with the remittance of these earnings.

P. COMMITMENTS AND CONTINGENCIES

Operating leases

We lease various types of equipment and property, primarily the equipment utilized in our operations at our various plant locations and at our headquarters facility. The future minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2006, are as follows:

Operating Leases
2007	$9.8
2008	7.2
2009	4.2
2010	2.8
2011	1.4
Thereafter	1.6

$27.0

Rental expense under cancelable and non-cancelable operating leases for the period from December 20, 2006 to December 31, 2006, the period from January 1, 2006 to December 19, 2006 and the years ended December 31, 2005 and 2004 was $0.9, $14.9, $9.1 and $7.3, respectively.

Purchase Obligations

Our non-cancelable purchase obligations are principally for natural gas and materials, such as metals and fluxes used in our manufacturing operations. As of December 31, 2006, amounts due under short-term and long-term non-cancelable purchase obligations are as follows:

	Cash payments due by period
	Total	2007	2008-2009	2010-2011	After 2011
Purchase obligations	$6,337.6	$2,733.7	$2,435.7	$691.3	$476.9

Amounts purchased under long-term purchase obligations during the years ended December 31, 2006, 2005 and 2004 related to these purchase obligations totaled $711.8, $226.3 and $65.7, respectively.

Environmental Proceedings

Our operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. These laws can impose joint and several liabilities for releases or threatened releases of hazardous substances upon statutorily defined parties, including us, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, we may be required, from time to time, to take environmental control measures at some of our facilities to meet future requirements.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Currently and from time to time, we are a party to notices of violation brought by environmental agencies concerning the laws governing air emissions. In connection with certain pending proceedings, we are in discussions with government authorities for the purpose of resolving similar issues that have arisen at a number of our facilities in different states. At present, discussions are not sufficiently advanced to determine the scope of relief or the amount of penalties. However, with respect to these pending proceedings, we do not anticipate that the amount of penalties would have a material adverse effect on our financial position or results of operations.

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act and similar stated statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial position or results of operations.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders by agencies in four states for environmental remediation at five sites, two of which are located at our operating facilities.

Our reserves for environmental remediation liabilities totaled $15.0 and $12.6 at December 31, 2006 and 2005, respectively, and have been classified as other long-term liabilities in the consolidated balance sheet. These amounts are in addition to our asset retirement obligations discussed in Note J and represent the most probable costs of remedial actions. We estimate the costs related to currently identified remedial actions will be paid out primarily over the next ten years.

The changes in our accruals for environmental liabilities are as follows (there was no change in our environmental liabilities from the period from December 20, 2006 to December 31, 2006):

	(Predecessor)
	For the period from January 1, 2006 to December 19, 2006	For the year ended December 31
		2005	2004
Balance at beginning of year	$12.6	$6.4	$1.0
Revisions and liabilities incurred	1.0	2.8	0.5
Payments	(0.9)	(0.9)	(0.3)
Environmental liabilities of acquired businesses	2.3	4.3	5.2

Balance at end of year	$15.0	$12.6	$6.4

Legal Proceedings

We are a party from time to time to what we believe are routine litigation and proceedings considered part of the ordinary course of our business. We believe that the outcome of such existing proceedings would not have a material adverse effect on our financial position or results of operations.

Q. SEGMENT INFORMATION

The Corus Aluminum acquisition increased the size and scope of our international operations substantially and, as a result, we re-aligned our reporting structure into global business units that offer different types of metal products and services. Our new operating segments consist of global rolled and extruded products, global

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recycling, global specification alloy, and global zinc. As a result, the former international segment is now included within the global recycling and global specification alloy segments. All periods have been restated to reflect this change.

Our global rolled and extruded products segment produces aluminum sheet, plate and extruded and fabricated products for distributors and customers serving the aerospace, building and construction, transportation and consumer durables industry segments. For financial reporting purposes, the global recycling and global specification alloy operating segments have been aggregated into the global recycling reportable segment. The global recycling segment represents all of our aluminum melting, processing, alloying and salt cake recycling activities. We have aggregated these businesses because the products produced are identical (except for minor differences in chemical composition), are delivered in the same manner (either molten or in bars), the raw materials used are very similar, the production processes and equipment used are identical and the long-term gross margins have been and are expected to remain similar. Our global zinc segment represents all of our zinc melting, processing and trading activities.

Measurement of Segment Profit or Loss and Segment Assets

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Our measure of the profitability of our operating segments is referred to as segment income. Segment income excludes provisions for income taxes, restructuring and other charges, interest, unrealized losses (gains) on derivative financial instruments, corporate general and administrative costs, including depreciation of corporate assets and amortization of capitalized debt issuance costs. Intersegment sales and transfers are recorded at market value. Consolidated cash, long-term debt, net capitalized debt costs, deferred tax assets and assets located at our headquarters office are not allocated to the reportable segments.

Beginning in 2006, certain recycling facilities were shifted to the global rolled and extruded products segment and these facilities are now included within that segment. Management estimates that the global recycling segment’s revenues and segment income would have been lower by $22.8 and $2.1, respectively, in the year ended December 31, 2005. Global rolled and extruded products segment income would have been higher by $2.1 in the year ended December 31, 2005. In addition, intersegment revenues would have been lower by $22.8 in the year ended December 31, 2005, as a result of this change. The prior periods have not been restated for the change.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reportable Segment Information

Selected reportable segment disclosures for the three years ended December 31, 2006, 2005 and 2004 are as follows:

	Global rolled and extruded products	Global recycling	Global zinc	Intersegment revenues	Totals
2006 (Combined)
Revenues	$2,726.2	$1,489.0	$553.2	$(19.6)	$4,748.8
Segment income	180.7	84.8	65.0		330.5
Depreciation and amortization expense	75.3	29.5	2.3		107.1
Segment assets	2,480.7	597.8	184.4		3,262.9
Payments for plant and equipment	86.7	24.1	4.5		115.3

2005 (Predecessor)
Revenues	$1,246.7	$967.9	$244.1	$(29.7)	$2,429.0
Segment income	160.6	41.8	21.0		223.4
Depreciation and amortization expense	28.3	22.5	2.5		53.3
Equity in losses of affiliates	—	(1.6)	—		(1.6)
Segment assets	819.0	575.2	124.5		1,518.7
Equity investments in joint ventures	—	(1.0)	—		(1.0)
Payments for plant and equipment	11.1	44.7	1.8		57.6

2004 (Predecessor)
Revenues	$95.1	$926.5	$206.9	$(1.9)	$1,226.6
Segment income (loss)	(3.1)	46.1	12.0		55.0
Depreciation and amortization expense	2.2	22.4	3.6		28.2
Equity in losses of affiliates	—	(0.2)	—		(0.2)
Segment assets	490.9	463.2	108.9		1,063.0
Equity investments in joint ventures	—	0.6	—		0.6
Payments for plant and equipment	1.9	40.5	2.0		44.4

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliations of total reportable segment disclosures to our consolidated financial statements are as follows:

	2006	2005	2004
	(Combined)	(Predecessor)	(Predecessor)
Profits
Segment income	$330.5	$223.4	$55.0
Unallocated amounts:
General and administrative expenses	(72.8)	(58.2)	(32.2)
Restructuring and other charges	(41.9)	(29.9)	(14.9)
Interest expense	(90.6)	(41.9)	(28.8)
Unrealized gains (losses) on derivative financial instruments	28.3	(18.6)	4.2
Interest and other income	14.9	0.4	0.6
Loss on early extinguishment of debt	(54.4)	—	—

Income (loss) before provision for income taxes and minority interests	$114.0	$75.2	$(16.1)

Depreciation and amortization expense
Total depreciation and amortization expense for reportable segments	$107.1	$53.3	$28.2
Unallocated depreciation and amortization expense	2.0	1.7	2.4

Total consolidated depreciation and amortization expense	$109.1	$55.0	$30.6

Assets
Total assets for reportable segments	$3,262.9	$1,518.7	$1,063.0
Unallocated assets	1,545.5	35.4	18.1

Total consolidated assets	$4,808.4	$1,554.1	$1,081.1

Payments for property and equipment
Total payments for property and equipment for reportable segments	$115.3	$57.6	$44.4
Other payments for property and equipment	8.6	4.5	0.4

Total consolidated payments for property and equipment	$123.9	$62.1	$44.8

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographic Information

The following table sets forth the geographic breakout of our revenues (based on customer location) and long-lived assets (net of accumulated depreciation and amortization):

	(Combined)	(Predecessor)
	2006	2005	2004
Revenues
United States	$2,975.6	$1,878.6	$793.0
International:
Asia	83.3	13.8	6.8
Europe	1,277.6	359.8	353.5
South America	161.5	39.9	37.8
North America	241.6	136.7	33.5
Other	9.2	0.2	2.0

Total international revenues	$1,773.2	$550.4	$433.6

Consolidated total	$4,748.8	$2,429.0	$1,226.6

Long-lived assets, including intangible assets
United States, net	$1,793.6	$580.4	$391.9
International, net:
Germany	765.3	89.5	76.9
Canada	50.4	—	—
Brazil	16.0	21.0	6.6
United Kingdom	15.8	8.2	9.9
Mexico	14.8	11.6	11.4
Other	13.7	2.8	—

Total international long-lived assets, net	$876.0	$133.1	$104.8

Consolidated total	$2,669.6	$713.5	$496.7

R. DERIVATIVE AND OTHER FINANCIAL INSTRUMENTS

We enter into derivatives to hedge the cost of energy, the sale and purchase prices of certain aluminum and zinc products as well as certain alloys used in our production processes, and certain currency exposures. The fair value gains (losses) of outstanding derivative contracts are included in the consolidated balance sheet as “Derivative financial instruments” and “Other current liabilities.” The fair value of our derivative financial instruments and amounts deferred in “Accumulated other comprehensive income” as of December 31, 2006 and 2005 were as follows:

	(Successor)		(Predecessor)
December 31	2006		2005
	Fair Value	Deferred gains (losses), net of tax	Fair Value	Deferred gains (losses), net of tax
Natural gas	$(1.0)	$—	$28.1	$15.3
Aluminum	89.7	—	(6.5)	—
Zinc	0.4	—	0.4	0.2
Currency	11.2	—	—	—

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the years ended December 31, 2006, 2005 and 2004, our natural gas, zinc and certain of our aluminum derivative financial instruments were accounted for as hedges and met SFAS No. 133’s requirements for hedge accounting treatment. As such, the changes in the fair value of certain of these cash flow hedges accumulated on our consolidated balance sheet (in “Accumulated other comprehensive income”) until the underlying hedged item impacted earnings. In conjunction with the preliminary purchase price allocation related to the Acquisition, all amounts previously included within “Accumulated other comprehensive income” were eliminated as required by SFAS No. 141. Subsequent to the Acquisition, we have elected not to treat our aluminum, zinc and currency derivative financial instruments as hedges for accounting purposes and, as a result, all future changes in the fair value of these derivatives will be included within our results of operations.

Both realized and unrealized gains and losses on those derivative financial instruments that are not accounted for as hedges are included within “(Gains) losses on derivative financial instruments” in the consolidated statement of operations while realized gains and (losses) on those derivative financial instruments that are accounted for as hedges are included within “Cost of sales.”

Realized gains and (losses) on derivative financial instruments included in “Cost of sales” and “Gains (losses) on derivative financial instruments” totaled the following during the years ended December 31, 2006, 2005 and 2004:

	(Combined)		(Predecessor)
Year ended December 31	2006		2005		2004
	Cost of sales	Gains (losses) on derivative financial instruments	Cost of sales	Gains (losses) on derivative financial instruments	Cost of sales	Gains (losses) on derivative financial instruments
Natural gas	$2.3	$—	$22.1	$—	$3.7	$—
Aluminum	—	(4.5)	(1.5)	10.8	0.4	4.4
Zinc	1.0	—	(0.4)	—	0.7	—
Currency	—	7.0	—	—	—	—

Natural Gas Hedging

In order to manage our price exposure for natural gas purchases, we have fixed the future price of a portion of our natural gas requirements by entering into financial hedge agreements. Under these agreements, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge price. These contracts are accounted for as cash flow hedges, with all gains and losses recognized in “Cost of sales” when the gas is consumed. In addition, we have cost escalators included in some of our long-term supply contracts with customers, which limit our exposure to natural gas price risk.

Aluminum Hedging

The selling prices of the majority of the global rolled and extruded products segment’s customer orders are established at the time of order entry or, for certain customers, under long-term contracts. As the related raw materials used to produce these orders are purchased several months or years after the selling prices are fixed, the global rolled and extruded products segment is subject to the risk of changes in the purchase price of the raw materials it purchases. In order to manage this exposure, London Metal Exchange (“LME”) future or forward purchase contracts are entered into at the time the selling prices are fixed. In addition, the global rolled and extruded products segment enters into future sales contracts to protect the fair value of a portion of its aluminum

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

inventory against a potential decline in aluminum selling prices. We do not treat these derivative financial instruments as hedges for accounting purposes. Accordingly, the changes in the fair value of the contracts are recorded in earnings as “(Gains) losses on derivative financial instruments” rather than being deferred in “Accumulated other comprehensive income.”

The global recycling segment also enters into LME high-grade aluminum forward sales and purchase contracts to mitigate the risk associated with changes in metal prices. The contracts outstanding at December 31, 2006 are not accounted for as hedges for accounting purposes and, as a result, the changes in fair value of the contracts are recorded in earnings as “(Gains) losses on derivative financial instruments” rather than being deferred in “Accumulated other comprehensive income.”

Zinc Hedging

In the normal course of business, the global zinc segment enters into fixed-price sales and purchase contracts with a number of its customers and suppliers. In order to hedge the risk of changing LME zinc prices, we enter into LME forward sale and future purchase contracts. The effective portions of these hedges are included within “Other comprehensive income (loss)” while the ineffective portions are included within “(Gains) losses on derivative financial instruments.”

Subsequent to the Acquisition, we are no longer treating our zinc derivative financial instruments as hedges for accounting purposes. As a result, all future changes in the fair value of these contracts will be recorded in earnings as “(Gains) losses on derivative financial instruments.”

Credit Risk

We are exposed to losses in the event of non-performance by the counterparties to the derivative financial instruments discussed above; however, we do not anticipate any non-performance by the counterparties. The counterparties are evaluated for creditworthiness and risk assessment prior to initiating trading activities with the brokers. We do not require collateral to support broker transactions.

Other Financial Instruments

The carrying amount and fair value of our other financial instruments at December 31, 2006 and 2005 are as follows:

	(Successor)		(Predecessor)
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$126.1	$126.1	$6.8	$6.8
Long-term debt:
Senior Notes	600.0	603.0	—	—
Senior Subordinated Notes	400.0	401.0	—	—
Tendered 9% Senior Notes	—	—	125.0	128.8
Tendered 10 3/8% Senior Secured Notes	—	—	207.9	229.4
VAW-IMCO credit facilities	—	—	34.8	34.8

The fair value of our outstanding indebtedness under the Revolving Credit Facility and the Term Loan Facility approximates carrying value due to the floating rates of interest rates associated with these obligations.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The current fair value of our Senior Notes and Senior Subordinated Notes were based on market quotations, discounted cash flows and incremental borrowing rates. The fair value of our accounts receivable, accounts payable and accrued liabilities approximate carrying value.

S. OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the components of “Accumulated other comprehensive income,” which are items that change equity during the reporting period, but are not included in earnings. As discussed previously, all amounts included within “Accumulated other comprehensive income” were eliminated as part of the preliminary purchase price allocation associated with the Acquisition. There was an insignificant impact to “Accumulated other comprehensive income” in the period from December 20, 2006 to December 31, 2006. This was due to substantially all of our derivative financial instruments not being accounted for as hedges after the Acquisition and an immaterial change in currency rates between December 20, 2006 and December 31, 2006.

	Total	Unrealized gain (loss) on derivative financial instruments	Currency translation, unrealized gain (loss)	Minimum pension adjustment
Predecessor
Balance at December 31, 2003	$(4.8)	$2.0	$(6.8)	$—
Current year net change	6.2	—	6.2	—
Minimum pension liability adjustment	(2.5)	—	—	(2.5)
Deferred tax on minimum pension liability adjustment	1.0	—	—	1.0
Change in fair value of derivative financial instruments	(0.1)	(0.1)	—	—
Reclassification of derivative financial instruments into earnings	(4.8)	(4.8)	—	—
Income tax effect	0.8	0.8	—	—

Balance at December 31, 2004	$(4.2)	$(2.1)	$(0.6)	$(1.5)
Current year net change	(9.0)	—	(6.6)	(2.4)
Change in fair value of derivative financial instruments	46.7	46.7	—	—
Deferred tax on minimum pension liability adjustment	0.8	—	—	0.8
Reclassification of derivative financial instruments into earnings	(19.8)	(19.8)	—	—
Income tax effect	(9.2)	(9.2)	—	—

Balance at December 31, 2005	$5.3	$15.6	$(7.2)	$(3.1)
Current year net change	17.2	—	17.2	—
Change in fair value of derivative financial instruments	(29.8)	(29.8)	—	—
Reclassification of derivative financial instruments into earnings	3.3	3.3	—	—
Income tax effect	10.0	10.0	—	—

Balance at December 19, 2006	$6.0	$(0.9)	$10.0	$(3.1)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

T. SUPPLEMENTAL CASH FLOW INFORMATION

The changes in operating assets and liabilities included in the consolidated statement of cash flows and supplemental cash flow information for the years ended December 31, 2006, 2005 and 2004 are as follows:

	(Combined)	(Predecessor)
	2006	2005	2004
Changes in operating assets and liabilities:
Accounts receivable	$(48.4)	$(23.4)	$(2.9)
Inventories	(60.5)	(56.9)	(23.3)
Other assets	(3.9)	9.6	(3.2)
Accounts payable and accrued liabilities	123.8	(2.8)	7.7

	$11.0	$(73.5)	$(21.7)

Supplementary information:
Non-cash equity contribution	$3.9	$—	$—
Cash payments for:
Interest	$89.8	$38.4	$25.1
Income taxes	15.1	10.7	9.6

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

U. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Certain of our subsidiaries (the “Guarantor Subsidiaries”) are guarantors of the indebtedness under our Senior Notes and Senior Subordinated Notes. For purposes of complying with the reporting requirements of the Guarantor Subsidiaries, presented below are condensed consolidating financial statements of Aleris International, Inc., the Guarantor Subsidiaries, and those subsidiaries of Aleris International, Inc. that are not guaranteeing the indebtedness under the Senior Notes or the Senior Subordinated Notes (the “Non-Guarantor Subsidiaries”). The condensed consolidating balance sheets are presented as of December 31, 2006 and 2005, and the condensed consolidating statements of operations and cash flows are presented for the years ended December 31, 2006, 2005 and 2004.

	As of December 31, 2006 (Successor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$3.4	$9.8	$112.9	$—	$126.1
Accounts receivable, net	11.3	324.2	357.0	—	692.5
Inventories	8.0	433.7	581.9	—	1,023.6
Deferred income taxes	33.8	—	0.8	—	34.6
Prepaid expenses	1.0	11.1	8.5	—	20.6
Derivative financial instruments	1.9	5.6	70.0	—	77.5
Other current assets	4.6	4.5	9.2	—	18.3

Total Current Assets	64.0	788.9	1,140.3	—	1,993.2
Property, plant and equipment, net	43.4	339.3	840.4	—	1,223.1
Goodwill	1,362.4	—	—	—	1,362.4
Intangible assets, net	—	29.3	54.8	—	84.1
Deferred income taxes	—	—	8.1	—	8.1
Other assets	87.7	0.6	49.2	—	137.5
Investments in subsidiaries/intercompany receivable (payable), net	1,400.6	46.9	157.1	(1,604.6)	—

	$2,958.1	$1,205.0	$2,249.9	$(1,604.6)	$4,808.4

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$53.9	$210.8	$289.6	$—	$554.3
Accrued liabilities	11.2	169.7	157.8	—	338.7
Deferred income taxes	—	—	37.7	—	37.7
Current maturities of long-term debt	8.3	0.7	11.5	—	20.5

Total Current Liabilities	73.4	381.2	496.6	—	951.2
Long-term debt	2,001.7	2.3	563.5	—	2,567.5
Deferred income taxes	28.6	—	112.6	—	141.2
Accrued pension benefits	—	27.8	151.4	—	179.2
Accrued post-retirement benefits	—	50.3	7.2	—	57.5
Other long-term liabilities	9.1	13.0	44.3	—	66.4
Stockholder’s Equity	845.3	730.4	874.3	(1,604.6)	845.4

	$2,958.1	$1,205.0	$2,249.9	$(1,604.6)	$4,808.4

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of December 31, 2005 (Predecessor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$0.4	$(0.3)	$6.7	$—	$6.8
Accounts receivable, net	7.9	262.1	56.2	(1.1)	325.1
Inventories	3.7	340.5	60.6	—	404.8
Deferred income taxes	2.3	31.6	1.3	—	35.2
Prepaid expenses	0.7	6.3	1.7	—	8.7
Derivative financial instruments	7.8	18.4	1.8	—	28.0
Other current assets	1.2	0.7	0.3	—	2.2

Total Current Assets	24.0	659.3	128.6	(1.1)	810.8
Property, plant and equipment, net	44.1	379.3	116.3	(1.9)	537.8
Goodwill	4.1	130.1	18.6	—	152.8
Intangible assets, net	—	22.9	—	—	22.9
Other assets	20.0	9.9	0.8	—	30.7
Investments in subsidiaries/intercompany receivable (payable), net	963.9	(347.1)	35.5	(653.2)	(0.9)

	$1,056.1	$854.4	$299.8	$(656.2)	$1,554.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$20.6	$134.1	$47.3	$(1.2)	$200.8
Accrued liabilities	10.0	87.4	34.5	3.5	135.4
Current maturities of long-term debt	—	0.1	20.7	—	20.8

Total Current Liabilities	30.6	221.6	102.5	2.3	357.0
Long-term debt	615.5	1.4	14.1	—	631.0
Deferred income taxes	6.3	40.8	4.7	—	51.8
Accrued pension benefits	—	24.1	17.6	—	41.7
Accrued post-retirement benefits	—	48.6	—	—	48.6
Other long-term liabilities	9.9	19.6	4.2	(3.5)	30.2
Stockholders’ Equity	393.8	498.3	156.7	(655.0)	393.8

	$1,056.1	$854.4	$299.8	$(656.2)	$1,554.1

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31, 2006 (Combined)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Revenues	$155.8	$3,031.3	$1,739.5	$(177.8)	$4,748.8
Cost of sales	135.8	2,691.3	1,683.7	(177.8)	4,333.0

Gross profit	20.0	340.0	55.8	—	415.8
Selling, general and administrative expense	1.9	106.4	59.1	—	167.4
Restructuring and other charges	—	36.1	5.8	—	41.9
(Gains) losses on derivative financial instruments	(10.6)	9.2	(29.4)	—	(30.8)

Operating income	28.7	188.3	20.3	—	237.3
Interest expense	(29.8)	123.2	13.0	(15.8)	90.6
Other (income) expense, net	(44.3)	25.1	(18.3)	15.8	(21.7)
Loss on early extinguishment of debt	54.4	—	—	—	54.4
Equity in net (earnings) loss of affiliates	(46.2)	(20.4)	—	66.6	—

Income before income taxes	94.6	60.4	25.6	(66.6)	114.0
Provision for income taxes	24.3	15.3	4.0	—	43.6

Income (loss) before minority interest	70.3	45.1	21.6	(66.6)	70.4
Minority interests, net of provision for income taxes	—	—	0.1	—	0.1

Net income (loss)	$70.3	$45.1	$21.5	$(66.6)	$70.3

	Year ended December 31, 2005 (Predecessor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Revenues	$117.9	$1,936.1	$438.4	$(63.4)	$2,429.0
Cost of sales	109.6	1,723.0	412.1	(63.4)	2,181.3

Gross profit	8.3	213.1	26.3	—	247.7
Selling, general and administrative expense	7.5	71.8	11.8	—	91.1
Restructuring and other charges	0.1	29.4	0.4	—	29.9
(Gains) losses on derivative financial instruments	—	(2.3)	10.3	—	8.0

Operating income	0.7	114.2	3.8	—	118.7
Interest expense	41.0	0.4	0.6	(0.1)	41.9
Other (income) expense, net	(2.3)	1.5	0.7	0.1	—
Equity in net (earnings) loss of affiliates	(112.3)	1.6	—	112.3	1.6

Income (loss) before income taxes and minority interests	74.3	110.7	2.5	(112.3)	75.2
Provision for (benefit from) income taxes	—	0.1	0.3	—	0.4

Income (loss) before minority interests	74.3	110.6	2.2	(112.3)	74.8
Minority interests, net of provision for income taxes	—	—	0.5	—	0.5

Net income (loss)	$74.3	$110.6	$1.7	$(112.3)	$74.3

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31, 2004 (Predecessor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Revenues	$100.0	$781.7	$391.2	$(46.3)	$1,226.6
Cost of sales	91.0	748.8	359.6	(46.3)	1,153.1

Gross profit	9.0	32.9	31.6	—	73.5
Selling, general and administrative expense	2.3	39.5	12.7	—	54.5
Restructuring and other charges	1.1	13.8	—	—	14.9
Gains on derivative financial instruments	—	(4.2)	(4.4)	—	(8.6)

Operating income (loss)	5.6	(16.2)	23.3	—	12.7
Interest expense	28.4	26.7	0.3	(26.6)	28.8
Other (income) expense, net	(11.8)	(14.6)	(0.3)	26.5	(0.2)
Equity in net (earnings) loss of affiliates	15.3	0.2	—	(15.3)	0.2

Income (loss) before income taxes and minority interests	(26.3)	(28.5)	23.3	15.4	(16.1)
Provision for (benefit from) income taxes	(2.5)	1.5	8.5	—	7.5

Income (loss) before minority interests	(23.8)	(30.0)	14.8	15.4	(23.6)
Minority interests, net of provision for income taxes	—	—	0.2	—	0.2

Net (loss) income	$(23.8)	$(30.0)	$14.6	$15.4	$(23.8)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31, 2006 (Combined)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$76.5	$63.7	$50.7	$—	$190.9

Investing activities
Acquisition of Aleris International, Inc	(1,725.4)	—	—	—	(1,725.4)
Purchase of businesses, net of cash acquired	(599.8)	6.1	(234.9)	—	(828.6)
Payments for property, plant and equipment	(6.5)	(49.4)	(68.0)	—	(123.9)
Proceeds from sale of property, plant and equipment	—	30.6	—	—	30.6
Proceeds from settlement of currency derivative financial instruments	9.8	—	—	—	9.8
Other	—	(1.4)	0.3	—	(1.1)

Net cash used by investing activities	(2,321.9)	(14.1)	(302.6)	—	(2,638.6)

Financing activities
Cash equity contribution	844.9	—	—	—	844.9
Net proceeds from (payments on) long-term revolving credit facilities	(97.7)	—	64.1	—	(33.6)
Proceeds from issuance of long-term debt	2,329.9	0.4	388.5	—	2,718.8
Payments on long-term debt	(838.5)	(0.2)	(0.6)	—	(839.3)
Debt issuance costs	(115.1)	—	—	—	(115.1)
Decrease in restricted cash	(0.1)	3.7	—	—	3.6
Proceeds from exercise of stock options	1.4	—	—	—	1.4
Excess income tax benefits from exercise of stock options	3.6	—	—	—	3.6
Minority interests	1.7	—	(3.0)	—	(1.3)
Other	(2.6)	—	—	—	(2.6)
Net transfers with subsidiaries	120.9	(43.4)	(77.5)	—	—

Net cash provided (used) by financing activities	2,248.4	(39.5)	371.5	—	2,580.4

Effect of exchange rate differences on cash and cash equivalents	—	—	(13.4)	—	(13.4)
Net (decrease) increase in cash and cash equivalents	3.0	10.1	106.2	—	119.3
Cash and cash equivalents at beginning of period	0.4	(0.3)	6.7	—	6.8

Cash and cash equivalents at end of period	$3.4	$9.8	$112.9	$—	$126.1

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31, 2005 (Predecessor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Net cash (used) provided by operating activities	$(7.9)	$112.7	$(2.5)	$—	$102.3

Investing activities:
Payments for property and equipment	(9.4)	(21.9)	(30.8)	—	(62.1)
Proceeds from sale of property and equipment	—	5.4	—	—	5.4
Purchase of business, net of cash acquired	—	(300.3)	(17.4)	—	(317.7)
Net investment in subsidiaries	(318.1)	300.6	17.5	—	—
Other	0.4	—	0.1	—	0.5

Net cash used by investing activities	(327.1)	(16.2)	(30.6)	—	(373.9)

Financing activities:
Net proceeds from long-term revolving credit facility	212.4	—	—	—	212.4
Proceeds from issuance of long-term debt	—	—	29.1	—	29.1
Payments of long-term debt	(1.2)	—	—	—	(1.2)
Change in restricted cash	9.8	—	—	—	9.8
Minority interests	—	—	(0.7)	—	(0.7)
Debt issuance costs	(1.8)	—	—	—	(1.8)
Proceeds from exercise of stock options	13.6	—	—	—	13.6
Net transfers with subsidiaries	120.5	(116.9)	(3.6)	—	—
Other	(20.0)	20.1	—	—	0.1

Net cash provided by (used) financing activities	333.3	(96.8)	24.8	—	261.3

Effect of exchange rate changes on cash	—	—	(0.7)	—	(0.7)
Net decrease in cash and cash equivalents	(1.7)	(0.3)	(9.0)	—	(11.0)
Cash and cash equivalents at beginning of period	2.1	—	15.7	—	17.8

Cash and cash equivalents at end of period	$0.4	$(0.3)	$6.7	$—	$6.8

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31, 2004 (Predecessor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided (used) by operating activities	$11.9	$(34.8)	$(35.3)	$60.3	$2.1

Investing activities:
Payments for property and equipment	(6.2)	(14.3)	(24.3)	—	(44.8)
Proceeds from sale of property and equipment	—	0.1	—	—	0.1
Purchase of business, net of cash acquired	—	6.0	—	—	6.0
Net investment in subsidiaries	(161.8)	161.8	—	—	—
Other	(0.6)	0.3	0.1	—	(0.2)

Net cash (used) provided by investing activities	(168.6)	153.9	(24.2)	—	(38.9)

Financing activities:
Net proceeds from long-term revolving credit facility	17.8	—	—	—	17.8
Proceeds from issuance of long-term debt	130.0	—	7.4	—	137.4
Payments of long-term debt	—	(125.0)	—	—	(125.0)
Change in restricted cash	(11.9)	—	24.9	—	13.0
Settlement of VAW-IMCO redemption liability	24.8	—	(24.8)	—	—
Minority interests	—	(0.4)	—	—	(0.4)
Debt issuance costs	(10.9)	0.5	—	—	(10.4)
Proceeds from exercise of stock options	6.1	—	—	—	6.1
Net transfers with subsidiaries	2.1	4.2	54.0	(60.3)	—
Other	0.3	1.4	(1.5)	—	0.2

Net cash provided (used) by financing activities	158.3	(119.3)	60.0	(60.3)	38.7

Effect of exchange rate changes on cash	—	—	1.1	—	1.1
Net increase (decrease) in cash and cash equivalents	1.6	(0.2)	1.6	—	3.0
Cash and cash equivalents at beginning of period	0.5	0.2	14.1	—	14.8

Cash and cash equivalents at end of period	$2.1	$—	$15.7	$—	$17.8

ALERIS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

(in millions, except share and per share data)

	(Successor)
	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$85.9	$126.1
Accounts receivable (net of allowance of $9.4 and $9.9 at March 31, 2007 and December 31, 2006, respectively)	776.7	692.5
Inventories	972.6	1,023.6
Deferred income taxes	4.8	34.6
Prepaid expenses	28.6	20.6
Derivative financial instruments	67.7	77.5
Other current assets	18.8	18.3

Total Current Assets	1,955.1	1,993.2
Property, plant and equipment, net	1,239.6	1,223.1
Goodwill	1,404.0	1,362.4
Intangible assets, net	81.6	84.1
Derivative financial instruments	46.7	48.5
Deferred income taxes	8.1	8.1
Other assets	86.5	89.0

	$4,821.6	$4,808.4

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$628.1	$554.3
Accrued liabilities	309.6	338.7
Deferred income taxes	37.7	37.7
Current maturities of long-term debt	19.0	20.5

Total Current Liabilities	994.4	951.2
Long-term debt	2,581.4	2,567.5
Deferred income taxes	140.5	141.2
Accrued pension benefits	179.1	179.2
Accrued postretirement benefits	56.5	57.5
Other long-term liabilities	68.3	66.4
Stockholder’s Equity
Preferred stock; par value $.01; 100 shares authorized; none issued at March 31 2007 and December 31, 2006, respectively	—	—
Common stock; par value $.01; 900 shares authorized and issued at March 31, 2007 and December 31, 2006, respectively	—	—
Additional paid-in capital	849.6	848.8
Retained deficit	(56.5)	(3.4)
Accumulated other comprehensive income	8.3	—

Total Stockholder’s Equity	801.4	845.4

	$4,821.6	$4,808.4

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(in millions)

	(Successor)	(Predecessor)
	For the three months ended March 31, 2007	For the three months ended March 31, 2006
Revenues	$1,599.1	$847.6
Cost of sales	1,532.3	757.2

Gross profit	66.8	90.4
Selling, general and administrative expense	61.7	26.8
Restructuring and other charges	7.2	—
(Gains) losses on derivative financial instruments	(5.4)	4.1

Operating income	3.3	59.5
Interest expense	55.8	14.0
Interest income	(1.4)	(0.2)
Other expense, net	1.7	0.5

(Loss) income before provision for income taxes and minority interests	(52.8)	45.2
Provision for income taxes	0.1	16.8

(Loss) income before minority interests	(52.9)	28.4
Minority interests, net of provision for income taxes	0.2	0.2

Net (loss) income	$(53.1)	$28.2

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

(in millions)

	(Successor)	(Predecessor)
	For the three months ended March 31, 2007	For the three months ended March 31, 2006
Operating activities
Net (loss) income	$(53.1)	$28.2
Depreciation and amortization	40.1	15.7
(Benefit from) provision for deferred income taxes	(0.7)	5.4
Excess income tax benefits from exercise of stock options	—	(1.4)
Restructuring and other charges:
Charges	7.2	—
Payments	(6.1)	(0.3)
Stock-based compensation expense	0.7	1.8
Unrealized (gains) losses on derivative financial instruments	(0.9)	0.8
Charges related to step up in carrying value of inventory	55.2	—
Other non-cash charges	3.0	1.4
Changes in operating assets and liabilities:
Accounts receivable	(80.2)	(75.3)
Inventories	(0.3)	4.3
Other assets	1.5	(1.5)
Accounts payable and accrued liabilities	36.4	56.3

Net cash provided by operating activities	2.8	35.4
Investing activities
Acquisition of Aleris International, Inc.	(7.4)	—
Payments for property, plant and equipment	(44.7)	(11.0)
Proceeds from sale of property, plant and equipment	0.2	—
Other	(0.1)	—

Net cash used by investing activities	(52.0)	(11.0)
Financing activities
Net proceeds from (payments of) long-term revolving credit facilities	7.7	(30.7)
Proceeds from issuance of long-term debt	—	5.3
Decrease in restricted cash	0.1	—
Proceeds from exercise of stock options	—	0.9
Excess income tax benefits from exercise of stock options	—	1.4
Other	—	(0.1)

Net cash provided (used) by financing activities	7.8	(23.2)
Effect of exchange rate differences on cash and cash equivalents	1.2	0.2

Net (decrease) increase in cash and cash equivalents	(40.2)	1.4
Cash and cash equivalents at beginning of period	126.1	6.8

Cash and cash equivalents at end of period	$85.9	$8.2

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MARCH 31, 2007

(amounts in millions, except share and per share data)

NOTE A—BASIS OF PRESENTATION

On July 14, 2006, Texas Pacific Group (“TPG”) formed Aurora Acquisition Holdings, Inc. (“Holdings”) and Aurora Acquisition Merger Sub, Inc. (“Merger Sub”), for purposes of acquiring Aleris International, Inc. (“we,” “our” or the “Company”). On August 7, 2006, we entered into an Agreement and Plan of Merger with Holdings, pursuant to which each share of our common stock (other than shares held in treasury or owned by Holdings) would be converted into the right to receive $52.50 in cash, subject to stockholder approval. The acquisition of the Company (the “Acquisition”) was completed on December 19, 2006 at which time TPG and certain members of our management made a cash contribution of $844.9 and a non-cash contribution of $3.9 to Holdings in exchange for 8,520,000 shares of Holdings stock. The non-cash contribution consisted of shares of common stock held by management. Holdings contributed this amount to Merger Sub in exchange for the Merger Sub issuing 900 shares of its common stock to Holdings. The cash contribution, along with the additional indebtedness jointly entered into by us and Merger Sub, was used to acquire and retire all of our then outstanding common stock, redeem all stock options and non-vested stock, refinance substantially all of our indebtedness and to pay fees and expenses associated with the Acquisition. Immediately upon consummation of the Acquisition, the Merger Sub was merged with and into the Company. As the surviving corporation in the merger, we assumed, by operation of law, all of the rights and obligations of Merger Sub.

The Acquisition was recorded as of December 19, 2006. The accompanying consolidated financial statements for the three months ended March 31, 2007 (the “Successor” period) include the preliminary application of purchase accounting and the establishment of a new basis of accounting necessitated by the Acquisition. The accompanying financial statements for the three months ended March 31, 2006 (the “Predecessor” period) does not reflect this new basis of accounting.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. The accompanying financial statements include the accounts of Aleris International, Inc. and all of its subsidiaries (collectively, except where the context otherwise requires, referred to as “we,” “us,” “our” or similar terms). All intercompany accounts and transactions have been eliminated. For further information, refer to the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006.

NOTE B—INVENTORIES

The components of inventories are:

	(Successor)
	March 31, 2007	December 31, 2006
Finished goods	$315.7	$344.4
Raw materials	333.0	369.3
Work in process	284.9	270.7
Supplies	39.0	39.2

	$972.6	$1,023.6

At December 31, 2006, consolidated inventories included approximately $58.0 associated with the write-up of acquired inventory to fair value in connection with the Acquisition. Substantially all of this write-up was included within “Cost of Sales” in the consolidated statement of operations for the three months ended March 31, 2007.

NOTE C—GOODWILL

The following table details the changes in the carrying amount of goodwill for the three months ended March 31, 2007. Due to the proximity of the Acquisition to March 31, 2007, the allocation of goodwill to our reporting units has not yet been determined. As a result, no goodwill is presented within our reportable segments as of March 31, 2007. We expect the allocation of goodwill to our reportable segments to be completed during 2007.

Unallocated goodwill
Balance at December 31, 2006	$1,362.4
Purchase price allocation adjustments	40.1
Currency translation adjustments	1.5

Balance at March 31, 2007	$1,404.0

During the three months ended March 31, 2007 we recorded adjustments to the preliminary purchase price allocation to finalize the adjustment necessary to state the acquired inventories to their fair value, to record certain liabilities assumed and to record deferred income taxes related to purchase price allocation adjustments. The purchase price allocation remains preliminary and subject to the completion of valuations of the acquired tangible and intangible long-lived assets, the finalization of our restructuring activities and the determination of deferred income taxes. In addition, the purchase price paid to acquire the downstream aluminum business of Corus Group plc (“Corus Aluminum”) in August 2006 is subject to the finalization of an adjustment that is based upon the working capital delivered and the net debt assumed. As of March 31, 2007, we estimate that this adjustment will result in $65.0 being paid by us to Corus Group plc and have accrued this amount within “Accrued liabilities” in the consolidated balance sheet. Any change in this estimate will result in an adjustment to goodwill.

The purchase price allocation is expected to be completed in 2007 and may result in significant changes to the long-lived assets included in our consolidated balance sheet as of March 31, 2007 and to the amount of depreciation and amortization expense associated with these long-lived assets.

NOTE D—LONG-TERM DEBT

Our long-term debt is summarized as follows:

	(Successor)
	March 31, 2007	December 31, 2006
Revolving Credit Facility	$338.0	$328.6
Term Loan Facility	1,229.7	1,225.0
9% Senior Notes, due December 15, 2014	600.0	600.0
10% Senior Subordinated Notes, due December 15, 2016	400.0	400.0
7.65% Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds-1996 Series, due May 1, 2016, net	5.7	5.7
7.45% Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds-1997 Series, due May 1, 2022	4.6	4.6
6.00% Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds-1998 Series, due May 1, 2023	4.1	4.1
Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds-2004 Series, due October 1, 2027 bearing interest at 3.90% at March 31, 2007	5.0	5.0
Other	13.3	15.0

Subtotal	2,600.4	2,588.0
Less current maturities	19.0	20.5

Total	$2,581.4	$2,567.5

On December 19, 2006, in conjunction with the Acquisition, we amended and restated the $750.0 revolving credit facility entered into on August 1, 2006 in connection with the acquisition of Corus Aluminum (the “Revolving Credit Facility”) to, in part, increase the maximum borrowings by $100.0, subject to lender approval. In addition, we amended and restated the term loan facility entered into on August 1, 2006 in connection with the acquisition of Corus Aluminum to increase the maximum borrowings to $825.0 and €303.0 (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “2006 Credit Facilities”). We also issued $600.0 of senior notes (the “Senior Notes”) and $400.0 of senior subordinated notes (the “Senior Subordinated Notes”). We used proceeds from these facilities to refinance substantially all of our existing indebtedness and to fund a portion of the purchase price of the Acquisition. We incurred $86.0 of fees and expenses associated with the refinancing which have been capitalized as debt issuance costs.

Revolving Credit Facility

Our Revolving Credit Facility provides senior secured financing of up to $750.0. We and certain of our U.S. and international subsidiaries are borrowers under this Revolving Credit Facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S. and Canadian inventory, less certain ineligible amounts. Non-U.S. borrowers will also have the ability to borrow under this Revolving Credit Facility based on excess availability under the borrowing base applicable to U.S. borrowers, subject to certain sublimits. The Revolving Credit Facility provides for the issuance of up to $50.0 of letters of credit as well as borrowings on same-day notice, referred to as swingline loans, and will be available in U.S. dollars, Canadian dollars, euros and certain other currencies. As of March 31, 2007, we estimate that our borrowing base would have supported borrowings of $750.0, the maximum amount under the terms of the Revolving Credit Facility. After giving effect to the $338.0 of outstanding borrowings as well as outstanding letters of credit of $23.3, we had $388.7 available for borrowing as of March 31, 2007.

The weighted average interest rate under the Revolving Credit Facility as of March 31, 2007 was 6.90%.

There is no scheduled amortization under the Revolving Credit Facility. The principal amount outstanding will be due and payable in full at maturity, on December 19, 2011.

Term Loan Facility

Our Term Loan Facility is a seven-year credit facility maturing on December 19, 2013. The Term Loan Facility permits $825.0 in U.S. dollar borrowings and €303.0 in euro borrowings. We have borrowed the maximum amount under this Term Loan Facility as of March 31, 2007. On March 16, 2007, the Company entered into a First Amendment (the “First Amendment”) to the Term Loan Agreement, pursuant to which, the pricing grid for loans under the Term Loan Agreement has been reduced by 37.5 basis points. In addition, the First Amendment provides that in the case of certain future repricing transactions, the Company will pay the existing lenders under the Term Loan Agreement a fee equal to 1% of the aggregate principal amount of all loans prepaid, converted or outstanding in the repricing transaction.

At March 31, 2007, the weighted average interest rate for borrowings under the Term Loan Facility was 6.92%.

In March 2007, we entered into an interest rate swap to fix the base interest rate paid on $700.0 of the amount outstanding under the Term Loan Facility. Under the terms of the swap agreement, we will receive interest based upon LIBOR and pay a base rate of 4.93%. The swap matures in March 2010.

Senior Notes

On December 19, 2006, Merger Sub, Inc. issued $600.0 aggregate original principal amount of 9.0% / 9.75% Senior Notes under a senior indenture (the “Senior Indenture”) with LaSalle Bank National Association, as trustee. As the surviving corporation in the Acquisition, we assumed all the obligations of Merger Sub under the Senior Indenture. The Senior Notes mature on December 15, 2014.

For any interest payment period through December 15, 2010, we may, at our option, elect to pay interest on the Senior Notes entirely in cash (“Cash Interest”), entirely by increasing the principal amount of the outstanding Senior Notes or by issuing additional Senior Notes (“PIK Interest”) or by paying 50% of the interest on the Senior Notes in Cash Interest and the remaining portion of such interest in PIK Interest. Cash Interest on the Senior Notes accrues at the rate of 9% per annum. PIK Interest on the Senior Notes accrues at the rate of 9.75% per annum. After December 15, 2010, we will make all interest payments on the Senior Notes entirely in cash. All Senior Notes mature on December 15, 2014 and have the same rights and benefits as the Senior Notes issued on December 19, 2006. Interest on the Senior Notes is payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2007.

Senior Subordinated Notes

On December 19, 2006, Merger Sub issued $400.0 aggregate original principal amount of 10.0% Senior Subordinated Notes under a senior subordinated indenture (the “Senior Subordinated Indenture”) with LaSalle Bank National Association, as trustee. As the surviving corporation in the Acquisition, we assumed all the obligations of Merger Sub under the Senior Subordinated Indenture. The Senior Subordinated Notes mature on December 15, 2016. Interest on the Senior Subordinated Notes is payable in cash semi-annually in arrears on each June 15 and December 15, commencing June 15, 2007.

NOTE E—COMMITMENTS AND CONTINGENCIES

Environmental Proceedings and Asset Retirement Obligations

Our operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. These laws can impose joint and several liabilities for releases or threatened releases of hazardous substances upon statutorily defined parties, including us, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, we may be required, from time to time, to take environmental control measures at some of our facilities to meet future requirements.

Currently and from time to time, we are a party to notices of violation brought by environmental agencies concerning the laws governing air emissions. In connection with certain pending proceedings, we are in discussions with government authorities for the purpose of resolving similar issues that have arisen at a number of our facilities in different states. At present, discussions are not sufficiently advanced to determine the scope of relief or the amount of penalties. However, with respect to these pending proceedings, the company does not anticipate that the amount of penalties would have a material adverse effect on our financial position or results of operations.

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act and similar state statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial position or results of operations.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders by agencies in four states for environmental remediation at five sites, two of which are located at our operating facilities.

Our reserves for environmental remediation liabilities totaled $15.0 at March 31, 2007 and December 31, 2006 and have been classified as “Other long-term liabilities” in the consolidated balance sheet.

In addition to environmental liabilities, we have recorded asset retirement obligations associated with legal requirements related primarily to the normal operation of our landfills and the retirement of the related assets. At March 31, 2007 and December 31, 2006, our total asset retirement obligations for our landfills were $12.0.

Legal Proceedings

We are a party from time to time to what we believe are routine litigation and proceedings considered part of the ordinary course of our business. We believe that the outcome of such existing proceedings would not have a material adverse effect on our financial position, results of operations or cash flows.

NOTE F—COMPREHENSIVE (LOSS) INCOME

The following table presents the components of comprehensive (loss) income for the three ended March 31, 2007 and 2006.

	(Successor)	(Predecessor)
	For the three months ended March 31, 2007	For the three months ended March 31, 2006
Net (loss) income	$(53.1)	$28.2
Changes in other comprehensive (loss) income, net of tax:
Currency translation adjustments	8.4	3.7
Unrealized (losses) gains on derivative financial instruments:
Net change from periodic revaluations	(0.2)	(13.1)
Net amount reclassified to income	—	(3.0)
Income tax effect	0.1	6.1

Net unrealized (losses) gains on derivative financial instruments	(0.1)	(10.0)

Comprehensive (loss) income	$(44.8)	$21.9

See Note K for further information relating to our derivative financial instruments.

NOTE G—SEGMENT REPORTING

The acquisition of Corus Aluminum increased the size and scope of our international operations substantially and, as a result, we re-aligned our reporting structure into global business units that offer different types of metal products and services. Our operating segments consist of global rolled and extruded products, global recycling, global specification alloy, and global zinc. As a result, the former international segment is now included within the global recycling and global specification alloy segments. The Predecessor Period has been restated to reflect this change.

Our global rolled and extruded products segment produces aluminum sheet, plate and extruded and fabricated products for distributors and customers serving the aerospace, building and construction, transportation and consumer durables industry segments. For financial reporting purposes, the global recycling and global specification alloy operating segments have been aggregated into the global recycling reportable segment. The global recycling segment represents all of our aluminum melting, processing, alloying and salt cake recycling activities. We have aggregated these businesses because the products produced are identical (except for minor differences in chemical composition), are delivered in the same manner (either molten or in bars), the raw materials used are very similar, the production processes and equipment used are identical and the long-term gross margins have been and are expected to remain similar. Our global zinc segment represents all of our zinc melting, processing and trading activities.

Measurement of Segment Profit or Loss and Segment Assets

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Our measure of the profitability of our operating segments is referred to as segment income. Segment income excludes provisions for income taxes, restructuring and other charges, interest, unrealized losses (gains) on derivative financial instruments, corporate general and administrative costs, including depreciation of corporate assets and amortization of capitalized debt issuance costs. Intersegment sales and transfers are recorded at market value. Consolidated cash, long-term debt, net capitalized debt costs, deferred tax assets and assets located at our headquarters office are not allocated to the reportable segments.

Reportable Segment Information

The following table shows our segment assets as of March 31, 2007 and December 31, 2006:

	(Successor)
	March 31, 2007	December 31, 2006
Assets:
Global rolled and extruded products	$2,484.3	$2,480.7
Global recycling	605.0	597.8
Global zinc	172.8	184.4
Other unallocated assets	1,559.5	1,545.5

Total assets	$4,821.6	$4,808.4

The following table shows our revenues and segment income for the three months ended March 31, 2007 and 2006:

	(Successor)	(Predecessor)
	For the three months ended March 31, 2007	For the three months ended March 31, 2006
Revenues:
Global rolled and extruded products	$1,063.6	$412.5
Global recycling	424.1	345.6
Global zinc	142.6	96.9
Intersegment revenues	(31.2)	(7.4)

Total revenues	$1,599.1	$847.6

Segment income (loss):
Global rolled and extruded products	$10.8	$42.4
Global recycling	15.7	18.1
Global zinc	(0.6)	15.1

Total segment income	$25.9	$75.6
Unallocated amounts:
Corporate general and administrative expenses	$(18.1)	$(15.4)
Restructuring and other charges	(7.2)	—
Interest expense	(55.8)	(14.0)
Unrealized gains (losses) on derivative financial instruments	0.9	(0.8)
Interest and other income, net	1.5	(0.2)

(Loss) income before provision for income taxes and minority interests	$(52.8)	$45.2

NOTE H—STOCK-BASED COMPENSATION

Successor Stock-Based Compensation Plan

In February 2007 the Board of Directors of Holdings approved the Aurora Acquisition Holdings, Inc. Amended and Restated Management Equity Incentive Plan (“2007 Plan”). Under the 2007 Plan, Holdings may

grant up to 740,870 stock options. During the three months ended March 31, 2007, Holdings granted 637,866 stock options to certain members of the Company’s senior management. The options have an exercise price of $100.00 and a ten year life with 60% of the options vesting ratably over five years and 40% vesting upon the occurrence of a “liquidity event,” as defined under the terms of the 2007 Plan agreement, and the achievement of certain returns on TPG’s investment. A portion of the time-based options will be paid out upon a liquidity event should the event occur prior to full vesting of these awards. While the time based portion of the options will be expensed over the requisite service period, the event-based awards will not be expensed until the occurrence of the liquidity event.

During the three months ended March 31, 2007, we recorded $0.7 of compensation expense associated with these options. We have recorded the expense under the push down accounting provisions of SEC Staff Accounting Bulletin No. 107. The weighted-average fair value of the time and event-based options was approximately $51.00 and $36.00 per option, respectively. At March 31, 2007, there was $18.7 of compensation expense that will be expensed over the next five years and $9.2 of compensation expense that will be expensed upon the occurrence of the liquidity event.

The Company used the Monte Carlo simulation method to estimate the fair value of the stock options granted in 2007. Under this method, the estimate of fair value is affected by the assumptions included in the following table, certain of which are highly complex and subjective. Expected equity volatility was determined based upon historical stock prices of our peer companies. The expected term of the event-based options granted was determined based upon a range of estimates regarding of the timing of a liquidity event. The following table summarizes the significant assumption used to determine the fair value of the stock options granted during the three months ended March 31, 2007:

Expected timing of liquidity event in years	2-7
Weighted average expected option life in years	4.6
Risk-free interest rate	4.8%
Equity volatility factor	66.3%
Dividend yield	0.0%

Predecessor Stock-Based Compensation Plan

As of December 31, 2006 185,017 share units were granted prior to the Acquisition remained outstanding. During the three months ended March 31, 2007, the Company paid $7.4 to holders of certain of these share units. The payment has been classified as “Investing activities” in the consolidated statement of cash flows. Additional payments for the remaining share units totaling $4.1 were made in April 2007.

NOTE I—INCOME TAXES

Our effective tax rate was 1.2% and 36.8% for the three months ended March 31, 2007 and 2006, respectively. The effective tax rate for the three months ended March 31, 2007 differed from the federal statutory rate applied to losses before income taxes primarily as a result of the mix of income, losses and tax rates between tax jurisdictions.

We have valuation allowances recorded to reduce certain deferred tax assets to amounts that are more likely than not to be realized. The remaining valuation allowances relate to our potential inability to utilize certain foreign net operating loss carry forwards and U.S. state net operating loss and tax credit carry forwards. We intend to maintain these valuation allowances until sufficient positive evidence exists (such as cumulative positive earnings and estimated future taxable income) to support their reversal. Any subsequent reversal of the state income tax valuation allowance will result in a reduction in the otherwise determinable income tax expense, and any reversal of the international valuation allowance will result in a reduction of goodwill and other identifiable intangible assets.

We adopted the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” on January 1, 2007. The effect of adoption was not material. As of the date of adoption, we had $1.9 of unrecognized tax benefits, all of which would be recorded against goodwill and other identifiable intangible assets. As of March 31, 2007, we have $2.3 of unrecognized tax benefits. The incremental $0.4 of unrecognized benefit will impact our effective rate if recognized.

We recognize interest and penalties related to uncertain tax positions within the “Provision for income taxes” in the consolidated statement of operations. As of March 31, 2007, we had approximately $0.1 of accrued interest related to uncertain tax positions.

The 2001 through 2006 tax years remain open to examination by the major taxing jurisdictions to which we are subject. We do not anticipate any significant changes to our total unrecognized tax benefits through the end of the first quarter of 2008.

NOTE J—EMPLOYEE BENEFITS

Defined Benefit Pension Plans

Components of the net periodic benefit expense for the three months ended March 31, 2007 and 2006 are as follows:

	U.S. pension benefits		European and Canadian pension benefits
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
	For the three months ended March 31, 2007	For the three months ended March 31, 2006	For the three months ended March 31, 2007	For the three months ended March 31, 2006
Service cost	$0.6	$0.9	$1.2	$0.1
Interest cost	1.9	1.7	2.8	0.3
Amortization of net loss	—	—	—	0.1
Expected return on plan assets	(2.2)	(1.9)	(1.8)	—

Net periodic benefit cost	$0.3	$0.7	$2.2	$0.5

Other Postretirement Benefit Plans

The components of net postretirement benefit expense for the three ended March 31, 2007 and 2006 are as follows:

	(Successor)	(Predecessor)
	For the three months ended March 31, 2007	For the three months ended March 31, 2006
Service cost	$0.3	$0.2
Interest cost	0.8	0.7

Net periodic benefit cost	$1.1	$0.9

NOTE K—DERIVATIVE FINANCIAL INSTRUMENTS

We enter into derivatives to hedge the cost of energy, the sale and purchase prices of certain aluminum and zinc products as well as certain alloys used in our production processes, and certain currency and interest rate exposures. The fair value gains (losses) of outstanding derivative contracts are included in the consolidated balance sheet as “Derivative financial instruments” and “Other current liabilities.” The fair value of our derivative financial instruments and amounts deferred in “Accumulated other comprehensive income” as of March 31, 2007 and December 31, 2006:

	(Successor)
	March 31, 2007		December 31, 2006
	Fair value	Deferred gains (losses), net of tax	Fair value	Deferred gains, net of tax
Natural gas	$1.5	$0.6	$(1.0)	$—
Aluminum	79.3	—	89.7	—
Zinc	(0.4)	—	0.4	—
Currency	10.9	—	11.2	—
Interest rate	(1.1)	(0.7)	—	—

During the three months ended March 31, 2006, our natural gas, zinc and certain of our aluminum derivative financial instruments were accounted for as hedges and met SFAS No. 133’s requirements for hedge accounting treatment. As such, the changes in the fair value of certain of these cash flow hedges accumulated on our consolidated balance sheet (in “Accumulated other comprehensive income”) until the underlying hedged item impacted earnings. In conjunction with the preliminary purchase price allocation related to the Acquisition, all amounts previously included within “Accumulated other comprehensive income” were eliminated. Subsequent to the Acquisition, we have elected not to treat our aluminum, zinc and currency derivative financial instruments as hedges for accounting purposes and, as a result, all future changes in the fair value of these derivatives will be included within our results of operations.

Both realized and unrealized gains and losses on those derivative financial instruments that are not accounted for as hedges are included within “(Gains) losses on derivative financial instruments” in the consolidated statement of operations while realized gains and (losses) on those derivative financial instruments that are accounted for as hedges are included within “Cost of sales.” Realized (losses) gains totaled the following in the three ended March 31, 2007 and 2006:

	(Successor)		(Predecessor)
	March 31, 2007		March 31, 2006
	Cost of sales	Gains (losses) on derivative financial instruments	Cost of sales	Gains (losses) on derivative financial instruments
Natural gas	$1.5	$—	$1.6	$—
Aluminum	—	1.9	—	(3.3)
Zinc	—	3.1	0.3	—
Currency	—	(0.5)	—	—
Natural Gas Hedging

In order to manage our price exposure for natural gas purchases, we have fixed the future price of a portion of our natural gas requirements by entering into financial hedge agreements. Under these agreements, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge price. These contracts are accounted for as cash flow hedges, with all gains and losses recognized in “Cost of sales” when the gas is consumed. In addition, we have cost escalators included in some of our long-term supply contracts with customers, which limit our exposure to natural gas price risk.

Aluminum Hedging

The selling prices of the majority of the global rolled and extruded products segment’s customer orders are established at the time of order entry or, for certain customers, under long-term contracts. As the related raw materials used to produce these orders are purchased several months or years after the selling prices are fixed, the global rolled and extruded products segment is subject to the risk of changes in the purchase price of the raw materials it purchases. In order to manage this exposure, London Metal Exchange (“LME”) future or forward purchase contracts are entered into at the time the selling prices are fixed. In addition, the global rolled and extruded products segment enters into future sales contracts to protect the fair value of a portion of its aluminum inventory against a potential decline in aluminum selling prices. We do not treat these derivative financial instruments as hedges for accounting purposes. Accordingly, the changes in the fair value of the contracts are recorded in earnings as “(Gains) losses on derivative financial instruments” rather than being deferred in “Accumulated other comprehensive income.”

The global recycling segment also enters into LME high-grade aluminum forward sales and purchase contracts to mitigate the risk associated with changes in metal prices. These contracts are not accounted for as hedges and, as a result, the changes in fair value of the contracts are recorded within “(Gains) losses on derivative financial instruments” in the consolidated statement of operations.

Zinc Hedging

In the normal course of business, the global zinc segment enters into fixed-price sales and purchase contracts with a number of its customers and suppliers. In order to hedge the risk of changing LME zinc prices, we enter into LME forward sale and future purchase contracts. During 2006 effective portions of these hedges were included within “Other comprehensive income (loss)” while the ineffective portions were included within “(Gains) losses on derivative financial instruments.”

During 2007, we also entered into price collars and swaps designed to protect a portion of our forecasted zinc sales from changes in the LME price of zinc. These derivatives have not been accounted for as hedges and the changes in their fair value are included within “(Gains) losses on derivative financial instrument” in the consolidated statement of operations.

Subsequent to the Acquisition, we no longer treat our zinc derivative financial instruments as hedges for accounting purposes. As a result, the changes in fair value of the contracts are recorded within “(Gains) losses on derivative financial instruments” in the consolidated statement of operations.

Currency Hedging

Certain of our purchases and sales are denominated in currencies other than the functional currency of the entities entering into these agreements. We have entered into foreign currency forward contracts to mitigate the impact of currency fluctuations associated with these transactions. As with the acquired aluminum and zinc derivatives, we do not account for currency derivatives as hedges and, as a result, the changes in their fair value are recorded within “(Gains) losses on derivative financial instruments” within the statement of operations.

Interest Rate Hedging

As discussed in Note D, during the three months ended March 31, 2007, we entered into an interest rate swap to fix the interest rate on a portion of our variable rate borrowings under the Term Loan Facility. Changes in the fair value of the interest rate swap are recorded within “Accumulated other comprehensive income.”

NOTE L—RESTRUCTURING AND OTHER CHARGES

During the three months ended March 31, 2007, we incurred $7.2 of costs primarily related to a potential acquisition that was not consummated.

NOTE M—RELATED PARTY TRANSACTIONS

As discussed in Note H, we recorded $0.7 of compensation expense associated with the stock option plan of Holdings, the beneficiaries of which are members of our senior management. In addition, we recorded $2.3 of management fees payable to affiliates of TPG which have been included within “Accrued liabilities” in the consolidated balance sheet.

NOTE N—CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Certain of our subsidiaries (the “Guarantor Subsidiaries”) are guarantors of the indebtedness under our Senior Notes and Senior Subordinated Notes. Condensed consolidating financial statements of Aleris International, Inc., the Guarantor Subsidiaries, and those subsidiaries of Aleris International, Inc. that are not guaranteeing the indebtedness under the Senior Notes or the Senior Subordinated Notes (the “Non-Guarantor Subsidiaries”) are presented below. The condensed consolidating balance sheets are presented as of March 31, 2007 and December 31, 2006 and the condensed consolidating statements of operations and cash flows are presented for the three months ended March 31, 2007 and 2006.

	As of March 31, 2007 (Successor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$0.8	$12.2	$72.9	$—	$85.9
Accounts receivable, net	10.6	334.4	431.7	—	776.7
Inventories	4.5	396.9	571.2	—	972.6
Deferred income taxes	3.9	—	0.9	—	4.8
Prepaid expenses	2.7	12.4	13.5	—	28.6
Derivative financial instruments	3.3	6.3	58.1	—	67.7
Other current assets	9.8	1.7	7.3	—	18.8

Total Current Assets	35.6	763.9	1,155.6	—	1,955.1
Property, plant and equipment, net	42.3	336.5	860.8	—	1,239.6
Goodwill	1,404.0	—	—	—	1,404.0
Intangible assets, net	—	28.8	52.8	—	81.6
Deferred income taxes	—	—	8.1	—	8.1
Other assets	68.1	0.9	64.9	—	133.9
Investments in subsidiaries/intercompany receivable (payable), net	1,454.8	(15.0)	124.8	(1,565.3)	(0.7)

	$3,004.8	$1,115.1	$2,267.0	$(1,565.3)	$4,821.6

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$53.2	$205.3	$369.6	$—	$628.1
Accrued liabilities	23.4	126.0	160.2	—	309.6
Deferred income taxes	—	—	37.7	—	37.7
Current maturities of long-term debt	8.3	0.6	10.1	—	19.0

Total Current Liabilities	84.9	331.9	577.6	—	994.4
Long-term debt	2,064.1	2.1	515.2	—	2,581.4
Deferred income taxes	43.9	—	96.6	—	140.5
Accrued pension benefits	—	25.5	153.6	—	179.1
Accrued post-retirement benefits	—	49.3	7.2	—	56.5
Other long-term liabilities	10.5	14.5	43.3	—	68.3
Stockholder’s Equity	801.4	691.8	873.5	(1,565.3)	801.4

	$3,004.8	$1,115.1	$2,267.0	$(1,565.3)	$4,821.6

	As of December 31, 2006 (Successor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$3.4	$9.8	$112.9	$—	$126.1
Accounts receivable, net	11.3	324.2	357.0	—	692.5
Inventories	8.0	433.7	581.9	—	1,023.6
Deferred income taxes	33.8	—	0.8	—	34.6
Prepaid expenses	1.0	11.1	8.5	—	20.6
Derivative financial instruments	1.9	5.6	70.0	—	77.5
Other current assets	4.6	4.5	9.2	—	18.3

Total Current Assets	64.0	788.9	1,140.3	—	1,993.2
Property, plant and equipment, net	43.4	339.3	840.4	—	1,223.1
Goodwill	1,362.4	—	—	—	1,362.4
Intangible assets, net	—	29.3	54.8	—	84.1
Deferred income taxes	—	—	8.1	—	8.1
Other assets	87.7	0.6	49.2	—	137.5
Investments in subsidiaries/intercompany receivable (payable), net	1,400.6	46.9	157.1	(1,604.6)	—

	$2,958.1	$1,205.0	$2,249.9	$(1,604.6)	$4,808.4

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$53.9	$210.8	$289.6	$—	$554.3
Accrued liabilities	11.2	169.7	157.8	—	338.7
Deferred income taxes	—	—	37.7	—	37.7
Current maturities of long-term debt	8.3	0.7	11.5	—	20.5

Total Current Liabilities	73.4	381.2	496.6	—	951.2
Long-term debt	2,001.7	2.3	563.5	—	2,567.5
Deferred income taxes	28.6	—	112.6	—	141.2
Accrued pension benefits	—	27.8	151.4	—	179.2
Accrued post-retirement benefits	—	50.3	7.2	—	57.5
Other long-term liabilities	9.1	13.0	44.3	—	66.4
Stockholder’s Equity	845.3	730.4	874.3	(1,604.6)	845.4

	$2,958.1	$1,205.0	$2,249.9	$(1,604.6)	$4,808.4

	For the three months ended March 31, 2007 (Successor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Revenues	$35.6	$796.2	$880.7	$(113.4)	$1,599.1
Cost of sales	32.1	759.4	854.2	(113.4)	1,532.3

Gross profit	3.5	36.8	26.5	—	66.8
Selling, general and administrative expense	3.6	25.5	32.6	—	61.7
Restructuring and other charges	—	7.2	—	—	7.2
Losses (gains) on derivative financial instruments	5.6	(4.6)	(6.4)	—	(5.4)

Operating (loss) income	(5.7)	8.7	0.3	—	3.3
Interest expense	7.5	48.0	9.8	(9.5)	55.8
Other expense (income), net	0.7	(1.0)	(8.9)	9.5	0.3
Equity in net (earnings) loss of affiliates	38.6	0.8	—	(39.4)	—

(Loss) income before income taxes	(52.5)	(39.1)	(0.6)	39.4	(52.8)
Provision (benefit) for income taxes	0.6	(0.5)	—	—	0.1

(Loss) income before minority interest	(53.1)	(38.6)	(0.6)	39.4	(52.9)
Minority interests, net of provision for income taxes	—	—	0.2	—	0.2

Net (loss) income	$(53.1)	$(38.6)	$(0.8)	$39.4	$(53.1)

	For the three months ended March 31, 2006 (Predecessor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Revenues	$38.2	$742.5	$175.9	$(109.0)	$847.6
Cost of sales	34.1	666.3	165.8	(109.0)	757.2

Gross profit	4.1	76.2	10.1	—	90.4
Selling, general and administrative expense	0.5	23.3	3.0	—	26.8
(Gains) losses on derivative financial instruments	—	2.2	1.9	—	4.1

Operating income	3.6	50.7	5.2	—	59.5
Interest expense	13.4	0.1	0.5	—	14.0
Other (income) expense, net	(0.6)	0.8	0.1	—	0.3
Equity in net (earnings) loss of affiliates	(34.2)	—	—	34.2	—

Income before income taxes	25.0	49.8	4.6	(34.2)	45.2
(Benefit from) provision for income taxes	(3.2)	18.3	1.7	—	16.8

Income (loss) before minority interest	28.2	31.5	2.9	(34.2)	28.4
Minority interests, net of provision for income taxes	—	—	0.2	—	0.2

Net income (loss)	$28.2	$31.5	$2.7	$(34.2)	$28.2

	For the three months ended March 31, 2007 (Successor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$39.1	$(45.9)	$9.6	$—	$2.8

Investing activities
Acquisition of Aleris International, Inc.	(7.4)	—	—	—	(7.4)
Payments for property, plant and equipment	(0.3)	(9.3)	(35.1)	—	(44.7)
Proceeds from sale of property, plant and equipment	—	0.2	—	—	0.2
Other	—	—	(0.1)	—	(0.1)

Net cash used by investing activities	(7.7)	(9.1)	(35.2)	—	(52.0)

Financing activities
Net proceeds from (payments on) long-term revolving credit facilities	62.4	(0.1)	(54.6)	—	7.7
Decrease in restricted cash	—	0.1	—	—	0.1
Net transfers with subsidiaries	(96.4)	57.4	39.0	—	—

Net cash provided (used) by financing activities	(34.0)	57.4	(15.6)	—	7.8

Effect of exchange rate differences on cash and cash equivalents	—	—	1.2	—	1.2
Net (decrease) increase in cash and cash equivalents	(2.6)	2.4	(40.0)	—	(40.2)
Cash and cash equivalents at beginning of period	3.4	9.8	112.9	—	126.1

Cash and cash equivalents at end of period	$0.8	$12.2	$72.9	$—	$85.9

	For the three months ended March 31, 2006 (Predecessor)
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided by (used) operating activities	$21.6	$21.9	$(8.1)	$—	$35.4

Investing activities:
Payments for property and equipment	(1.2)	(8.1)	(1.7)	—	(11.0)
Other	—	(0.1)	0.1	—	—

Net cash used by investing activities	(1.2)	(8.2)	(1.6)	—	(11.0)

Financing activities:
Net payments of long-term revolving credit facility	(30.7)	—	—	—	(30.7)
Proceeds from issuance of long-term debt	—	(0.1)	5.4	—	5.3
Proceeds from exercise of stock options	0.9	—	—	—	0.9
Excess income tax benefits from exercise of stock options	1.4	—	—	—	1.4
Net transfers with subsidiaries	8.4	(14.4)	6.0	—	—
Other	—	0.3	(0.4)	—	(0.1)

Net cash provided by (used) financing activities	(20.0)	(14.2)	11.0	—	(23.2)

Effect of exchange rate changes on cash	—	—	0.2	—	0.2
Net decrease in cash and cash equivalents	0.4	(0.5)	1.5	—	1.4
Cash and cash equivalents at beginning of period	0.4	(0.3)	6.7	—	6.8

Cash and cash equivalents at end of period	$0.8	$(0.8)	$8.2	$—	$8.2

FABRICATOR GROUP

AUDITED COMBINED FINANCIAL STATEMENTS

Independent Auditors’ Report

To the Board of Directors of Corus Group plc

We have audited the accompanying combined balance sheets of the Fabricator Group as of 31 December 2005 and 2004, and the related combined income statements, combined statements of recognised income and expense, and cash flows statements, for each of the two years in the period ended 31 December 2005. These combined financial statements are the responsibility of the directors of Corus Group plc and the management of the Aluminium Division of Corus Group plc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors of Corus Group plc and the management of the Aluminium Division, as well as evaluating the overall combined financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the combined financial statements present fairly, in all material respects, the financial position of the Fabricator Group at 31 December 2005 and 31 December 2004, and the results of its operations and cash flows for the years ended 31 December 2005 and 31 December 2004 in conformity with International Financial Reporting Standards as adopted by the European Union.

As discussed in the ‘Presentation of combined financial statements and accounting policies’, the Fabricator Group was an integrated businesses of Corus Group plc throughout the two years in the period ended 31 December 2005. The financial position, results of operations and cash flows of the Fabricator Group could differ from those that would have resulted had the Fabricator Group operated autonomously or as an entity independent from Corus Group plc.

As described in the ‘Presentation of combined financial statements and accounting policies’, the Fabricator Group has adopted the new accounting standards IAS 32, ‘Financial Instruments: Disclosure and Presentation’ and IAS 39 ‘Financial Instruments: Recognition and Measurement’ as of 2 January 2005. The change has been accounted for prospectively from 2 January 2005.

International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 36.

PricewaterhouseCoopers LLP

London, England

2 June 2006

FABRICATOR GROUP

COMBINED INCOME STATEMENT

(€ in millions)

For the years ended 31 December	Note	2005	2004
Turnover	1	€1,487	€1,462
Total operating costs	2	(1,433)	(1,395)

Operating profit	1	54	67
Finance costs	5	(8)	(6)
Finance income	5	1	1

Profit before taxation		47	62
Taxation	6	(14)	(11)

Profit after taxation		€33	€51

Attributable to:
Other Corus companies		€36	€52
Minority interests		(3)	(1)

		€33	€51

The charges set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Earnings per share information has not been presented as the Fabricator Group does not have a defined capital structure that is consistent across all of its constituent businesses.

Notes and related statements forming part of these combined financial statements appear on pages F-98 to F-129; Note 25 sets out the movements in the balance sheet net investment.

FABRICATOR GROUP

COMBINED BALANCE SHEET

(€ in millions)

At 31 December	Note	2005	2004
Non-current assets
Goodwill	8	€20	€20
Other intangible assets	9	7	8
Property, plant and equipment	10	461	444
Other non-current assets	20	27	—
Deferred tax assets	23	18	22

		533	494

Current assets
Inventories	11	291	261
Trade and other receivables	13	170	176
Current tax assets	12	1	9
Other financial assets	20	54	—
Cash and short term deposits	14	29	49

		545	495

TOTAL ASSETS		€1,078	€989

Current liabilities
Short term borrowings	16	€(23)	€(15)
Trade and other payables	15	(255)	(270)
Current tax liabilities	12	(36)	(23)
Other financial liabilities	20	(4)	—
Retirement benefit obligations	32	(3)	(4)
Short term provisions and other liabilities	22	(9)	(3)

		(330)	(315)

Non-current liabilities
Long-term borrowings	16	(14)	(21)
Deferred tax liabilities	23	(37)	(25)
Retirement benefit obligations	32	(112)	(89)
Provisions for liabilities and charges	22	(18)	(17)
Other non-current liabilities	20	(9)	—
Deferred income	24	(2)	(2)

		(192)	(154)

TOTAL LIABILITIES		(522)	(469)

NET ASSETS		€556	€520

Net investment
Investment attributable to other Corus companies	25	€184	€407
Loans from, and deposits with, other Corus companies	25	341	81

Net investment by other Corus companies	25	525	488
Minority interests	25	31	32

NET INVESTMENT		€556	€520

The capital structure set out above is not necessarily representative of the capital structure of the Fabricator Group under separate ownership.

Notes and related statements forming part of these combined financial statements appear on pages F-98 to F-129.

Approved by the Board of Corus Group plc and signed on its behalf by:

D.M. Lloyd

P. Varin
2 June 2006

FABRICATOR GROUP

COMBINED STATEMENT OF RECOGNISED INCOME AND EXPENSE

(€ in millions)

For the year ended 31 December	2005	2004
Actuarial losses on defined benefit plans	€(19)	€(7)
Net movement on fair values of cash flow hedges	(25)	—
Deferred tax on items taken directly to reserves	14	(1)
Exchange movements on currency net investments:	14	(1)

Net expense recognised directly in balance sheet net investment	(16)	(9)
Profit after taxation	33	51

Total recognised income and expense for the period	17	42
Adoption of IAS 32 and IAS 39	47	—

	€64	€42

Total recognised income and expense for the period attributable to:
Other Corus companies	€65	€45
Minority interests	(1)	(3)

	€64	€42

Adoption of IAS 32 and IAS 39 attributable to:
Other Corus companies	€47
Minority interests	—

	€47

The recognised income and expense set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Notes and related statements forming part of these combined financial statements appear on pages F-98 to F-129.

FABRICATOR GROUP

COMBINED CASH FLOW STATEMENT

(€ in millions)

For the years ended 31 December	Note	2005	2004
Operating activities
Cash generated from operations	29	€88	€134
Interest paid		(7)	(6)
Taxation paid		7	(20)

Net cash flow from operating activities		€88	€108

Investing activities
Purchase of property, plant and equipment		€(54)	€(55)
Sale of property, plant and equipment		1	—
Purchase of other intangible assets		—	(1)
Sale of investment in subsidiary		—	9

Net cashflow from investing activities		€(53)	€(47)

Financing activities
New loans from other Corus companies		€250	€—
Financing investment in other Corus company		(250)	—
Other movements on loans from other Corus companies		10	(57)
Movement on short term deposits with other Corus companies		(1)	3

Cash flows related to net amounts attributable to other Corus companies		9	(54)
New loans		1	12
Repayment of borrowings		(12)	—
Dividends paid	7	(59)	—

Net cash flow from financing activities		€(61)	€(42)

(Decrease)/ Increase in cash and cash equivalents		(26)	19
Cash and cash equivalents at beginning of period		37	19
Effect of foreign exchange rate changes		—	(1)

Cash and cash equivalents at end of period		€11	€37

Cash and cash equivalents consist of:
Cash and short term deposits	14	29	49
Bank overdrafts	16	(18)	(12)

		€11	€37

The cash flows set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Notes and related statements forming part of these combined financial statements appear on pages F-98 to F-129.

The cash flows above, for the current period, include additional equity investments of €250 million (and related loan funding from other Corus companies) made by companies of the Fabricator Group into certain subsidiaries that do not form part of the rolled products and extrusions businesses and are therefore not included in these combined financial statements. As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-87 such investments are eliminated against the ‘Net investment by other Corus companies’ when preparing the combined balance sheet.

FABRICATOR GROUP

PRESENTATION OF COMBINED FINANCIAL STATEMENTS AND ACCOUNTING POLICIES

Introduction

These combined financial statements for the two years ended 31 December 2005 and 31 December 2004 are non-statutory in nature and present the combined balances and results of operations for those subsidiaries of Corus Group plc (‘Corus’) which form the Aluminium Rolled Products and Extrusions Businesses of Corus (collectively the ‘Fabricator Group’).

The combined financial statements have been specifically prepared in connection with the disposal by Corus of the Fabricator Group for the purposes of presenting, as far as practicable, the assets, liabilities, revenues and expenses of the Fabricator Group on a stand-alone basis. The combined financial statements are an aggregation of financial information from the individual companies that make up the Fabricator Group. The basis of preparation, combination and presentation of the combined financial statements of the Fabricator Group is more fully described under policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-87.

The Fabricator Group is not required to prepare audited consolidated financial statements. No such financial statements have been prepared prior to these combined financial statements. The financial information set out in the combined financial statements is based on a combination of certain financial information in the consolidation returns of the companies that comprise the Fabricator Group, for the years ended 31 December 2005 and 31 December 2004 (prepared solely for the purpose of producing the consolidated financial statements of Corus) after making such adjustments as were considered necessary by the directors of Corus and the management of the Aluminium Division of Corus.

The combined financial statements are not necessarily representative or indicative of the financial position, results of operations or cash flows that would have been obtained had the Fabricator Group operated independently or under separate ownership.

Statement of Responsibilities of the Directors of Corus and Management of the Aluminium Division of Corus

The following statement, which should be read in conjunction with the statement of auditors responsibilities set out in the independent auditors’ report, is made with a view to distinguishing the respective responsibilities of the directors of Corus, the management of the Aluminium Division of Corus, and of the auditors in relation to the combined financial statements.

In the context of preparing consolidated financial statements for Corus Group plc, the directors of Corus are responsible for:

•

Ensuring the maintenance of proper accounting records, which disclose with reasonable accuracy the financial position of Corus at any time from which financial statements can be prepared to comply with the Companies Act 1985 and Article 4 of the IAS regulation.

•

Preparing financial statements for each financial period, which give a true and fair view, in accordance with International Financial Reporting Standards, as adopted by the European Union, of the state of affairs of Corus as at the end of the financial period and of the profit for that period.

•	Taking such steps as are reasonably open to them to safeguard the assets of Corus and to prevent and detect fraud and other irregularities.

The directors of Corus consider that in preparing financial statements for Corus, including the Fabricator Group, they have used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgements and estimates, and that all accounting standards which they consider to be applicable have been followed. The directors of Corus are required to prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The same responsibilities as described above apply to these combined financial statements, which are based on a combination of certain financial information included in the consolidation returns of the companies that comprise the Fabricator Group. These returns were prepared for the purpose of preparing the consolidated financial statements of Corus and were adjusted as the directors of Corus and the management of the Aluminium Division of Corus considered necessary.

I Basis of preparation

In preparing these combined financial statements the financial information for entities within the Fabricator Group, as at the relevant date, has been extracted from the Corus statutory reporting records and combined. This information was prepared under the accounting policies as adopted for statutory submissions to Corus, which complied with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU). IFRS as adopted by the EU differ in certain respects from IFRS as issued by the International Accounting Standards Board (IASB). However the combined financial information for the periods presented would be no different had the Fabricator Group applied IFRS as issued by the IASB. References to IFRS hereafter should be construed as references to IFRS as adopted by the EU.

The combined financial statements are not prepared under section 226 of the United Kingdom Companies Act 1985. They have been prepared under the historical cost convention as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value through profit and loss and, in all material respects, in accordance with IFRS. The principal accounting policies are set out below. These policies have been consistently applied to all the periods presented except for those relating to the classification and measurement of financial instruments under IAS 32 ‘Financial Instruments: Disclosure and Presentation’ and IAS 39 ‘Financial Instruments: Recognition and Measurement’. The Fabricator Group has made use of the exemption available under IFRS 1 ‘First Time Adoption of International Financial Reporting Standards’ to only apply these two standards from 1 January 2005. The adoption of IAS 32 and IAS 39 as at 1 January 2005 principally resulted in the measurement of all derivative financial instruments at fair value, and the recognition of related deferred tax balances. At 1 January 2005 these changes resulted in an increase in net assets of €47 million.

A summary of significant differences arising from the application of United States generally accepted accounting principles (“US GAAP”) is set out in Note 36 ‘Summary of differences from US generally accepted accounting principles’ on pages F-125 to F-129.

As fully integrated businesses of Corus, the Fabricator Group does not prepare separate financial statements in accordance with IFRS in the normal course of operations. Accordingly, the combined financial statements have been derived by extracting certain assets, liabilities, revenues and expenses of the Fabricator Group from the assets, liabilities, revenues and expenses reflected in the accounting records of Corus.

The combined financial statements have been prepared for the purposes of presenting, as far as practicable, the financial position, results of operations and cash flows of the Fabricator Group on a stand-alone basis. The combined financial statements of the Fabricator Group reflect assets, liabilities, revenues and expenses directly attributable to the Fabricator Group as well as allocations deemed reasonable by the directors of Corus and the management of the Aluminium Division of Corus. Costs have been allocated to the Fabricator Group from Corus using various allocation methodologies, including, but not limited to, employee numbers and personnel costs, turnover and working capital. These allocation methodologies are discussed in greater detail below. Although it is not possible to estimate the actual costs that would have been incurred if the services performed by Corus had been purchased from independent third parties, the allocations are considered to be reasonable. However, the financial position, results of operations and cash flows of the Fabricator Group are not necessarily representative or indicative of those that would have been achieved had the Fabricator Group operated autonomously or as an entity independent from Corus.

(a) Management fees

For each of the two years ended 31 December 2005 the financial statements include management fees, the cost recovery mechanism used by Corus to recover certain central management and other similar costs. An appropriate proportion of the remuneration of the key management personnel for the Fabricator Group, including their salaries and pension costs, is included in this management fee. These management fees have either been directly attributed to individual operations of the Fabricator Group or, for costs incurred centrally, allocated between the relevant Corus businesses and the Fabricator Group operations. Costs have principally been allocated on the basis of employee numbers and personnel costs, turnover and working capital balances.

(b) Pension and post retirement costs

For each of the two years ended 31 December 2005 the pension and post retirement costs included within the Fabricator Group are entirely related to the specific pension and post retirement benefit schemes of the Fabricator Group. No additional amounts have been allocated to the Fabricator Group as the vast majority of employees of the Fabricator Group are not members of other Corus schemes and therefore any allocation would not be material.

(c) Interest

For each of the two years ended 31 December 2005 the interest charge attributable to the Fabricator Group has been based on the interest charge incurred by individual operations on specific external borrowings or financing by Corus. No interest charge related to central borrowings held by other Corus companies has been allocated to the Fabricator Group. Details of borrowings held with other Corus companies are set out in Note 16.

(d) Taxation

During the period under review, the entities within the Fabricator Group did not legally operate within the structure reflected in these combined financial statements, and were not necessarily subject to specific taxation of their results. Therefore the tax position shown is not necessarily representative of the tax position of the Fabricator Group under separate ownership. For each of the two years ended 31 December 2005 the tax charge attributable to the Fabricator Group has been based on the tax charge attributable to the individual entity or group of Fabricator entities in the relevant individual tax jurisdictions, on a separate return basis. Tax liabilities that may arise from any separation from Corus tax groups of the operations of the Fabricator Group in specific countries have not been reflected in these combined financial statements.

(e) Dividends

The dividends recorded in the combined financial statements are an aggregation of the actual dividends recorded in the financial statements of the individual operations of the Fabricator Group. Dividend payments were made in the context of Corus as a whole.

(f) Goodwill

Goodwill recorded at a Corus level and attributable to the Fabricator Group has been recorded in these combined financial statements.

(g) Financial Instruments

The financial risk management policies of the Fabricator Group are set out in more detail in Note 19. Financial instruments to hedge currency and commodity risks are taken out with other Corus companies as the counter-parties. These financial instruments are legally contracted with other Corus companies and have been treated as external contracts of the Fabricator Group in these combined financial statements. Not all of those contracts taken out with other Corus companies have matching contracts being held externally to the wider Corus.

(h) Cash

A number of individual Fabricator Group operations participate in cash sweep arrangements operated by Corus under which cash balances are cleared regularly to a central account held by another Corus company. Amounts held on deposit with the Corus cash pool are shown as part of the ‘Net investment by other Corus companies’ in the balance sheet. For this reason the cash position shown is not necessarily representative of the cash position of the Fabricator Group under separate ownership.

(i) Net investment by other Corus companies

Because the Fabricator Group has not, in the past, formed a separate legal group or been structured with a single holding company as a separate legal group, the proportion of share capital and reserves of Corus attributable to the Fabricator Group have been shown in the balance sheet within the ‘Net investment by other Corus companies’. The Fabricator Group has a number of loans from, and deposits with, other Corus companies, and these balances have been shown on the balance sheet as part of ‘Loans from, and deposits with, other Corus companies’, and included as part of the Net investment as loan balances form part of the long-term financing arrangements of the Fabricator Group by Corus. In addition, the Fabricator Group has a number of short term current account balances with other Corus companies. These balances arise from trading transactions and the settlement of other items and have been aggregated on the balance sheet as part of ‘Amounts owed to other Corus companies’ within ‘Trade and other payables’.

II Basis of combination

The list of individual legal entities included within these financial statements, which together form the Aluminium Rolled Products and Extrusions Businesses of Corus, is provided in Note 35. In preparing these financial statements all intra-Fabricator Group transactions, balances, income and expenses are eliminated on combination, including unrealised profits on such transactions. As at 31 December 2005 some of the investments held by the companies within the Fabricator Group related to investments in shares in subsidiaries of other Corus companies that are not part of these combined financial statements. In preparing the combined financial statements all investments in subsidiaries or related companies, whether part of the Fabricator Group or the wider Corus have been eliminated against the ‘Net investment by other Corus companies’.

III Use of estimates and critical accounting judgements

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the:

(i) reported amounts of assets and liabilities;

(ii) disclosure of contingent assets and liabilities at the date of the financial statements; and

(iii) reported amounts of income and expense during the reporting period.

Actual results could differ from those estimates. The most significant techniques for estimation are described in the accounting policies or in the notes below.

Critical accounting judgements and the key sources of estimation uncertainty in applying accounting policies for these combined financial statements arise in relation to property, plant and equipment, current asset provisions, deferred tax, retirement benefits, provisions created for redundancy, rationalisation and related costs and financial derivatives. The detailed accounting policies, including underlying judgements and methods of estimations, are discussed below. All of these key factors are considered at least annually.

IV Business combinations

On the acquisition of a subsidiary, fair values are attributed to the net assets acquired. Any excess of the fair value of consideration given over the fair values of the Fabricator Group’s share of the identifiable net assets acquired is treated as goodwill. If the fair value of the net assets acquired exceeds the fair value of consideration then these fair values are reassessed before taking the remainder as a credit to profit or loss in the period of acquisition.

Goodwill is recognised as an asset and, although it is not amortised, it is reviewed for impairment annually and whenever there is a possible indicator of impairment. Any impairment is recognised immediately in profit or loss and is not subsequently reversed. On disposal of a subsidiary any residual amount of goodwill is included in the determination of the profit or loss on disposal.

Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous historic values, as no adjustment was required on transition. These have also been subject to impairment tests at that date and will continue to be, at least, annually.

V Turnover

Revenue from the sale of goods and rendered services is recognised when the significant risks and rewards of ownership have been transferred to the buyer, which is generally when they have accepted physical delivery and control of the goods and services. No revenue is recognised if there are significant uncertainties regarding recovery of the amount due, associated costs or the possible return of goods.

Revenue is measured at the fair value of the consideration received or receivable and represents amounts due for goods and services provided in the normal course of business, net of discounts, VAT and other sales related taxes.

VI Provisions

Provisions for rationalisation and related measures, environmental remediation and legal claims are recognised when the Fabricator Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount can be reliably estimated. This involves a series of management judgments and estimates that are based on past experience of similar events and third party advice where applicable.

In particular, redundancy provisions are made where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been made at the balance sheet date. These provisions also include charges for any termination costs arising from enhancement of retirement or other post-employment benefits for those employees affected by these plans.

Provisions are also created for long-term benefits that depend on the length of service such as long service awards, disability benefits and long-term compensated absence such as sick leave. The amount recognised as a liability is the present value of benefit obligations at the balance sheet date, and all movements in the provision (including actuarial gains and losses or past service cost) are recognised immediately within profit and loss.

VII Research and development

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

Costs incurred on individual development projects are recognised as intangible assets from the date that all of the following conditions are met:

(i) completion of the development is technically feasible;

(ii) it is the intention to complete the intangible asset and use or sell it;

(iii) it is clear that the intangible asset will generate probable future economic benefits;

(iv) adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

(v) it is possible to reliably measure the expenditure attributable to the intangible asset during its development.

Recognition of costs as an asset is stopped when the project is complete and available for its intended use, or if these criteria no longer apply. The approach to amortisation and impairment of other intangible assets is described in XVII.

Where development activities do not meet the conditions for recognition as an asset, any associated expenditure is treated as an expense in the period in which it is incurred.

VIII Government grants

Grants related to expenditure on property, plant and equipment are credited to profit and loss over the useful lives of qualifying assets. Total grants received less the amounts credited to profit and loss at the balance sheet date are included in the balance sheet as deferred income.

IX Insurance

Certain of the Fabricator Group’s insurances are handled by two Corus captive insurance companies, Crucible Insurance Company Limited and Hoogovens Verzekeringsmaatschappij N.V. Insurance premiums in respect of insurance placed with these captive companies and third parties are charged to the income statement in the period to which they relate.

X Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Fabricator Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

For defined benefit retirement benefit schemes, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. The Fabricator Group has early adopted the amendment to IAS 19 ‘Employee Benefits’ (as issued in December 2004) to allow actuarial gains and losses to be recognised in retained earnings and presented in the statement of recognised income and expense. In applying IAS 19, in relation to retirement benefits costs, the current service cost, interest cost and expected return on plan assets have been treated as a net expense within employment costs.

Past service cost is recognised immediately to the extent that the benefits are already vested, and otherwise is amortised on a straight-line basis over the average period until the benefits become vested.

The retirement benefit obligation recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised past service cost, and as reduced by the fair value of scheme assets. Any asset resulting from this calculation is limited to unrecognised past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

XI Financing items

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable. Interest expense, including that related to financing the construction of property, plant and equipment, is written off as incurred.

XII Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences. In contrast, deferred tax assets are only recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised (which, in particular, requires an assessment of the period over which taxable profits are more likely than not to arise to offset brought forward losses). Liabilities are not recognised for taxable temporary differences arising on investments in subsidiaries, where the Fabricator Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Both current and deferred tax items are calculated using the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. This means using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset to the extent that they relate to taxes levied by the same tax authority and they are in the same taxable entity, or a group of taxable entities where the tax losses of one entity are used to offset the taxable profits of another.

XIII Foreign currencies

Presentational currency

The individual financial statements of each Fabricator Group company are presented in the currency of the primary economic environment in which it operates (its presentational currency). For the purposes of the combined financial statements, the results and financial position of each Fabricator Group business are expressed in Euro (€).

Transactions and balances

Monetary assets and liabilities in foreign currencies are translated into Euro at the quoted rates of exchange ruling at each balance sheet date. Income statement items and cash flows are translated into Euro at the average rates for the financial period. In order to hedge its exposure to certain foreign exchange risks, the Fabricator Group enters into forward contracts and options (see note XIV below for details of the Fabricator Group’s accounting policies in respect of such derivative financial instruments).

Exchange differences on the retranslation of the opening net investment in foreign enterprises and the retranslation of profit or loss items from average to closing rate are recorded as movements in the balance sheet ‘Net investment’.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

XIV Financial instruments

Up to 31 December 2004

Forward contracts and commodity futures are used, where appropriate, to hedge the cash flow risk of contracted sales and purchase transactions. Net sales and purchases covered by these contracts or options were translated into Euro at contract rates. No account was taken of the potential but unrealised profits or losses on open forward contracts or options which were intended as a hedge against future contracted transactions; such profits and losses were accounted for so as to match the exchange or price differences arising on the underlying contracted transactions.

If a derivative instrument ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognised at that time in the income statement. If a transaction does not occur, the hedge is terminated and any gains or losses are recognised in profit and loss.

From 1 January 2005

Financial assets and financial liabilities are recognised in the Fabricator Group’s balance sheet when the Fabricator Group becomes a party to the contractual provisions of the instrument. The detailed accounting treatment for such items can differ, as described in the following sections:

(a) Trade receivables

Trade receivables, which are initially recorded at their fair value, do not carry any interest and are subsequently stated at their amortised cost, as reduced by appropriate allowances for any impairment.

(b) Financial liabilities and equity

Financial liabilities and equity instruments are classified according to the substance of the individual contractual arrangements.

(c) Bank borrowings

Interest-bearing bank loans (including those from other Corus companies) and overdrafts are initially recorded at their fair value which is generally the proceeds received, net of direct issue costs. These borrowings are subsequently stated at amortised cost.

(d) Trade payables

Trade payables, which are initially recorded at fair value, are not interest bearing and are subsequently stated at their amortised cost.

(e) Equity instruments

Equity instruments issued by the Fabricator Group are recorded at the proceeds received, net of direct issue costs.

(f) Derivative financial instruments and hedge accounting

In the ordinary course of business the Fabricator Group companies use certain derivative financial instruments to reduce business risks that arise from its exposure to foreign exchange and base metal prices. The instruments are confined principally to forward foreign exchange contracts, forward rate agreements, options and London Metal Exchange (LME) contracts (as held through independent subsidiaries of Corus on behalf of the Fabricator Group). The instruments are employed as hedges of transactions included in the financial statements or forecast for firm contractual commitments. These contracts do not generally extend beyond 12 months other than for certain long-term contracts principally in the rolled products business, which may extend up to four years.

Derivatives are accounted and measured at fair value from the date the derivative contract is taken out and subsequently measured at fair value. For forward currency and commodity contracts the fair values are determined based on market forward rates as at the balance sheet date.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in profit and loss. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or liability, amounts deferred in equity are recognised in profit and loss in the same period in which the hedged item affects profit or loss.

For an effective hedge of an exposure to changes in fair value, the hedged item is adjusted for changes attributable to the risk being hedged with the corresponding entry in profit or loss. Gains or losses from re-measuring the associated derivative are also recognised in profit or loss.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in profit and loss as they arise.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value with gains or losses reported in the income statement.

XV Patents, trademarks and software

Patents, trademarks and software are included in the balance sheet as intangible assets where they are clearly linked to long-term economic benefits for the Fabricator Group. In this case they are measured initially at purchase cost and then amortised on a straight-line basis over their estimated useful lives.

All other costs on patents, trademarks and software are expensed in profit and loss as incurred.

XVI Property, plant and equipment

Property, plant and equipment is recorded at original cost less accumulated depreciation and any recognised impairment loss, with the exception of land. Cost includes professional fees, and, for assets constructed by the Fabricator Group businesses, any related works to the extent that these are directly attributable to the acquisition or construction of the asset. Commissioning costs and interest attributable to expenditure on assets in the course of construction are written off to profit and loss as incurred. Assets in the course of construction are depreciated from the date on which they are ready for their intended use.

The gain or loss arising on disposal of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset, and is recognised in income.

Subsequent costs are included in the carrying value of an asset when it is probable that additional future economic benefits will flow to the Fabricator Group and the cost of the item can be measured reliably. All other repairs and renewals are charged to profit and loss as incurred.

XVII Depreciation, amortisation and impairment of property, plant and equipment and other intangible assets

Depreciation or amortisation is provided so as to write off, on a straight-line basis, the cost of property, plant and equipment and other intangible assets including those held under finance leases, but with the exception of land, to their residual value. These charges are commenced from the dates the assets are available for their intended use and are spread over their estimated useful economic lives or, in the case of leased assets, over the lease period if shorter. The estimated useful lives of assets are reviewed regularly and, when necessary, revised. Accelerated depreciation or amortisation is provided where an asset is expected to become obsolete before the end of its normal useful life or if events or changes in circumstances indicate that an impairment loss needs to be recognised, as discussed below. No further charges are provided in respect of assets that are fully written down but are still in use.

The estimated useful lives for the main categories of property, plant and equipment and other intangible assets:

Freehold and long leasehold buildings that house plant and other works buildings	25 years
Other freehold and long leasehold buildings	50 years
Plant and machinery:
Manufacturing equipment	maximum 20 years
IT hardware and software	maximum 8 years
Office equipment and furniture	10 years
Motor vehicles	4 years
Other	maximum 15 years
Patents and trademarks	4 years
Product and process development costs	5 years

At each balance sheet date, the Fabricator Group reviews the carrying amounts of its property, plant and equipment and other intangible assets to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset is reviewed in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Fabricator Group companies estimate the recoverable amount of the cash-generating unit to which the asset belongs. Other intangible assets with indefinite useful lives are tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate. The discount rate applied in the period of 9.5% was based upon the Corus long-term weighted average cost of capital with appropriate adjustments for the risks associated with the relevant units. If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately.

XVIII Leases

Assets held under finance leases are recognised as assets of the Fabricator Group at their deemed cost, being their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income over the period of the lease.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the term of the lease.

XIX Inventories

Inventories of raw materials are valued at the lower of cost and net realisable value. Cost is determined using the ‘first in first out’ method. Inventories of partly processed materials, finished products and stores are individually valued at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Net realisable value is the price at which the inventories can be realised in the normal course of business after allowing for the cost of conversion from their existing state to a finished condition and for the cost of marketing, selling and distribution. Provisions are made to cover slow moving and obsolescent items based on historical experience of utilisation on a category-by-category basis.

XX Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks (or other Corus companies), other short term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.

XXI Segmental reporting

The Fabricator Group is organised into a structure that comprises two main operating units: Rolled Products and Extrusions. This structure reflects the dominant source and nature of operational risks and returns and so is used as the primary format for segmental reporting.

Segment assets are operational assets used in normal day-to-day activities. They include attributable goodwill, intangible assets, property, plant and equipment, inventories and operational receivables. They do not include cash, short-term deposits, short-term investments, tax assets and other non-current financial assets. Segment liabilities are also those resulting from the normal activities of the businesses, excluding tax liabilities and indebtedness but including post retirement obligations where directly attributable to the segment. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual businesses.

Geographical sectors are used as the secondary format for segmental reporting. Those areas separately disclosed represent the Fabricator Group’s most significant regional markets. Segment assets are operational assets employed in each region and include items such as tax and pension balances that are specific to a country. They also include attributable goodwill but exclude cash, short-term deposits and short-term investments. Segment liabilities are those arising within each region, excluding indebtedness. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual geographical segments.

XXII IFRS transition exemptions and choices

IFRS 1 permits those companies adopting IFRS for the first time to take certain exemptions from the full requirements of IFRS in the transition period. The Fabricator Group companies took the following key exemptions:

a) Employee benefits: At the transition date for IAS 19, all cumulative actuarial gains and losses have been recognised in the balance sheet within pension assets or pension liabilities. Subsequently, actuarial gains and losses have been recognised immediately and taken to reserves through the statement of recognised income and expense.

b) The effect of changes in foreign exchange rates: Under IAS 21 ‘The Effects of Changes in Foreign Exchange Rates’, cumulative translation differences on the consolidation of subsidiaries are being accumulated for each individual subsidiary from the date of transition to IFRS and not from the original acquisition date.

c) Financial instruments: Financial instruments were designated as a financial asset or liability at fair value (with the fair values taken through profit and loss) or as available for sale on the adoption date of 1 January 2005, rather than at the date of initial recognition. IAS 32, IAS 39 and IFRS 4 ‘Insurance Contracts’ have not been applied to the comparative financial statements included in these combined financial statements. Financial instruments in 2004 are recorded on the pre-existing accounting basis of previous reporting of the Fabricator Group to Corus.

d) Business combinations: IFRS 3 ‘Business Combinations’ has been applied prospectively from the transition date to IFRS with no restatement of previous business combinations.

At the balance sheet date of these combined financial statements there were a number of international standards and interpretations that, although issued, were not yet effective or applied by the Fabricator Group. These were IFRS 6 ‘Exploration for and Evaluation of Mineral Resources’, IFRS 7 ‘Financial Instruments: Disclosures’ and the related amendments to IAS 1 ‘Presentation of Financial Statements’ on capital disclosures, IFRIC 4 ‘Determining whether an Arrangement contains a Lease’, IFRIC 5 ‘Right to Interests arising from Decommissioning, Restoration and Environmental Rehabilitation Funds’, IFRIC 6 ‘Liabilities Arising from Participating in a Specific Market – Waste Electrical and Electronic Equipment’, IFRIC 7 ‘Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies’, IFRIC 8 ‘Scope of IFRS 2’ and IFRIC 9 ‘Reassessment of Embedded Derivatives’. Changes arising from the adoption of these standards and interpretations in future periods are not expected to have a material impact on the combined financial statements of the Fabricator Group.

FABRICATOR GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. Segmental analysis

1.1 Operating business analysis

2005 (Figures in € million, unless otherwise stated)	Rolled Products	Extrusions	Central & other	Eliminations	Total
Income statement key data
Gross turnover	€1,236	€317	€—	€(66)	€1,487
Inter-segment sales	(63)	(3)	—	66	—

Group turnover	€1,173	€314	€—	€—	€1,487

Depreciation (net of grants released)	€(42)	€(6)	€—	€—	€(48)
Amortisation	(1)	(1)	—	—	(2)
Operating profit/(loss) before restructuring, impairment and disposals	€70	€(2)	€—	€—	€68
Restructuring and impairment costs:
Redundancy and related costs	—	(7)	—	—	(7)
Impairment losses related to property, plant and equipment	—	(7)	—	—	(7)

Group operating profit/(loss)	70	(16)	—	—	54
Finance costs	—	—	(8)	—	(8)
Finance income	—	—	1	—	1
Taxation	—	—	(14)	—	(14)

Profit/(loss) after taxation	€70	€(16)	€(21)	€—	€33

Balance sheet key data
Goodwill	€19	€1	€—	€—	€20
Property, plant and equipment	410	51	—	—	461
Other segment assets	470	92	19	(13)	568

Total segment assets	€899	€144	€19	€(13)	€1,049

Cash at bank and in hand	€—	€—	€29	€—	€29

Total assets	€899	€144	€48	€(13)	€1,078
Total segment liabilities	(283)	(99)	(116)	13	(485)
Borrowings	—	—	(37)	—	(37)

Total liabilities	(283)	(99)	(153)	13	(522)

Net assets/(liabilities)	€616	€45	€(105)	€—	€556

Other information
Capital expenditure on property, plant and equipment	€49	€8	€—	€—	€57
Average weekly number of employees	3,200	1,500	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-87, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

2004 (Figures in € million, unless otherwise stated)	Rolled Products	Extrusions	Central & other	Eliminations	Total
Income statement key data
Gross turnover	€1,191	€332	€—	€(61)	€1,462
Inter-segment sales	(60)	(1)	—	61	—

Group turnover	€1,131	€331	€—	€—	€1,462

Depreciation (net of grants released)	€(37)	€(6)	€—	€—	€(43)
Amortisation	(1)	—	—	—	(1)
Operating profit/(loss) before restructuring, impairment and disposals	€64	€5	€(1)	€—	€68
Restructuring and impairment costs:
Redundancy and related costs	(1)	—	—	—	(1)
Impairment losses related to property, plant and equipment	—	—	—	—	—

Group operating profit/(loss)	63	5	(1)	—	67
Finance costs	—	—	(6)	—	(6)
Finance income	—	—	1	—	1
Taxation	—	—	(11)	—	(11)

Profit/(loss) after taxation	€63	€5	€(17)	€—	€51

Balance sheet key data
Goodwill	€19	€1	€—	€—	€20
Property, plant and equipment	389	55	—	—	444
Other segment assets	371	82	31	(8)	476

Total segment assets	€779	€138	€31	€(8)	€940

Cash at bank and in hand	€—	€—	€49	€—	€49

Total assets	€779	€138	€80	€(8)	€989
Total segment liabilities	(246)	(81)	(114)	8	(433)
Borrowings	—	—	(36)	—	(36)

Total liabilities	(246)	(81)	(150)	8	(469)

Net assets/(liabilities)	€533	€57	€(70)	€—	€520

Other information
Capital expenditure on property, plant and equipment	€52	€4	€—	€—	€56
Average weekly number of employees	3,200	1,500	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-87, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

1.2 Geographical analysis

2005 (Figures in € million, unless otherwise stated)	EU	Europe (excl. EU)	North America	Asia	Rest of the World	External net debt	Eliminations	Total
Income statement key data
By destination:
Group turnover	€995	€29	€306	€127	€30	€—	€—	€1,487

By location of Group entity:
Gross turnover	€1,373	€—	€294	€9	€—	€—	€(189)	€1,487
Inter-segment sales	(185)	—	(3)	(1)	—	—	189	—

Group turnover	€1,188	€—	€291	€8	€—	€—	€—	€1,487

Included above:
Turnover to other Corus companies	€48	€—	€—	€—	€—	€—	€—	€48

Depreciation (net of grants released)	€(40)	€—	€(7)	€(1)	€—	€—	€—	€(48)
Amortisation	(1)	—	(1)	—	—	—	—	(2)
Operating profit/(loss) before restructuring, impairment and disposals	€70	€—	€(1)	€(1)	€—	€—	€—	€68
Restructuring and impairments costs:
Redundancy and related costs	(7)	—	—	—	—	—	—	(7)
Impairment losses related to property, plant and equipment	(7)	—	—	—	—	—	—	(7)

Group operating profit/(loss)	€56	€—	€(1)	€(1)	€—	€—	€—	€54

Balance sheet key data
Goodwill	€16	€—	€4	€—	€—	€—	€—	€20
Property, plant and equipment	363	—	93	5	—	—	—	461
Other segment assets	493	—	89	9	—	—	(23)	568

Total segment assets	€872	€—	€186	€14	€—	€—	€(23)	€1,049

Cash at bank and in hand	€—	€—	€—	€—	€—	€29	€—	€29

Total assets	€872	€—	€186	€14	€—	€29	€(23)	€1,078
Total segment liabilities	(430)	—	(76)	(2)	—	—	23	(485)
Borrowings	—	—	—	—	—	(37)	—	(37)

Total liabilities	(430)	—	(76)	(2)	—	(37)	23	(522)

Net assets/(liabilities)	€442	€—	€110	€12	€—	€(8)	€—	€556

Other information
Capital expenditure on property, plant and equipment	€52	€4	€—	€1	€—	€—	€—	€57
Average weekly number of employees	3,900	—	700	100	—	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-87, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

2004 (Figures in € million, unless otherwise stated)	EU	Europe (excl. EU)	North America	Asia	Rest of the World	External net debt	Eliminations	Total
Income statement key data
By destination:
Group turnover	€1,026	€35	€263	€107	€31	€—	€—	€1,462

By location of Group entity:
Gross turnover	€1,363	€—	€222	€11	€—	€—	€(134)	€1,462
Inter-segment sales	(132)	—	(1)	(1)	—	—	134	—

Group turnover	€1,231	€—	€221	€10	€—	€—	€—	€1,462

Included above:
Turnover to other Corus companies	€42	€—	€—	€—	€—	€—	€—	€42

Depreciation (net of grants released)	€(36)	€—	€(6)	€(1)	€—	€—	€—	€(43)
Amortisation	(1)	—	—	—	—	—	—	(1)
Operating profit/(loss) before restructuring, impairment and disposals	€69	€—	€(1)	€—	€—	€—	€—	€68
Restructuring and impairments costs:
Redundancy and related costs	(1)	—	—	—	—	—	—	(1)
Impairment losses related to property, plant and equipment	—	—	—	—	—	—	—	—

Group operating profit/(loss)	€68	€—	€(1)	€—	€—	€—	€—	€67

Balance sheet key data
Goodwill	€16	€—	€4	€—	€—	€—	€—	€20
Property, plant and equipment	359	—	81	4	—	—	—	444
Other segment assets	409	—	79	8	—	—	(20)	476

Total segment assets	€784	€—	€164	€12	€—	€—	€(20)	€940

Cash at bank and in hand	€—	€—	€—	€—	€—	€49	€—	€49

Total assets	€784	€—	€164	€12	€—	€49	€(20)	€989
Total segment liabilities	(391)	—	(61)	(1)	—	—	20	(433)
Borrowings	—	—	—	—	—	(36)	—	(36)

Total liabilities	(391)	—	(61)	(1)	—	(36)	20	(469)

Net assets/(liabilities)	€393	€—	€103	€11	€—	€13	€—	€520

Other information
Capital expenditure on property, plant and equipment	€52	€4	€—	€—	€—	€—	€—	€56
Average weekly number of employees	3,900	—	700	100	—	—	—	4,700

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on F-87, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

2. Operating costs

	2005 € million	2004 € million
Costs by type:
Raw materials and consumables	€884	€847
Maintenance costs (excluding own labour)	48	56
Other external charges (including fuels and utilities, hire charges and carriage costs)	109	96
Employment costs (Note 4)	271	261
Depreciation and amortisation (net of grants released)	57	44
Other operating costs (including rents, rates, insurance and general expenses)	61	95
Changes in stock of finished goods and work in progress	3	(4)

	€1,433	€1,395

	2005 € million	2004 € million
Costs by function:
Cost of goods sold	€1,317	€1,288
Selling, general and administrative expenses	102	106
Restructuring and impairment costs (Note 3)	14	1

	€1,433	€1,395

	Operating costs before restructuring and impairment costs € million	Restructuring and impairment costs € million	Total € million
The above costs in the 12 months to 31 December 2005 include:
Raw materials and consumables	€884	€—	€884
Maintenance costs (excluding own labour)	48	—	48
Other external charges (including fuels and utilities, hire charges and carriage costs)	109	—	109
Employment costs (Note 4)	264	7	271
Depreciation and amortisation (Note 3)	50	7	57
Other operating costs (including rents, rates, insurance and general expenses)	61	—	61
Changes in stock of finished goods and work in progress	3	—	3

	€1,419	€14	€1,433

	2005 € million	2004 € million
The above costs are stated after including:
Amortisation of other intangible assets	€2	€1
Depreciation of owned assets	46	43
Impairment losses related to owned assets (see Note 3)	7	—
Depreciation of assets held under finance leases	2	—
Operating leases:
Plant and machinery	12	10
Leasehold property	2	3
Costs of research and development (gross)	12	12
Impairments against trade receivables	1	—

3. Restructuring and impairment costs

	2005 € million	2004 € million
Provision for restructuring and related measures:
Redundancy and related costs	€7	€1
Impairment losses related to property, plant and equipment	7	—

	€14	€1

4. Employees

	2005 € million	2004 € million
The total employment costs of all employees (including directors) in the Fabricator Group were:
Wages and salaries	€211	€208
Social security costs	46	46
Other pension costs (Note 32)	7	6
Redundancy and related costs	7	1

	€271	€261

Related average employee numbers are presented in Note 1

5. Financing items

	2005 € million	2004 € million
Interest expense
Bank and other borrowings	€(3)	€(2)
Borrowings from other Corus companies	(5)	(4)
Finance costs	(8)	(6)
Interest income:
Deposits with other Corus companies	1	1
Finance income	1	1

	€(7)	€(5)

6. Taxation

	2005 € million	2004 € million
Current tax	€12	€22
Deferred tax	2	(11)

	€14	€11

In addition to the total taxation charged to profit and loss, a tax charge of €14 million (2004: €1 million credit) has been recognised in equity in the year.

The total charge for the year can be reconciled to the accounting profit as follows:

	2005 € million	2004 € million
Profit on ordinary activities before tax	€47	€62
Profit on ordinary activities multiplied by the applicable tax rate of 36.1% (2004: 36.9%)	17	23
Effects of:
Adjustments to current tax in respect of prior periods	—	1
Recognition of tax losses not previously recognized	(4)	(14)
Current year tax losses not recognized	2	1
Other differences	(1)	—

	€14	€11

The applicable tax rate is the average tax rate weighted in proportion to the accounting profits earned in each geographical area.

7. Dividends

The Fabricator Group companies are subsidiaries of a series of different legal parent entities. During both years presented here a series of dividends have been declared and paid to these parents, in relation to a number of agreements and to aid the internal distribution of funds within Corus.

8. Goodwill

	2005 € million	2004 € million
Cost, and net book value, at beginning and end of period	€20	€20

Goodwill acquired in a business combination is allocated, at acquisition, to the cash generating units that are expected to benefit from that combination. The Fabricator Group tests goodwill annually for impairment, or more frequently if there are any indications that goodwill might be impaired. The recoverable amount of the goodwill is determined from value in use calculations. Key assumptions for the value in use calculations are those regarding expected changes to selling prices and direct costs during the period, as well as market growth rates and discount rates. Changes in selling prices and direct costs are based on past practices and expectations of future changes in the market. Growth rates are based on industry growth factors and discount rates reflect current market assessments of the time value of money. The Fabricator Group prepares cash flow forecasts for these calculations using the most recent approved financial budgets.

9. Other intangible assets

2005	Computer software € million	Patents and trademarks € million	Total € million
Cost at beginning of period	€10	€5	€15
Exchange rate movements	—	1	1

Cost at end of period	10	6	16

Amortisation at beginning of period	(6)	(1)	(7)
Charge for the period	(1)	(1)	(2)

Amortisation at end of the period	(7)	(2)	(9)

Net book value at end of the period	€3	€4	€7

2004	Computer software € million	Patents and trademarks € million	Total € million
Cost at beginning of period	€9	€5	€14
Additions	1	—	1

Cost at end of period	10	5	15
Amortisation at beginning of period	(5)	(1)	(6)
Charge for the period	(1)	—	(1)

Amortisation at end of the period	(6)	(1)	(7)

Net book value at end of the period	€4	€4	€8

10. Property, plant and equipment

2005	Land and buildings € million	Plant and machinery € million	Assets in course of construction € million	Total € million
Cost at beginning of period	€187	€945	€26	€1,158
Additions	4	32	21	57
Disposals	—	(16)	—	(16)
Exchange rate movements	3	18	1	22
Reclassification	—	24	(24)	—

Cost at end of period	194	1,003	24	1,221

Depreciation at beginning of period	(75)	(639)	—	(714)
Ordinary charge for the period	(5)	(43)	—	(48)
Impairment losses recognised in the period	(2)	(5)	—	(7)
Disposals	—	15	—	15
Exchange rate movements	(1)	(5)	—	(6)

Depreciation at end of period	(83)	(677)	—	(760)

Net book value at end of period	€111	€326	€24	€461

2004	Land and buildings € million	Plant and machinery € million	Assets in course of construction € million	Total € million
Cost at beginning of period	€183	€920	€3	€1,106
Additions	4	24	28	56
Disposals	—	(3)	—	(3)
Exchange rate movements	—	(1)	—	(1)
Reclassifications	—	5	(5)	—

Cost at end of period	187	945	26	1,158

Depreciation at beginning of period	(71)	(603)	—	(674)
Charge for the period	(4)	(39)	—	(43)
Disposals	—	3	—	3

Depreciation at end of period	(75)	(639)	—	(714)

Net book value at end of period	€112	€306	€26	€444

(i) Included above are fully depreciated assets with an original cost of €250 million (2004: €245 million) which are still in use.

	2005 € million	2004 € million
(ii) The net book value of land and buildings comprises:
Freehold	€111	€112

	111	112

Which may be further analysed as:
Owned assets	111	112

	111	112

(iii) The net book value of plant and machinery comprises:
Assets held under finance leases:
Cost	€4	€—
Accumulated depreciation	(1)	—

	3	—
Owned assets	323	306

	€326	€306

11. Inventories

	2005 € million	2004 € million
Raw materials and consumables	€102	€82
Work in progress	92	95
Finished goods and goods for resale	97	84

	€291	€261

The value of inventories above is stated after impairment for obsolescence and write downs to net realisable value of €2 million (2004: €2 million).

12. Current tax

2005	Assets € million	Liabilities € million
Current tax	€1	€(36)

	€1	€(36)

2004	Assets € million	Liabilities € million
Current tax	€9	€(23)

	€9	€(23)

13. Trade and other receivables

	2005 € million	2004 € million
Trade receivables	€155	€167
Less provision for impairment of receivables	(3)	(2)

	152	165
Amounts owed by other Corus companies	10	6
Other receivables	8	5

	€170	€176

14. Cash and short-term deposits

	2005 € million	2004 € million
Cash at bank and in hand	€29	€49

(i) The currency and interest exposure of cash and short-term deposits of the Fabricator Group is as follows:

	Cash at bank and in hand € million	Short term deposits € million	2005 Total € million	Cash at bank and in hand € million	Short term deposits € million	2004 Total € million
Euros	€7	€52	€59	€10	€51	€61
US Dollars	20	—	20	36	—	36
Other	2	—	2	3	—	3

	€29	€52	€81	€49	€51	€100

Floating interest rate	€29	€52	€81	€49	€51	€100

During each of the periods above cash earned interest at a floating rate based on Euribor or other official local rates.

Short-term deposits are highly liquid investments held on deposit with other Corus companies, and with a maturity of less than three months. As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-87 these deposits are shown within the balance sheet as part of the ‘Net investment by other Corus companies’. The weighted average interest rate for short term deposits was 4.2% (2004: 4.15%).

15. Trade and other payables

	2005 € million	2004 € million
Trade payables	€102	€100
Amounts owed to other Corus companies	51	47
Other taxation and social security	5	5
Dividends payable	37	59
Other payables	60	59

	€255	€270

Other creditors include amounts provided in respect of capital expenditure, insurances, holiday pay, other employment costs and sundry other items.

16. Borrowings

	2005 € million	2004 € million
Current:
Bank overdrafts	€18	€12
Other loans	4	3
Obligations under finance leases	1	—

	€23	€15

	2005 € million	2004 € million
Non current:
Bank and other loans	€11	€21
Obligations under finance leases	3	—

	€14	€21

(i) The currency and interest exposure of gross borrowings of the Fabricator Group is as follows:

	2005			2004
	Fixed rate borrowings € million	Floating rate borrowings € million	Total € million	Fixed rate borrowings € million	Floating rate borrowings € million	Total € million
Euros	€254	€134	€388	€1	€131	€132
Canadian dollars	32	5	37	32	—	32
Other	4	1	5	3	1	4

	€290	€140	€430	€36	€132	€168

Disclosed as:
Current borrowings			€23			€15
Non-current borrowings			14			21
Net investment by other Corus companies			393			132

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-87, loans from other Corus companies are shown within the balance sheet as part of the ‘Net investment by other Corus companies’.

	2005		2004
	Weighted average fixed interest rate %	Weighted average time for which rate is fixed Years	Weighted average fixed interest rate %	Weighted average time for which rate is fixed Years
Euros	3.6%	0.1	4.9%	3.4
Canadian dollars	6.1	0.7	5.3	1.9
Other	5.0	0.1	5.0	0.1

The majority of floating rate borrowings are borrowings from other Corus companies bearing interest rates based on Euribor or official local rates. These rates are fixed for periods of up to 12 months. The weighted average interest rate on short term borrowings was 3.5% (2004: 3.0%) and on long-term borrowings was 4.8% (2004: 4.6%).

(ii) The maturity of borrowings is as follows:

	2005 € million	2004 € million
In one year or less or on demand	€371	€102
Between one and two years	13	—
Between two and three years	1	21
Between three and four years	45	—
Between four and five years	—	45
	€430	€168

Amounts falling due within one year	€23	€15
Amounts falling due after more than one year	14	21
Net investment by other Corus companies	393	132

Amounts payable under finance leases are as follows:

	Minimum lease payments		Present value of minimum lease payment
	2005 € million	2004 € million	2005 € million	2004 € million
Not later than one year	€1	€—	€1	€—
Later than one year but not more than five	3	—	3	—

Present value of finance lease liabilities	€4	€—	€4	€—

(iii) External banking facilities are mainly arranged for the Fabricator Group by the ultimate parent company, Corus Group Plc. Such facilities could be drawn down and lent to the Fabricator Group, if required, through internal funding arrangements. The maturity of the majority of uncommitted borrowings for 2005 is greater than two years and is represented by the syndicated bank facility arranged by the ultimate parent company (€800 million). The maturity of undrawn committed borrowing facilities ultimately available to the Fabricator Group is as follows:

	2005 € million	2004 € million
In one year of less	€5	€204
Between one and two years	18	600
More than two years	800	4

	€823	€808

17. Other non-current liabilities

	2005 € million	2004 € million
Non-current financial liabilities (Note 20)	€9	€—

	€9	€—

18. Currency analysis of net assets

The Fabricator Group’s net assets by principal currencies at the end of the period are:

	2005				2004
	Operational net assets by presentational currency € million	Cash at bank and in hand € million	External borrowings € million	Net assets € million	Operational net assets by presentational currency € million	Cash at bank and in hand € million	External borrowings € million	Net assets € million
Euros	€447	€7	€(4)	€450	€397	€10	€(1)	€406
US Dollars	—	20	—	20	(4)	36	—	32
Canadian Dollars	105	—	(29)	76	103	—	(32)	71
Other	12	2	(4)	10	11	3	(3)	11

	€564	€29	€(37)	€556	€507	€49	€(36)	€520

19. Financial risk management objectives and policies

The major financial risks facing the Fabricator Group and the objectives and policies for holding financial instruments are discussed below. Notes 20 and 21 provide further details of the nominal and fair values of these instruments, as well as their disclosure in the combined financial statements.

(a) Foreign exchange risk management

Consistent with the parent group of Corus, the intention is that substantially all of the net currency transaction exposure within the Fabricator Group arising from contracted sales and purchases is covered by selling or purchasing foreign currency forward. These forward positions are arranged through, and therefore contracted with, the central treasury function of Corus. At 31 December 2005 the Fabricator Group held forward currency sales of principally US dollars amounting to €77 million, with a net fair value gain of €14 million, and forward currency purchases of principally US dollars amounting to €368 million, with a net fair value loss of €12 million. These amounts represented substantially 100% of the contracted transaction exposure in these currencies at 31 December 2005. Foreign exchange contracts do not generally extend beyond 12 months other than for certain long-term contracts principally in the rolled products businesses, which may extend up to four years. Following the adoption of IAS 32 and IAS 39 from 2 January 2005, the fair value of these contracts is now reflected in the Fabricator Group’s balance sheet.

(b) Commodity risk management

The Fabricator Group makes use of commodity futures contracts and options to manage its purchase price risk for certain commodities, predominately aluminium. These forward positions are arranged through, and therefore contracted with, the central commodity purchasing function of Corus. In particular forward purchases and sales of metal are made to reduce the potential volatility of operating results. Forward purchases of aluminium on the LME are ultimately made to match sales agreements to the extent possible in which the price of the aluminium element is wholly or partly fixed.

At 31 December 2005 the Fabricator Group had commodity purchases with a total notional value of €27 million and an equivalent fair value loss of €1 million, and commodity sales with a total notional value of €228 million and an equivalent fair value gain of €67 million. Following the adoption of IAS 32 and IAS 39 from 1 January 2005, the fair value of these contracts is now reflected in the Fabricator Group’s balance sheet.

(c) Interest rate risk management

Consistent with the parent group of Corus, the Fabricator Group’s financial structure is conservative and it is the intention for 50% to 70% of net debt to be at fixed rates, principally achieved by fixed rate internal borrowings. As at 31 December 2005, 67% of all debt had fixed interest rates.

(d) Credit/counter party risk

Cash deposits, trade receivables and other financial instruments give rise to credit risk for the Fabricator Group arising from the amounts and obligations due from counter-parties.

The credit risk of short-term deposits is managed by limiting the aggregate amount and duration of exposure to any one counter-party, depending on its credit rating and other credit information, and by regular reviews of these ratings. The possibility of material loss arising in the event of non-performance is considered unlikely.

Trade receivables are, where appropriate, subject to a credit insurance programme, and regular reviews are undertaken of exposures to key customers and where known risks have arisen or still persist. Any impairment to the recoverability of receivables is reflected in the income statement on a regular basis.

Credit risk also arises from the possible failure of counter-parties to meet their obligations under currency and commodity hedging instruments. However ultimate counter-parties are established banks and financial institutions with high credit ratings and Corus, on behalf of the Fabricator Group, continually monitors each institutions credit quality and limits as a matter of policy the amount of credit exposure to any one of them. The Fabricator Group’s theoretical risk is the cost of replacement at current market prices of these transactions in the event of default by counter-parties. The Fabricator Group believes that the risk of incurring such losses is remote. Underlying principal amounts are not at risk.

In the normal course of business, the Fabricator Group also faces risks that are non-financial or non-quantifiable. Such risks principally include country risk and legal risk.

20. Derivative financial instruments

The Fabricator Group utilises currency and commodity derivatives to hedge significant future transactions and cash flows. In addition, certain of the Fabricator Group’s other operating contracts may contain embedded derivatives that are required to be accounted for separately. These items give rise to the following fair values that have been recognised in the balance sheet:

	Assets € million	Liabilities € million
At end of the period
Non-current:
Commodity contracts	€25	€—
Foreign currency contracts	2	(9)

	27	(9)

Current:
Commodity contracts	42	(1)
Foreign currency contracts	12	(3)

	54	(4)

	€81	€(13)

	Assets € million	Liabilities € million
On adoption of IAS 32 and IAS 39
Non-current:
Commodity contracts	€11	€—
Foreign currency contracts	12	—

	23	—

Current:
Commodity contracts	31	—
Foreign currency contracts	32	(11)

	63	(11)

	€86	€(11)

2005 € million
The net fair value of derivative financial instruments that were designated as cash flow hedges at the balance sheet date were:
Commodity contracts	€(29)
Foreign currency contracts	(21)
The following amounts have been transferred to profit and loss and inventories in respect of contracts maturing or arising in the period:
Commodity contracts	(37)
Foreign currency contracts	19

At the balance sheet date the notional amount of outstanding foreign currency and commodity contracts that the Fabricator Group has committed to are as follows:

	2005 € million	2004 € million
Commodity contracts	€255	€286
Foreign currency contracts	445	285

21. Fair values of non derivative financial assets and financial liabilities

The major financial risks facing the Fabricator Group and the objectives and policies for holding financial instruments are discussed in Note 19. Short-term debtors and creditors have been excluded from all financial instruments disclosures.

	2005		2004
	Book value € million	Fair value € million	Book value € million	Fair value € million
Financial assets:
Trade and other receivables (Note 13)	€170	€170	€176	€176
Cash at bank and in hand (Note 14)	29	29	49	49
Deposits with other Corus companies (Note 31)	52	52	51	51
Financial liabilities:
Current external borrowings (i) (Note 16)	(23)	(23)	(15)	(15)
Trade and other payables (Note 15)	(255)	(255)	(270)	(270)
Non-current external borrowings (iii) (Note 16)	(14)	(14)	(21)	(21)
Loans from other Corus companies (Note 31)	(393)	(393)	(132)	(132)

	€(434)	€(434)	€(162)	€(162)

The following notes summarise the principal methods and assumptions that are used in estimating the fair values of non derivative financial instruments.

(i) The fair values of cash, short term deposits and short term borrowings approximate to their book values due to their short term nature.

(ii) For those loans bearing a floating rate of interest it is deemed that the carrying amount approximates to the fair value. For those bearing a fixed rate of interest, unless there is a significant difference between the fixed rate and the rate at which the Fabricator Group could make a similar loan in current conditions, it is deemed the carrying amount approximates to the fair value.

(iii) €140 million (2004: €132 million) of borrowings are with variable rate terms, for which the carrying amount approximates to fair value because of the frequency of re-pricing at market value. The remaining

€290 million (2004: €36 million) of borrowings are fixed. For these, fair values are based on quoted market values where appropriate, or are estimated by discounting future cash flows using rates currently available to the Fabricator Group for borrowings with similar terms.

22. Provisions for liabilities and charges

	Rationalisation costs € million	Environmental provisions € million	Employee benefits € million	Other € million	Total 2005 € million	Total 2004 € million
At beginning of period	€7	€1	€5	€7	€20	€23
Charges to profit and loss	7	—	1	—	8	2
Transfers in	—	—	1	—	1	—
Utilised during the period	(2)	—	—	—	(2)	(5)

At end of period	€12	€1	€7	€7	€27	€20

Analysed as:
Current liabilities	€8	€—	€1	—	€9	€3
Non-current liabilities	4	1	6	7	18	17

(i) Rationalisation costs include redundancy provisions as follows:

	By value		Related employee numbers
	2005 € million	2004 € million	2005 No.	2004 No.
At beginning of period	€5	€7	99	162
Charge to profit and loss	7	1	116	—
Transfers in/(out)	—	—	—	(17)
Utilised during the period	(1)	(3)	(24)	(46)

At end of period	€11	€5	191	99

	2005 € million	2004 € million
Other rationalisation costs arise as follows:
Pension and other charges associated with redundancies	€1	€2

	€1	€2

Although the precise timing in respect of rationalisation provisions including redundancy is not known, the majority is expected to be incurred within two years.

(ii) The timing of any potential expenditure for environmental provisions is uncertain.

(iii) Provisions for employee benefits include long-term benefits such as long service and sabbatical leave, disability benefits and sick leave. All items are subject to independent actuarial assessments.

(iv) Other provisions include €2 million (2004: €2 million) for long service awards for those employees who attain a working career of at least 25 continuous years. It also includes €5 million (2004: €5 million) for pending legal disputes.

23. Deferred tax

The following is the analysis of the deferred tax balances for balance sheet purposes:

	2005 € million	2004 € million
Deferred tax assets	€18	€22
Deferred tax liabilities	(37)	(25)

	€(19)	€(3)

The following are the major deferred tax assets and liabilities recognised by the Fabricator Group and the movements thereon, during the current and prior period.

2005	Accelerated tax depreciation € million	Losses € million	Pension € million	Other € million	Total € million
At beginning of period	€(48)	€41	€6	€(2)	€(3)
Credited/(charged) to profit and loss	3	5	—	(10)	(2)
Credited/(charged) to equity	—	—	4	(18)	(14)

At end of period	€(45)	€46	€10	€(30)	€(19)

2004	Accelerated tax depreciation € million	Losses € million	Pension € million	Other € million	Total € million
At beginning of period	€(56)	€32	4	€5	€(15)
Credited/(charged) to profit and loss	8	9	1	(7)	11
Credited to equity	—	—	1	—	1

At end of period	€(48)	€41	€6	€(2)	€(3)

The deferred tax assets of €18 million (2004: €22 million) are recoverable against future forecast taxable profits that management consider to be more likely than not to occur. Deferred tax assets have not been recognised in respect of total tax losses of €41 million (2004: €39 million).

At the balance sheet date, the aggregate amount of temporary differences associated with undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised is €77 million (2004: €192 million). No liability has been recognised in respect of these differences because the Fabricator Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

24. Deferred income

	Investment grants € million	Total 2005 € million	Total 2004 € million
Net book value at beginning and end of period	€2	€2	€2

25. Reconciliation of movements in Net investment

2005	Investment attributable to other Corus companies € million	Loans from, and deposits with, other Corus companies € million	Net investment by other Corus companies € million	Minority interests € million	Total € million
At beginning of period	€407	€81	€488	€32	€520
Adoption of IAS 32 and IAS 39	47	—	47	—	47

At beginning of period restated	454	81	535	32	567
Profit after taxation	36	—	36	(3)	33
Exchange translation differences on foreign currency net investments	8	1	9	5	14
Movements in investments in other Corus companies	(250)	250	—	—	—
Movement on deposits held with other Corus companies	—	(1)	(1)	—	(1)
Movement on other loans held with other Corus companies	—	10	10	—	10
Actuarial gains and losses on defined benefit plans	(16)	—	(16)	(3)	(19)
Net movement on cash flow hedges	(25)	—	(25)	—	(25)
Deferred tax on items taken directly to reserves	14	—	14	—	14
Dividends payable	(37)	—	(37)	—	(37)

At end of period	€184	€341	€525	€31	€556

During the current period additional equity investments of €250 million were made by companies of the Fabricator Group into certain subsidiaries that do not form part of the rolled products and extrusions businesses and are therefore not included in these combined financial statements. As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-87 such investments are eliminated against the net investment when preparing the combined balance sheet.

The €341 million of loans from, and deposits with, other Corus companies presented in the table above is analysed into its main components in Note 31.

The investment attributable to other Corus companies may be further analysed as follows:

2005	Hedging reserves € million	Translation reserves € million	Retained earnings € million	Investment attributable to other Corus companies € million
At beginning of period	€—	€(1)	€408	€407
Adoption of IAS 32 and IAS 39	47	—	—	47

At beginning of period restated	47	(1)	408	454
Profit after taxation	—	—	36	36
Exchange translation differences on foreign currency net investments	—	8	—	8
Movements in investments in other Corus companies	—	—	(250)	(250)
Actuarial gains and losses on defined benefit plans	—	—	(16)	(16)
Net movement on cash flow hedges	(25)	—	—	(25)
Deferred tax on items taken directly to reserves	9	—	5	14
Dividends payable	—	—	(37)	(37)

At end of period	€31	€7	€146	€184

2004	Investment attributable to other Corus companies € million	Loans from, and deposits with, other Corus companies € million	Net amounts attributable to Corus companies € million	Minority interests € million	Total € million
At beginning of period	€416	€135	€551	€35	€586
Profit after taxation	52	—	52	(1)	51
Exchange translation differences on foreign currency net investments	(1)	—	(1)	—	(1)
Movement on deposits held with other Corus companies	—	3	3	—	3
Movement on other loans held with other Corus companies	—	(57)	(57)	—	(57)
Actuarial gains and losses on defined benefit plans	(5)	—	(5)	(2)	(7)
Deferred tax on items taken directly to reserves	(1)	—	(1)	—	(1)
Dividends payable	(59)	—	(59)	—	(59)
Allocation of charges not invoiced	5	—	5	—	5

At end of period	€407	€81	€488	€32	€520

The €81 million of loans from, and deposits with, other Corus companies presented in the table above is analysed into its main components in Note 31.

The investment attributable to other Corus companies may be further analysed as follows:

2004	Hedging reserves € million	Translation reserves € million	Retained earnings € million	Investment attributable to other Corus companies € million
At beginning of period	€—	€—	€416	€416
Profit after taxation	—	—	52	52
Exchange translation differences on foreign currency net investments	—	(1)	—	(1)
Actuarial gains and losses on defined benefit plans	—	—	(5)	(5)
Deferred tax on items taken directly to reserves	—	—	(1)	(1)
Dividends payable	—	—	(59)	(59)
Allocation of charges not invoiced	—	—	5	5

At end of period	€—	€(1)	€408	€407

26. Future capital expenditure

	2005 € million	2004 € million
Contracted but not provided for	€29	€—
Authorised but contracts not yet placed	16	11

27. Operating leases

	2005 € million	2004 € million
Other leases (principally for plant and machinery) expiring:
Within one year	€—	€1
In years two to five	2	2

	€2	€3

Future minimum lease payments for the Fabricator Group at the end of the period are:
Not later than one year	€2	€3
Later than one year and not later than five	3	5

	€5	€8

28. Contingencies

	2005 € million	2004 € million
Guarantees given under trade agreements	€1	€1
Guarantees given for bank loans and overdrafts	8	7
Guarantees given for pension scheme execution	3	3

There are also contingent liabilities in the ordinary course of business in connection with the completion of contractual arrangements.

29. Reconciliation of cash generated from operations

	2005 € million	2004 € million
Profit after taxation	€33	€51
Adjustments for:
Tax	14	11
Interest income	(1)	(1)
Interest expense	8	6
Movements on derivatives	(18)	—
Other non cash items	1	5
Depreciation and amortisation including impairments (net of grants released)	57	44
Movement in pension prepayments and provisions	(3)	1
Movement in insurance and other provisions	3	—
Movement in inventories	(23)	(1)
Movement in receivables	12	(31)
Movement in payables	—	52
Rationalisation costs provided	7	1
Movement in rationalisation provisions	(2)	(4)

Net cash flow generated from operations	€88	€134

30. Reconciliation of net cash flow to movement in net debt

	2005 € million	2004 € million
Movement in cash and cash equivalents	€(26)	€19
Movement in debt	(248)	42

Change in net debt resulting from cash flows in period	(274)	61
Other non cash items	(4)	—
Exchange rate movements	(3)	(1)

Movement in net debt in period	(281)	60
Net debt at beginning of period	(68)	(128)

Net debt at end of period	€(349)	€(68)

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-87, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25). However, given their nature they have been included in the analysis of net debt above and in Note 31.

31. Analysis of net debt

	2003 € million	Cash flow € million	Exchange rate movements € million	Other non cash changes € million	2004 € million	Cash Flow € million	Exchange rate movements € million	Other non cash changes € million	2005 € million
Cash at bank and in hand	€30	€20	€(1)	€—	€49	€(23)	€3	€—	€29
Bank overdrafts	(11)	(1)	—	—	(12)	(3)	(3)	—	(18)

Cash and cash equivalents	19	19	(1)	—	37	(26)	—	—	11

Long-term borrowings	(10)	(11)	—	—	(21)	12	(2)		(11)
Other loans	(2)	(1)	—	—	(3)	(1)	—	—	(4)
Obligations under finance leases	—	—	—	—	—	—	—	(4)	(4)

External debt excluding bank overdrafts	(12)	(12)	—	—	(24)	11	(2)	(4)	(19)

Deposits with other Corus companies	54	(3)	—	—	51	1	—	—	52
Loan from other Corus companies	(189)	57	—	—	(132)	(260)	(1)	—	(393)

Loans from, and deposits with, other Corus companies	(135)	54	—	—	(81)	(259)	(1)	—	(341)

	€(128)	€61	€(1)	€—	€(68)	€(274)	€(3)	€(4)	€(349)

As described in policy I of the ‘Presentation of combined financial statements and accounting policies’ on page F-87, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ (see Note 25).

32. Pensions and post retirement benefits

Introduction

The Fabricator Group operates a number of defined benefit pension and post retirement schemes throughout the world, covering the majority of employees. Benefits offered by these schemes are largely based on final pay and years of service at retirement. With the exception of plans in Germany, the assets of these schemes are held in separately administered funds.

The principal pension schemes of the Fabricator Group are:

•	the aggregation of all schemes in Germany; and

•	the benefit arrangements in Corus LP (the ‘Canada’ scheme).

The Fabricator Group accounts for all pension and post retirement benefit arrangements using IAS 19 ‘Employee Benefits’, with independent actuaries being used to calculate the costs, assets and liabilities to be recognised in relation to these schemes. The present value of the defined benefit obligation, the current service cost and past service costs were calculated by these actuaries using the projected unit credit method.

However the ongoing funding arrangements of each scheme, in place to meet their long-term pension liabilities, are governed by the individual scheme documentation and national legislation. The accounting and disclosure requirements of IAS 19 do not effect these funding arrangements.

The Fabricator Group also participates in a number of defined contribution plans, on behalf of relevant personnel. Any expense recognised in relation to these schemes represents the value of contributions payable during the period by the Fabricator Group at rates specified by the rules of those plans. The only amounts included in the balance sheet are those relating to the prior month’s contribution that were not due to be paid until after the balance sheet date.

Actuarial assumptions

A range of assumptions must be used to determine these amounts and the values to be included can vary significantly with only small changes in these assumptions. Furthermore the actuarial assumptions used may vary according to the country in which the plans are situated.

Key assumptions applied at the balance sheet date were as follows:

2005	Germany %	Canada %	Other %
Salary growth	3.00%	3.25-3.50%	N/a
Pension increases	2.00	2.25-2.50	N/a
Discount rate	4.25	5.00-5.75	5.25%
Inflation	2.00	2.25-2.50	5.00
Expected return on plan assets:
Equities	N/a	8.40	N/a
Bonds	N/a	5.40	N/a
Property	N/a	N/a	N/a
Cash/Other	N/a	3.50	N/a

2004	Germany %	Canada %	Other %
Salary growth	3.00%	3.25-3.50%	N/a
Pension increases	2.00	2.25	N/a
Discount rate	5.00	5.75	6.00%
Inflation	2.00	2.25	5.00
Expected return on plan assets:
Equities	N/a	8.40	N/a
Bonds	N/a	5.40	N/a
Property	N/a	N/a	N/a
Cash/Other	N/a	3.50	N/a

The discount rate reflects the current rate of return on AA corporate bonds of equivalent currency and term to the scheme liabilities. Projected inflation rate liabilities and pension increases are long-term predictions based, mainly, on the yield gap between long-term index-linked and fixed interest gilts. The Fabricator Group establishes the projected rate of return on assets by developing a forward looking, long-term return assumption for each asset class, taking into account factors such as the expected real return for the specific asset class, respective yields and markets rates at the balance sheet date, and inflation. These returns are assumed to be net of investment expenses.

Demographic assumptions are set having regard to the latest trends in life expectancy, plan experience and other relevant data, including externally published actuarial information within each national jurisdiction. The assumptions are reviewed and updated as necessary as part of the periodic actuarial funding valuations of the individual pension and post retirement plans. The Heubeck 2005 G published biometric data is now being used for the schemes in Germany, which results in a life expectancy for today’s 60 year old male member of almost 83 years. Assumptions for all schemes include an allowance for continuing future improvements in life expectancy.

Income statement costs

Under IAS 19 costs in relation to pension and post retirement plans arise as follows:

•

The current service cost is the actuarially determined present value of the pension benefits earned by employees in the current period. No credit (debit) is reflected here for any surplus (deficit) in the scheme and so the cost is unrelated to whether, or how, the scheme is funded.

•

The expected return on assets is the actuarial forecast of total return (that is, income and gains) on the actual assets in the scheme. This is a long-term rate and is set at the beginning of the period.

•

The interest cost is the notional interest cost arising from unwinding the discount on the scheme liabilities, based on the discount rate (that is, appropriate bond rate) at the beginning of the period.

These items are treated as a net operating cost within employee remuneration in the income statement.

Variations from expected costs, arising from the experience of the plans or changes in actuarial assumptions are recognised immediately in the statement of recognised income and expense. Examples are differences between the estimated return on scheme assets (credited to profit and loss) and the actual return, the remeasurement of scheme liabilities to reflect changes in discount rates, changes in demographic assumptions such as using updated mortality tables, or the effect of more employees leaving service than forecast.

Income statement pension costs arose as follows:

2005	Germany € million	Canada € million	Other € million	Total € million
Current service cost	€2	€1	€—	€3
Interest cost	3	5	—	8
Expected return on plan assets	—	(4)	—	(4)

Defined benefit schemes	5	2	—	7

Total charge for the period (Note 4)	€5	€2	€—	€7

2004	Germany € million	Canada € million	Other € million	Total € million
Current service cost	€1	€1	€—	€2
Interest cost	4	4	—	8
Expected return on plan assets	—	(4)	—	(4)

Defined benefit schemes	5	1	—	6

Total charge for the period (Note 4)	€5	€1	€—	€6

Balance sheet measurement

In determining the amounts to be recognised in the balance sheet the following approach has been adopted:

•	Pension scheme assets are measured at fair value (for example for quoted securities this is the mid-market value on the relevant public exchange).

•

Pension liabilities include future benefits for pensioners and deferred pensioners, and accrued benefits for members in service taking into account projected earnings. The pension liabilities are discounted at the current rate of return on AA rated corporate bonds of equivalent currency and term to the pension liability.

Amounts recognized in the balance sheet arose as follows:

2005	Germany € million	Canada € million	Other € million	Total € million
Fair value of plan assets at end of period	€—	€78	€—	€78
Present value of obligation at end of period	(83)	(109)	(1)	(193)

Defined benefit liability at end of period	€(83)	€(31)	€(1)	€(115)

Disclosed as:
Defined benefit liability—current	€(3)	€—	€—	€(3)
Defined benefit liability—non-current	(80)	(31)	(1)	(112)

Arising from:
Funded schemes	€—	€(31)	€—	€(31)
Unfunded schemes	(83)	—	(1)	(84)

2004	Germany € million	Canada € million	Other € million	Total € million
Fair value of plan assets at end of period	€—	€58	€—	€58
Present value of obligation at end of period	(70)	(80)	(1)	(151)

Defined benefit liability at end of period	€(70)	€(22)	€(1)	€(93)

Disclosed as:
Defined benefit liability—current	€(4)	€—	€—	€(4)
Defined benefit liability—non-current	(66)	(22)	(1)	(89)

Arising from:
Funded schemes	€—	€(22)	€—	€(22)
Unfunded schemes	(70)	—	(1)	(71)

The actual return on plan assets for the above schemes was €7 million (2004: €5 million). Included above are post-retirement medical and similar net obligations of €7 million (2004: €6 million). Of the total plan assets 63% (2004: 63%) was invested in equities, 33% (2004: 33%) was invested in bonds and 4% (2004: 4%) was invested in cash or other investments.

Movements in the plan assets and benefit obligations during the period arose as follows:

2005	Germany € million	Canada € million	Other € million	Total € million
Plan assets

Fair value at start of period	€—	€58	€—	€58
Expected return on plan assets	—	4	—	4
Employer contributions	3	6	—	9
Employee contributions	—	1	—	1
Benefit paid	(3)	(5)	—	(8)
Actuarial gain on plan assets	—	3	—	3
Exchange rate movements	—	11	—	11

Fair value at end of period	€—	€78	€—	€78
Benefit obligations
Benefit obligations at start of period	70	80	1	151
Current service cost	2	1	—	3
Interest cost	3	5	—	8
Employee contributions	—	1	—	1
Benefits paid	(3)	(5)	—	(8)
Actuarial loss on benefit obligation	11	11	—	22
Exchange rate movements	—	16	—	16

Benefit obligations at end of period	€83	€109	€1	€193

2004	Germany € million	Canada € million	Other € million	Total € million
Plan assets

Fair value at start of period	€—	€53	€—	€53
Expected return on plan assets	—	4	—	4
Employer contributions	2	3	—	5
Employee contributions	—	1	—	1
Benefit paid	(2)	(5)	—	(7)
Actuarial gain on plan assets	—	1	—	1
Exchange rate movements	—	1	—	1

Fair value at end of period	€—	€58	€—	€58

Benefit obligations

Benefit obligations at start of period	63	73	1	137
Current service cost	1	1	—	2
Interest cost	4	4	—	8
Employee contributions	—	1	—	1
Benefits paid	(2)	(5)	—	(7)
Actuarial loss on benefit obligation	4	4	—	8
Exchange rate movements	—	2	—	2

Benefit obligations at end of period	€70	€80	€1	€151

The history of actuarial gains and losses is as follows:

	2005	2004
Experience adjustments on scheme assets:

Amount (€ million)	€3	€1
Percentage of scheme assets (%)	4%	2%

Experience adjustments on scheme liabilities:
Amount (€ million)	€22	€8

Percentage of scheme liabilities (%)	11%	5%

In accordance with the transitional provisions for the amendments to IAS 19 in December 2004, the disclosures above are only determined prospectively, from the 2004 reporting period onwards.

33. Related party transactions

The Fabricator Group companies have arm’s length trading relationships, based on normal commercial market terms, with other Corus companies. Turnover to other Corus companies, which consist of (semi-) finished products amounted to €48 million (2004: €42 million). Whereas purchases from other Corus companies, mainly of aluminium billets and ingots, amounted to €494 million (2004: €447 million). To the extent that they are still outstanding at the balance sheet date, all receivable and payable balances arising from these trading activities with other Corus companies are presented in Notes 13 and 15, respectively.

As described in Note 19, the Fabricator Group also contracts forward currency and commodity derivative positions with central Corus functions, as part of its approach to the management of currency and price risk. The nominal and fair values of these contracts as at 31 December 2005 are disclosed in Note 20. In addition the Fabricator Group receives research and development support from the Corus Research, Development & Technology businesses, with associated costs for the Fabricator Group being disclosed in Note 2.

The Fabricator Group companies also have loan relationships with other Corus companies. The balances outstanding at 31 December 2005 are disclosed in Note 16. Interest and other conditions of the loans are in line with normal market conditions.

The Fabricator Group companies also benefit from the functional support of corporate activities undertaken at the ultimate parent group level. These include activities such as commercial coordination, supplies and purchasing support, human resources, legal services, corporate relations and finance related functions such as corporate finance, internal audit and reporting and control. Recharges of these centrally borne costs are undertaken each year and for 2005 amounted to €6 million (2004: €12 million). These costs also include an allocation of the remuneration of the most senior management personnel of these businesses, who operate on behalf of the entire Aluminium Division of Corus.

34. Post balance sheet events

(i) On 16 March 2006 Corus announced that it had signed a letter of intent for Aleris International Inc. to acquire Corus’ downstream Aluminium rolled products and extrusions businesses for a gross consideration of €826 million. The smelting operations will remain within Corus and it is the intention that they will supply Aleris under a long-term supply agreement. It is also the intention that Corus and Aleris will enter into an agreement related to research, development and technology.

Internal consultation and advice processes related to the transaction have commenced. The proposed sale will also be subject to external regulatory clearances from the European Commission and the other regulatory authorities in different jurisdictions, including the US. It is intended than a Sale and Purchase Agreement will be entered into upon successful completion of these processes.

(ii) On 24 May 2006, following the completion of internal consultation and advice processes related to the transaction, Corus and Aleris confirmed that they had entered into a definitive Share Purchase Agreement. The transaction remains subject to certain external regulatory clearances. Completion is anticipated in the third quarter of 2006.

The net cash proceeds, after deducting pension liabilities but excluding minority interests and net debt, would be approximately €728 million. The management teams of these businesses are expected to transfer to Aleris.

35. Main subsidiaries and investments

The list of subsidiary undertakings of Corus that form the Fabricator Group at 31 December 2005 is set out below. Country names are countries of incorporation. Undertakings operate principally in their country of incorporation unless otherwise stated.

Subsidiary undertakings

Aluminium rolling and extruding, further processing or related activities:

Austria	Italy
Corus Aluminium Verkauf GmbH	Corus Aluminium Rolled Products Srl

Belgium	Japan
Corus Aluminium NV	Corus Aluminium Japan Limited
Corus Building Systems NV
Corus Service Centre NV	Netherlands
Corus Hylite BV
Canada	Corus Aluminium Rolled Products BV
Corus LP (60% owned)
Corus Aluminium Inc (60% owned)	Portugal
Hoogovens Aluminium Portugal Lda
China
Corus Aluminium Extrusions Tianjin Co Limited	Spain
(61.09% owned)	Corus Aluminium Espana SA

Germany	USA
Corus Aluminium GmbH	Corus Aluminium Corp
Corus Aluminium Profiltechnik Bonn GmbH	Hoogovens Aluminium Europe Inc
Corus Aluminium Profiltechnik Bitterfeld GmbH
Corus Aluminium Profiltechnik GmbH
Corus Aluminium Walzprodukte GmbH
Grundstücksverwaltungsgesellschaft Objekt Wallersheim GmbH
Duinlust Aluminium Bouw (DAB) BV & Co KG
BUG-Alutechnik GmbH

36. Summary of differences from US generally accepted accounting principles

These combined financial statements have been prepared in accordance with IFRS as described on page F-86, which differs in certain respects from US Generally Accepted Accounting Principles (US GAAP). These differences relate principally to the items presented below, and the effect of each of the adjustments to profit for the financial period and the Net investment by other Corus companies, that would be required under US GAAP, is set out in the following tables.

	2005 € million	2004 € million
Profit for financial period:

Profit attributable to other Corus companies—As reported	€36	€52
Adjustments:

Interest costs capitalised (ii)	1	2
Depreciation of capitalised interest (ii)	(2)	(2)
Pensions and other employee benefits (iii)	(1)	(1)
Deferred taxation (iv)	12	(18)
Derivatives (v)	(25)	21
Restructuring costs (vi)	2	—

Profit attributable to other Corus companies—US GAAP	€23	€54

	2005 € million	2004 € million
Net investment by other Corus companies

Net investment by other Corus companies—As reported	€525	€488
Adjustments:

Goodwill (i)	(5)	(5)
Interest costs capitalised (net of depreciation) (ii)	18	19
Pensions and other employee benefits (iii)	20	4
Deferred taxation (iv)	(24)	(52)
Derivatives (v)	—	75
Restructuring costs (vi)	2	—

Net investment by other Corus companies in accordance with US GAAP	€536	€529

Basis of preparation

The basis of preparation for these special purpose combined accounts is set out in “Presentation of special purpose combined accounts and accounting policies” on page F-87. The basis of preparation follows IFRS as adopted by the EU with the application of “push-down” accounting for the purposes of presenting the Fabricator Group on a stand-alone basis.

Combined statement of cash flows

Under both IFRS and US GAAP, cash flows are classified under operating activities, investing activities and financing activities. Under IFRS, cash is defined as cash in hand and investments with original maturities of three months or less, less overdrafts repayable on demand. Under US GAAP, cash and cash equivalents are defined as only being cash and investments with original maturities of three months or less.

Use of estimates

The preparation of financial statements to conform with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant techniques for estimation are discussed in the “Presentation of special purpose combined accounts and accounting policies” on pages F-86 to F-97.

(i) Goodwill

The Fabricator Group has exercised the option under IFRS 1 ‘First Time Adoption of International Financial Reporting Standards’ not to restate business combinations prior to the date of transition to IFRS. Prior to this goodwill on acquisitions was held as an intangible asset and amortised over its estimated useful economic life. Under IFRS the Fabricator Group applies IFRS 3 ‘Business Combinations’ in accounting for goodwill, which was adopted from 1 January 2004. Whereas for US GAAP purposes the Fabricator Group applies SFAS 142 ‘Goodwill and Other intangible Fixed Assets, which was adopted at 30 December 2001. Both of these standards have a similar approach. They do not allow the amortisation of goodwill and instead impairment reviews must be carried out at least annually to assess the recoverability of goodwill balances. However the different adoption dates of these respective standards gives rise to a reconciling item in calculating the ‘Net investment by other Corus companies’ under US GAAP.

Furthermore the Corus Aluminium Rolled Products and Extrusions Businesses were acquired by Corus as part of its acquisition of the Corus Nederland BV group. The fair value of shares offered as consideration during this acquisition was determined by reference to the market price of Corus’ shares on the date that the offer became unconditional, 6 October 1999. As the Fabricator Group has exercised the IFRS 1 exemption not to restate business combinations this purchase consideration has not been reassessed for IFRS purposes. Under US GAAP the fair value of these shares was based on the market price of the shares when the principal terms of the acquisition were announced, on 7 June 1999. The difference resulted in a lower purchase consideration for Corus Nederland BV, and hence the Fabricator Group, under US GAAP, which means the recognised capital issued and goodwill on the Fabricator Group acquisition is lower.

(ii) Capitalisation of interest costs

Under IFRS, the Fabricator Group has opted not to capitalise interest in its financial statements. However, for US GAAP reporting, the estimated amount of interest incurred in connection with the financing of expenditure for major capital projects is included within property, plant and equipment. This interest is then depreciated over the lives of the related assets.

(iii) Pension costs and other employee benefits

Under both IFRS and US GAAP pension costs are charged to earnings so as to reflect the provisions of future pension liabilities accrued by employees during the period, by reference to the respective pension scheme liability and the market value of underlying plan assets.

Under US GAAP surpluses or deficits arising where the actual performance of the scheme differs from previous actuarial assumptions are generally recognised in future periods. The Fabricator Group applies the 10% corridor test at the beginning of the year to determine whether amortisation of the gain or loss is necessary. Where the gain or loss exceeds 10% of the greater of the projected benefit obligation or the market related value of the scheme’s assets this is amortised through the income statement over the active participant’s average remaining service periods. In contrast, under IFRS the Fabricator Group has opted to recognise such actuarial gains and losses immediately within the combined statement of recognised income and expense.

In both 2005 and 2004, the Fabricator Group has recognised a minimum pension liability within the US GAAP ‘Net investment by other Corus companies’. US GAAP requires the employer to recognise an additional minimum pension liability to the extent that the accumulated benefit obligation exceeds the fair value of the plan assets and this shortfall is not covered by the pension liability already recorded in the balance sheet. This results in a charge to other comprehensive income equal to the minimum pension liability but adjusted to take account of an intangible asset that represents the unrecognised transition obligation.

(iv) Deferred taxation

Under IFRS a deferred tax asset is recognised in respect of deductible temporary differences to the extent that there are offsetting taxable temporary differences or it is probable that sufficient taxable profit will be available against which the temporary differences can be utilised. Under US GAAP a deferred tax asset is recognised in full but is then reduced by a valuation allowance if it is more likely than not that some, or all, of the deferred tax asset will not be realised.

Under both IFRS and US GAAP the likelihood that deferred tax assets can be recovered by utilisation against future taxable profits is assessed by consideration of all available evidence, both positive and negative, including historic levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies when prudent and feasible. The Fabricator Group has certain historical tax loss carry-forwards in Belgium. When evaluating the recoverability of this asset under US GAAP, the approach used to determine the weight of available evidence associated with recent historical losses differs from the IFRS approach. In particular more losses have been incurred than were envisaged when the asset was originally recognised. As a result the Group has not taken future projected profits into consideration under US GAAP.

In addition the reconciliation of IFRS to US GAAP includes the tax effect of the other US GAAP adjustments.

(v) Derivative instruments and hedging activities

The Fabricator Group enters into derivative arrangements to limit its exposure to interest rate, foreign exchange and commodity price risks.

On 1 January 2005 the Fabricator Group adopted IAS 32 and IAS 39 under IFRS on a prospective basis, requiring designation of hedging instruments and recognition of all derivative instruments at fair value on the balance sheet. The Fabricator Group’s economic hedging policies remain unchanged but the instruments are accounted for as described in ‘Presentation of combined financial statements and accounting policies’ on page F-94 (XIV(f)).

Under US GAAP, the Fabricator Group adopted SFAS 133 ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by SFAS 137 and SFAS 138 and as interpreted by the Derivatives Implementation Group, with effect from 1 January 2001. SFAS 133 also requires all derivatives to be recognised as assets or liabilities in the balance sheet and those instruments to be measured at fair value.

Changes in fair value over the period are recorded in current earnings unless hedge accounting is obtained. SFAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. Certain derivatives that are designated by the Fabricator Group as hedging instruments under IAS 39 are not designated as such under SFAS 133. Accordingly hedge accounting is not applied in respect of these arrangements. Hedges of net investment and the treatment of realised gains and losses are the same under US GAAP as under IFRS in both years, being taken to other comprehensive income.

(vi) Restructuring costs

Under IFRS restructuring costs are accounted for in accordance with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’, and recognised where implementation of a formal plan has begun and has been communicated to those affected. Costs for items such as leased property, plant and equipment, which will no longer provide economic benefit to the Group, are provided for as part of the restructuring plan.

Under US GAAP one-time termination benefits are recognised where a detailed formal plan has been communicated to employees. Where employees are required to continue working until they are terminated to be eligible for the termination benefit and that period exceeds the minimum retention period, the cost is only recognised over the retention period. Termination benefits under a pre-existing benefit plan that vest during employment are recognised when such benefits become probable of being paid. Under US GAAP, other costs associated with a restructuring plan are recognised when the liability is incurred rather than at the date of the Fabricators Group’s commitment to an exit plan.

New US accounting standards

Recently issued accounting pronouncements implemented during the year

In March 2005, the Financial Accounting Standards Board (FASB) issued interpretation No. (FIN) 47, ‘Accounting for Conditional Asset Retirement Obligations’ an interpretation of FASB Statement No. 143 FIN 47 clarifies that SFAS 143, ‘Accounting for Asset Retirement Obligations’, requires that an entity recognise a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after 15 December 2005. The adoption of FIN 47 has not had a material impact on the Fabricator Group’s results of operations or financial position.

Recently issued accounting pronouncements not yet implemented

In November 2004, the FASB issued SFAS 151 ‘Inventory Costs’ to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognised as current period charges. In addition, SFAS 151 requires that the allocation of fixed production overheads to inventory values be based on the normal capacity of the production facilities. SFAS 151 is effective for costs incurred in respect of inventories for reporting periods beginning after 15 June 2005. The adoption of SFAS 151 is not expected to have a material effect on the results or net assets of the Fabricator Group.

In December 2004, the FASB issued SFAS 153 ‘Exchanges of Nonmonetary Assets, and amendment of APB Opinion No. 29’ which, for periods beginning after 15 June 2005, no longer allows the exemption included in APB Opinion No. 29 (APB 29) which permitted certain non-monetary exchanges of similar productive assets to be accounted for at book value with no gain or loss being recognised. Under SFAS 153 such non-monetary transactions have to be accounted for at fair value, recognising any gain or loss, if the transaction meets a commercial substance criterion and the fair value is determinable. SFAS 153 did not affect the guidance in APB 29 for non-monetary exchanges of inventory. The adoption of SFAS 153 is not expected to have a material effect on the results or net assets of the Fabricator Group.

In December 2004, the FASB issued SFAS 123(R) ‘Share-Based Payment’, which is a revision of SFAS 123 ‘Accounting for Stock-Based Compensation’ and supersedes APB Opinion No. 25 ‘Accounting for Stock Issued to Employees’. Generally the valuation methods contained in SFAS 123(R) are similar to those in SFAS 123, but SFAS 123(R) requires all share-based payments to employees, including grants of employee share options, to be charged to the statement of income. Pro-forma disclosure is no longer an alternative. With limited exceptions, the amount charged to the statement of income for share options will be measured based on the grant date fair value of the option amortised over the period to the date of vesting of the award. SFAS 123(R) is effective for annual reporting periods beginning after 15 June 2005. The adoption of SFAS 123(R) is not expected to have a material effect on the results or net assets of the Fabricator Group.

In May 2005, the FASB issued SFAS 154 ‘Accounting Changes and Error Corrections’, which is effective for periods beginning after 15 December 2005. This statement replaces APB Opinion No. 20 ‘Accounting Changes’ (APB 20) and SFAS ‘Reporting Accounting Changes in Interim Financial Statements. APB 20 previously required that most voluntary changes in accounting principle be recognised by including, in net income of the period of the change, the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. The adoption of SFAS 154 is not expected to have a material effect on the results or net assets of the Fabricator Group.

In February 2006, the FASB issued SFAS 155 ‘Accounting for Certain Hybrid Financial Instruments’ an amendment of SFAS 133 and 140. SFAS 155 nullifies the guidance from the FASB’s Derivatives Implementation Group (DIG) in Issue D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which deferred the application of the bifurcation requirements of SFAS 133 for certain beneficial interests. SFAS 155 provides a fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation and requires that beneficial interests in securitized financial assets be analysed to determine whether they are freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation. SFAS 155 also provides clarification on specific points related to derivative accounting. SFAS 155 is effective for fiscal years beginning after 15 September 2006. The Fabricator Group does not currently expect SFAS 155 to have a material impact on its financial position, results of operations or cash flows.

In June 2005 EITF 05-05 ‘Accounting for Early Retirement or Post-employment Programs with Specific Features (Such As Terms Specified in Altersteilzeit Early Retirement arrangements)’ (EITF 05-05) was issued. EITF 05-05 provides specific guidance on how to account for such features and is effective for fiscal years beginning after 15 December 2005. The Fabricator Group is currently assessing the impact of this consensus.

FABRICATOR GROUP UNAUDITED COMBINED FINANCIAL STATEMENTS

Combined Income Statement

(€ in millions)

	Note	Three Months Ended 30 June		Six Months Ended 30 June
		2006	2005	2006	2005
Group turnover	1	€459	€384	€895	€751
Total operating costs	2	(441)	(399)	(852)	(754)

Group operating profit/(loss)	4	18	(15)	43	(3)
Finance costs	5	(2)	(2)	(4)	(4)
Finance income	5	1	—	1	—

Profit/(loss) before taxation		17	(17)	40	(7)
Taxation	6	(1)	5	(9)	1

Profit/(loss) after taxation		€16	€(12)	€31	€(6)

Attributable to:
Attributable to other Corus companies		€16	€(12)	€32	€(6)
Minority interests		—	—	(1)	—

		€16	€(12)	€31	€(6)

The charges set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

Earnings per share information has not been presented as the Fabricator Group does not have a defined capital structure that is consistent across all of its constituent businesses.

FABRICATOR GROUP

COMBINED BALANCE SHEET

(€ in millions)

	30 June 2006	Audited 31 December 2005
Non-current assets
Goodwill	€20	€20
Other intangible assets	7	7
Property, plant and equipment	451	461
Other non-current financial assets	35	27
Deferred tax assets	19	18

	532	533

Current assets
Inventories	368	291
Trade and other receivables	246	170
Current tax assets	—	1
Other financial assets	54	54
Cash and short term deposits	33	29

	701	545

TOTAL ASSETS	€1,233	€1,078

Current liabilities
Short term borrowings	€(25)	€(23)
Trade and other payables	(273)	(255)
Current tax liabilities	(46)	(36)
Other financial liabilities	(7)	(4)
Retirement benefit obligations	(4)	(3)
Short term provisions and other liabilities	(7)	(9)

	(362)	(330)

Non-current liabilities
Long term borrowings	(28)	(14)
Deferred tax liabilities	(47)	(37)
Retirement benefit obligations	(101)	(112)
Provisions for liabilities and charges	(19)	(18)
Other non-current liabilities	(2)	(9)
Deferred income	(2)	(2)

	(199)	(192)

TOTAL LIABILITIES	€(561)	€(522)

NET ASSETS	€672	€556

Net investment
Investment attributable to other Corus companies	€599	€184
Loans from, and deposits with, other Corus companies	44	341

Net investment by other Corus companies	643	525
Minority interests	29	31

NET INVESTMENT	€672	€556

The capital structure set out above is not necessarily representative by the capital structure of the Fabricator Group under separate ownership.

FABRICATOR GROUP

COMBINED STATEMENT OF RECOGNISED INCOME AND EXPENSE

(€ in millions)

	Three Months Ended 30 June		Six Months Ended 30 June
	2006	2005	2006	2005
Actuarial gains on defined benefit plans	€5	€—	€6	€—
Net movement on fair values of cash flow hedges	(6)	(19)	24	(24)
Deferred tax on items taken directly to reserves	2	6	(10)	9
Exchange movements on currency net investments	(2)	4	(3)	6

Net (expense)/income recognised directly in equity	(1)	(9)	17	(9)
Profit/(loss) after taxation	16	(12)	31	(6)

Total recognised income/(expense) for the period	15	(21)	48	(15)
Adoption of IAS 32 and IAS 39	—	—	—	47

	€15	€(21)	€48	€32

Total recognised income/(expense) for the period attributable to:

Other Corus companies	€16	€(21)	€50	€33
Minority interests	(1)	—	(2)	(1)

	€15	€(21)	€48	€32

Adoption of IAS 32 and IAS 39 attributable to:

Other Corus companies	€—	€—	€—	€47
Minority interests	—	—	—	—

	€—	€—	€—	€47

The recognized income and expense set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

FABRICATOR GROUP

COMBINED CASH FLOW STATEMENT

(€ in millions)

	Note	Six Months Ended 30 June
		2006	2005
Operating activities
Cash generated from operations	10	€(18)	€(11)
Interest paid		(4)	(2)
Taxation (paid)/received		—	10

Net cash flow from operating activities		(22)	(3)

Investing activities
Purchase of property, plant and equipment		(19)	(17)

Net cash flow from investing activities		(19)	(17)

Financing activities
New loans/(repayment of loans) from other Corus companies		—	—
Cash inflow from issue of ordinary shares		250	—
Transfer of subsidiary to other Corus company		977	—
Capital redemption to other Corus companies		(705)	—
Other movements on loans from other Corus companies		(339)	21
Movement on short term deposits with other Corus companies		42	35

Cash flows related to net amounts attributable to Corus companies		225	56
New loans		13	2
Repayment of borrowings		—	—
Dividends paid		(195)	(59)

Net cash flow from financing activities		43	(1)

Net movement in cash and cash equivalents		2	(21)
Cash and cash equivalents at beginning of period		11	37
Effect of foreign exchange rate changes		—	2

Cash and cash equivalents at end of period		€13	€18

Cash and cash equivalents comprise:
Cash and short term deposits		€33	€32
Bank overdrafts		(20)	(14)

		€13	€18

The cash flows set out above are not necessarily representative of those that would be incurred by the Fabricator Group under separate ownership.

FABRICATOR GROUP

PRESENTATION OF COMBINED INTERIM REPORT AND ACCOUNTING POLICIES

I Basis of preparation

In preparing this combined interim report the financial information for entities within the Fabricator Group, as at the relevant date, has been extracted from the Corus statutory reporting records and combined. This information was prepared under the accounting policies as adopted for statutory submissions to Corus, which complied with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU). IFRS as adopted by the EU differ in certain respects from IFRS as issued by the International Accounting Standards Board (IASB). However the combined financial information for the periods presented would be no different had the Fabricator Group applied IFRS as issued by the IASB. References to IFRS hereafter should be construed as references to IFRS as adopted by the EU.

From 1 January 2005 the Fabricator Group has adopted IAS 32 ‘Financial Instruments: Disclosure and Presentation’ and IAS 39 ‘Financial Instruments: Recognition and Measurement’, which relate to the classification and measurement of financial instruments and, as permitted, is accounting for these standards prospectively from the date of adoption. The adoption of IAS 32 and IAS 39 as at 1 January 2005 principally resulted in the measurement of all derivative financial instruments at fair value, and the recognition of related deferred tax balances. At 1 January 2005 these changes resulted in an increase in net assets of €47 million.

The combined interim report is not prepared under section 226 of the United Kingdom Companies Act 1985. It has been prepared under the historical cost convention as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value through profit and loss and, in all material respects, in accordance with IFRS. The principal accounting policies have been consistently applied to all the periods presented.

A summary of significant differences arising from the application of United States generally accepted accounting principles (“US GAAP”) is set out in Note 13 ‘Summary of differences from US generally accepted accounting principles’.

As fully integrated businesses of Corus, the Fabricator Group does not prepare separate financial statements in accordance with IFRS in the normal course of operations. Accordingly, the combined interim report has been derived by extracting certain assets, liabilities, revenues and expenses of the Fabricator Group from the assets, liabilities, revenues and expenses reflected in the accounting records of Corus.

The combined interim report has been prepared for the purposes of presenting, as far as practicable, the financial position, results of operations and cash flows of the Fabricator Group on a stand-alone basis. The combined interim report of the Fabricator Group reflect assets, liabilities, revenues and expenses directly attributable to the Fabricator Group as well as allocations deemed reasonable by the directors of Corus and the management of the Aluminium Division of Corus. Costs have been allocated to the Fabricator Group from Corus using various allocation methodologies, including, but not limited to, employee numbers and personnel costs, turnover and working capital. These allocation methodologies are discussed in greater detail below. Although it is not possible to estimate the actual costs that would have been incurred if the services performed by Corus had been purchased from independent third parties, the allocations are considered to be reasonable. However, the financial position, results of operations and cash flows of the Fabricator Group are not necessarily representative or indicative of those that would have been achieved had the Fabricator Group operated autonomously or as an entity independent from Corus.

(a) Management fees

For each of period presented the interim report includes management fees, the cost recovery mechanism used by Corus to recover certain central management and other similar costs. An appropriate proportion of the remuneration of the key management personnel for the Fabricator Group, including their salaries and pension costs, is included in this management fee. These management fees have either been directly attributed to individual operations of the Fabricator Group or, for costs incurred centrally, allocated between the relevant Corus businesses and the Fabricator Group operations. Costs have principally been allocated on the basis of employee numbers and personnel costs, turnover and working capital balances.

(b) Pension and post retirement costs

For each of period presented the pension and post retirement costs included within the Fabricator Group are entirely related to the specific pension and post retirement benefit schemes of the Fabricator Group. No additional amounts have been allocated to the Fabricator Group as the vast majority of employees of the Fabricator Group are not members of other Corus schemes and therefore any allocation would not be material.

(c) Interest

For each of period presented the interest charge attributable to the Fabricator Group has been based on the interest charge incurred by individual operations on specific external borrowings or financing by Corus. No interest charge related to central borrowings held by other Corus companies has been allocated to the Fabricator Group.

(d) Taxation

During the period under review, the entities within the Fabricator Group did not legally operate within the structure reflected in this combined interim report, and were not necessarily subject to specific taxation of their results. Therefore the tax position shown is not necessarily representative of the tax position of the Fabricator Group under separate ownership. For each period presented the tax charge attributable to the Fabricator Group has been based on the tax charge attributable to the individual entity or group of Fabricator entities in the relevant individual tax jurisdictions, on a separate return basis. Tax liabilities that may arise from any separation from Corus tax groups of the operations of the Fabricator Group in specific countries have not been reflected in this combined interim report.

(e) Dividends

The dividends recorded in the combined interim report are an aggregation of the actual dividends recorded in the accounts of the individual operations of the Fabricator Group. Dividend payments were made in the context of Corus as a whole.

(f) Goodwill

Goodwill recorded at a Corus level and attributable to the Fabricator Group has been recorded in this combined interim report.

(g) Financial Instruments

Financial instruments to hedge currency and commodity risks are taken out with other Corus companies as the counter-parties. These financial instruments are legally contracted with other Corus companies and have been treated as external contracts of the Fabricator Group in this combined interim report. Not all of those contracts taken out with other Corus companies have matching contracts being held externally to the wider Corus.

(h) Cash

A number of individual Fabricator Group operations participate in cash sweep arrangements operated by Corus under which cash balances are cleared regularly to a central account held by another Corus company. Amounts held on deposit with the Corus cash pool are shown as part of the ‘Net investment by other Corus companies’ in the balance sheet. For this reason the cash position shown is not necessarily representative of the cash position of the Fabricator Group under separate ownership.

(i) Net investment by other Corus companies

Because the Fabricator Group has not, in the past, formed a separate legal group or been structured with a single holding company as a separate legal group, the proportion of share capital and reserves of Corus attributable to the Fabricator Group have been shown in the balance sheet within the ‘Net investment by other Corus companies’. The Fabricator Group has a number of loans from, and deposits with, other Corus companies, and these balances have been shown on the balance sheet as part of ‘Loans from, and deposits with, other Corus companies’, and included as part of the Net investment as loan balances form part of the long-term financing arrangements of the Fabricator Group by Corus. In addition, the Fabricator Group has a number of short-term current account balances with other Corus companies. These balances arise from trading transactions and the settlement of other items and have been aggregated on the balance sheet as part of ‘Amounts owed to other Corus companies’ within ‘Trade and other payables’.

II Basis of combination

In preparing the interim report all intra-Fabricator Group transactions, balances, income and expenses are eliminated on combination, including unrealised profits on such transactions. As at 30 June 2006 some of the investments held by the companies within the Fabricator Group related to investments in shares in subsidiaries of other Corus companies that are not part of the combined interim report. In preparing the combined interim report all investments in subsidiaries or related companies, whether part of the Fabricator Group or the wider Corus have been eliminated against the ‘Net investment by other Corus companies’.

III Use of estimates and critical accounting judgements

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the:

(i) reported amounts of assets and liabilities;

(ii) disclosure of contingent assets and liabilities at the date of the financial statements; and

(iii) reported amounts of income and expense during the reporting period.

Actual results could differ from those estimates. The most significant techniques for estimation are described in the accounting policies or in the notes below.

Critical accounting judgements and the key sources of estimation uncertainty in applying accounting policies for this combined interim report arise in relation to property, plant and equipment, current asset provisions, deferred tax, retirement benefits, provisions created for redundancy, rationalisation and related costs and financial derivatives. The detailed accounting policies, including underlying judgements and methods of estimations, are discussed below. All of these key factors are considered at least annually.

IV Business combinations

On the acquisition of a subsidiary, fair values are attributed to the net assets acquired. Any excess of the fair value of consideration given over the fair values of the Fabricator Group’s share of the identifiable net assets acquired is treated as goodwill. If the fair value of the net assets acquired exceeds the fair value of consideration then these fair values are reassessed before taking the remainder as a credit to profit or loss in the period of acquisition.

Goodwill is recognised as an asset and, although it is not amortised, it is reviewed for impairment annually and whenever there is a possible indicator of impairment. Any impairment is recognised immediately in profit or loss and is not subsequently reversed. On disposal of a subsidiary any residual amount of goodwill is included in the determination of the profit or loss on disposal.

Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous historic values, as no adjustment was required on transition. These have also been subject to impairment tests at that date and will continue to be, at least, annually.

V Turnover

Revenue from the sale of goods and rendered services is recognised when the significant risks and rewards of ownership have been transferred to the buyer, which is generally when they have accepted physical delivery and control of the goods and services. No revenue is recognised if there are significant uncertainties regarding recovery of the amount due, associated costs or the possible return of goods.

Revenue is measured at the fair value of the consideration received or receivable and represents amounts due for goods and services provided in the normal course of business, net of discounts, VAT and other sales related taxes.

VI Provisions

Provisions for rationalisation and related measures, environmental remediation and legal claims are recognised when the Fabricator Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount can be reliably estimated. This involves a series of management judgments and estimates that are based on past experience of similar events and third party advice where applicable.

In particular, redundancy provisions are made where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been made at the balance sheet date. These provisions also include charges for any termination costs arising from enhancement of retirement or other post-employment benefits for those employees affected by these plans.

Provisions are also created for long-term benefits that depend on the length of service such as long service awards, disability benefits and long term compensated absence such as sick leave. The amount recognised as a liability is the present value of benefit obligations at the balance sheet date, and all movements in the provision (including actuarial gains and losses or past service cost) are recognised immediately within profit and loss.

VII Research and development

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

Costs incurred on individual development projects are recognised as intangible assets from the date that all of the following conditions are met:

(i) completion of the development is technically feasible;

(ii) it is the intention to complete the intangible asset and use or sell it;

(iii) it is clear that the intangible asset will generate probable future economic benefits;

(iv) adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and

(v) it is possible to reliably measure the expenditure attributable to the intangible asset during its development.

Recognition of costs as an asset is stopped when the project is complete and available for its intended use, or if these criteria no longer apply. The approach to amortisation and impairment of other intangible assets is described in XVII.

Where development activities do not meet the conditions for recognition as an asset, any associated expenditure is treated as an expense in the period in which it is incurred.

VIII Government grants

Grants related to expenditure on property, plant and equipment are credited to profit and loss over the useful lives of qualifying assets. Total grants received less the amounts credited to profit and loss at the balance sheet date are included in the balance sheet as deferred income.

IX Insurance

Certain of the Fabricator Group’s insurances are handled by two Corus captive insurance companies, Crucible Insurance Company Limited and Hoogovens Verzekeringsmaatschappij N.V. Insurance premiums in respect of insurance placed with these captive companies and third parties are charged to the income statement in the period to which they relate.

X Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Fabricator Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

For defined benefit retirement benefit schemes, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. The Fabricator Group early adopted the amendment to IAS 19 ‘Employee Benefits’ (as issued in December 2004) to allow actuarial gains and losses to be recognised in retained earnings and presented in the statement of recognised income and expense. In applying IAS 19, in relation to retirement benefits costs, the current service cost, interest cost and expected return on plan assets have been treated as a net expense within employment costs.

Past service cost is recognised immediately to the extent that the benefits are already vested, and otherwise is amortised on a straight-line basis over the average period until the benefits become vested.

The retirement benefit obligation recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised past service cost, and as reduced by the fair value of scheme assets. Any asset resulting from this calculation is limited to unrecognised past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

XI Financing items

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable. Interest expense, including that related to financing the construction of property, plant and equipment, is written off as incurred.

XII Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences. In contrast, deferred tax assets are only recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised (which, in particular, requires an assessment of the period over which taxable profits are more likely than not to arise to offset brought forward losses). Liabilities are not recognised for taxable temporary differences arising on investments in subsidiaries, where the Fabricator Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Both current and deferred tax items are calculated using the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. This means using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset to the extent that they relate to taxes levied by the same tax authority and they are in the same taxable entity, or a group of taxable entities where the tax losses of one entity are used to offset the taxable profits of another.

XIII Foreign currencies

Presentational currency

The individual financial statements of each Fabricator Group company are presented in the currency of the primary economic environment in which it operates (its presentational currency). For the purposes of the combined interim report, the results and financial position of each Fabricator Group business is expressed in Euro (€).

Transactions and balances

Monetary assets and liabilities in foreign currencies are translated into Euro at the quoted rates of exchange ruling at each balance sheet date. Income statement items and cash flows are translated into Euro at the average rates for the financial period. In order to hedge its exposure to certain foreign exchange risks, the Fabricator Group enters into forward contracts and options (see note XIV below for details of the Fabricator Group’s accounting policies in respect of such derivative financial instruments).

Exchange differences on the retranslation of the opening net investment in foreign enterprises and the retranslation of profit or loss items from average to closing rate are recorded as movements in the balance sheet ‘Net investment’.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

XIV Financial instruments

Financial assets and financial liabilities are recognised in the Fabricator Group’s balance sheet when the Fabricator Group becomes a party to the contractual provisions of the instrument. The detailed accounting treatment for such items can differ, as described in the following sections:

(a) Trade receivables

Trade receivables, which are initially recorded at their fair value, do not carry any interest and are subsequently stated at their amortised cost, as reduced by appropriate allowances for any impairment.

(b) Financial liabilities and equity

Financial liabilities and equity instruments are classified according to the substance of the individual contractual arrangements.

(c) Bank borrowings

Interest-bearing bank loans (including those from other Corus companies) and overdrafts are initially recorded at their fair value which is generally the proceeds received, net of direct issue costs. These borrowings are subsequently stated at amortised cost.

(d) Trade payables

Trade payables, which are initially recorded at fair value, are not interest bearing and are subsequently stated at their amortised cost.

(e) Equity instruments

Equity instruments issued by the Fabricator Group are recorded at the proceeds received, net of direct issue costs.

(f) Derivative financial instruments and hedge accounting

In the ordinary course of business the Fabricator Group companies use certain derivative financial instruments to reduce business risks that arise from its exposure to foreign exchange and base metal prices. The instruments are confined principally to forward foreign exchange contracts, forward rate agreements, options and London Metal Exchange (LME) contracts (as held through independent subsidiaries of Corus on behalf of the Fabricator Group). The instruments are employed as hedges of transactions included in the financial statements or forecast for firm contractual commitments. These contracts do not generally extend beyond 12 months other than for certain long term contracts principally in the rolled products business, which may extend up to four years.

Derivatives are accounted and measured at fair value from the date the derivative contract is taken out and subsequently measured at fair value. For forward currency and commodity contracts the fair values are determined based on market forward rates as at the balance sheet date.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in profit and loss. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or liability, amounts deferred in equity are recognised in profit and loss in the same period in which the hedged item affects profit or loss.

For an effective hedge of an exposure to changes in fair value, the hedged item is adjusted for changes attributable to the risk being hedged with the corresponding entry in profit or loss. Gains or losses from re-measuring the associated derivative are also recognised in profit or loss.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in profit and loss as they arise.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value with gains or losses reported in the income statement.

XV Patents, trademarks and software

Patents, trademarks and software are included in the balance sheet as intangible assets where they are clearly linked to long term economic benefits for the Fabricator Group. In this case they are measured initially at purchase cost and then amortised on a straight-line basis over their estimated useful lives.

All other costs on patents, trademarks and software are expensed in profit and loss as incurred.

XVI Property, plant and equipment

Property, plant and equipment is recorded at original cost less accumulated depreciation and any recognised impairment loss, with the exception of land. Cost includes professional fees, and, for assets constructed by the Fabricator Group businesses, any related works to the extent that these are directly attributable to the acquisition or construction of the asset. Commissioning costs and interest attributable to expenditure on assets in the course of construction are written off to profit and loss as incurred. Assets in the course of construction are depreciated from the date on which they are ready for their intended use.

The gain or loss arising on disposal of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset, and is recognised in income.

Subsequent costs are included in the carrying value of an asset when it is probable that additional future economic benefits will flow to the Fabricator Group and the cost of the item can be measured reliably. All other repairs and renewals are charged to profit and loss as incurred.

XVII Depreciation, amortisation and impairment of property, plant and equipment and other intangible assets

Depreciation or amortisation is provided so as to write off, on a straight-line basis, the cost of property, plant and equipment and other intangible assets including those held under finance leases, but with the exception of land, to their residual value. These charges are commenced from the dates the assets are available for their intended use and are spread over their estimated useful economic lives or, in the case of leased assets, over the lease period if shorter. The estimated useful lives of assets are reviewed regularly and, when necessary, revised. Accelerated depreciation or amortisation is provided where an asset is expected to become obsolete before the end of its normal useful life or if events or changes in circumstances indicate that an impairment loss needs to be recognised, as discussed below. No further charges are provided in respect of assets that are fully written down but are still in use.

The estimated useful lives for the main categories of property, plant and equipment and other intangible assets:

Freehold and long leasehold buildings that house plant and other works buildings	25 years
Other freehold and long leasehold buildings	50 years
Plant and machinery:
Manufacturing equipment	maximum 20 years
IT hardware and software	maximum 8 years
Office equipment and furniture	10 years
Motor vehicles	4 years
Other	maximum 15 years
Patents and trademarks	4 years
Product and process development costs	5 years

At each balance sheet date, the Fabricator Group reviews the carrying amounts of its property, plant and equipment and other intangible assets to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset is reviewed in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Fabricator Group companies estimate the recoverable amount of the cash-generating unit to which the asset belongs. Other intangible assets with indefinite useful lives are tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate. The discount rate applied in the period of 9.5% was based upon the Corus long-term weighted average cost of capital with appropriate adjustments for the risks associated with the relevant units. If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately.

XVIII Leases

Assets held under finance leases are recognised as assets of the Fabricator Group at their deemed cost, being their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income over the period of the lease.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the term of the lease.

XIX Inventories

Inventories of raw materials are valued at the lower of cost and net realisable value. Cost is determined using the ‘first in first out’ method. Inventories of partly processed materials, finished products and stores are individually valued at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Net realisable value is the price at which the inventories can be realised in the normal course of business after allowing for the cost of conversion from their existing state to a finished condition and for the cost of marketing, selling and distribution. Provisions are made to cover slow moving and obsolescent items based on historical experience of utilisation on a category-by-category basis.

XX Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks (or other Corus companies), other short term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.

XXI Segmental reporting

The Fabricator Group is organised into a structure that comprises two main operating units: Rolled Products and Extrusions. This structure reflects the dominant source and nature of operational risks and returns and so is used as the primary format for segmental reporting.

Segment assets are operational assets used in normal day-to-day activities. They include attributable goodwill, intangible assets, property, plant and equipment, inventories and operational receivables. They do not include cash, short-term deposits, short-term investments, tax assets and other non-current financial assets. Segment liabilities are also those resulting from the normal activities of the businesses, excluding tax liabilities and indebtedness but including post retirement obligations where directly attributable to the segment. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual businesses.

Geographical sectors are used as the secondary format for segmental reporting. Those areas separately disclosed represent the Fabricator Group’s most significant regional markets. Segment assets are operational assets employed in each region and include items such as tax and pension balances that are specific to a country. They also include attributable goodwill but exclude cash, short-term deposits and short-term investments. Segment liabilities are those arising within each region, excluding indebtedness. Net interest and investment income is managed centrally for the Fabricator Group as a whole and so is not directly attributable to individual geographical segments.

XXII IFRS transition exemptions and choices

IFRS 1 permits those companies adopting IFRS for the first time to take certain exemptions from the full requirements of IFRS in the transition period. The Fabricator Group took the following key exemptions, as at 1 January 2005:

a) Employee benefits: At the transition date for IAS 19, all cumulative actuarial gains and losses have been recognised in the balance sheet within pension assets or pension liabilities. Subsequently, actuarial gains and losses have been recognised immediately and taken to reserves through the statement of recognised income and expense.

b) The effect of changes in foreign exchange rates: Under IAS 21 ‘The Effects of Changes in Foreign Exchange Rates’, cumulative translation differences on the consolidation of subsidiaries are being accumulated for each individual subsidiary from the date of transition to IFRS and not from the original acquisition date.

c) Financial instruments: Financial instruments were designated as a financial asset or liability at fair value (with the fair values taken through profit and loss) or as available for sale on the adoption date of 1 January 2005, rather than at the date of initial recognition. IAS 32, IAS 39 and IFRS 4 ‘Insurance Contracts’ have been applied prospectively from 1 January 2005.

d) Business combinations: IFRS 3 ‘Business Combinations’ has been applied prospectively from the transition date to IFRS with no restatement of previous business combinations.

FABRICATOR GROUP

NOTES TO THE COMBINED INTERIM REPORT

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
1a. Turnover by business unit

Rolled Products	€382	€317	€742	€625
Extrusions	96	84	190	160

Gross turnover	478	401	932	785
Less: intra-group turnover	(19)	(17)	(37)	(34)

Group turnover	€459	€384	€895	€751

Comprising:
Rolled Products	€363	€300	€706	€592
Extrusions	96	84	189	159

Group turnover	€459	€384	€895	€751

1b. Group turnover by destination

Europe	€323	€225	€631	€526
North America	88	89	173	154
Other areas	48	70	91	71

	€459	€384	€895	€751

2. Total operating costs

Raw materials & consumables	€305	€235	€586	€462
Maintenance costs (excluding own labour)	9	11	21	23
Other external charges	28	26	58	53
Employment costs	76	70	145	138
Depreciation & amortisation (net of grants released)	12	19	26	32
Other operating costs	16	44	34	64
Changes in inventory	(5)	(6)	(18)	(18)

	€441	€399	€852	€754

3. Restructuring and impairment costs

As included in total operating costs:
Impairment losses related to property, plant and equipment	€—	€7	€—	€7

	€—	€7	€—	€7

Comprising:
Rolled Products	€—	€—	€—	€—
Extrusions	—	7	—	7

	€—	€7	€—	€7

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
4. Group operating result

After restructuring and impairment costs:

Rolled Products	€18	€(6)	€43	€7
Extrusions	—	(9)	—	(10)

Before restructuring and impairment costs:	€18	€(15)	€43	€(3)

Rolled Products	€18	€(6)	€43	€7
Extrusions	—	(2)	—	(3)

	€18	€(8)	€43	€4

5. Financing items

Interest expense:
—Bank and other borrowings	€(1)	€—	€(1)	€(1)
—Borrowings from other Corus companies	(1)	(2)	(3)	(3)

Finance costs	(2)	(2)	(4)	(4)

Interest income	1	—	1	—

Finance income	1	—	1	—

	€(1)	€(2)	€(3)	€(4)

6. Taxation

Current tax	€4	€4	€8	€10
Deferred tax	(3)	(9)	1	(11)

	€1	€(5)	€9	€(1)

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
7. Reconciliation of movements in net investment

At beginning of period	€647	€650	€556	€520
Adoption of IAS 32 and IAS 39	—	—	—	47

At beginning of period—restated	647	650	556	567
Total recognised income and expense attributable to other Corus companies	16	(21)	50	(14)
Transfer of subsidiary to other Corus company	977	—	977	—
Capital redemption to other Corus company	(705)	—	(705)	—
Share capital issued to other Corus company	—	—	250	—
Movements on deposits held with other Corus companies	(6)	(16)	42	35
Movements on other loans held with other Corus companies	(99)	(5)	(339)	21
Dividends payable	(158)	—	(158)	—
Allocation of charges not invoiced	1	1	1	1
Minority interests	(1)	4	(2)	3

At end of period	€672	€613	€672	€613

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
8. Reconciliation of net cash flow to movement in net debt

Movement in cash and cash equivalents	€1	€(13)	€2	€(21)
Movement in debt	98	12	284	(60)

Change in net debt resulting from cash flows in period	99	(1)	286	(81)
Exchange rate movements	—	2	—	—
Other non-cash changes	—	—	(1)	(3)

Movement in net debt during the period	99	1	285	(84)
Net debt at beginning of the period	(163)	(153)	(349)	(68)

Net debt at end of the period	€(64)	€(152)	€(64)	€(152)

As described in the Basis of preparation on page F-134, loans from, and deposits with, other Corus companies are shown as part of the ‘Net investment by other Corus companies’ in the balance sheet. However, given their nature they have been included in the analysis of net debt above and in the note below.

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
9. Analysis of net debt

Cash and short term deposits (excluding bank overdrafts)	€33	€32	€33	€32
Bank overdrafts	(20)	(14)	(20)	(14)
Long term borrowings	(24)	(25)	(24)	(25)
Other loans	(4)	(4)	(4)	(4)
Obligations under finance leases	(5)	(3)	(5)	(3)
Deposits with Corus companies	10	16	10	16
Loans from Corus companies	(54)	(154)	(54)	(154)

Net debt at end of the period	€(64)	€(152)	€(64)	€(152)

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million

10. Reconciliation of cash generated from operations

Profit/(loss) after taxation	€16	€(12)	€31	€(6)
Adjustments for:
Tax	1	(5)	9	(1)
Depreciation and amortisation including impairment items (net of grants released)	12	19	26	32
Interest income	(1)	—	(1)	—
Interest expense	2	2	4	4
Movements on derivatives	3	20	11	21
Other non-cash items	1	—	2	—
Utilisation of rationalisation provisions	(1)	(1)	(2)	(1)
Movement in insurance and other provisions	(1)	1	(1)	2
Movement in inventories	(25)	(13)	(80)	(38)
Movement in receivables	(17)	(6)	(77)	(38)
Movement in payables	8	4	60	14

Net cash flow generated from operations	€(2)	€9	€(18)	€(11)

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 Number	2005 Number	2006 Number	2005 Number

11. Employees (to the nearest ‘00)

Average weekly numbers employed:
Europe	3,800	3,900	3,800	3,900
North America	700	700	700	700
Other countries	100	100	100	100

	4,600	4,700	4,600	4,700

Comprising:
Rolled Products	3,200	3,200	3,200	3,200
Extrusions	1,400	1,500	1,400	1,500

	4,600	4,700	4,600	4,700

12. Related party transactions

The Fabricator Group companies have arm’s length trading relationships, based on normal commercial market terms, with other Corus companies. Turnover to other Corus companies, which consists of (semi-) finished products amounted to €35m (Q205: €23m). Whereas purchases from other Corus companies, mainly of aluminum billets and ingots, amounts to €355m (Q205: €246m). Receivable and payable balances at the balance sheet date that arose from these trading activities with other Corus companies were €9m (2005: €10m) and €84m (2005: €51m) respectively.

The Fabricator Group also contracts forward currency and commodity derivative positions with central Corus functions, as part of its approach to the management of currency and price risk. The fair values of these forward currency and commodity contracts as at the balance sheet date was €12m (2005: €2m) and €68m

(2005: €66m) respectively. In addition, the Fabricator Group received research and development support from the Corus Research, Development & Technology businesses, with associated costs for the Fabricator Group being €6m (Q205: €5m, 2005: €12m).

The Fabricator Group companies also have deposits with and loan from other Corus companies. The balances outstanding at 30 June 2006 are disclosed in Note 9. Interest and other conditions of the loans and deposits are in line with normal market conditions.

The Fabricator Group companies also benefit from the functional support of corporate activities undertaken at the ultimate parent group level. These include activities such as commercial coordination, supplies and purchasing support, human resources, legal services, corporate relations and finance related functions such as corporate finance, internal audit and reporting and control. Recharges of these centrally borne costs are undertaken each period and for the 6 months ended 30 June 2006 amounted to €5m (Q205: €3m, 2005: €6m). These costs also include an allocation of the remuneration of the most senior management personnel of these businesses, who operate on behalf of the entire Aluminium Division of Corus.

13. Summary of differences from US generally accepted accounting principles

This combined interim report has been prepared in accordance with IFRS, as adopted by the European Union, which differs in certain respects from US Generally Accepted Accounting Principles (US GAAP). These differences relate principally to the items presented below, and the effect of each of the adjustments to profit and loss for the financial period and the ‘Net investment by other Corus companies’, that would be required under US GAAP, is set out in the following tables.

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
Profit/(loss) for financial period:

Profit/(loss) attributable to shareholders—As reported	€16	€(12)	€32	€(6)
Adjustments:
Depreciation of capitalised interest (ii)	(1)	(1)	(1)	(1)
Deferred taxation (iv)	(2)	6	(11)	9
Derivatives (v)	(6)	(19)	24	(24)
Restructuring costs (vi)	—	—	(1)	—

Profit/(loss) for financial period—US GAAP	€7	€(26)	€43	€(22)

	Three Months Ended 30 June		Six Months Ended 30 June
	2006 € million	2005 € million	2006 € million	2005 € million
Net investment by other Corus companies:

Net investment by other Corus companies—As reported	€643	€578	€643	€578
Adjustments:
Goodwill (i)	(5)	(5)	(5)	(5)
Interest costs capitalised (net of depreciation) (ii)	17	18	17	18
Pensions and other employee benefits (iii)	14	4	14	4
Deferred taxation (iv)	(25)	(24)	(25)	(24)
Restructuring costs (vi)	1	—	1	—

Net investment by other Corus companies in accordance with US GAAP	€645	€571	€645	€571

(i) Goodwill

The Fabricator Group has exercised the option under IFRS 1 ‘First Time Adoption of International Financial Reporting Standards’ not to restate business combinations prior to the date of transition to IFRS. Prior to this goodwill on acquisitions was held as an intangible asset and amortised over its estimated useful economic life. Under IFRS the Fabricator Group applies IFRS 3 ‘Business Combinations’ in accounting for goodwill, which was adopted from 1 January 2004. Whereas for US GAAP purposes the Fabricator Group applies SFAS 142 ‘Goodwill and Other intangible Fixed Assets, which was adopted at 30 December 2001. Both of these standards have a similar approach. They do not allow the amortisation of goodwill and instead impairment reviews must be carried out at least annually to assess the recoverability of goodwill balances. However the different adoption dates of these respective standards gives rise to a reconciling item in calculating the ‘Net investment by other Corus companies’ under US GAAP.

Furthermore the Corus Aluminium Rolled Products and Extrusions Businesses were acquired by Corus as part of its acquisition of the Corus Nederland BV group. The fair value of shares offered as consideration during this acquisition was determined by reference to the market price of Corus’ shares on the date that the offer became unconditional, 6 October 1999. As the Fabricator Group has exercised the IFRS 1 exemption not to restate business combinations this purchase consideration has not been reassessed for IFRS purposes. Under US GAAP the fair value of these shares was based on the market price of the shares when the principal terms of the acquisition were announced, on 7 June 1999.

The difference resulted in a lower purchase consideration for Corus Nederland BV, and hence the Fabricator Group, under US GAAP, which means the recognised capital issued and goodwill on the Fabricator Group acquisition is lower.

(ii) Capitalisation of interest costs

Under IFRS, the Fabricator Group has opted not to capitalise interest in its financial statements. However, for US GAAP reporting, the estimated amount of interest incurred in connection with the financing of expenditure for major capital projects is included within property, plant and equipment. This interest is then depreciated over the lives of the related assets.

(iii) Pension costs and other employee benefits

Under both IFRS and US GAAP pension costs are charged to earnings so as to reflect the provisions of future pension liabilities accrued by employees during the period, by reference to the respective pension scheme liability and the market value of underlying plan assets.

Under US GAAP surpluses or deficits arising where the actual performance of the scheme differs from previous actuarial assumptions are generally recognised in future periods. The Fabricator Group applies the 10% corridor test at the beginning of the year to determine whether amortisation of the gain or loss is necessary. Where the gain or loss exceeds 10% of the greater of the projected benefit obligation or the market related value of the scheme’s assets this is amortised through the income statement over the active participant’s average remaining service periods. In contrast, under IFRS the Fabricator Group has opted to recognise such actuarial gains and losses immediately within the combined statement of recognised income and expense.

In both 2006 and 2005, the Fabricator Group has recognised a minimum pension liability within the US GAAP ‘Net investment by other Corus companies’. US GAAP requires the employer to recognise an additional minimum pension liability to the extent that the accumulated benefit obligation exceeds the fair value of the plan assets and this shortfall is not covered by the pension liability already recorded in the balance sheet. This results in a charge to other comprehensive income equal to the minimum pension liability but adjusted to take account of an intangible asset that represents the unrecognised transition obligation.

(iv) Deferred taxation

Under IFRS a deferred tax asset is recognised in respect of deductible temporary differences to the extent that there are offsetting taxable temporary differences or it is probable that sufficient taxable profit will be available against which the temporary differences can be utilised. Under US GAAP a deferred tax asset is recognised in full but is then reduced by a valuation allowance if it is more likely than not that some, or all, of the deferred tax asset will not be realised.

Under both IFRS and US GAAP the likelihood that deferred tax assets can be recovered by utilisation against future taxable profits is assessed by consideration of all available evidence, both positive and negative, including historic levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies when prudent and feasible. The Fabricator Group has certain historical tax loss carry-forwards in Belgium. When evaluating the recoverability of this asset under US GAAP, the approach used to determine the weight of available evidence associated with recent historical losses differs from the IFRS approach. In particular more losses have been incurred than were envisaged when the asset was originally recognised. As a result the Group has not taken future projected profits into consideration under US GAAP.

In addition the reconciliation of IFRS to US GAAP includes the tax effect of the other US GAAP adjustments.

(v) Derivative instruments and hedging activities

The Fabricator Group enters into derivative arrangements to limit its exposure to interest rate, foreign exchange and commodity price risks.

On 1 January 2005 the Fabricator Group adopted IAS 32 and IAS 39 under IFRS on a prospective basis, requiring designation of hedging instruments and recognition of all derivative instruments at fair value on the balance sheet. The Fabricator Group’s economic hedging policies remain unchanged. In the application of IAS 32 an IAS 39 changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in profit and loss. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or liability, amounts deferred in equity are recognised in profit and loss in the same period in which the hedged item affects profit or loss.

Under US GAAP, the Fabricator Group adopted SFAS 133 ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by SFAS 137 and SFAS 138 and as interpreted by the Derivatives Implementation Group, with effect from 1 January 2001. SFAS 133 also requires all derivatives to be recognised as assets or liabilities in the balance sheet and those instruments to be measured at fair value.

Changes in fair value over the period are recorded in current earnings unless hedge accounting is obtained. SFAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. Certain derivatives that are designated by the Fabricator Group as hedging instruments under IAS 39 are not designated as such under SFAS 133. Accordingly hedge accounting is not applied in respect of these arrangements. Hedges of net investment and the treatment of realised gains and losses are the same under US GAAP as under IFRS in both years, being taken to other comprehensive income.

(vi) Restructuring costs

Under IFRS restructuring costs are accounted for in accordance with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’, and recognised where implementation of a formal plan has begun and has been communicated to those affected. Costs for items such as leased property, plant and equipment, which will no longer provide economic benefit to the Group, are provided for as part of the restructuring plan.

Under US GAAP one-time termination benefits are recognised where a detailed formal plan has been communicated to employees. Where employees are required to continue working until they are terminated to be eligible for the termination benefit and that period exceeds the minimum retention period, the cost is only recognised over the retention period. Termination benefits under a pre-existing benefit plan that vest during employment are recognised when such benefits become probable of being paid. Under US GAAP, other costs associated with a restructuring plan are recognised when the liability is incurred rather than at the date of the Fabricators Group’s commitment to an exit plan.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Texas

The Texas Business Corporation Act (the “TBCA”) provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation’s best interests; and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

The Bylaws of U.S. Zinc Export Corporation, a Texas corporation and subsidiary guarantor, authorizes the corporation to pay or reimburse any present or former director or officer of the corporation any costs or expenses actually incurred by him in any action, suit, or proceeding to which he is made a party by reason of his holding such position, provided that he shall not receive such indemnification if he is finally adjudicated therein to be liable for negligence or misconduct in office. The indemnification also extends to good faith expenditures incurred in anticipation of, or preparation for, threatened or proposed litigation. The board of directors may extend the indemnification to cover the good faith settlement of any such action, suit, or proceeding, whether formally instituted or not.

The Texas Revised Limited Partnership Act (the “TRLPA”) provides that any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a general partner may be indemnified if he acted in good faith and reasonably believed that, in the case of conduct in such person’s official capacity as a general partner, such conduct was in the limited partnership’s best interests; and in all other cases such conduct was at least not opposed to the limited partnership’s best interests. In the case of a criminal proceeding, such person may only be indemnified if such person had no reasonable cause to believe that such person’s conduct was unlawful. If he is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

IMCO Management Partnership, L.P., a Texas limited partnership and subsidiary guarantor, indemnifies all general partners and their affiliates and their officers, directors, partners, employees and agents to the fullest extent available under Texas law, specifically including such person’s sole, partial, or concurrent negligence, except that there is no indemnification for damages incurred as a result of actions constituting bad faith, gross negligence, or breaches of the partnership agreement.

California

The General Corporation Law of the state of California (the “California Statute”) provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The California Statute further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine and no indemnification shall be made of amounts paid in settling or otherwise disposing of a pending action without court approval or of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. Where an agent of a corporation is successful on the merits in defense of any proceeding referred to above, the Corporation must indemnify the agent against expenses actually and reasonably incurred by the agent. The California Statute further authorizes a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under the California Statute by him or her.

The Bylaws of Western Zinc Corporation, a California corporation and subsidiary guarantor, may pay or reimburse any present or former director or officer of the corporation any costs or expenses actually incurred by him in any action, suit, or proceeding to which he is made a party by reason of his holding such position, provided that he shall not receive such indemnification if he is finally adjudicated therein to be liable for negligence or misconduct in office. The indemnification also extends to good faith expenditures incurred in anticipation of, or preparation for, threatened or proposed litigation. The board of directors may extend the indemnification to cover the good faith settlement of any such action, suit, or proceeding, whether formally instituted or not.

Illinois

Section 8.75 of the Illinois Business Corporation Act empowers Illinois corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of a corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. For actions or suits by or in the right of the corporation, no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that the court in which such suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. To the extent that a present or former director, officer or employee of the corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding described above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation.

The Illinois Business Corporation Act also authorizes a corporation to purchase insurance on behalf of any director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the corporation has the power to indemnify the person against such liability.

IMCO Recycling of Illinois Inc., an Illinois corporation and subsidiary guarantor, indemnifies all directors and officers who were or are threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest allowable under Illinois law. The corporation has the power to purchase and maintain insurance on behalf of directors and officers against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such.

Indiana

The Indiana Business Corporation Law provides that a corporation, unless limited by its Articles of Incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding to which the director or officer was a party because of serving as a director or officer of the corporation.

The Indiana Business Corporation Law also provides that a corporation may also voluntarily undertake to provide for indemnification of directors of the corporation against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the Board of Directors must have determined that such persons acted in good faith in what they reasonably believed, in the case of their actions in their official capacity with the corporation, to be the best interests of the Corporation and, in all other cases, to be at least not opposed to its best interests; in any criminal action the individual must have had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe that his conduct was unlawful. The Indiana Business Corporation Law also provides that officers of the corporation are entitled to the same treatment under the statute as directors unless limited by the corporation’s articles of incorporation and that the corporation may offer the same indemnification to officers, employees and agents of the corporation as it does to directors.

The Bylaws of Aleris Blanking and Rim Products, Inc., an Indiana corporation and subsidiary guarantor, will indemnify any director or officer of the corporation except where such person is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness and, in any other situation, where a committee of the board of directors finds a breach and willful misconduct or recklessness.

Alumitech of Wabash, Inc., an Indiana corporation and subsidiary guarantor, will indemnify all officers, directors, employees and agents if wholly successful with respect to any pending, threatened or completed claim, action, suit or proceeding and all appeals thereof whether brought by or in the right of the corporation, civil criminal, administrative or investigative, formal or informal in which he became involved by reason of his position or by reason of any action taken by him in his capacity, or, where not wholly successful, if he is determined to have acted in good faith, in what he reasonably believes to be the best interests of the corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or to have had no reasonable cause to believe that his conduct was unlawful.

The Indiana Business Limited Partnership Law provides that a limited partnership may indemnify any person against liability incurred in an action to which he was made a party because he is or was a partner, employee, officer, or agent of the partnership if: (1) his conduct was in good faith; and (2) he reasonably believed: (A) in the case of conduct in his capacity as a partner, that his conduct was in the best interests of the limited partnership; and (B) in all other cases that the person’s conduct was at least not opposed to the best interests of the partnership; and (3) in the case of any criminal action, he either (A) had reasonable cause to believe his conduct was lawful or (B) had no reasonable cause to believe his conduct was unlawful.

IMCO Indiana Partnership, L.P., an Indiana limited partnership and subsidiary guarantor, indemnifies all general partners and their affiliates and their officers, directors, employees and agents to the fullest extent available under Indiana law, specifically including such person’s sole, partial, or concurrent negligence, except that there is no indemnification for actions constituting bad faith, gross negligence, or breaches of the partnership agreement.

Ohio

The Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers, against certain liabilities they may incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that an indemnification shall not be made in respect of any claim, issue, or matter as to which (a) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (b) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code. To the extent that a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person should be indemnified against expenses (including attorneys fees) actually and reasonably incurred by such person.

The Code of Regulation of Rock Creek Aluminum, Inc., an Ohio corporation and subsidiary guarantor, indemnifies all directors, officers, employees and other persons to the fullest extent available under Ohio law and may purchase and maintain insurance for the protection of any director or officer.

The Code of Regulation of ETS Schaefer Corporation, an Ohio corporation and subsidiary guarantor, may indemnify all directors, officers, employees and agents of the ETS Schaefer Corporation if the person acted in good faith and in a manner reasonably believed to be in the best interests or not opposed to the best interests of the ETS Schaefer Corporation and with respect to any criminal proceeding had no reasonable cause to believe the conduct was unlawful. ETS Schaefer Corporation will not indemnify a person in a derivative action if the person is adjudged to be liable for negligence or misconduct unless the court in which such action was brought determines that despite the adjudication of liability the person is fairly and reasonably entitled to indemnity or under any action or suit in which the only liability asserted against the director is pursuant to Section 170.95 of the Ohio Revised Code. Persons shall be indemnified for all actions for which they are successful on the merits. ETS Schaefer Corporation may purchase and maintain insurance or furnish similar protection on behalf of any person who is or was a director, officer, employee or agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

The Code of Regulation of Commonwealth Aluminum Concast, Inc., an Ohio corporation and subsidiary guarantor, indemnifies directors, trustees, officers and employees of the corporation if the person acted in good faith and in a manner he reasonably believed to be in the best interests or not opposed to the best interests of the corporation and with respect to any criminal proceeding had no reasonable cause to believe the conduct was unlawful. Commonwealth Aluminum Concast, Inc. will not indemnify a person in a derivative action if the person is adjudged to be liable for negligence or misconduct unless the court in which such action was brought determines that despite the adjudication of liability the person is fairly and reasonably entitled to indemnity. Persons shall be indemnified for all actions for which they are successful on the merits.

The Code of Regulation of AWT Properties, Inc., an Ohio corporation and subsidiary guarantor, indemnifies directors, trustees, officers and employees of the corporation if the person acted in good faith and in a manner he reasonably believed to be in the best interests or not opposed to the best interests of the corporation and with respect to any criminal proceeding had no reasonable cause to believe the conduct was unlawful. AWT Properties, Inc. will not indemnify a person in a derivative action if the person is adjudged to be liable for negligence or misconduct unless the court in which such action was brought determines that despite the adjudication of liability the person is fairly and reasonably entitled to indemnity. Persons shall be indemnified for all actions for which they are successful on the merits.

Pennsylvania

The Pennsylvania Business Corporations Law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. The Pennsylvania Business Corporations Law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Metalchem, Inc., a Pennsylvania corporation and subsidiary guarantor, indemnifies all directors and officers to the fullest extent available under Pennsylvania law, except there will be no indemnification if a person has not acted in good faith and in a manner such person reasonably believed to be in the best interests of the company or the act or failure giving rise to the claim constitutes willful misconduct or recklessness as found by the board. The corporation shall indemnify all expenses, including attorneys’ fees, court costs, transcript costs, fees of experts and witnesses, travel expenses and all similar expenses actually and reasonably incurred where a person has been successful on the merits or otherwise in defense of any action, suit or proceeding. The corporation may purchase and maintain at its own expense one or more policies of insurance to protect itself and to protect any director, officer, employee or agent against any expense, liability or loss incurred by such person in such capacity.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

Item 22.	Undertakings.

Each of the undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 6th day of July, 2007.

ALERIS INTERNATIONAL, INC.

By:	/s/ Michael D. Friday
Michael D. Friday
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Clegg and Michael D. Friday, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven J. Demetriou Steven J. Demetriou	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2007

/s/ Michael D. Friday Michael D. Friday	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 6, 2007

/s/ Robert R. Holian Robert R. Holian	Senior Vice President and Controller	July 6, 2007

/s/ Kelvin Davis Kelvin Davis	Director	July 6, 2007

/s/ Michael MacDougal Michael MacDougal	Director	July 6, 2007

Jonathan Garfinkel	Director	July , 2007

/s/ Paul E. Lego Paul E. Lego	Director	July 6, 2007

/s/ Dale V. Kesler Dale V. Kesler	Director	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 6th day of July, 2007.

ALCHEM ALUMINUM, INC.

ALCHEM ALUMINUM SHELBYVILLE INC.

ALERIS ALUMINUM EUROPE, INC. (F/K/A HOOGOVENS ALUMINIUM EUROPE INC.)

ALERIS ALUMINUM U.S. SALES, INC. (F/K/A CORUS ALUMINIUM CORP. )

ALERIS BLANKING AND RIM PRODUCTS, INC. (F/K/A INDIANA ALUMINUM INC.)

ALERIS, INC.

ALERIS OHIO MANAGEMENT, INC.

ALSCO HOLDINGS, INC.

ALSCO METALS CORPORATION

ALUMITECH, INC.

ALUMITECH OF CLEVELAND, INC.

ALUMITECH OF WABASH, INC.

ALUMITECH OF WEST VIRGINIA, INC.

AWT PROPERTIES, INC.

COMMONWEALTH ALUMINUM CONCAST, INC.

COMMONWEALTH ALUMINUM SALES CORPORATION

COMMONWEALTH FINANCING CORPORATION

COMMONWEALTH INDUSTRIES, INC.

ETS SCHAEFER CORPORATION

GULF REDUCTION CORPORATION

IMCO INTERNATIONAL, INC.

IMCO INVESTMENT COMPANY

IMCO RECYCLING OF CALIFORNIA, INC.

IMCO RECYCLING OF IDAHO INC.

IMCO RECYCLING OF ILLINOIS INC.

IMCO RECYCLING OF INDIANA INC.

IMCO RECYCLING OF OHIO INC.

IMCO RECYCLING OF UTAH INC.

IMCO RECYCLING SERVICES COMPANY

IMSAMET, INC.

INTERAMERICAN ZINC, INC.

METALCHEM, INC.

MIDWEST ZINC CORPORATION

ROCK CREEK ALUMINUM, INC.

SILVER FOX HOLDING CORP.

U.S. ZINC CORPORATION

U.S. ZINC EXPORT CORPORATION

WESTERN ZINC CORPORATION

By:	/s/ Michael D. Friday
Michael D. Friday
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Clegg and Michael D. Friday, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Friday Michael D. Friday	President and Director	July 6, 2007

/s/ Sean M. Stack Sean M. Stack	Executive Vice President, Treasurer and Director	July 6, 2007

/s/ Christopher R. Clegg Christopher R. Clegg	Executive Vice President, Secretary and Director	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 6th day of July, 2007.

CA LEWISPORT, LLC
By:	Commonwealth Industries, Inc., its sole member

By:	/s/ Michael D. Friday
Michael D. Friday
President

CI HOLDINGS, LLC

By:	Commonwealth Industries, Inc., its sole member

By:	/s/ Michael D. Friday
Michael D. Friday
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Clegg and Michael D. Friday, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Friday Michael D. Friday	President and Director	July 6, 2007

/s/ Sean M. Stack Sean M. Stack	Executive Vice President, Treasurer and Director	July 6, 2007

/s/ Christopher R. Clegg Christopher R. Clegg	Executive Vice President, Secretary and Director	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 6th day of July, 2007.

COMMONWEALTH ALUMINUM, LLC
By:	Commonwealth Aluminum Concast, Inc., its sole member

By:	/s/ Michael D. Friday
Michael D. Friday
President

COMMONWEALTH ALUMINUM TUBE ENTERPRISES, LLC

By:	Commonwealth Aluminum Concast, Inc., its sole member

By:	/s/ Michael D. Friday
Michael D. Friday
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Clegg and Michael D. Friday, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Friday Michael D. Friday	President and Director	July 6, 2007

/s/ Sean M. Stack Sean M. Stack	Executive Vice President, Treasurer and Director	July 6, 2007

/s/ Christopher R. Clegg Christopher R. Clegg	Executive Vice President, Secretary and Director	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 6th day of July, 2007.

COMMONWEALTH ALUMINUM LEWISPORT, LLC

By:	CA Lewisport, LLC, its managing member

By:	Commonwealth Aluminum Concast, Inc., its sole member

By:	/s/ Michael D. Friday
Michael D. Friday
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Clegg and Michael D. Friday, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Friday Michael D. Friday	President and Director	July 6, 2007

/s/ Sean M. Stack Sean M. Stack	Executive Vice President, Treasurer and Director	July 6, 2007

/s/ Christopher R. Clegg Christopher R. Clegg	Executive Vice President, Secretary and Director	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 6th day of July, 2007.

COMMONWEALTH ALUMINUM METALS, LLC

By:	Commonwealth Aluminum Lewisport, LLC, its sole member

By:	CA Lewisport, LLC, its managing member

By:	Commonwealth Aluminum Concast, Inc., its sole member

By:	/s/ Michael D. Friday
Michael D. Friday
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Clegg and Michael D. Friday, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Friday Michael D. Friday	President and Director	July 6, 2007

/s/ Sean M. Stack Sean M. Stack	Executive Vice President, Treasurer and Director	July 6, 2007

/s/ Christopher R. Clegg Christopher R. Clegg	Executive Vice President, Secretary and Director	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 6th day of July, 2007.

IMCO RECYCLING OF MICHIGAN L.L.C.

By:	IMCO Recycling Inc., its manager

By:	/s/ Michael D. Friday
Michael D. Friday
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Clegg and Michael D. Friday, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Friday Michael D. Friday	President and Director	July 6, 2007

/s/ Sean M. Stack Sean M. Stack	Executive Vice President, Treasurer and Director	July 6, 2007

/s/ Christopher R. Clegg Christopher R. Clegg	Executive Vice President, Secretary and Director	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 6th day of July, 2007.

IMCO MANAGEMENT PARTNERSHIP L.P.

By:	IMCO Recycling Inc., its general partner

By:	/s/ Michael D. Friday
Michael D. Friday
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Clegg and Michael D. Friday, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Friday Michael D. Friday	President and Director	July 6, 2007

/s/ Sean M. Stack Sean M. Stack	Executive Vice President, Treasurer and Director	July 6, 2007

/s/ Christopher R. Clegg Christopher R. Clegg	Executive Vice President, Secretary and Director	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 6th day of July, 2007.

IMCO INDIANA PARTNERSHIP L.P.

By:	IMCO Energy Corp., its general partner

By:	/s/ Michael D. Friday
Michael D. Friday
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Clegg and Michael D. Friday, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Friday Michael D. Friday	President and Director	July 6, 2007

/s/ Sean M. Stack Sean M. Stack	Executive Vice President, Treasurer and Director	July 6, 2007

/s/ Christopher R. Clegg Christopher R. Clegg	Executive Vice President, Secretary and Director	July 6, 2007

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of June 16, 2004, by and among the Company (formerly IMCO Recycling Inc.), Silver Fox Acquisition Company and Commonwealth Industries, Inc., filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated June 18, 2004 and incorporated herein by reference.

2.2*	Agreement and Plan of Merger, dated as of September 7, 2005, by and among the Company and ALSCO Holdings, Inc., Sun ALSCO, LLC and ALSCO Acquisition Corp. filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated September 7, 2005 and incorporated herein by reference.

2.3*	Asset Purchase Agreement, dated November 7, 2005, by and among the Company and Ormet Corporation, Ormet Aluminum Mill Products Corporation and Specialty Blanks, Inc., filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated November 7, 2005 and incorporated herein by reference.

2.4*	Share Purchase Agreement, dated May 23, 2006, between the Company and Corus Group plc to purchase all of the share capital of Hylite BV, Corus Aluminum Rolled Products BV, Corus Aluminum NV, Corus Aluminum GmbH, Corus Aluminum Corporation and Hoogovens Aluminum Europe Inc., and their respective subsidiaries, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated May 24, 2006 and incorporated herein by reference.

2.5*	Securities Purchase Agreement, dated May 23, 2006, by and among the Company, Corus Group plc and Societe generale de financement du Quebec to purchase the limited partnership interests in Corus LP from Corus Group plc and Societe generale de financement du Quebec and the shares which they respectively hold in Corus Aluminium Inc., Corus LP’s general partner, filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated May 24, 2006 and incorporated herein by reference.

2.6*	Agreement and Plan of Merger, dated as of August 7, 2006, by and among Aurora Acquisition Holdings, Inc., Aurora Acquisition Merger Sub, Inc and the Company, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated August 7, 2006 and incorporated herein by reference.

3.1*	Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated December 22, 2006 and incorporated herein by reference.

3.2*	Amended and Restated By-laws of the Company, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K dated December 22, 2006, and subsequently amended as reported in the Company’s Current Report on Form 8-K dated February 27, 2007, each incorporated herein by reference.

4.1*	Senior Indenture, dated as of December 19, 2006, by and among Aurora Acquisition Merger Sub, Inc. to be merged with and into the Company, the subsidiary guarantors named therein, and LaSalle Bank National Association, as trustee, filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”) and incorporated herein by reference.

4.2*	Senior Subordinated Indenture, dated as of December 19, 2006, by and among Aurora Acquisition Merger Sub, Inc. to be merged with and into the Company, the subsidiary guarantors named therein, and LaSalle Bank National Association, as trustee, filed as Exhibit 4.2 to the 2006 Form 10-K and incorporated herein by reference.

4.3*	Form of 9%/9 3/4% Senior Notes due 2014 (included in Exhibit 4.1).

4.4*	Form of 10% Senior Subordinated Notes due 2016 (included in Exhibit 4.2).

4.5*	Registration Rights Agreement, dated as of December 19, 2006, by and among Aurora Acquisition Merger Sub, Inc., the Company, the subsidiary guarantors named therein, and Deutsche Bank Securities Inc., Goldman, Sachs & Co., KeyBanc Capital Markets, a Division of McDonald Investments Inc. and PNC Capital Markets LLC, as Initial Purchasers, filed as Exhibit 4.5 to the 2006 Form 10-K and incorporated herein by reference.

Exhibit Number	Description
5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

5.2	Opinion of Andrews, Harrell, Mann, Carmin & Parker PC.

5.3	Opinion of Freeborn & Peters LLP.

5.4	Opinion of Baker Hostetler LLP.

5.5	Opinion of Knox McLaughlin Gornall & Sennett, P.C.

5.6	Opinion of Bingham McCutchen LLP.

5.7	Opinion of Bingham McCutchen LLP.

10.1*	Amended and Restated Credit Agreement, dated as of August 1, 2006 and amended and restated as of December 19, 2006, by and among the Company and certain of its subsidiaries, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and PNC Bank, National Association, National City Business Credit, Inc. and Key Bank National Association, as co-documentation agents, filed as Exhibit 10.1 to the 2006 Form 10-K and incorporated herein by reference.

10.2*	Amended and Restated Term Loan Agreement, dated as of August 1, 2006 and amended and restated as of December 19, 2006, by and among the Company and certain of its subsidiaries, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and PNC Bank, National Association, National City Business Credit, Inc. and Key Bank National Association, as co-documentation agents, filed as Exhibit 10.2 to the 2006 Form 10-K and incorporated herein by reference.

10.3*	First Amendment to the Amended and Restated Term Loan Agreement, dated as of March 16, 2007, by and among the Company and certain of its subsidiaries, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and PNC Bank, National Association, National City Business Credit, Inc. and Key Bank National Association, as co-documentation agents, filed as Exhibit 10.3 to the 2006 Form 10-K and incorporated herein by reference.

10.4*	Amended and Restated U.S. Security Agreement, dated as of August 1, 2006 and amended and restated as of December 19, 2006, among Aleris International, Inc., certain of its subsidiaries, and Deutsche Bank AG New York Branch, as collateral agent, relating to the Amended and Restated Credit Agreement, filed as Exhibit 10.4 to the 2006 Form 10-K and incorporated herein by reference.

10.5*	Amended and Restated U.S. Pledge Agreement, dated as of August 1, 2006 and amended and restated as of December 19, 2006, among Aleris International, Inc. and certain of its subsidiaries, each as pledgors, and Deutsche Bank AG New York Branch, as collateral agent, relating to the Amended and Restated Credit Agreement, filed as Exhibit 10.5 to the 2006 Form 10-K and incorporated herein by reference.

10.6*	Amended and Restated U.S. Subsidiaries Guaranty, dated as of August 1, 2006 and amended and restated as of December 19, 2006, among certain subsidiaries of Aleris International, Inc., as guarantors, and Deutsche Bank AG New York Branch, as administrative agent, relating to the Amended and Restated Credit Agreement, filed as Exhibit 10.6 to the 2006 Form 10-K and incorporated herein by reference.

10.7*	Amended and Restated U.S. Security Agreement, dated as of August 1, 2006 and amended and restated as of December 19, 2006, among Aleris International, Inc., certain of its subsidiaries, and Deutsche Bank AG New York Branch, as collateral agent, relating to the Amended and Restated Term Loan Agreement, filed as Exhibit 10.7 to the 2006 Form 10-K and incorporated herein by reference.

Exhibit Number	Description
10.8*	Amended and Restated U.S. Pledge Agreement, dated as of August 1, 2006 and amended and restated as of December 19, 2006, among Aleris International, Inc. and certain of its subsidiaries, each as pledgors, and Deutsche Bank AG New York Branch, as collateral agent, relating to the Amended and Restated Term Loan Agreement, filed as Exhibit 10.8 to the 2006 Form 10-K and incorporated herein by reference.

10.9*	Amended and Restated U.S. Subsidiaries Guaranty, dated as of August 1, 2006 and amended and restated as of December 19, 2006, among certain subsidiaries of Aleris International, Inc., as guarantors, and Deutsche Bank AG New York Branch, as administrative agent, relating to the Amended and Restated Term Loan Agreement, filed as Exhibit 10.9 to the 2006 Form 10-K and incorporated herein by reference.

10.10*†	Amended and Restated Aleris International, Inc. 2004 Equity Incentive Plan, adopted by the Company’s stockholders on May 18, 2006, filed as Annex B to the Company’s Definitive Proxy Statement on Schedule 14A dated April 13, 2006 and incorporated herein by reference.
10.11*†	Aleris International, Inc. 2004 Annual Incentive Compensation Plan dated November 4, 2004, filed as Annex G to the Prospectus contained in the Company’s Registration Statement on form S-4/A dated November 4, 2004 and incorporated herein by reference.

10.12*	Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan, as amended and restated, effective as of January 1, 1997, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 dated December 9, 2004 and incorporated herein by reference.

10.13*†	Commonwealth Industries, Inc. Cash Balance Plan as amended and restated, effective as of January 1, 1997, filed as Exhibit 10.3 to Commonwealth Industries, Inc. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 and incorporated herein by reference.

10.14*†	Aleris International, Inc. Retirement Benefit Restoration Plan effective as of January 1, 2005, filed as Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2006 and incorporated herein by reference.

10.15*†	Aleris International, Inc. Deferred Compensation Plan effective as of June 15, 2005, filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2005 and incorporated herein by reference.

10.16*†	Management Services Agreement between Corus Aluminum Walzprodukte GmbH and Mr. Alfred Haszler, filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 and incorporated herein by reference.

10.17*†	Prolongation Letter for Mr. Alfred Haszler dated June 9, 2006, filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 and incorporated herein by reference.

10.18*	Management Services Agreement, dated as of December 18, 2006, by and among Aurora Acquisition Merger Sub, Inc., Aurora Acquisition Holdings, Inc., and TPG GenPar IV, L.P. and TPG GenPar V, L.P. , filed as Exhibit 10.18 to the2006 Form 10-K and incorporated herein by reference.

10.19*	Management Stockholders Agreement, dated as of December 19, 2006, by and among the Company, Aurora Acquisition Holdings, Inc. and the other parties signatory thereto, filed as Exhibit 10.19 to the 2006 Form 10-K and incorporated herein by reference.

10.20*†	Form of Severance Agreement between the Company and entered into on August 30, 2005 by each of Steven J. Demetriou, Michael D. Friday, John J. Wasz, Christopher R. Clegg, Sean M. Stack and Robert R. Holian, said form filed as Exhibit 99.2 to the company’s Current Report on Form 8-K dated August 30, 2005 and incorporated herein by reference.

10.21*†	Employment Agreement, dated as of December 19, 2006, between the Company and Steven J. Demetriou, filed as Exhibit 10.21 to the 2006 Form 10-K and incorporated herein by reference.

Exhibit Number	Description

10.22*†	Employment Agreement, dated as of December 19, 2006, between the Company and Michael D. Friday, filed as Exhibit 10.22 to the 2006 Form 10-K and incorporated herein by reference.

10.23*†	Employment Agreement, dated as of December 19, 2006, between the Company and John J. Wasz, filed as Exhibit 10.23 to the 2006 Form 10-K and incorporated herein by reference.

10.24*†	Employment Agreement, dated as of December 19, 2006, between the Company and Sean M. Stack, filed as Exhibit 10.24 to the 2006 Form 10-K and incorporated herein by reference.

10.25*†	Employment Agreement, dated as of December 19, 2006, between the Company and Christopher R. Clegg, filed as Exhibit 10.25 to the 2006 Form 10-K and incorporated herein by reference.

10.26*†	Rollover Agreement, dated as of December 15, 2006, between Aurora Acquisition Holdings, Inc. and Steven J. Demetriou, filed as Exhibit 10.26 to the 2006 Form 10-K and incorporated herein by reference.

10.27*†	Rollover Agreement, dated as of December 15, 2006, between Aurora Acquisition Holdings, Inc. and Michael D. Friday, filed as Exhibit 10.27 to the 2006 Form 10-K and incorporated herein by reference.
10.28*†	Rollover Agreement, dated as of December 15, 2006, between Aurora Acquisition Holdings, Inc. and John J. Wasz, filed as Exhibit 10.28 to the 2006 Form 10-K and incorporated herein by reference.

10.29*†	Rollover Agreement, dated as of December 15, 2006, between Aurora Acquisition Holdings, Inc. and Sean M. Stack, filed as Exhibit 10.29 to the 2006 Form 10-K and incorporated herein by reference.

10.30*†	Rollover Agreement, dated as of December 15, 2006, between Aurora Acquisition Holdings, Inc. and Christopher R. Clegg, filed as Exhibit 10.30 to the 2006 Form 10-K and incorporated herein by reference.

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges, filed as Exhibit 12.1 to the 2006 Form 10-K, and filed as Exhibit 12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, each incorporated herein by reference.

18.1*	Letter Regarding Change in Accounting Principle, filed as Exhibit 18.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 and incorporated herein by reference.

21.1	Subsidiaries of Aleris International, Inc. as of July 5, 2007.

23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Andrews, Harrell, Mann, Carmin & Parker PC (included in the opinion filed as Exhibit 5.2).

23.5	Consent of Freeborn & Peters LLP (included in the opinion filed as Exhibit 5.3).

23.6	Consent of Baker Hostetler LLP (included in the opinion filed as Exhibit 5.4).

23.7	Consent of Knox McLaughlin Gornall & Sennett, P.C. (included in the opinion filed as Exhibit 5.5).

23.8	Consent of Bingham McCutchen LLP.

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 with respect to the Indenture governing the 9%/9 3/4% Senior Notes due 2014.

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 with respect to the Indenture governing the 10% Senior Subordinated Notes due 2016.

99.1	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.

Exhibit Number	Description

99.2	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.

99.3	Form of Instructions to Registered Holder Beneficial Owners.

99.4	Form of Letter to Clients.

99.5	Form of Letter to Registered Holders.

*	Previously filed.
†	Management contract or compensatory plan or arrangement.